As filed with the Securities and Exchange Commission on June 5, 2025.
Registration No. 333-287354

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Voyager Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3760 (Primary Standard Industrial Classification Code Number)	84-2754888 (I.R.S. Employer Identification Number)

1225 17th Street, Suite 1100
Denver, Colorado 80202
(303) 500-6985
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dylan Taylor
Chief Executive Officer
1225 17th Street, Suite 1100
Denver, Colorado 80202
(303) 500-6985
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Michael Benjamin Lewis Kneib Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200	With copies to:	Richard A. Fenyes John G. O’Connell Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel: (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.
Subject to completion, dated June 5 , 2025
Preliminary Prospectus
11,000,000 shares
Voyager Technologies, Inc.
Class A common stock

This is the initial public offering of shares of Class A common stock of Voyager Technologies, Inc. We are offering 11,000,000 shares of our Class A common stock.
Prior to this offering, there has been no public market for our Class A common stock. We expect that the initial public offering price of our Class A common stock will be between $26.00 and $29.00 per share.
After pricing of this offering, we expect shares of our Class A common stock will trade on the New York Stock Exchange under the symbol “VOYG.”
Following this offering, we will have two series of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to 15 votes per share and is convertible at any time, subject to the satisfaction of certain conditions as described herein, into one share of Class A common stock. Immediately following the completion of this offering, all outstanding shares of Class B common stock will be beneficially owned by Dylan Taylor, our Chairman and Chief Executive Officer, and assuming no exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any, and Mr. Taylor does not purchase any shares of Class A common stock pursuant to the directed share program, Mr. Taylor will own approximately 10.3% of our outstanding capital stock and control approximately 63.4% of the voting power of our outstanding capital stock. As a result, Mr. Taylor may have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. We will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Although we do not intend to utilize any exemptions from corporate governance standards upon completion of this offering, we may utilize any or all of these exemptions at any time at our discretion until we cease to be a “controlled company.” See “Management—Controlled Company Exception” and “Principal Stockholders.”
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, or the Securities Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 42 to read about factors you should consider before buying shares of our Class A common stock.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
________________
(1)See “Underwriting” for additional information regarding underwriting compensation.
At our request, the underwriters have reserved         up to $20 million of shares of Class A common stock (or up to 727,272 shares of Class A common stock assuming an initial public offering price of $27.50 per share, which is the midpoint of the price range set forth above) to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain of our employees and friends and family members of certain of our directors, officers and employees. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Morgan Stanley & Co. LLC will administer our directed share program. See “Underwriting—Directed Share Program.”
We have granted the underwriters an option to purchase up to                1,650,000 additional shares of Class A common stock, solely to cover over-allotments, if any, from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.
Janus Henderson Investors and Wellington Management (the “cornerstone investors”) have, severally and not jointly indicated an interest in purchasing up to an aggregate of $60 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investors as they will from any other shares of Class A common stock sold to the public in this offering.
Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about                                                                                                                                                                                                                                                                                                          , 2025.

MORGAN STANLEY	J.P. MORGAN

Barclays	Jefferies	BofA Securities	KeyBanc Capital Markets	Wolfe | Nomura Alliance
Prospectus dated                    , 2025.

Through and including          , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since such date.
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You should not consider any information in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our Class A common stock. Neither we nor any underwriter (nor any of our or their affiliates) are making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable investment or similar laws.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit a public offering of the shares of our Class A common stock or possession or distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus outside of the United States.
ii

ABOUT THIS PROSPECTUS
Basis of Presentation
Certain Definitions
As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our business,” the “Company,” “Voyager,” “Voyager Technologies,” and similar references refer to Voyager Technologies, Inc. and, where appropriate, Voyager Technologies, Inc. together with its consolidated subsidiaries. In addition, the terms below that are used frequently in this prospectus have the following meanings:
•“2020 Plan” means the Voyager Technologies, Inc. 2020 Incentive Plan, as amended.
•“2025 Plan” means the Voyager Technologies, Inc. 2025 Incentive Award Plan.
•“Airbus” means Airbus Space and Defence GmbH.
•“CDFF” means NASA’s Commercial Destinations Free Flyers.
•“Class A Preferred Stock” means our Class A preferred stock, $0.0001 par value per share.
•“Class A-1 Preferred Stock” means our Class A-1 redeemable preferred stock, $0.0001 par value per share.
•“Class B Preferred Stock” means our Class B convertible preferred stock, $0.0001 par value per share.
•“Class B Stock Exchange” means the exchange of an aggregate of 5,695,362 shares of Class A common stock beneficially owned by Mr. Taylor for an equivalent number of shares of our Class B common stock, to be effected in connection with the closing of this offering pursuant to the terms of an exchange and forfeiture agreement entered into with us.
•“Class C Preferred Stock” means our Class C convertible preferred stock, $0.0001 par value per share.
•“Code” means the U.S. Internal Revenue Code of 1986, as amended.
•“Common Stock Reclassification” means the reclassification of our outstanding common stock as Class A common stock.
•“Credit Agreement” means the $58.0 million Loan and Security Agreement, dated as of June 28, 2024, by and among the Company, the Company’s domestic subsidiaries, excluding Starlab, the lenders party thereto and Hercules Capital, Inc., as administrative agent and collateral agent.
•“DoD” means the U.S. Department of Defense.
•“ESA” means the European Space Agency.
•“ESPP” means the Voyager Technologies, Inc. 2025 Employee Stock Purchase Plan.
•“EU” means the European Union.
•“FAR” means the Federal Acquisition Regulation.
•“funded backlog” means the portion of definitized contracts with customers that contain remaining performance obligations.
•“GAAP” means accounting principles generally accepted in the United States.
•“GPU” means Graphics Processing Unit.
•“IDIQ” means indefinite delivery/indefinite quantity.

•“IPO Recapitalization Transactions” means, collectively, the Preferred Stock Recapitalization, the SMI Promissory Notes Conversion, the Common Stock Reclassification and the Class B Stock Exchange.
•“ISS” means the International Space Station.
•“JAXA” means Japan Aerospace Exploration Agency.
•“Joint Venture Agreement” means the second amended and restated limited liability company agreement governing Starlab JV.
•“LEO” means Low Earth Orbit.
•“MDA” means the U.S. Missile Defense Agency.
•“MDA Space” means MDA Space Ltd.
•“Mitsubishi” means Mitsubishi Corporation.
•“Nanoracks” means Nanoracks, LLC, a subsidiary of Voyager.
•“NASA” means National Aeronautics and Space Administration.
•“NGI” means Next Generation Interceptor.
•“Palantir” means Palantir Technologies.
•“Preferred Stock Recapitalization” means (i) the conversion of all outstanding shares of our Class A-1 Preferred Stock, Class B Preferred Stock and Class C Preferred Stock into an aggregate of 27,812,820 shares of Class A common stock and the subsequent cancellation of such shares of Class A-1 Preferred Stock, Class B Preferred Stock and Class C Preferred Stock and (ii) the forfeiture and cancellation of our outstanding share of Class A Preferred Stock pursuant to the terms of an exchange and forfeiture agreement entered into with us, in each case, immediately prior to the completion of this offering.
•“RCS” means Roll Control System.
•“Revolving Credit Agreement” means the Credit Agreement, dated as of May 30, 2025, by and among the Company, the Company’s material domestic subsidiaries, excluding Starlab, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
•“Revolving Credit Facility” means the $200.0 million revolving credit facility pursuant to the Revolving Credit Agreement.
•“RF” means radio frequency.
•“SAA” means Space Act Agreement.
•“SAMS” means Space Acceleration Measurement System.
•“SEC” means Securities and Exchange Commission.
•“SMI Promissory Notes” means the $28.4 million aggregate amount of promissory notes issued to certain minority stockholders of SMI in exchange for additional shares of SMI.
•“SMI Promissory Notes Conversion” means the conversion of an aggregate principal amount of $25.3 million (plus accrued and unpaid interest) of SMI Promissory Notes into an aggregate of 921,306 shares of our common stock.

•“Starlab” means the commercial space station being designed and built, and expected to be operated by Starlab JV and expected to be the commercial replacement for the ISS when it will be decommissioned in 2030.
•“Starlab JV” means Starlab Space LLC.
•“Stock Split” means the 1.5-for-1 forward stock split of our common stock that occurred on June 2, 2025.
•“Term Loan” means our $58.0 million term loan pursuant to the Credit Agreement.
•“UK” means the United Kingdom.
•“unfunded backlog” means unexercised contract options and potential bookings under IDIQ contracts.
Presentation of Financial Information
Our audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023 included in this prospectus have been prepared in accordance with GAAP. The selected historical consolidated financial data presented for the three months ended March 31, 2025 and 2024 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.
We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.
Non-GAAP Financial Measures
We present EBITDA, Adjusted EBITDA and free cash flow in this prospectus because we believe such measures provide investors with additional information to measure our performance.
EBITDA, Adjusted EBITDA and free cash flow have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, GAAP financial measures as indicators of our operating performance and should not be considered as measures of cash available to us to invest in the growth of our business or that will be available to us to meet our obligations. In addition, they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In evaluating EBITDA, Adjusted EBITDA and free cash flow, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA, Adjusted EBITDA and free cash flow should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using EBITDA, Adjusted EBITDA and free cash flow supplementally.
Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators and Non-GAAP Financial Measures” for an explanation on why we use these non-GAAP financial measures, their definitions, their limitations and reconciliations to their nearest GAAP financial measures.

TRADEMARKS AND SERVICE MARKS
The Voyager Technologies, Inc. design logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are our property. This prospectus may also contain trademarks, tradenames, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, relationships with, or endorsement or sponsorship of us by, these other companies. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus appear without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, tradenames, and service marks.

MARKET, INDUSTRY AND OTHER DATA
The market data, industry data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms, other published independent sources or third-party reports commissioned by us. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Certain market, ranking and industry data included in this prospectus, including the size of certain markets, our size or position and the positions of our competitors within these markets, and our solutions relative to our competitors, are based on the estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, trade and business organizations and other contacts in the markets in which we operate. We believe these management estimates are reliable; however, no independent sources have verified such surveys and estimates. Unless otherwise noted, all of our market share and market position information presented in this prospectus is generally based on a number of sources and factors, including publicly available information and management’s experience in, and knowledge of, our industry and competitive landscape. In addition, the discussion herein regarding our various markets is based on how we define the markets for our solutions. Certain estimates of market opportunity, forecasts or market growth and other forward-looking information included elsewhere in this prospectus involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Prospectus Summary,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The third-party sources of certain industry and market share data in this prospectus include:
•Euroconsult, Space Economy Report 2023, 10th Edition, January 2024;
•European Space Agency, Annual Report 2014, November 2, 2016;
•NASA, FY 2026 Budget Request, May 30, 2025;
•Novaspace, Satellites to be Built & Launched; A complete analysis and 10-year forecast of the satellite manufacturing and launch service markets, 27th Edition, October 2024; and
•United States Department of Defense, Fiscal Year 2025 Budget Request, March 2024, Revised April 4, 2024.

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, and the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our Company
We are an innovation-driven defense technology and space solutions company. Our company was purpose-built to address issues at the forefront of defense, national security and space industries and we have organized our business to reflect this goal. We strive to solve complex challenges to fortify national security, protect critical assets and unlock new frontiers for human progress and economic development. We are committed to developing and delivering an array of transformative, mission-critical solutions to customers enabled by our advanced technology, analytics and space infrastructure capabilities. Our solutions include communications and intelligence collection systems, defense systems, advanced space technology, in-space infrastructure and space mission services. Our business consists of diversified solutions across three business segments: Defense & National Security, Space Solutions and Starlab Space Stations. Since 2019, we have accomplished significant achievements in each of these segments, including the successful deployment of first-of-its-kind missile defense maneuvering capabilities, the development of groundbreaking space technology and the selection by NASA to develop a replacement for the ISS.
We operate a flexible business model that allows us to serve both as a “prime” contractor, providing fulsome and integrated solutions directly to customers, as well as a “merchant supplier,” or subcontractor, providing critical technologies to support several commercial and government programs across the space and national security sectors. Our key partners and customers include Palantir, NASA, Lockheed Martin, the U.S. Air Force and Sierra Space. Our ability to serve in both prime and merchant supplier capacities with these customers and partners allows us to selectively participate in a wide range of programs in whichever capacity is more attractive to us. Prime contractor roles allow us to lead the entirety of a program, managing the supply chain, technology integration and end customer relationship. Merchant Supplier roles are an opportunity for us to supply our differentiated technologies to a broader range of programs and support multiple prime competitors, on attractive terms. Our ability to serve in both capacities allows us to selectively participate in a wide range of programs in whichever capacity is best suited to our solution, financial contribution and probability of win.
Our growth strategy includes organic and inorganic expansion, leveraging our existing technologies and pairing out our software capabilities with our hardware, leading to the development of new solutions to meet customer needs. Since 2019, we have executed and successfully vertically and horizontally integrated seven acquisitions, and have grown our revenue to $144.2 million in 2024 and $34.5 million for the three months ended March 31, 2025. In addition, we received cash proceeds of $3.0 million in 2022, $62.0 million in 2023, $62.2 million in 2024 and $20.0 million during the three months ended March 31, 2025 (with $70.3 million of eligible proceeds remaining as of March 31, 2025) from our $217.5 million development grant with NASA to design Starlab, the commercial space station replacement for the ISS which is set to be decommissioned in 2030. We intend to operate Starlab through Starlab JV, a Voyager-led and majority-owned global joint venture, with international equity partners that include Airbus, Mitsubishi, MDA Space and Palantir. Our growth and increased size and scale are the result of investment and focus on our key technology offerings, as well as our ability to attract, cultivate and integrate accretive acquisitions. Additionally, the threat environment is driving investment in solutions that cross multiple domains, such as missile defense programs that require interoperability among space-, air- and ground-based systems. Our position and technology heritage across multiple domains and systems positions us well to support this trend towards increasing convergence.
Our business consists of diversified solutions across three business segments:
•Defense & National Security, which provides innovative mission-critical solutions to protect dynamic and contested domains. We pioneer communications technologies, guidance, navigation and controls, signals intelligence and defense systems.

•Space Solutions, which delivers space infrastructure, advanced space technology, science systems and mission services that power commercial, academic and government missions from low-Earth orbit to deep space.
•Starlab Space Stations, which is a commercial space station planned to succeed the ISS and provide continued permanent human presence in space. It is operated through our U.S.-led global joint venture with Airbus, Mitsubishi, MDA Space and Palantir, among others.

Defense & National Security

Space Solutions

Starlab Space Stations

Commercial space station planned to succeed the ISS and provide continued permanent human presence in space. Operated through Voyager's U.S.-led global joint venture.

Joint Venture Partners

VOYAGER
AIRBUS
Mitsubishi Corporation
MDA SPACE
Palantir

starlab

We operate in markets that have tailwinds supporting investment from both commercial and government clients worldwide. From a Defense & National Security perspective, we believe our solutions serve a total addressable market of $163 billion. Our serviceable addressable market is $11 billion. Our Space Solutions & Starlab Space Stations segments serve a total addressable market of $16 billion, of which we serve $1 billion. There are significant opportunities both in the U.S. as well as for allied international economics and governments.
Our business thrives through collaboration and synergies across our various business segments. Our ability to share technology, identify cross-selling opportunities and realize cost savings through improved organizational efficiency drives our growth and financial performance. For example, we are developing artificial intelligence powered edge computing units to operate across Earth and space, layered with Palantir’s operating system and our end-to-end intelligence analytics platform, to deliver real-time intelligence capabilities for defense and national security applications and for space exploration. Starlab’s technical design and business case benefit tremendously from our broader organization, aiding in our continued development of the project. We are distinctively positioned as a leader in space science and commercialization and we intend to bring the extensive business development, mission design, management and customer service experience of our Space Solutions segment to support the development and operations of our Starlab Space Stations segment.

We maintain long-term relationships with many of the industry’s largest and most important blue-chip customers, across both government agencies and commercial entities. Since our founding and through March 31, 2025, we have been awarded approximately $800 million in contracts and SAAs. Our largest customer is NASA, which represented 25.6% of our revenue for the year ended December 31, 2024 and 19.7% of our revenue for the three months ended March 31, 2025. Our close relationship with government customers highlights the public-private partnership model that has been a significant driver of growth in the national security and space industries and commercialization opportunities. For example, we attached the Bishop Airlock to the ISS in 2020, demonstrating the viability of the public-private partnership model for the development of critical commercial space infrastructure and paving the way for our partnership with NASA on Starlab. We expect this partnership model to continue to provide us with a significant opportunity to participate in critical national security and space technology development in the future. For example, in 2023, in addition to the $800 million in contracts and SAAs discussed above, we were awarded a $900 million ceiling IDIQ contract by the Air Force Life Cycle Management Center’s Architecture and Integration Directorate to deliver a cost-effective intelligence, surveillance and reconnaissance system. We believe we are well-positioned to benefit from this funding mechanism given our close relationships with government customers and our track record as a reliable technology and solutions provider. Although we see our relationship with the U.S. government as a positive, we do rely on this relationship for a substantial portion of our business. Changes to the U.S. government’s priorities and spending, or delays or reductions in spending, could have a material adverse effect on us.
We benefit from business segments that serve varied end markets as well as meaningful customer diversity. We believe that our revenue diversification provides significant resiliency and positions us well to capitalize on new business opportunities across markets and customers. The following charts summarize our revenue for the year ended December 31, 2024 by segment and customer:
We also receive meaningful cash proceeds from our development grants for research and development, providing further diversity for financing our initiatives. Development grants allow us to receive sizeable funding from our customers to develop what we believe are next-generation technologies without having significant cash constraints due to our size. We also work hand-in-hand with our customers to create solutions addressing directly their needs. In December 2021, our subsidiary Nanoracks was awarded a SAA, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, under Phase I of NASA’s CDFF program as part of the agency’s effort to foster a commercial space station to succeed the ISS. Through this SAA, we were initially awarded $160 million in development grants—the largest CDFF award from NASA—to pursue the design and development of Starlab through 2026. In 2023, Northrop Grumman, another CDFF SAA recipient, withdrew its space station program and joined our effort as a strategic supply chain partner to Starlab. Subsequently, we were awarded an additional $58 million in development grants under our CDFF SAA, bringing our total grant to $217.5 million. As we achieve certain program milestones, cash proceeds are paid to us from the $217.5 million total grant, including $3.0 million paid in 2022, $62.0 million paid in 2023, $62.2 million paid in 2024, and $20.0 million paid in the three months ended March 31, 2025. As of March 31, 2025, we have $70.3 million of our development grant remaining. On January 13, 2025, we achieved the first milestone by successfully completing the preliminary design review in collaboration with NASA, an important step toward full-scale production. The next milestone is detailed design and hardware development, leading to a Critical Design Review to confirm Starlab’s readiness. The U.S. government continues to support investment in these technologies. For example, NASA’s fiscal year 2026 budget request includes approximately $2.1 billion for commercial LEO development through 2030. Based on our previous success receiving grants, we believe we are well-positioned to win future development grants and contracts from NASA and other space agencies to aid in funding the development of Starlab. Additionally, in 2025, we received an award of $15 million by the Texas Space Commission as part of their Space Exploration and Aeronautics Research Fund grant program to help support Starlab and grow its ecosystem of suppliers and customers across Texas.
We are supported by a highly skilled workforce operating across our facility footprint. As of March 31, 2025, we employed approximately 514 people across 10 locations. We believe our footprint is well-aligned with our markets, enabling close collaboration with government and commercial customers, reliable manufacturing operations and access to the required testing environment for our technologies. In addition to our footprint, our Starlab Space Stations segment benefits from access to the existing facilities and operations of our equity and strategic partners, lowering direct capital expenditure needs for Starlab development. These equity and strategic partners are also helping develop and deliver technologies, solutions and hardware for Starlab.
Our Platform and Journey
Voyager was Purpose-Built to Address the Underserved Needs of Defense, National Security and Space Customers
The U.S. and allied defense and national security supply chain is ill-equipped to provide critical technologies at scale in today’s rapidly evolving threat environment. This supply chain has been predominately served by traditional aerospace and defense industry players. However, with the increasing complexity of advanced technologies, traditional aerospace and defense industry players are unable to develop and deliver affordable, cutting-edge and disruptive technologies at the modern speed of warfare. The slow and bureaucratic nature of traditional defense procurement processes and its legacy contractor base burdened by large, complex cost structures hinders rapid innovation and the development and integration of emerging technologies.
Historically, space activities were driven by government-led, owned and operated programs that often executed slowly and inefficiently. To address these deficiencies, the space industry has shifted to a public-private partnership model in recent years, exemplified by NASA’s use of commercial launch providers such as SpaceX and Northrop Grumman. However, the space industry lacks sufficient well-operated companies with advanced technological capabilities at scale to address the complicated needs of the growing space economy. Additionally, demand for space activities has evolved to include the needs of commercial customers across industries such as healthcare, agriculture, energy and advanced manufacturing. With space destinations limited to the new Chinese government-owned Tiangong Station and the aging ISS, these customers are constrained in capacity and options necessary to pursue a rapidly expanding opportunity in the space economy. Though we were built to address this growing need, many of our competitors are substantially larger than we are and may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products, which may make it more difficult for us to execute on our business and growth strategies.
Voyager Is Addressing Attractive Growth Markets
The U.S. defense and national security industry continues to demonstrate a stable and long-term growth trajectory, driven by its vital role in ensuring national security and maintaining global stability. With sustained government investment, a robust pipeline of advanced technological innovations and increasing focus on modernization to address evolving threats, the industry remains a cornerstone of the nation’s economy. As global security challenges intensify, we believe we are well-positioned to adapt, expand and deliver cutting-edge capabilities, reinforcing the resilience of the nation’s leadership position in a competitive global landscape. We expect that growth in national security spending will continue as militaries invest to maintain operational readiness and counter ever-evolving threats. In the United States, defense and national security spending has generally benefited from strong bi-partisan support, generating a stable and growing investment over time. The fiscal year 2025 request for the DoD budget was approximately $850 billion, compared to approximately $700 billion for fiscal year 2022. Furthermore, space is a growing priority for defense and national security investment, as space is increasingly contested, congested and competitive and space-based capabilities play a greater role for conventional warfighting forces on land, air and sea. In 2023, governments worldwide invested approximately $59 billion in space defense and security activities according to Euroconsult.
The space economy has experienced historic growth over the past decade, driven by advancements in satellite technology, reusable launch systems and increased commercial investment. According to Euroconsult, from telecommunications to Earth observation to emerging sectors such as resource exploration, the global space economy has expanded to exceed $508 billion in 2023, representing the value of all contracts in the industry, as well as non-contracted government activities. This growth trajectory is expected to accelerate with projections surpassing $820 billion by 2032 according to Euroconsult. Private enterprises are a major part of demand in the market, with commercial customers comprising approximately 85% of the total space economy in 2023 according to Euroconsult. We expect the commercial space economy will continue to grow and we believe we are well-positioned to meet the unique needs of commercial customers. As both national and private enterprises continue to innovate and collaborate, the space economy is poised to become a cornerstone of economic and technological progress, opening new frontiers for exploration, commerce and sustainability.
Voyager Is Driven By Innovation At Scale
Innovation is core to our identity. Through our strategic acquisitions, we leverage more than three decades of technology development and spaceflight heritage to offer reliable, differentiated solutions to our customers beginning when SAMS was developed in 1993 by ZIN Technologies, Inc. We operate an agile and entrepreneurial business model positioned to rapidly develop and iterate technologies to meet the evolving needs of our defense, national security and space customers. Including through our acquired business lines, we have executed over 1,000 customer space missions and supplied over 220 spacecraft subsystems, a track record that entrenches us with our commercial and government customers who continue to trust us to deliver solutions for many of their most important programs. We have the capability to support these programs at scale and meet the growing demand for critical technologies in our markets.
Since our founding in 2019, we have won and executed major roles on several marquee programs. For instance, in 2024, Lockheed Martin selected us to deliver the upper stage propulsion subsystem and optical guidance technology for MDA’s NGI program, a vital component in defending the United States against long-range ballistic missile threats from strategic adversaries. Our dual-use optical guidance technologies have played a critical role on a number of national security and space programs, including RTX Corporation’s missile defense initiatives and

Millennium Space Systems’ (a Boeing company) small satellite constellation programs, where they are vital to mission success.

The NGI program is a critical U.S. national security initiative designed to counter long-range ballistic missile threats. We are subcontracted by Lockheed Martin and provide advanced propulsion subsystems for the NGI program, including a RCS with thrust and control algorithms for precision orientation control and a stage separation propulsion system. Our controllable solid propulsion technology enhances interceptor reliability, accuracy, and affordability by mimicking liquid and cold-gas system performance. The RCS ensures stable and precise flight adjustments, while the stage separation system ensures optimal transitions between flight stages.
In 2020, we became the first and only company to attach a permanently integrated, privately-owned commercial module to the ISS, the Bishop Airlock. The Bishop Airlock enables movement of equipment, supplies and payloads between the ISS and the open vacuum of space. The technology and expertise developed in the airlock program has been critical to our development of advanced space infrastructure and space stations.

Our Bishop Airlock, the first permanent, commercial addition to the ISS, provides a versatile platform for deploying satellites, experiments and robotics. Leading robotics innovator, Gitai, leveraged the Bishop Airlock to successfully demonstrate its advanced robotic arm in space. Their robotic arms performed tasks such as tool operation, structure assembly and maintenance, showcasing the potential of robotics to reduce astronauts’ workload on routine tasks. This collaboration showed how robotics can enhance operational efficiency and free up crew time for critical activities. We believe the Bishop Airlock is advancing space technology and enabling sustainable human-robot collaboration for future space exploration.
In 2021, NASA awarded Nanoracks, a prime contract, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, to develop Starlab, our commercial replacement for the ISS which is set to be decommissioned in 2030. We believe Starlab will be essential to ensuring continued permanent human presence in LEO by the United States and its allies. We believe that by continuing to pioneer with disruptive solutions and by continuing to execute reliably for our customers, we will continue to win highly attractive, important roles on marquee programs of the future.

Experienced Leadership and Team
Our company culture, strategy and operational execution are driven by our visionary co-founders, Dylan Taylor and Matthew Kuta. Dylan Taylor, our Chairman and Chief Executive Officer, is a global business leader with experience as a Fortune 1000 executive in several industries. Matthew Kuta, our President, is a former private equity investor and distinguished F-15E fighter pilot for the U.S. Air Force. Their experience was paramount to our founding in 2019, assembling a world-class team of disruptors with a proven track record of forward-thinking and entrepreneurship. We also leverage the expertise of our Board of Directors, Defense & National Security Strategic Advisory Board and Space Strategic Advisory Board, all of which are comprised of industry experts with government and commercial industry experience, including former military generals, agency directors, NASA astronauts and administrators, CEOs and globally renowned scientists. To assist in our ability to launch and maintain a space station on our own we intend to, among other things, recruit and retain adequate numbers of effective sales and marketing personnel.
Our Segments
Defense & National Security Segment

Our Defense & National Security segment, which represented approximately 50.9% of our revenue for the year ended December 31, 2024 and approximately 66.1% of our revenue for the three months ended March 31, 2025, provides leading technology capabilities that support marquee programs with expertise in defense systems, signals intelligence, communications technologies and guidance, navigation and control systems.

Defense Systems

We offer distinct, controllable solid propulsion technology, enabling missile programs critical to fortifying national defense systems. Our breakthrough solid fuel propulsion technology delivers precise thrust for orienting, positioning and steering missiles, including the extremely fast and accurate high thrust levels required for hypersonic applications. Controllable solid propulsion technology is of significant value to our customers compared to liquid and cold-gas systems, because solid systems are less expensive to produce and maintain and can be stored for decades without risk of fuel leaks.
Currently, we have a $78 million contract (assuming receipt of maximum fees) to provide the advanced solid-propulsion subsystem for Lockheed Martin’s NGI contract with the U.S. Missile Defense Agency. We believe that our advanced technology will gain increased adoption on a broad range of existing and future advanced missile programs, including missile defense interceptors and kill vehicles, strategic, tactical and hypersonic missiles and reentry systems. Additionally, our technology is multi-use, with the potential for applications on civil, commercial and military space launch systems and payloads.

Signal Intelligence Systems

We believe our end-to-end intelligence analytics platform provides considerable enhancement to how government agencies process and act on critical intelligence. Our advanced signal processing, geolocation technologies and artificial intelligence driven analytics enhance situational awareness, cutting through the noise to reveal mission-critical intelligence. By integrating our proprietary software solutions with Palantir’s operating system, we plan to transform multi-source, raw signals intelligence data into real-time, actionable insights for complex mission situations. With a decade-long track record as a trusted partner to national security agencies and defense primes, our solutions are vital for ensuring operational efficiency, security and mission success across the military and intelligence community. As the demand for cutting-edge intelligence capabilities accelerates, we believe our technology-first approach positions us at the forefront of the defense-tech revolution.

Communication Technologies

We offer a broad range of space-qualified communications technologies, including radiation-hardened laser and RF communications systems and advanced electro-optical and digital systems. Our offerings include transceivers, mission-data transmitters and command and data handling systems that can sustain high-quality performance for extended periods of time. Our solutions have a long-standing heritage, enabling LEO and deep space missions since 2002, with a failure-free cumulative track record of over 275 flight years in space. As our industry continues to evolve, we expect our business will grow to serve new end markets, such as on-orbit edge computing and large-scale orbital infrastructure, including for our own Starlab Space Stations segment.
Guidance, Navigation and Control Systems

We design, develop, and produce critical technologies for controlling and navigating spacecraft, rendezvous and proximity operations and non-GPS position, navigation and timing. Our solutions portfolio includes sun sensors, star trackers, and inertial measurement units that currently serve the growing satellite constellation market and other demanding and essential missions. Our technologies are multi-use, applicable to critical national security, commercial and civil programs. Our high-performance systems operate in space today, including on NASA’s Magnetospheric Multiscale Mission satellites, where they enable precise, closed control for the tight flight formation the mission requires.

Artificial Intelligence Powered Edge Computing

We are developing artificial intelligence enabled edge computing in space, bringing intelligence processing directly to satellites to enhance security and accelerate decision-making. By processing data at the source, we plan to eliminate the need for transmission to ground stations, reducing vulnerabilities and enabling real-time insights in even the most contested environments. Our radiation hardened GPUs provide high-performance computing in space, while our integration of Palantir’s operating system and proprietary applications delivers what we believe are exceptional artificial intelligence driven analytics. This capability enables streamlined intelligence gathering and processing, enhancing operational efficiency and resilience for national security and defense applications as well as space exploration.

Space Solutions Segment

Our Space Solutions segment, which represented approximately 49.1% of our revenue for the year ended December 31, 2024 and approximately 33.9% of our revenue for the three months ended March 31, 2025, is a provider of leading space technology solutions, operating at the forefront of space technology and specializing in mission operations, reliable hardware, software and engineering services for space missions. We are known for pushing innovation in space technology and commercial space exploration, providing reliable, high-performance systems and services that advance the capabilities of our customers in space. Our portfolio offering includes advanced space technology systems, space infrastructure and space science and mission management.

Advanced Space Technology Systems

We offer a broad range of industry-defining solutions supporting ground and space flight systems for crewed and robotic applications. We have provided integrated hardware and software systems and engineering services to NASA, the DoD and commercial customers. Our solutions include in-space propulsion systems with applications for orbital servicing, manufacturing and deep space exploration. For example, we developed the power propulsion units used in the solar electric powered propulsion system on NASA’s Double Asteroid Redirect Test spacecraft that successfully collided with an asteroid in September 2022 to test defense against near-Earth objects.
Space Infrastructure

We are a pioneer of commercial space infrastructure development. The Bishop Airlock is the first and only permanent, privately-owned module attached to the ISS. The Bishop Airlock allows for the movement of equipment, supplies and payloads between the ISS and the open vacuum of space, providing a significantly larger alternative to other airlocks on the ISS. To date, we have leveraged the Bishop Airlock to enable complex in-space robotics installation and testing, deploy waste from the ISS and move payloads around hosting sites on the outside of the ISS. We currently hold contracts with NASA, the ESA and commercial customers for the Bishop Airlock. The Bishop Airlock helped successfully demonstrate the viability of the public-private partnership model for the development of critical space infrastructure, and developed expertise that we believe positions us for success with Starlab.

Space Science & Mission Management

We operate at the forefront of space commercialization with decades of experience offering science and mission management capabilities, and providing commercial mission management services on the ISS. To date, including through our acquired and developed technologies, we have deployed over 330 satellites for commercial and government programs, overseen more than 1,000 customer missions conducted by over 35 nations and territories and remain the largest commercial user of the ISS in the world. Our commercial space station services have enabled biopharma and agriculture research, DoD technology demonstrations, research, media programs, STEM education and materials research. We believe our leadership in space station services and existing diversified customer base will be a significant growth driver as we build out payload and research facilities for future customers on Starlab. However, we have never launched or maintained a space station before and may lack the necessary expertise, personnel and resources to successfully launch and maintain a space station on our own. A core example of our longstanding enablement of space science on the ISS includes the SAMS, which we built and is one of the longest-running systems on the ISS. SAMS measures and tracks tiny disturbances in an on-orbit microgravity environment and has collected data on every NASA crewed spacecraft over the past three decades. SAMS and its associated systems collect data 24/7, measuring over a trillion acceleration measurements on the ISS since 2001 and greatly informs our development of Starlab.
Starlab Space Stations

Starlab JV is a Voyager-led and majority-owned global joint venture that is designing and building, and is expected to ultimately operate, Starlab. We expect that, once in operation, Starlab will be positioned to serve a global customer base of space agencies, researchers and private enterprises. Starlab is being designed to ensure a continued, permanent human presence in LEO and a seamless transition of microgravity science and research from the ISS into the new commercial space station era that we believe will enable sustainable, profit-generating activities in LEO and attract multiple new commercial and scientific organizations into the accelerating space economy.

Today, NASA and its international partners allocate approximately $5 billion annually to support ISS related operations and initiatives according to NASA, JAXA and ESA. To date, there has not been a need to develop a commercial space station, given a commercially-funded space station could not compete with the government-funded ISS. However, given the station’s aging infrastructure, NASA has publicly declared plans to de-orbit the ISS in 2030. NASA has stated it is awarding funding to private enterprises to develop commercial replacements for the ISS.
NASA has developed standards for processes such as safety and mission assurance, health and medical, design, and construction, as well as technical standards for areas such as rendezvous and docking, power, and life support that guide the development and operation of these systems. Starlab is leveraging these standards, as well as utilizing existing qualified commercial hardware that is derived from them to the full extent possible. Starlab is our solution for a commercially-led, owned and operated replacement, leveraging the public-private partnership model proven with NASA’s use of commercial launch providers, including SpaceX and Northrop Grumman. We have the space heritage to provide the right solution for a post-ISS space, with over 4 million hours of in-space experience. We have also achieved over 20 milestones related to Starlab on a path to derisking the technology.
NASA’s procurement to replace the ISS is being conducted in two phases. During Phase I, the current phase, NASA accepted three designs to preliminary design review for Critical Design Review. Critical Design Review is a key milestone that a program achieves before commencing major hardware construction. For Phase I, Starlab was given the highest funding award from NASA, and Starlab’s funding has grown and continues to outpace other competitors. Phase II will be the final competition phase where potential providers offer crew and cargo services to NASA, including launch, training, space station accommodations, science and research activities/experiments and return and recovery. While any competitor can bid on Phase II, only three potential bidders currently have funded contracts with NASA. Given the complexity of the space station system, we believe the funded providers have a better chance of winning one of two potential awards for crew and cargo services, as the funded providers have been working closely with NASA for at least three years and have an understanding of the process. We believe customers will view Starlab as a reliable provider in line with the highest industry standard.
Key to Starlab’s value proposition is a utilitarian design that we believe presents low technological risk relative to competing programs. Starlab utilizes a proven metallic habitat design and is designed to be deployed and achieve initial operational capability in a single launch on SpaceX’s Starship, removing the need for additional complex, expensive and operationally risky in-space assembly missions while maintaining all of the U.S. Lab (Destiny) research and development capacity and approximately 45% of the pressurized volume of the U.S. Segment (Non-Russian) of the ISS. Starlab is also being designed to support the attachment of additional modules that can serve specific use cases and end markets. This capability is designed to allow Starlab to meet current and potential future demand profiles, without the risk of overbuilding prior to future demands and use cases materializing. We envision the potential addition of dedicated modules or wholly new space stations for use cases such as on-orbit manufacturing and assembly, drug and biopharma development, semiconductor fabrication and material science.
Starlab is designed to reach orbit in a single launch. If that launch fails, the entire spacecraft could be destroyed. There are limited launch vehicles capable of lifting an object of Starlab’s mass into orbit and such vehicles do not have a proven track record of successful launches. If such launch vehicles are not operational by our planned launch date, we may experience delays in our ability to commence the Starlab business, and if our attempted launch fails, we may not be able to construct a replacement in a timely manner, or at all.
Our Starlab JV partners include Airbus, Mitsubishi, MDA Space and Palantir. In addition to these partners, Starlab has strategic partnerships with several organizations, including Hilton, Northrop Grumman and The Ohio State University. Starlab has also secured a launch contract with SpaceX for its Starship launch vehicle, leveraging its wider diameter rocket fairing. We believe our joint venture structure aligns our and each of our partners’ interests in the future success of Starlab, and each of our partners intends to contribute vital features to Starlab’s success:
•Airbus is providing technical design and engineering services, and has the responsibility for constructing Starlab’s habitat.
•Mitsubishi will contribute by leveraging its expertise in space research and development. MDA Space will provide the full range of external robotics, robotics interfaces and robotic mission operations to the station.
•Palantir will leverage data modeling through digital twins and artificial intelligence technologies to enhance Starlab’s operations.

This joint venture structure creates a strong international partnership among leading commercial participants that we believe will help capture our future anchor space agency customers and with expected operational and financial support from their respective sovereign agencies. It recreates the existing ISS international partnership structure of the United States, Europe, Japan and Canada on a commercial basis and enables technology collaboration, development funding and commercial contracts from international partners.
Starlab currently does not generate revenue and is not expected to in the near term. We currently estimate the cost to design, manufacture and launch Starlab to be approximately $2.8 to $3.3 billion. However, the benefits that we believe will result from the completion and commercialization of Starlab may not actually materialize. We expect Starlab to require significant funding to support operations prior to launch, which is currently anticipated to occur in 2029, before subsequently generating revenue, profitability and cash flows, which we expect Starlab to generate in its first full year of operation. With an estimated useful life of thirty years, we anticipate Starlab will have an infrastructure-like financial profile and will generate a significant portion of our revenue, profitability and cash flows once launched and fully operational.
Current funding for Starlab consists of the $217.5 million development grant Nanoracks was awarded by NASA under Phase I of their CDFF program, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, of which $70.3 million eligible proceeds remain as of March 31, 2025. We plan to compete for future funding from NASA and other space agencies to provide a considerable portion of the funding for this initiative. In particular, we plan to compete for Phase II funding from NASA’s commercial LEO development program, which we expect will include substantial funding to support the certification, development and services for the selected commercial space station providers. In addition to NASA funding, we also plan for Starlab to be funded through a combination of customer prebuys, the largest examples being other international space agencies, where prospective customers pay us in advance for usage of Starlab, as well as capital markets financing, including equity and project-based financing. Furthermore, although Voyager is not required under the terms of the Starlab JV to directly fund Starlab operations, we may choose to do so. While the Starlab JV is expected to fund a significant portion of the total cost to design, manufacture and launch Starlab through non-dilutive capital sources, including those described above, if we decide to directly fund Starlab operations, we may raise additional funds in the future through the issuance of equity securities, which may cause our stockholders to experience significant dilution. The actual cost to design, manufacture and launch Starlab may be materially different from the estimate set forth above, which is based on our current expectations and projections about future events and is subject to risks and uncertainties. In addition, there can be no assurance that we will obtain the necessary funding for Starlab, and we may not be able to obtain such funding or any portion thereof on terms that are favorable to us, if at all.
Joint Venture Agreement for Starlab JV
On December 23, 2023, we and Airbus entered into a limited liability company agreement forming Starlab JV. Starlab JV, among other things, is focused on developing Starlab. Following the formation of Starlab JV, each of Mitsubishi, MDA Space and Palantir acquired minority interests in Starlab JV, and we amended and restated the original limited liability company agreement in its entirety on April 8, 2025 (such amended and restated limited liability company agreement, the “Joint Venture Agreement”). As of March 31, 2025, we had an ownership interest of 67.0% in Starlab JV, Airbus had an ownership interest of 30.5%, and each of Mitsubishi, MDA Space and Palantir had an ownership interest of less than 1.0%.
Pursuant to the terms of the Joint Venture Agreement, we and our joint venture partners are obligated to provide cash and other services to Starlab JV. As of March 31, 2025, we have contributed to Starlab JV certain contracts (including the SAA), certain intellectual property, and $11.5 million in cash. Each of Airbus, Mitsubishi, Palantir, MDA Space and us has the unilateral obligation to fund up to $10.0 million if the cash balance of Starlab JV to support Starlab is less than $10.0 million at any time and the board of Starlab JV determines that third-party funding is not available. In addition, Airbus agreed to contribute to Starlab JV up to an aggregate amount of $80.0 million in funded grant programs awarded to Airbus or its affiliates specifically for use in connection with Starlab or the technologies to be deployed in connection therewith. To date, Airbus has not made any capital contributions to Starlab JV. In addition, each of Mitsubishi, MDA Space and Palantir have agreed to provide certain ongoing strategic collaboration services to Starlab JV.

Pursuant to the Joint Venture Agreement, we have also agreed to certain exclusivity provisions with Mitsubishi and Palantir. For more information regarding the Joint Venture Agreement, see “Business—Joint Venture Agreement for Starlab.”
Our Industry
Defense & National Security Industry
We operate in an industry that has experienced significant growth driven by the current geopolitical environment and growing defense and national security investment. Current events, including conflicts between Russia and Ukraine and the conflict in the Middle East, have resulted in increased defense and national security spending globally, while the potential for future engagements with China, Russia, Iran and North Korea have been a catalyst for defense modernization efforts across the United States and its allies. We expect that growth in national security spending will continue for decades to come as militaries invest to maintain operational readiness and counter ever-evolving threats, particularly driven by the rise of China as a near peer threat to the United States. In the United States, defense and national security spending benefits from strong bi-partisan support, which has resulted in a stable and growing investment over time. We believe any potential shifts in defense spending may likely benefit us and our key focus areas, which have historically aligned with top DoD priorities. The fiscal year 2025 request for the DoD budget was approximately $850 billion, compared to approximately $700 billion for fiscal year 2022. We believe our Defense & National Security segment serves a total addressable market of $163 billion, representing the fiscal year 2025 DoD budget request for research and development as well as procurement. Within our total addressable market, we believe we serve a serviceable addressable market of $11 billion, representing the portion of the fiscal year 2025 DoD budget request allocated to research development, test and evaluation and procurement for the following categories: classified; command, control, communications and computers; weapons; space; undersea and science and technology. Our serviceable addressable market is expected to grow steadily, increasing up to $12 billion in fiscal year 2029 based on DoD projections.
Missile and missile defense programs are a core investment priority for the United States and its allies and represent significant growth opportunities for our Defense & National Security segment. The technological requirements of missile and missile defense systems have increased rapidly. Advancing hypersonic capabilities is critical to ensuring national security, as Russia and China continue to develop and deploy hypersonic weapons. Furthermore, the contested domain is continuing to move higher and higher in altitude and many of the missile defense systems now must operate in a new environment, the vacuum of space. The United States is focused on addressing this critical need, with the fiscal year 2025 DoD budget request including $2 billion within our serviceable addressable market to enhance U.S. missile-defense capabilities to defend the homeland, U.S. deployed forces and its allies and partners.
The space domain is also a critical investment priority for the DoD and allies. The fiscal year 2026 budget request for space within our serviceable addressable market was approximately $2.1 billion. Intelligence, surveillance and reconnaissance, advanced missile tracking, communications and navigation are examples of essential capabilities that require space-based technologies for successful execution. Additionally, as our adversaries increase their ability and willingness to engage in offensive operations in the space domain, the DoD must invest in capabilities to protect, deter, detect and counter enemy attacks on our space infrastructure. Investment in both hardware and software are essential for mission success, including increasing utilization of artificial intelligence and machine learning to analyze signals and data.
Space Industry
We operate in the space industry, a market which is expected to grow from $508 billion in 2023 to $820 billion by 2032, according to Euroconsult. This expected growth is the product of several long-term trends, including the reduced cost orbital launch and increasingly capable satellite technology, which are expected to drive progress and create a unique set of space-based infrastructure and space-to-space economic opportunities. Government funding is a major part of the space industry demand. The fiscal year 2026 request for NASA’s budget is approximately $19 billion. We expect an increasingly large part of government funding, and industry spending broadly, will be captured by private enterprises, as governments continue to leverage the public-private partnership model that has been successful on multiple space programs to date. Based on Novaspace, we believe our Space Solutions and Starlab Space Stations segments serve a total addressable market of $16 billion of which we serve $1 billion.
The space industry has experienced structural evolution over time, contributing to additional growth in our addressable markets. With launch costs decreasing by more than 95% since the first space shuttle launch, and launch cadence and reliability improving substantially, space has become more accessible to a wider audience to include commercial enterprises, academic institutions and research centers, in addition to governments and defense contractors. The result of increased demand and reduced costs of access has resulted in significantly increased hardware in orbit, which is expected to continue. According to Novaspace, approximately 37,000 satellites are expected to be launched from 2024 to 2033, a significant increase compared to the approximately 10,600 satellites launched from 2014 to 2023. Increased hardware in space requires technology solutions to launch, support and service these satellites’ missions, creating opportunity across the space technology ecosystem.
A large driver of space industry demand is the benefits that space technology enables here on Earth. As the space industry continues to expand at a rapid pace, data collected in space through satellite constellations and the research, development and manufacturing activities performed in space will have meaningful application to terrestrial industries, including healthcare, biotechnology, semiconductors, material science, telecommunications, disaster mitigation, defense and security, among many others. For example, advancements in robotic tools, originally designed for space applications, may progress development of surgery robotics. Water filtration and air purification systems, originally built for space, may be effectively deployed on Earth, addressing an increasingly complex problem of clean drinking water. Climate change and disaster response analysis can be aided through the increased Earth observations made from small satellites with rapid imagery. Additionally, the microgravity environment enables the production of advanced materials for industrial and biotechnology applications that are difficult or impossible to replicate on the Earth’s surface. We believe the potential to create immense value terrestrially will continue to increase the value and opportunities of the space industry.
Within the space industry, commercial space infrastructure is a significant end market for us. Every year, according to NASA, JAXA and ESA, approximately $5 billion is spent by the United States and partner nations, to support ISS related operations and initiatives. Maintaining constant U.S. and allied presence in LEO is not only critical to continuing important scientific research conducted onboard, but also as a symbol of national sovereignty and soft power. The only other space station in Earth’s orbit is the Tiangong Space Station, owned and operated by China operating as an extension of their Belt and Road initiative. The United States will not be dependent on China for American and allied human spaceflight and human supported research and development, driving the need for a U.S.-led space station replacement upon retirement of the ISS. With the ISS set to de-orbit in 2030, we expect the capital spent on the ISS today to be allocated to one or more commercially led space stations, including Starlab.
Beyond the activities conducted on the ISS today, we expect on-orbit activities to increase over time, driven by demand growth from industries such as healthcare, agriculture, energy and manufacturing, as they look to deploy on-orbit capabilities such as research and development, manufacturing and assembly. We believe a transition to commercial-led space station ownership will help accelerate commercial demand for on-orbit activities, as companies will value the increased privacy and security afforded to them by a dedicated commercial module or space station.
Our Competitive Strengths
We believe the following strengths are key differentiators for our business model, enable us to provide innovative and mission-critical solutions to our customers and drive profitable growth in our business.
Leading Defense and Space Technology Company Providing Critical Solutions in the Large, Growing and Stable National Security and Space Economies
Our focus is on delivering innovative solutions to the defense, national security and space end markets, which we believe are highly attractive. Our markets are large and growing meaningfully, driven by strong demand from both government and commercial customers. U.S. government spending is an important driver of demand and it benefits from broad support across the political spectrum, evidenced by the consistent focus on national security and space programs through various administrations. In addition to overall growth in the national security and defense markets, our strategy is aligned with specific high-growth tailwinds, which include the requirement for hypersonic and other next-generation missile defense capabilities, demand for high-speed and high-throughput space communications technology and the requirement for a continued, defensible and resilient U.S. and allied presence in LEO. Our broad offering of both national security and space solutions provides us with a diversity of end market exposure, which we believe will result in stable overall demand in our business and meaningful upside from multiple high growth vectors.
We believe that our solutions offerings are well-positioned to serve customers in these attractive end markets. We have developed fit-for-purpose solutions to address our customers’ needs across diverse applications, including, among others, defense systems, satellite subsystems, advanced space technology and space infrastructure. We believe our solutions compare favorably relative to our competitors, providing leading performance, proven in-space heritage and value underpinned by differentiated technology solutions that establish a competitive moat for our business.
Longstanding Relationship with a Broad Base of Blue-Chip Customers Who Rely on Our Solutions for Mission-Critical Applications
We maintain close relationships with a broad base of blue-chip customers, including over 20 government space and defense agencies and multiple commercial players. We serve key agencies including NASA, our largest customer, as well as multiple components of the DoD, including the MDA, U.S. Air Force and U.S. Space Force. We have supported several programs for international space agencies including the Canadian Space Agency, ESA, Italian Space Agency, Germany Aerospace Center, Japanese Aerospace Exploration Agency, UAE Space Agency, the Saudi Space Commission and others. Many of our commercial customers are industry leaders and include major defense primes such as Lockheed Martin, Northrop Grumman and RTX Corporation, as well as space companies including Blue Origin and Maxar, and commercial companies such as Madison Square Garden. Our customer relationships have been fostered over many years, with multiple examples of reoccurring business, demonstrating the value we provide to our partners. During the year ended December 31, 2024 and the three months ended March 31, 2025, 95% and 99%, respectively of our net sales were generated from customers we also transacted with in the prior year.
Our customers rely on us to deliver technological solutions that are highly complex and mission-critical to their programs. We have built trust with our customers through our long track record by executing over 1,000 customer space missions, which includes over 330 customer satellites deployed and experiments conducted for customers in over 35 nations and territories. Our reputation as a reliable partner underpins the trust customers have in us to address new challenges, resulting in a “flywheel” that continues to drive growth as we continue to execute for customers. For example, for over ten years, our Space Science & Mission Management business has enabled domestic and foreign government agencies and commercial participants to access the ISS, providing services and solutions that have accelerated the accessibility of space for both space and non-space players. For example, for Madison Square Garden’s Sphere Studios, we are collaborating across three ISS missions to launch, operate, and validate custom camera technology being developed for their state-of-the-art MSG Sphere venues. This ongoing experience was critical to acquiring and maintaining support for the Bishop Airlock project. Subsequently, having proven expertise in space infrastructure, we competed for and won a commercial prime contract to develop Starlab, which we are continuing to develop with NASA today. We expect that our close customer relationships and reputation for quality execution will continue to position us well for future growth opportunities.

NASA's Double Asteroid Redirect Test (DART)

Advanced NEXT Power and Processing Unit & Electric Propulsion System

Image Credit: NASA

NASA Space Acceleration Measurement System (SAMS)

Prime Developer for Spacecraft Microgravity Characterization

Image Credit: NASA

MDA's Next Generation Interceptor

Guidance and Propulsion Subsystems

Space Development Agency's Transport Layer

Software Defined Radios

Madison Square Garden SPHERE

Voyager and MSG Sphere Studios Launch Camera to ISS

Image Credit: SPHERE Entertainment Co.

Flexible Multi-Use Technology Solutions Allow Voyager to Serve Diverse Applications Across Our Civil, Commercial and National Security Customers
We operate a flexible business, with technology solutions that offer critical capabilities across our civil, commercial and national security end markets. Furthermore, many of our solutions are multi-use, meaning they have important applications in multiple different end markets. For example, our laser and RF communications technologies are designed to support a wide range of customers, including aerospace and defense primes, civil and defense government agencies, commercial entities and “new space” ventures. Additionally, we are developing artificial intelligence powered edge computing units to operate across Earth and space, delivering versatile, real-time intelligence capabilities for defense and national security applications as well as commercial. By supporting multiple end markets and use cases, our solutions benefit from diversified demand drivers that result in stronger growth and stable performance. Additionally, by serving multiple customers with varying performance requirements, we benefit from diverse customer feedback and participate in joint-development that drives additional improvement to our technology, further differentiating our solutions offerings. Our nimbleness allows us to pivot to the needs of our customers and end-markets faster.
Adaptive Business Model Provides Optionality to Effectively Serve U.S. And Allied Agencies Directly, as Well as Act as a “Merchant Supplier” or Subcontractor to Large Contractors
We operate an agile business model that allows us to serve in both a prime contractor and merchant supplier capacity. Examples of our prime contracts include our Starlab program as well as our HUNCH program with NASA, where we engage in project-based learning programs with high school students to further space education. In addition to prime contractor capabilities, we often act as a subcontractor on programs across the space and national security industries. When we act as a merchant supplier, we are able to deliver our technology solutions to a wide range of programs and support multiple prime competitors. Merchant supplier roles often offer very attractive terms that enhance our financial performance. Examples of our merchant supplier programs include providing star trackers to Millennium Space Systems for their small satellite constellations programs and providing Airbus software-defined radios for their international LEO satellite constellation. By maintaining a flexible business model, we are able to participate on a wide breadth of marquee programs for many of the most important public and private sector customers in the industry. We can also pivot and focus on programs and contracts with the highest return on investment.
Backlog Driving Revenue Visibility, Robust Opportunities Pipeline and Significant Grant Funding
We have a track record of successfully executing on both organic and inorganic growth opportunities, leveraging our broad portfolio of market leading technology solutions. As of December 31, 2024, we had backlog (including unfunded contract options) of approximately $200 million, of which approximately 67% was attributable to our Defense & National Security segment and approximately 33% was attributable to our Space Solutions segment. As of March 31, 2025, we have remaining backlog from Hypersonic Interceptor DACS, Next Generation Interceptor and Trident II D5 Life Extension II, which provides meaningful visibility to our near- and medium-term revenues over the next several years. Additionally, as of March 31, 2025, we had a pipeline of identified projects, such as Navy / Airforce Exo-ACS, Golden Dome (f/k/a Iron Dome America): Enhanced Capability SM3 / THAAD / PAC 3 and SM-3 Block IIA / Block IB TDACS that we are pursuing of approximately $3.6 billion of potential revenue, supporting our future growth initiatives. Of such pipeline, approximately 75% was attributable to our Defense & National Security segment (including approximately $1 billion attributable to contracts we are pursuing for follow-on production on the NGI program) and approximately 25% was attributable to our Space Solutions segment. In addition, approximately 75% of our Defense & National Security segment pipeline was attributable to key missile programs. Based on U.S. missile defense and strategic deterrence priorities to overmatch peer, near peer, and rogue nations weapon systems capabilities, we expect each of these projects may extend to or beyond 2040.
Our Starlab Space Stations segment provides upside potential to our business and is well-positioned to deliver revenue in the future. In addition to the revenue we generated in fiscal year 2024 and the three months ended March 31, 2025, we received $62.2 million and $20.0 million, respectively, of cash proceeds from our $217.5 million CDFF development grant with NASA, with $70.3 million eligible proceeds remaining as of March 31, 2025. We believe we are well-positioned to win future awards from U.S. and allied agencies for continued Starlab development ahead of launching Starlab prior to the ISS decommissioning. Post-launch, we believe Starlab will have the opportunity to generate consistent revenues, similar to the financial profile of today’s terrestrial infrastructure projects.
Experienced Leadership Team with Deep Experience in Defense and Space Technology, with a Track Record of Success
Our experienced leadership team, led by our founders Dylan Taylor and Matthew Kuta, has extensive entrepreneurial, operational and financial experience. Their vision was integral in founding Voyager in 2019, assembling a world-class team of disruptors. Since inception, our founders, management team, Board of Directors and Strategic Advisory Boards have been critical to our technology development, contract wins, significant partnerships and successful acquisitions. Our leadership and advisors include former generals, NASA administrators, astronauts and proven public and private sector experts across national security and space. We believe our leadership team’s breadth of industry experience, culture of innovation and reliable execution and track record of operational success position us for significant further earnings growth. In addition, our management team’s incentives are well-aligned with the success of Voyager and its stockholders. Members of the management team and our Board of Directors are expected to hold approximately 11.0% of the shares of our Class A common stock and Class B common stock outstanding as of March 31, 2025, after giving effect to the sale of shares of Class A common stock by us in this offering.
Although we believe these competitive strengths will contribute to the growth and success of our company, our business is subject to risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. For a description of the competitive challenges we face and the limitations of our business and operations see “Risk Factors.”
Our Growth Strategy
We intend to pursue the following strategies in order to continue realizing meaningful growth across our business.

Leverage Core Technologies and Expertise in the Defense & National Security and Space Solutions Segments to Grow with Customers and Win New Business
We plan to continue to grow our business by leveraging our existing portfolio of highly differentiated technology solutions. We believe that many of our current programs in which we participate are poised for significant growth. For example, we expect that our work with Lockheed Martin for their NGI program will lead to a production contract, with regular and reoccurring revenues. Beyond our current programs, we plan to utilize our current technologies to compete for new programs and applications. For example, we believe our technology-validated propulsion technologies can add value to a wide range of end use applications, including strategic, ballistic and hypersonic missiles. Furthermore, because our technologies are multi-use, we plan to identify cross-selling opportunities across our segments, such as capitalizing on opportunities to deploy propulsion technology in solutions for commercial space launch and on-orbit thrust and propulsion, dual-use of guidance, navigation and controls technology for both commercial and defense customers and artificial intelligence powered edge computing and advanced analytics for both intelligence and space exploration to drive mission-critical insights and optimized decision-making.
Develop Advanced Technologies to Expand Solutions and Attract a Broader Customer Set
We intend to continue purposeful development of what we believe is cutting-edge national security and space technology solutions, leveraging our technological expertise and our strategic partnership with artificial intelligence leader Palantir. Our research and development expertise and close customer collaboration enables rapid product development and improvement and the ability to modify our offerings for market demand. We have multiple development programs in process to augment existing offerings or to create innovative, novel technologies, such as the ongoing refinement of our high-performance satellite and spacecraft communications systems and components.
Integrate Software Capabilities with Hardware Solutions to Create Software Enabled Offerings
We have developed various advanced software solutions around signals intelligence, communication technologies, guidance, navigation and control systems. We intend to further integrate our hardware solutions with our software programs to offer fully-enabled solutions that we believe will address all customer and end-market needs. We also plan to team with industry-leading technology firms such as Palantir, to expand our capability set and offer trusted analytical services with mission operations.
Continue to Successfully Develop the Next Generation of Space Station Infrastructure
We intend to continue development of Starlab to meet the demand for an ISS replacement following its planned de-orbit. In the near-term, we plan to continue pursuing achievement of milestone payments under our current $217.5 million SAA with NASA under Phase I of their CDFF program, with numerous milestones expected to be achieved in the next year, which awards will be used to fund a portion of the research and development associated with Starlab. We believe our current development program with NASA will position us for future collaboration, and as such we expect to win additional follow-on awards from NASA and allied agencies for Starlab development. Following the deployment of Starlab as an anticipated ISS replacement, we intend to explore expansion of our business through either the deployment of additional Starlab attachment modules or the launch of additional space stations in order to meet further demand from government and private sector customers.
Drive Additional Value Creation Through Acquisition Opportunities
Since 2020, we have completed and integrated seven acquisitions. We intend to continuously evaluate acquisition opportunities, leveraging sector connectivity and a proven corporate development function. We plan to maintain a disciplined and selective focus on complementary companies which meet a defined customer need, demonstrate strategic excellence, and offer the opportunity for significant growth and synergy realization. We look for what we believe are unique assets that are early-stage innovations and bring them onto our platform to accelerate development into next-generation solutions. We plan to continue effectively integrating future acquisitions and using such acquisitions to expand our technology portfolio and drive financial performance to realize meaningful value creation.

We specialize in identifying inorganic opportunities that add synergistic technologies to our portfolio, building the capabilities necessary to tackle further attractive growth opportunities. For example, today we are contracted to supply multiple solutions to Lockheed Martin’s NGI program, both propulsion technology and guidance technology. Our diversified position on the NGI program would not be possible without the strategic acquisitions of Valley Tech Systems in 2021 and Space Micro in 2022.
Expand Profitability Through Opportunity Selection, Operational Excellence and Scale
We plan to broaden our mix of contracts over time that we believe will increase profitability. Today, a meaningful portion of our revenue is derived from service contracts and cost-plus contracts, which have typically yielded lower margins relative to the rest of our business. As those contracts are completed, we are focused on entering into higher-margin contracts delivering our advanced hardware, software and mission management solutions. Furthermore, we intend to continue driving operational and financial excellence across the business to drive margin expansion through improved operations and the realization of cost efficiencies and synergies. We have established a scalable corporate structure designed to efficiently support current business operations and adapt seamlessly to growth. We utilize customer-funded R&D opportunities to help offset the cost of development to provide solutions while maintaining our financial efficiency. This structure enables us to meet evolving business needs and capitalize on opportunities for significant revenue growth without requiring substantial expansions in headcount or organizational complexity. As we continue to realize growth from our organic and inorganic initiatives, we expect to achieve increased operating leverage in our business to further drive margin and cash flow improvement.
Although we believe these growth strategies will contribute to the success of our company, our business is subject to risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. For a description of the strategic challenges we face and the limitations of our business and operations see “Risk Factors.”
Recent Developments
On May 30, 2025, we entered into the Revolving Credit Agreement among us, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent, which provides for a (i) $200.0 million senior secured revolving credit facility and an uncommitted incremental facility that permits us to request an increase in the size of the revolving credit facility of up to $150.0 million, subject to certain conditions and lender approvals, (ii) a $25.0 million letter of credit subfacility, and (iii) a $10.0 million swingline loan subfacility. Commitments under the Revolving Credit Facility will become effective upon the consummation of this offering and satisfaction of certain other conditions set forth in the Revolving Credit Agreement.
We currently have no indebtedness outstanding under the Revolving Credit Facility. However, we intend to partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025. The foregoing is based on information available as of the date of this prospectus and is subject to change. There can be no assurance that we will partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025 or at all.
See “Description of Certain Other Indebtedness” for a description of the Revolving Credit Agreement.
Summary Risk Factors
Investing in our Class A common stock involves a high degree of risk. You should carefully consider these risks before investing in our Class A common stock, including the risks related to our business and industry described under “Risk Factors” elsewhere in this prospectus. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our Class A common stock and result in a loss of all or a portion of your investment:

Risks Related to Our Business and Industry
•We may not be able to generate, sustain and manage our growth due to a variety of external factors. We have a limited operating history in an evolving industry, which makes it difficult to forecast our revenue, plan our expenses, and evaluate our business and future prospects;
•We have a history of losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability;
•We depend heavily on a single customer, the U.S. government, for a substantial portion of our business. Changes in this customer’s priorities and spending, or delays or reductions in spending, could have a material adverse effect on us;
•Starlab will require significant additional capital expenditures for which we have not yet secured and may be unable to secure financing;
•Any technology intended for use in outer space may be delayed, damaged or destroyed during pre-launch operations, launch failures or during the execution of the operation, which can materially and adversely affect our operations;
•We have never launched or maintained a space station before and may lack the necessary expertise, personnel and resources to successfully launch and maintain a space station on our own;
•Our current and future acquisitions, dispositions, or strategic transactions may fail to successfully integrate with our business activities or fail to deliver the expected return on investment, and could have a material adverse effect on us;
Legal and Regulatory Risks
•Our business is subject to various regulatory risks that could have a material adverse effect on us;
•There is significant uncertainty surrounding U.S. “mission authorization” regulations that may apply to Starlab. Any final regulations may impose significant, unexpected compliance costs on the project; and
•Other factors set forth under “Risk Factors” in this prospectus.
Our Structure
The following chart illustrates our simplified structure of the issuer. The chart is provided for illustrative purposes only and does not represent all legal entities affiliated with us, or all of our obligations. Ownership percentages in our company are presented based on the assumption that the underwriters’ option to purchase additional shares is not exercised and the other assumptions regarding the number of shares of our Class A common stock and Class B common stock to be outstanding after this offering described under the heading “The Offering.”

Voyager Technologies, Inc. Organizational Chart

Dylan Taylor
100% Ownership, Class B Common Stock
63% Voting power
Other Existing Stockholders
78% Ownership, Class A Common Stock
29% Voting power
Public Stockholders
22% Ownership, Class A Common Stock
8% Voting power
Voyager Technologies, Inc.
100%
Zin Technologies, Inc.
100%
Voyager Space Science Park, LLC
96.2%
XO Markets Holdings, Inc.
100%
Valley Tech Systems, Inc.
100%
Space Micro, Inc.
67.8%1
Starlab Space, LLC
100%
XO Airlock, LLC
100%
Nanoracks, LLC
100%
Nanoracks Space Outpost Europe, S.r.l.

1) Joint Venture with Airbus U.S. Space and Defense, Inc., Mitsubishi Corporation, MDA Space Ltd. and Palantir Technologies Inc.

Corporate Information
Voyager Technologies, Inc. was incorporated in Delaware on August 15, 2019. Our principal executive offices are located at 1225 17th Street, Suite 1100, Denver, Colorado 80202. Our telephone number is (303) 500-6985. Our website address is www.voyagertechnologies.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and inclusions of our website address in this prospectus are inactive textual references only.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:
•being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;
•not being required to comply with the auditor attestation requirements of Section 404 of the SOX;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until:
•the first to occur of the last day of the fiscal year (i) that follows the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenue of at least $1.235 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act; or
•if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in nonconvertible debt over a three-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.
For additional information, see the section titled “Risk Factors—Risks Related to this Offering and Ownership of Our Class A common stock—We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Class A common stock less attractive to investors.”

THE OFFERING

Issuer	Voyager Technologies, Inc.

Class A common stock offered by us	11,000,000 shares (or 12,650,000 shares if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares of Class A common stock
We have granted to the underwriters a 30-day option to purchase up to 1,650,000 additional shares of our Class A common stock, solely to cover over-allotments, if any, from us at the initial public offering price less the underwriting discounts and commissions.

Class A common stock to be outstanding immediately after this offering	49,348,800 shares (or 50,998,800 shares if the underwriters exercise in full their option to purchase additional shares).

Class B common stock to be outstanding immediately after this offering	5,695,362 shares.

Total Class A and Class B common stock to be outstanding immediately after this offering	55,044,162 shares (or 56,694,162 shares if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $274.2 million (or approximately $316.4 million if the underwriters exercise their option to purchase additional shares of our Class A common stock in full), after deducting underwriting discounts and commissions and estimated offering expenses that remain payable by us, based on an assumed initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus.
We intend to use the net proceeds received by us from this offering primarily to fund strategic growth initiatives, including investment in research and development programs and the acquisition of capital assets necessary to support our long-term innovation roadmap and growth strategies. Additionally, a portion of the proceeds may be allocated to pursue potential mergers and acquisitions aligned with our core business areas; however, we do not have agreements or commitments for any material acquisitions or investments at this time. Remaining proceeds will be used for general working capital and corporate purposes, including repayment of indebtedness outstanding, administrative expenses, systems improvements, and other operational needs. See “Use of Proceeds.”

Voting rights
Upon completion of this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to 15 votes per share. Holders of shares of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation that becomes effective immediately prior to the completion of this offering. Each share of our Class B common stock is convertible into one share of our Class A common stock at any time at the election of the holder and will convert automatically upon any transfer, except for permitted transfers, described in our amended and restated certificate of incorporation, including transfers to immediate family members (including upon Mr. Taylor’s death), trusts (including grantor retained annuity trusts) for which the stockholder or their immediate family member serves as trustee, and partnerships, corporations, and other entities exclusively owned by Mr. Taylor or his immediate family, and upon the earlier to occur of (i) a date that is fixed by our board of directors that is no less than 61 days and no more than 180 days following the date Mr. Taylor is no longer providing services to us as an executive officer or member of our board of directors, (ii) a date that is fixed by our board of directors that is no less than 61 days and no more than 180 days following the death or incapacity of Mr. Taylor, (iii) the first trading day following the seventh anniversary of this offering and (iv) the date on which the number of shares of Class A and Class B common stock beneficially owned by Mr. Taylor and Mr. Taylor’s permitted transferees (including shares underlying outstanding options) represents less than 50% of the shares of Class A and Class B common stock beneficially owned by Mr. Taylor on the closing date of this offering. Immediately following the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any, and assuming Mr. Taylor does not purchase any shares of Class A common stock pursuant to the directed share program, Mr. Taylor will control approximately 63.4% of the voting power of our outstanding capital stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, and although we do not intend to utilize any exemptions from corporate governance standards upon completion of this offering, we may utilize any or all of these exemptions at our discretion until we cease to be a “controlled company,” and Mr. Taylor will have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. These risks are more fully described in the section titled “Risk Factors.” Additional information can be found in the sections titled “Management—Controlled Company Exception,” “Principal Stockholders” and “Description of Capital Stock.”

Dividend policy
We currently do not anticipate paying any dividends to holders of our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws. See “Dividend Policy.”

Directed Share Program
At our request, the underwriters have reserved up to $20 million of shares of Class A common stock (or up to 727,272 shares of Class A common stock assuming an initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain of our employees and friends and family members of certain of our directors, officers and employees. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Morgan Stanley & Co. LLC will administer our directed share program. See “Underwriting—Directed Share Program.”

Indication of Interest
The cornerstone investors have, severally and not jointly, indicated an interest in purchasing up to an aggregate of $60 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investors as they will from any other shares of Class A common stock sold to the public in this offering.

Risk factors
Investing in shares of our Class A common stock involves a high degree of risk. See “Risk Factors” for a discussion of the risks you should carefully consider before investing in shares of our Class A common stock.

Listing	After pricing of this offering, we expect that shares of our Class A common stock will trade on the New York Stock Exchange under the symbol “VOYG”.
Unless otherwise stated, the number of shares of Class A and Class B common stock to be issued and outstanding after this offering is based on 38,348,800 shares of Class A common stock and 5,695,362 shares of Class B common stock outstanding as of May 30, 2025, after giving effect to the Stock Split and the IPO Recapitalization Transactions. The number of shares of our Class A common stock to be outstanding after this offering does not include:
•3,920,816 shares of Class A common stock issuable upon the exercise of options outstanding as of May 30, 2025 under the 2020 Plan, with a weighted-average exercise price of $13.87;

•549,693 shares of Class B common stock issuable upon exercise of stock options outstanding as of May 30, 2025 under the 2020 Plan, at a weighted average exercise price of $15.17 per share;
•1,176,956 shares of Class A common stock issuable upon the exercise of warrants outstanding as of May 30, 2025, with a weighted-average exercise price of $24.89;
•762,750 shares of Class A common stock issuable upon the vesting of restricted stock awards to be granted under our 2025 Plan (as defined below) immediately following the effectiveness of the applicable Form S-8 registration statement;
•45,000 shares of Class B common stock issuable upon the vesting of restricted stock awards to be granted under our 2025 Plan immediately following the effectiveness of the applicable Form S-8 registration statement;
•4,611,577 remaining shares of Class A common stock or Class B common stock reserved for future issuance under the 2025 Plan, that will become effective in connection with this offering (after giving effect to the issuance of the stock awards described above); and
•1,100,883 shares of Class A common stock reserved for issuance under the ESPP that will become effective in connection with this offering.
The 2025 Plan and the ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See “Executive Compensation—Equity Incentive Plan” for more information.
Unless otherwise indicated, the information presented in this prospectus assumes:
•the 1.5-for-1 forward stock split of our common stock that occurred on June 2, 2025 (the “Stock Split”);
•the (i) conversion of all outstanding shares of our Class A-1 Preferred Stock, Class B Preferred Stock and Class C Preferred Stock into an aggregate of 27,812,820 shares of Class A common stock and the subsequent cancellation of such shares of Class A-1 Preferred Stock, Class B Preferred Stock and Class C Preferred Stock and (ii) forfeiture and cancellation of our outstanding share of our Class A Preferred Stock pursuant to the terms of an exchange and forfeiture agreement entered into with us, in each case, to be effected prior to the completion of this offering (the “Preferred Stock Recapitalization”);
•the conversion of an aggregate principal amount of $25.3 million (plus accrued and unpaid interest) of SMI Promissory Notes into an aggregate of 921,306 shares of our common stock prior to the completion of this offering (the “SMI Promissory Notes Conversion”);
•the filing and effectiveness of our amended and restated certificate of incorporation, pursuant to which we will reclassify our outstanding common stock into Class A common stock (the “Common Stock Reclassification”), and the adoption of our amended and restated bylaws, each of which will occur prior to the completion of this offering;
•the exchange of an aggregate of 5,695,362 shares of Class A common stock beneficially owned by Mr. Taylor for an equivalent number of shares of our Class B common stock, to be effected prior to the completion of this offering pursuant to the terms of an exchange and forfeiture agreement entered into with us (the “Class B Stock Exchange” and, together with the Preferred Stock Recapitalization, the SMI Promissory Notes Conversion and the Common Stock Reclassification, the “IPO Recapitalization Transactions”);
•an initial public offering price of $27.50 per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus;
•no exercise of outstanding options or warrants, except as described above; and
•no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables set forth our summary consolidated financial and other information as of and for the years ended December 31, 2024 and 2023 and for the three months ended March 31, 2025 and 2024.
The summary consolidated statements of operations data and statements of cash flow data presented below for the years ended December 31, 2024 and 2023 and the consolidated balance sheet data as of December 31, 2024 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected summary consolidated financial data presented for the three months ended March 31, 2025 and 2024 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.
You should read the following summary consolidated financial and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
Statement of Operations Data:

	Years Ended December 31,		Three Months Ended March 31,
(dollars in thousands)	2024	2023	2025	2024
Net sales	$144,180	$136,062	$34,507	$30,216
Cost of sales	109,265	108,277	28,922	24,035
Selling, general, and administrative	62,570	54,043	26,286	15,590
Research and development	7,611	(18,542)	4,040	767
Impairment losses	3,594	—	—	—
Amortization of acquired intangible assets	9,582	6,457	1,548	1,744
Loss from operations	$(48,442)	$(14,173)	$(26,289)	$(11,920)
Other income (expense):
Change in fair value of embedded derivatives	$387	$—	$—	$—
Loss on debt extinguishment	(9,392)	(1,287)	—	—
Finance and interest expense	(12,016)	(10,590)	(2,729)	(2,994)
Other income, net	2,127	1,193	1,137	210
Loss before income taxes	(67,336)	(24,857)	(27,881)	(14,704)
Income tax (benefit) expense	(1,708)	341	48	248
Net loss	(65,628)	(25,198)	(27,929)	(14,952)
Net (loss) income attributable to noncontrolling interests	(3,556)	240	(991)	(129)
Net loss attributable to Voyager Technologies, Inc.	$(62,072)	$(25,438)	$(26,938)	$(14,823)

Per Share Information:

	Years Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024
Net loss per share attributable to common stockholders	$(6.59)	$(3.50)	$(2.30)	$(1.59)
Weighted-average common shares outstanding	12,736	12,362	14,340	12,498
Pro forma adjusted net loss per share, basic(1)	$(2.11)		$(0.58)
Pro forma adjusted weighted-average common shares outstanding, basic(1)	36,566		42,729
Pro forma adjusted net loss per share, diluted(1)	$(2.26)		$(0.58)
Pro forma adjusted weighted-average common shares outstanding, diluted(1)	36,574		42,729
________________
(1)See Note 19 to our audited consolidated financial statements and Note 12 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share attributable to common stockholders and the weighted-average shares used in computing the per share amounts.

The following table sets forth the computation of our unaudited pro forma net loss per share, basic and diluted:

	Year Ended December 31,	Three Months Ended March 31,
(amounts in thousands, except per share data)	2024	2025
Numerator
Net loss attributable to Voyager Technologies, Inc.	$(62,072)	$(26,938)
Less: accrued preferred stock dividends	21,816	6,001
Net loss attributable to common stockholders, basic	$(83,888)	$(32,939)
Pro forma adjustment to reverse impact of accrued preferred stock dividends for the period, assuming preferred stock converted to common stock on January 1, 2024	21,816	6,001
Pro forma adjustment to adjust stock-based compensation expense associated with options that contain a performance-based vesting condition that was satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, assuming the effectiveness of the offering occurred on January 1, 2024	(11,483)	1,058
Pro forma adjustment to reverse noncash interest expense for the SMI promissory note, assuming the note converted into shares of common stock on January 1, 2024	1,814	406
Pro forma adjustment to reverse historical interest expense and record a loss on extinguishment for the Term Loan, assuming the Term Loan was extinguished upon issuance during June 2024	335	2,076
Pro forma adjustment to adjust stock-based compensation expense associated with restricted stock awards to be awarded upon the effectiveness of the registration statement of which this prospectus forms a part, assuming the effectiveness of the offering occurred on January 1, 2024	(5,849)	(1,462)
Pro forma net loss attributable to common stockholders, basic	$(77,255)	$(24,860)
Accretion and fair value adjustment on ZIN earnout	(5,411)	—
Pro forma net loss attributable to common stockholders, diluted	$(82,666)	$(24,860)

Denominator
Adjusted weighted-average common shares outstanding	12,737	14,340
Pro forma adjustment to reflect the conversion of all convertible preferred stock into shares of Class A common stock at the applicable conversion prices had the conversion occurred on January 1, 2024	21,659	25,133
Pro forma adjustment to reflect the conversion of the SMI convertible note, had the conversion occurred on January 1, 2024	1,084	1,084
Pro forma adjustment to reflect the extinguishment of the Term Loan had the conversion occurred on June 28, 2024	1,086	2,172
Pro forma adjusted weighted-average common shares outstanding	36,566	42,729
Shares issuable assuming ZIN earnout	8	—
Pro forma adjusted weighted-average common shares outstanding, diluted	36,574	42,729
Pro forma adjusted net loss per share attributable to common stockholders
Basic	$(2.11)	$(0.58)
Diluted	$(2.26)	$(0.58)
The computations of our unaudited pro forma adjusted net loss per share attributable to common stockholders are illustrative, and assume that the events described above occurred as of January 1, 2024. Our actual net loss per share computations will reflect the effect of the events when they occur, and accordingly, the impact of the above events will differ from the pro forma amounts presented above.

Consolidated Statement of Cash Flows:

	Years Ended December 31,		Three Months Ended March 31,
(dollars in thousands)	2024	2023	2025	2024
Cash used in operating activities	$(25,502)	$(15,381)	$(14,354)	$(7,906)
Cash (used in) provided by investing activities	(27,773)	11,598	(8,970)	(5,400)
Cash provided by financing activities	$78,957	$1,931	$142,854	$24,540
Consolidated Balance Sheet:

	As of March 31, 2025
(dollars in thousands)	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
Cash and cash equivalents	$175,488	$116,328	$390,562
Total assets	365,462	306,302	578,356
Total liabilities	190,685	108,053	108,053
Class A-1 redeemable preferred stock	97,349	—	—
Class A preferred stock	—	—	—
Class B convertible preferred stock	134,982	—	—
Class C preferred stock	158,311	—	—
Common stock	1	—	—
Class A common stock	—	3	4
Class B common stock	—	1	1
Total equity	$49,833	$170,654	$442,708
________________
(1)The pro forma column in the balance sheet data table above gives effect to (i) the Preferred Stock Recapitalization, (ii) the SMI Promissory Notes Conversion, (iii) the filing and effectiveness of our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering (including the Common Stock Reclassification pursuant thereto), (iv) the Class B Stock Exchange, (v) repayment of the Term Loan, and (vi) stock-based compensation expense of $10.2 million associated with options that contain a performance-based vesting condition that was satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, as if each of the foregoing had occurred on March 31, 2025.
(2)The pro forma as adjusted column in the balance sheet data table above gives effect to (i) the pro forma adjustments set forth above, and (ii) the issuance of 11,000,000 shares in this offering at an initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” after deducting underwriting discounts, commissions and estimated offering expenses that remain payable by us of $28.3 million, which is net of $2.1 million of offering costs paid as of March 31, 2025 as if each had occurred on March 31, 2025. See “Use of Proceeds” and “Capitalization.”

Key Performance Indicators and Non-GAAP Financial Measures:

	December 31,		March 31,
(dollars in thousands)	2024	2023	2025
Backlog (as of period end)(1)
Defense & National Security	$59,234	$33,016	$54,464
Space Solutions	42,499	53,483	38,664
Starlab Space Stations	—	—	—
Total backlog	101,733	86,499	93,128
Unfunded contract options(2)	98,349	93,069	86,043

	Years Ended December 31,		Three Months Ended March 31,
(dollars in thousands)	2024	2023	2025	2024
Bookings(3)	159,415	102,148	25,939	25,374
Net sales	144,180	136,062	34,507	30,216
Gross profit	34,915	27,785	5,585	6,181
Net loss	(62,072)	(25,438)	(26,938)	(14,823)
Adjusted EBITDA(4)	(29,983)	1,421	(21,356)	(7,179)
Cash flow used in operating activities	(25,502)	(15,381)	(14,354)	(7,906)
Free cash flow(5)	(53,275)	(5,733)	(23,324)	(13,306)
________________
(1)Backlog is comprised of projects for which we have received a written contract or purchase order, either executed or awaiting execution, excluding any unfunded contract options. Our backlog may also include, as of any date of estimation, change orders for any project that have been confirmed, either in writing or verbally, or formally contracted.
(2)Unfunded contract options represent customer options for future products or services that have not yet been exercised and potential bookings under IDIQ contracts. As of March 31, 2025, unfunded contract options were primarily comprised of customer options for future products or services that have not yet been exercised in the Defense & National Security segment.
(3)Bookings represent funded contracts awarded to us during the fiscal period. Funded contracts represent definitized contracts for performance obligations from customers that contain the right to receive consideration in exchange for goods transferred to the customer.
(4)See “Non-GAAP Financial Measures” below for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss attributable to Voyager Technologies, Inc., the most directly comparable GAAP measure to Adjusted EBITDA.
(5)See “Non-GAAP Financial Measures” below for a discussion of free cash flow and a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure to free cash flow.
We present EBITDA, Adjusted EBITDA and free cash flow in this prospectus because we believe such measures provide investors with additional information to measure our performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, GAAP financial measures as indicators of our operating performance and should not be considered as measures of cash available to us to invest in the growth of our business or that will be available to us to meet our obligations. In addition, they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally.
We calculate EBITDA as net loss attributable to Voyager Technologies, Inc. plus (less) finance and interest expense, provision for income tax expense (benefit), depreciation and amortization. We calculate Adjusted EBITDA as EBITDA adjusted for change due to stock-based compensation, business acquisition costs, restructuring charges, income (loss) attributable to noncontrolling interests, and other items we do not believe are indicative of our core operating performance, including incremental organizational costs attributable to this offering, changes in the fair value of earnout liabilities, impairment, and foreign exchange gain/loss. We believe that the presentation of Adjusted EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. We believe EBITDA and Adjusted EBITDA provide useful measures for period-to-period comparisons of our business, as they remove the impact of our capital structure and other items not indicative of our core operating performance from operating results.
For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators and Non-GAAP Financial Measures—Adjusted EBITDA.”
The table below reconciles net loss attributable to Voyager Technologies, Inc., which is the most directly comparable financial measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA.

	Years Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024
Net loss attributable to Voyager Technologies, Inc.	$(62,072)	$(25,438)	$(26,938)	$(14,823)
Finance and interest expense	12,016	10,590	2,729	2,994
Depreciation and amortization	13,595	10,294	2,602	2,713
Taxes	(1,708)	341	48	248
EBITDA	$(38,169)	$(4,213)	$(21,559)	$(8,868)
Stock-based compensation	3,761	2,707	1,723	730
Business acquisition costs(1)	282	644	156	230
Restructuring(2)	2,295	3,562	418	1,113
Impairment losses	3,594	—	—	—
Net (loss) income attributable to noncontrolling interests	(3,556)	240	(991)	(129)
Other(3)	1,810	(1,519)	(1,103)	(255)
Adjusted EBITDA(4)	$(29,983)	$1,421	$(21,356)	$(7,179)
________________
(1)Business acquisition costs includes legal costs and incremental transaction costs associated with an acquisition.
(2)Restructuring includes costs for retention and severance payments related to management’s decision to undertake certain actions to realign our cost structure through workforce reductions and the closure of certain facilities, businesses and product lines.
(3)Other includes capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, changes in fair value of earn out liabilities, and foreign exchange gain/loss that are all individually insignificant for the period.
(4)See “Non-GAAP Financial Measures” below for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss attributable to Voyager Technologies, Inc., the most directly comparable GAAP measure to Adjusted EBITDA.
We consider free cash flow to be a useful, supplemental measure of our ability to generate cash on a normalized basis. We use free cash flow to supplement GAAP measures in evaluating our flexibility to allocate capital and pursue opportunities that may enhance shareholder value and the effectiveness of our strategies, to make budgeting decisions and to compare our performance against that of our peer companies, many of which present similar non-GAAP financial measures. We believe that while expenditures and dispositions of property, plant and equipment will fluctuate period to period, we seek to ensure that we have adequate capital on hand to maintain ongoing operations and enable growth of the business. Additionally, free cash flow is of limited usefulness, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact the measures do not deduct the payments required for debt service and other contractual obligations or payments. Our presentation of free cash flow should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using free cash flow supplementally. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators and Non-GAAP Financial Measures—Free Cash Flow.”
The table below reconciles net cash (used in) provided by operating activities, which is the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow.

	Years Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024
Cash used in operating activities	$(25,502)	$(15,381)	$(14,354)	$(7,906)
Purchases of property and equipment	(82,703)	(17,210)	(26,970)	(16,050)
Grant funding for property and equipment	54,930	26,858	$18,000	$10,650
Free cash flow	$(53,275)	$(5,733)	$(23,324)	$(13,306)
The reconciliation between total Voyager capital expenditures, Starlab Space Stations capital expenditures and capital expenditures excluding Starlab is shown below:

	Years Ended December 31,		Three Months Ended March 31,
(dollars in thousands)	2024	2023	2025	2024
Total Voyager capital expenditures	$82,703	$17,210	$26,970	$16,050
Less: Starlab Space Stations capital expenditures	79,381	15,691	25,894	15,190
Capital expenditures excluding Starlab Space Stations	$3,322	$1,519	$1,076	$860

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. Before making your decision to invest in shares of our Class A common stock, you should carefully consider and read carefully all of the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. We cannot assure you that any of the events discussed below will not occur. If any of the risks discussed in this prospectus were to occur, our business, financial condition, results of operations, cash flow, liquidity, reputation and prospects and our ability to service our debt could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases), the market price of our Class A common stock could decline significantly and you could lose all or part of your investment in our Class A common stock. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.
Risks Related to Our Business and Industry
We may not be able to generate, sustain and manage our growth due to a variety of external factors. We have a limited operating history in an evolving industry, which makes it difficult to forecast our revenue, plan our expenses, and evaluate our business and future prospects.
Our ability to generate and sustain revenue growth may be impacted by a variety of external factors. During the years ended December 31, 2024 and 2023, our revenue was $144.2 and $136.1 million, respectively. During the three months ended March 31, 2025 and 2024, our revenue was $34.5 and $30.2 million, respectively. We have a limited operating history in a rapidly evolving industry, and while our business has grown rapidly, and much of that growth has occurred in recent periods through acquisitions, the space industry may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result, our ability to forecast our future results of operations and future growth is limited and subject to a number of uncertainties.
If our operations continue to grow as planned, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing and distribution functions. We will also need to continue to leverage our operational systems and processes and there is no guarantee that we will be able to continue to grow as planned or scale the business and the manufacture of products as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our products and systems.
Our continued growth could increase the strain on our resources and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our equipment and delays in production. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our operations in space, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, hire more employees and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on us.
We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described in this prospectus. Accordingly, we may be unable to prepare accurate internal financial forecasts or correctly anticipated revenue, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our Class A common stock price to decline.

Our success and revenue growth depend on several factors, many of which are out of our control.
We believe our success and revenue growth depends on several factors, many of which are out of our control, including, but not limited to, our ability to:
•negotiate and execute contracts with private and public sector partners;
•identify and complete acquisitions and integrate acquired companies;
•successfully build, test, and launch Starlab within the anticipated timeframe;
•scale our revenue and achieve the operating efficiencies necessary to achieve and maintain profitability;
•anticipate and respond to changing customer preferences;
•anticipate and respond to macroeconomic changes generally, including changes in the markets for items related to our services and products such as launch services, mission services, satellites, and satellite components;
•improve and expand our operations and information systems;
•successfully compete against established companies and new market entrants;
•manage and improve our business processes in response to changing business needs;
•effectively scale our operations while maintaining high customer satisfaction;
•hire and retain talented employees at all levels of our business;
•avoid or manage interruptions in our business from information technology downtime, cybersecurity breaches, and other factors affecting our physical and digital infrastructure;
•comply with regulations applicable to our business.
If we are unable to accomplish any of these tasks, our revenue growth will be harmed. We also expect our operating expenses to increase in future periods, and if our revenue growth does not increase to offset these anticipated increases in our operating expenses, our business, results of operations, and financial condition will be harmed, and we may not be able to achieve or maintain profitability.
Our future revenue and operating results are dependent on our ability to generate a sustainable order rate for our products and services and develop new technologies to meet the needs of our customers or potential new customers.
Our financial performance is dependent on our ability to generate sustainable demand for our products and services. This can be challenging and may fluctuate on an annual basis as the number of contracts awarded varies. For example, under any IDIQ contracts, we are required to compete for each delivery order and task order, rather than having a more predictable stream of activity during the term of a multi-year contract. Accordingly, we may spend considerable cost and management time and effort to prepare bids and proposals for contracts, delivery orders, or task orders that we may not win. In addition, our customers’ requirements change and evolve rapidly. If we are unable to win new awards or execute existing contracts as expected, our business, results of operations and financial position could be further adversely affected.
Our products and services embody complex technology and may not always be compatible with current and evolving technical standards and systems developed by others. Failure or delays to meet the requisite and evolving industry or user standards could have a material adverse effect on us. For example, artificial intelligence technologies have rapidly developed and our business may be adversely affected if we cannot successfully integrate the technology into our internal business processes and product and service offerings in a timely, cost-effective, compliant and responsible manner. In addition, our competitors may develop technology that better meets the needs of our potential customers. Moreover, if we were to use artificial intelligence and the content, analyses, or recommendations that artificial intelligence applications assist in producing are or are alleged to be deficient, inaccurate, or biased, our business, financial condition and results of operations may be adversely affected. The rapid evolution of artificial intelligence, including potential government regulation of artificial intelligence, will require significant resources to develop, test and maintain our platform, offerings, services, and features to help us implement artificial intelligence ethically to minimize unintended, harmful impact.
To advance our innovation and position us to meet our customers’ requirements, we invest in emerging technologies that we believe are needed to keep pace with rapid industry innovation and we collaborate with commercial entities that we believe have complementary technologies to ours. We may not be successful in identifying or developing emerging technologies and may spend significant resources on projects that ultimately are unsuccessful or yield a lower return on the amount invested than anticipated.
Our development contracts may be difficult for us to comply with and may expose us to third-party claims for damages, and we may experience losses from fixed-price contracts.
We are party to government and commercial contracts involving the development of new products. We derived approximately 14.6% of our total revenues for the year ended December 31, 2024 and approximately 17.5% of our total revenues for the three months ended March 31, 2025 from such development contracts. These contracts typically contain strict performance obligations and project milestones. We cannot assure you that we will be able to comply with these performance obligations or meet these project milestones in the future. If we are unable to comply with these performance obligations or meet these milestones, or if we do not meet contract deadlines or specifications, we may need to renegotiate contracts on less favorable terms or be forced to pay penalties or liquidated damages. In addition, we may suffer major losses if any customer exercises its right to terminate. If other parties elect to terminate their contracts or seek damages from us, it could materially and adversely affect us.
In addition, several of our existing contracts with the U.S. government are fixed-price contracts. Under firm, fixed-price contracts, work performed and products shipped are priced at a fixed amount without adjustment for actual costs incurred in connection with the contract. These contracts carry the risk of potential cost overruns because we assume all of the cost burden. As a result, we assume greater financial risk on fixed-price contracts than on other types of contracts because if we do not estimate costs accurately or control costs during performance of a fixed-price contract, it may significantly reduce our net profit or cause a loss on the contract. In the past, we have experienced certain cost overruns and losses on fixed-price contracts. Because many of these contracts involve new technologies and can last for years, unforeseen events, such as technological difficulties, fluctuations in the price of raw materials, a significant increases in or sustained periods of increased inflation, or problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time (which, especially in the case of sharp increases in or significant sustained inflation, could happen quickly and have long-lasting impacts). Although we attempt to accurately estimate costs for fixed-price contracts, we cannot assure you that our estimates will be adequate or that substantial losses on fixed-price contracts will not occur in the future. In addition, changes in contract financing policy for fixed-price contracts, such as changes in performance and progress payments policies, including a reversal or modification of the DoD’s March 2020 increase to the applicable progress payment rate from 80% to 90%, could significantly affect the timing of our cash flows.
Our customers also may seek to negotiate non-traditional contract provisions or contract types. Furthermore, an increased number of contract solicitations require the contractor to bid upfront on cost-reimbursable development work and the follow-on fixed-price production options in one submission. This requirement increases the risk that we may experience lower margins than expected, or a loss, on the production options because we must estimate the cost of producing a product before it has been developed. These risks may cause us not to bid on certain future programs, which could adversely affect our future growth prospects and financial performance. See Note 1, “Organization” and Note 2, “Summary of Significant Accounting Policies” to our audited historical consolidated financial statements included elsewhere in this prospectus for further details about losses incurred on certain programs, including fixed price development programs. In addition, given the customer’s emphasis on cost, even if we effectively manage program life-cycle and sustainment costs and meet customer affordability targets, the customer may elect to recompete programs at the end of existing contracts, which may result in a lost business opportunity or reduce operating margins. From time to time, the U.S. government also has proposed contract terms, imposed internal policies, or taken positions that represent fundamental changes from historical practices or that we believe are inconsistent with the Federal Acquisition Regulation (“FAR”) or other laws and regulations and which could adversely affect our business. Any of the risks described above could materially and adversely affect us.
We have a history of losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability.
We have experienced losses in each year since our founding in 2019. During the years ended December 31, 2024 and 2023, we reported net losses of $65.6 million and $25.2 million, respectively. During the three months ended March 31, 2025 and 2024, we reported net losses of $27.9 million and $15.0 million, respectively. We believe that we will continue to incur net losses for the next several years and we may not achieve or maintain profitability in the future, either on the timetable we expect or at all. Because the markets in which we operate are evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. We expect our operating expenses to significantly increase as we make significant investments, expand our operations and infrastructure, develop and introduce new technologies and hire additional personnel. These efforts may be more costly than we expect and may not result in revenue growth or increased efficiency. When we become a public company, we will incur additional significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset these expected increases in our operating expenses, we will not be profitable in future periods. Any of the foregoing could have a material adverse effect on us. We cannot assure you that we will ever achieve or sustain profitability and may continue to incur significant losses going forward, which could cause the value of our Class A common stock to decline.
Our financial results of operations could be materially adversely affected by impairment of our goodwill or other intangible assets.
As a result of our acquisitions, a significant portion of our total assets are intangible assets (including goodwill). Goodwill and intangible assets, net, together accounted for approximately 32.8% of our total assets as of December 31, 2024 and 21.8% of our total assets as of March 31, 2025. We expect to engage in additional acquisition or joint venture activity from time to time, which may result in our recognition of additional intangible assets, including goodwill. We will continue to evaluate on a regular basis whether all or a portion of our intangible assets may be impaired. Under current accounting rules, any determination that impairment has occurred would require us to record an impairment charge, which would negatively affect our earnings.
We will require additional capital to support business growth and this capital might not be available.
We intend to continue to make investments to support our business growth and will require additional funds to respond to business challenges or opportunities, including new acquisitions and Starlab. Accordingly, we will need to engage in government grants as well as customer prebuys and capital markets financing, including equity and project-based financing. We may not be able to obtain such financing or any portion thereof on terms that are favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, we may not be able to support our business growth and respond to business challenges and opportunities, which could have a material adverse effect on us.
Starlab will require significant additional capital expenditures for which we have not yet secured and we may be unable to secure financing.
Starlab currently does not generate revenue and is not expected to in the near term. We currently estimate the cost to design, manufacture and launch Starlab to be approximately $2.8 to $3.3 billion. However, the benefits that we believe will result from the completion and commercialization of Starlab may not actually materialize. We expect Starlab to require significant funding to support operations prior to launch, which is currently anticipated to occur in 2029, before subsequently generating revenue, profitability and cash flows, which we expect Starlab to generate in its first full year of operation.
Current funding for Starlab consists of the $217.5 million development grant Nanoracks was awarded, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, by NASA under Phase I of their CDFF program, of which $70.3 million eligible proceeds remain as of March 31, 2025. We plan to compete for future funding from NASA and other space agencies to provide a considerable portion of the funding for this initiative. In particular, we plan to compete for Phase II funding from NASA’s commercial LEO development program, which we expect will include substantial funding to support the certification, construction and services for the selected commercial space station providers. However, the U.S. government can introduce significant changes to U.S. space policy at any time. Changes in support for NASA’s current space policy, including its plans to partner with a commercial space station to replace the ISS, may diminish the need for a continuously-crewed space station utilized by NASA and other government agencies. Any such changes could have a material adverse effect on us and the success of Starlab. Accordingly, there can be no assurance that Starlab will be selected for CDFF Phase II or that Starlab will ultimately receive the CDFF contract or such funding.
In addition to NASA funding, we also plan for Starlab to be funded through a combination of customer prebuys as well as capital markets financing, including equity and project-based financing. The actual cost to design, manufacture and launch Starlab may be materially different from the estimate set forth above, which is based on our current expectations and projections about future events and is subject to risks and uncertainties. In addition, there can be no assurance that we will obtain the necessary funding for Starlab, and we may not be able to obtain such funding or any portion thereof on terms that are favorable to us, if at all.
While the Starlab JV is expected to fund a significant portion of the total cost to design, manufacture and launch Starlab through non-dilutive capital sources, including those described above, if we decide to directly fund Starlab operations, we may raise additional funds in the future through the issuance of equity securities, which may cause our stockholders to experience significant dilution. Additionally, sales of substantial amounts of our Class A common stock in the public market following an initial public offering, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock, may make it more difficult for our stockholders to sell our Class A common stock at a time and price that they deem appropriate and could impair our future ability to raise capital through an offering of our equity securities.
Starlab is currently a joint venture that we own with other co-venturers and investors, and we may invest in additional joint ventures in the future and face risks stemming from such joint venture investments.
Starlab is currently a joint venture, which presents certain risks. In particular, we will rely on our joint venture partners to assist in the design, development, manufacture, commercialization and overall success of Starlab. For example, Airbus provides technical design and engineering services, including manufacturing Starlab’s habitat; Mitsubishi contributes by leveraging its expertise in space research and development; MDA Space provides a full range of external robotics, robotics interfaces and robotic mission operations to the station; and Palantir will leverage data modeling through digital twins and artificial intelligence technologies to enhance Starlab’s operations.
Our current joint venture investment in Starlab and any future joint venture investments involve additional risks distinct from investments that are wholly-owned and in which a third-party or other outside investors are not involved, including, among other things, that:
•our joint venture partners may leave the joint venture and we may not be able to replicate the services or technology provided by such joint venture partners;
•we and a co-venturer or partner may reach an impasse in agreeing upon a major decision that requires the approval of other parties;
•we may not have exclusive control over the development, manufacturing, testing, launching, operation, financing, management and other aspects of the joint venture, which may prevent us from taking actions that are in our own best interest but opposed by a co-venturer or partner;
•a co-venturer or partner may at any time have economic or business interests or goals that are or may become inconsistent with ours;
•a co-venturer or partner may encounter liquidity or insolvency issues or may become bankrupt, which may mean that we and any other remaining co-venturers or partners generally would remain liable for the joint venture’s liabilities;

•a co-venturer or partner may be in a position to take action contrary to our instructions, requests, policies or investment objectives;
•a co-venturer or partner may take actions that subject us to liabilities in excess of, or other than, those contemplated;
•in certain circumstances, we may be liable for actions of our co-venturer or partner, including violations of anti-corruption, import and export, taxation and anti-boycott laws;
•our joint venture agreements may restrict the transfer of a co-venturer’s or partner’s interest or otherwise restrict our ability to sell the interest when we desire or on advantageous terms;
•our joint venture agreements may contain buy-sell provisions pursuant to which one co-venturer or partner may initiate procedures requiring the other co-venturer or partner to choose between buying the other co-venturer’s or partner’s interest or selling its interest to that co-venturer or partner;
•if a joint venture agreement is terminated or dissolved, we may not continue to own or operate the interests or investments underlying the joint venture relationship or may need to purchase such interests or investments at a premium to the market price to continue ownership; or
•disputes between us and a co-venturer or partner may result in litigation or arbitration that could increase our expenses and prevent our management from focusing their time and attention on our business.
Any of the above could materially and adversely affect the value of our current joint venture investment or any future joint venture investments and potentially have a material adverse effect on us.
Our business relies on projects with extended timelines and failure to realize these projects may adversely impact our business.
Our business and revenues rely on projects with extended and estimated timelines. For example, Starlab is planned to be in operation as early as 2029. However, our reliance on events in the distant future subjects us to significant risk of changes in economic environment, competitive landscape and technological advances. In particular, we may encounter unanticipated delays in the scheduled commencement date or completion of Starlab, including due to our inability to secure funding, manufacturing delays and launch delays, as well as delays due to weather and supply chain disruptions. If the development and launch of Starlab (or its components) is not as successful as anticipated or if we fail to realize all or some of the benefits within the anticipated timeframe, we may accrue additional costs, fail to gain expected cost savings, fail to recognize additional revenue, become unable to meet our financial objectives, negatively impact customer and employee experience and fail to grow or grow as quickly or compete as effectively as we currently anticipate. In addition, given the large amount of time, we may be unable to adequately prepare for additional risks of which we may not currently be aware and the risks of which we are aware may be heightened. Failure to meet these timelines or delays in operation of Starlab and other projects may adversely affect us.
Any technology intended for use in outer space, including Starlab, may be delayed, damaged or destroyed during pre-launch operations, launch failures or during the execution of the operation, which can materially and adversely affect our operations.
Damage or destruction during pre-launch operations, launch delays or failures, delays in the manufacturing of space infrastructure technology, or incorrect orbital placement during execution of a space mission could have a material adverse effect on us. The delay in service of, or damage to, any technology due to a launch failure could result in significant delays or a permanent reduction in anticipated revenue to be generated by that technology. In addition, if the loss of any technology occurred, we may not be able to accommodate affected customers with our other replacement solutions until a replacement technology is available, and we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary technology replacement. Any launch delay, launch failure, underperformance, delay or perceived delay could have a material adverse effect on us.

For example, Starlab is designed to reach orbit in a single launch. If that launch fails, the entire spacecraft could be destroyed. There are limited launch vehicles capable of lifting an object of Starlab’s mass into orbit and such vehicles do not have a proven track record of successful launches. If such launch vehicles are not operational by our planned launch date, we may experience delays in our ability to commence the Starlab business, and if our attempted launch fails, we may not be able to construct a replacement in a timely manner, or at all.
We have never launched or maintained a space station before and may lack the necessary expertise, personnel and resources to successfully launch and maintain a space station on our own.
We have never launched or maintained a space station like our planned Starlab. Factors that may affect our ability to launch and maintain a space station on our own include, among other things, recruiting and retaining adequate numbers of effective sales and marketing personnel and other unforeseen costs associated with managing vendors. For example, payload launch availability and astronaut crew time of the ISS have limited our ability to expand our mission management business. To achieve commercial success for Starlab, we may need to expand our organization and develop new partnerships. Expanding our organization and developing new partnerships requires significant investment, is time consuming and could potentially delay the successful completion of Starlab. If we are unable to complete or commercialize Starlab, we may not generate revenue from it or be able to reach or sustain profitability.
The benefits that we believe will result from the completion and commercialization of Starlab may not actually materialize.
While we believe that the development and completion of Starlab will result in certain benefits, there can be no assurance that the Company will realize any of such benefits in the anticipated timeframe. Our planned Starlab is a large complex project that is a speculative and expensive undertaking and involves a substantial degree of risk and uncertainty. To date, no private company has successfully developed a space station, which makes it difficult to evaluate our prospects to successfully develop and maintain a space station or the potential markets for space station services if such technologies are developed. In addition, commercial customers and governmental customers may not choose to use Starlab or our services. Accordingly, we cannot assure you that any long-term benefits from the completion of Starlab will materialize in the manner or on the timeline we currently anticipate and the failure to realize such benefits could have a material adverse effect on us.
If our technologies fail to operate as intended, it could have a material adverse effect on us.
The manufacturing, testing, launching and operation of our products and services, including Starlab, involves complex processes and technology. The sophisticated and rigorous design, manufacturing and testing processes and practices we employ do not entirely prevent the risk that we may not be able to successfully launch to space or manufacture our products on schedule, or that our products may not perform as intended. Our products and services employ advanced technologies and sensors that are exposed to severe environmental stresses in space that have, and may in the future, affect the performance of our products. Hardware component problems in space could lead to deterioration in performance or loss of functionality of our technology. In addition, human operators may execute improper commands that may negatively impact the technology’s performance. Exposure of our technology to an unanticipated catastrophic event, such as a meteor shower or a collision with space debris, could reduce the performance of, or completely destroy, the affected technology.
We cannot provide assurances that our technologies will continue to operate successfully in space throughout their expected operational lives. Technical deficiencies or anomalies could significantly hinder its performance even if such technology is operated properly. Additionally, our products may contain defects that are not detectable in pre-launch screenings due to their complexity and the unpredictability of the space environment and our general inability to test our products and solutions in the same conditions under which they will be used.
We may experience other problems with our technology that may reduce its performance. If any one of our technologies is not fully operational, we may lose most or all of the revenue that otherwise would have been derived during such period. When our products fail to perform adequately, some of our contracts may require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service, or reduce the price of subsequent sales to the same customer. Performance penalties may also be imposed when we fail to meet delivery schedules or other measures of contract performance. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries. Our inability to repair or replace a defective technology, or correct any other technical problem, in a timely manner could result in a significant loss of revenue or expose us to products liability. If any technology becomes impaired or is no longer functional, it would significantly impact our business, prospects, reputation and profitability.
Space is a harsh and unpredictable environment where our products and service offerings are exposed to a wide and unique range of environmental risks, including, among others, coronal mass ejections, solar flares, and other extreme space weather events and potential collision with space debris or another spacecraft, which could adversely affect our technology and spacecraft performance.
Space weather, including coronal mass ejections and solar flares, has the potential to impact the performance and controllability of our technology in orbit, including completely disabling our communications or mechanical capabilities. Although we have some ability to actively maneuver certain equipment to avoid potential collisions with space debris or other spacecraft, this ability is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our technologies in space should a collision occur. The failure of our technology in space may cause perceptions or direct degradation of performance, and ultimately impact our business, results of operations and financial position.
We operate in highly competitive industries.
We operate in highly competitive industries and many of our competitors have significant advantages, including, among other things, strong customer relationships, more experience with regulatory compliance, greater financial and management resources and access to technologies not available to us. Many of our competitors are substantially larger than we are and may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products. Such competitors may also have ready access to capital to fund their activities, which could provide a competitive advantage relative to us, as we will need financing to fund our development activities. In addition, competition may increase and intensify as more or larger competitor companies, including those formed through joint ventures or consolidation, enter our markets. Our ability to compete may also be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share.
Competition in the technologies that we prepare as well as the consulting, administrative and advisory services that we deliver is highly diverse, and while our competitors offer different products and services, there is often competition for contracts. Further, many of our contracts and task orders with the federal government are awarded through a competitive bidding process, which is complex and sometimes lengthy. To the extent there is any reduction in the overall number of government contracts, as a result of shifting government priorities or otherwise, we may face increased competition.
Moreover, we face competition from companies that have served as prime contractors on projects for which we served as subcontractors. Conversely, we may face competition from companies that have served as subcontractors on projects for which we served as prime contractor. For example, those companies could choose to offer services that we would typically provide or those companies that previously served as subcontractors could seek prime contractor roles on certain projects.
We may also face competition in the future from emerging low-cost competitors. In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with technology development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.

We depend heavily on a single customer, the U.S. government, for a substantial portion of our business. Changes in this customer’s priorities and spending, or delays or reductions in spending, could have a material adverse effect on us.
During the years ended December 31, 2024 and 2023, approximately 83.9% and 68.7%, respectively, and during the three months ended March 31, 2025 and 2024, approximately 85.6% and 88.2%, respectively, of our revenues were derived from contracts with the U.S. government and its agencies or from subcontracts with other U.S. government contractors. We cannot predict the impact on existing, follow-on, replacement or future programs from potential changes in the threat and global security environment, defense spending levels, government and budgetary priorities, political leadership, procurement practices and strategy, inflation and other macroeconomic trends, military strategy or broader changes in social, economic, security or political demands and priorities. A significant shift in government priorities, programs, strategies or delays or reductions in spending could have a material adverse effect on us.
Any disruptions in federal government operations could have a material adverse effect on us. A prolonged failure to maintain significant U.S. government operations, particularly those pertaining to our business, could materially and adversely affect us. Continued uncertainty related to recent and future government shutdowns, the budget and/or the failure of the government to enact annual appropriations, such as long-term funding under a continuing resolution, could have a material adverse effect on us. Additionally, disruptions in government operations may negatively impact regulatory approvals and guidance that are important to our operations.
Our contracts with the U.S. government may be terminated by the U.S. government at any time, which could have a material adverse effect on us.
Government contract laws and regulations can impose terms or obligations that are different than those typically found in commercial transactions. For example, the U.S. government may terminate any of our government contracts and subcontracts for any reason or no reason at all. Upon termination for convenience of a fixed-price type contract, we are usually entitled to receive the purchase price for delivered items, reimbursement for allowable costs for work-in-process and an allowance for profit on the contract or adjustment for loss if completion of performance would have resulted in a loss. Upon termination for convenience of a cost-reimbursable contract, we are usually entitled to a portion of the fee plus reimbursement of allowable costs, which include our cost to terminate agreements with our suppliers and subcontractors.
However, U.S. government programs do not always have sufficient funds appropriated to cover the termination costs if the government were to terminate for convenience. Under such circumstances, the U.S. government could assert that it is not required to appropriate additional funding, which would negatively affect our expected profit and cash flows.
In the case of our termination for default, the U.S. government could make claims to reduce the contract value or recover its procurement costs and could assess other special penalties. In addition, a termination arising out of our default may expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.
In addition, the U.S. government could terminate a prime contract under which we are a subcontractor for any reason and/or due to default by the prime contractor, notwithstanding the fact that our performance and the quality of the products or services we delivered were consistent with our contractual obligations as a subcontractor.
Our U.S. government programs often operate for periods of time under Undefinitized Contract Actions (“UCAs”), which means that we begin performing our obligations before the parties agree to terms, specifications and price. The U.S. government has (and has exercised in the past) the ability to unilaterally definitize contracts which, absent a successful appeal, obligates us to perform under terms and conditions imposed by the U.S. government. This can affect our ability to negotiate mutually agreeable contract terms and, if a contract is unilaterally imposed upon us, it may impose burdensome terms and negatively affect our expected profit and cash flows on a program.

Certain of our U.S. government contracts span one or more base years and include multiple option years. The U.S. government may decide not to exercise option periods, which could result in a loss of expected sales or profits. In addition, the U.S. government may decide to exercise option periods for contracts under which it is expected that our costs may exceed the contract price or ceiling, which could result in losses or unreimbursed costs.
As our contracts expire, we may not be able to renew them or replace them with agreements on similar terms.
Certain contracts in our portfolio will be subject to re-contracting in the future. If prices in our market change at the time of such re-contracting, it may impact our ability to re-negotiate or replace these contracts on terms that are acceptable to us, or at all. In addition, a concentrated pool of potential buyers for our products and services may restrict our ability to negotiate favorable terms under new contracts or existing contracts that are subject to re-contracting.
We cannot provide any assurance that we will be able to re-negotiate or replace these contracts once they expire, and even if we are able to do so, we cannot provide any assurance that we will be able to obtain the same prices or terms we currently receive. Our inability to re-negotiate or replace these contracts, or to secure prices at least equal to the current prices we receive, could have a material adverse effect on us.
At times, we rely on a single vendor or a limited number of vendors to provide certain key products or services and the inability of these key vendors to meet our needs could have a material adverse effect on our business.
Historically, we have contracted with a single vendor or a limited number of vendors to provide certain key products or services, such as composites, inertial measurement units, construction of structures, and ground network services. In addition, our manufacturing operations depend on specific technologies and companies for which there may be a limited number of vendors. Our business, financial position and results of operations may be adversely affected if these vendors are unable to meet our needs because they fail to perform adequately, are unable to satisfy new technological requirements, or are unable to dedicate engineering and other resources necessary to provide the contracted services. While alternative sources for these products, services and technologies may exist, we may not be able to develop these alternative sources quickly and cost effectively, which could materially impair our ability to operate our business. Furthermore, these vendors may request changes in pricing, payment terms or other contractual obligations, which could cause us to make substantial additional investments.
Additionally, some of our suppliers’ employees are represented by labor unions. Work stoppages and instability in our relationships with labor unions could delay the production and/or development of our products, which could strain relationships with customers and significantly increase our operating costs and/or result in a loss of revenues which would adversely affect our operations.
We are subject to procurement laws and regulations, including those that enable the U.S. government to terminate contracts for any reason or no reason at all. Our business and reputation could be materially and adversely affected if we or those we do business with fail to comply with these laws.
We must comply with laws and regulations relating to the award, administration and performance of U.S. government contracts. In particular, we are subject to the procurement policies and procedures set forth in the FAR and its agency-specific supplemental regulations. The FAR and its supplements govern aspects of U.S. government contracting, including contractor qualifications, acquisition procedures, solicitation provisions and contract terms. These and other requirements specific to U.S. government contracts must be complied with for a contract to be awarded and the FAR provides for audits and reviews of contract procurement, performance and administration. A violation of these laws and regulations by us, our employees or others working on our behalf, a supplier or a joint venture partner could harm our reputation and result in negative consequences, including the imposition of fines and penalties, the termination of our contracts, suspension or debarment from bidding on or being awarded contracts, loss of our ability to export products or perform services and civil or criminal investigations or proceedings. In addition, costs to comply with new government regulations can increase our costs, reduce our margins and affect our competitiveness.
Our ability to pursue our business activities is regulated by various agencies and departments of the U.S. government and, in certain circumstances, the governments of other countries. Any product that is to be delivered to the space domain will require licenses from the U.S. Department of Transportation and the Federal Aviation Administration. The Federal Communications Commission also requires licenses for radio communications from rocket launch providers, which as a customer delivering equipment or a provider supporting a rocket launch, may impact us and the equipment waiting to get to space and services it may be providing on the ground to the launch company. Some of our programs require that we and certain of our employees maintain appropriate security clearances. We also require export licenses from the U.S. Department of State, the U.S. Department of Commerce and, occasionally, the governments of other countries with respect to transactions we have with foreign customers or foreign subcontractors. If we are unable to maintain required licenses and/or security clearances, or are otherwise restricted by the regulatory agencies that our businesses are subject to, it could have a material adverse effect on us.
In addition, the U.S. government could implement procurement policies that negatively impact our profitability or the ability to win new business. Changes in procurement policy favoring more incentive-based fee arrangements, different award fee criteria or government contract negotiation offers based upon the customer’s view of what our costs should be (as compared to our actual costs) may affect the predictability of our profit rates or make it more difficult to compete on certain types of programs.
In addition, the U.S. government could implement procurement policies that negatively impact our profitability or the ability to win new business. Changes in procurement policy favoring more incentive-based fee arrangements, different award fee criteria or government contract negotiation offers based upon the customer’s view of what our costs should be (as compared to our actual costs) may affect the predictability of our profit rates or make it more difficult to compete on certain types of programs.
The DoD’s increasing use of “other transaction authority” agreements could adversely impact us.
The DoD is increasingly pursuing rapid acquisition pathways and procedures for new technologies, including through so called “other transaction authority” agreements (“OTAs”). While OTAs do not currently represent a significant portion of our overall revenue for the year ended December 31, 2024 or for the three months ended March 31, 2025 (and less than 6.7% of total funded backlog for the year ended December 31, 2024 and 6.5% of total funded backlog for the three months ended March 31, 2025), the Starlab SAA is an OTA. In addition, the DoD has recently increased the frequency of use and the size of OTAs and we expect this trend to continue. OTAs are exempt from many traditional procurement laws, including the FAR, and may be used, subject to certain conditions, for research, prototype development and follow-on production for a successful prototype. The conditions to award OTAs include, in certain instances, that a non-traditional defense contractor performs a significant portion of the work under the OTA or that non-government sources fund a portion of the cost of the prototype project. We may be unable to pursue certain opportunities if we cannot successfully adapt to the DoD’s rapid acquisition processes. In addition, we may decide not to pursue such opportunities if the DoD significantly increases the use of OTAs with non-traditional defense contractors or increasingly mandates cost sharing. As a result, we may lose strategic new business opportunities in high-growth areas and our future performance and results could be adversely affected. Our success also depends on our ability to continue to identify technological innovation and adapt it to our platforms in light of changes in procurement policies that emphasize acquiring technologies with shorter life cycles.
Some of our contracts with the U.S. government are classified, which may limit investor insight into portions of our business.
We derive a portion of our revenues from U.S. government programs that are subject to security restrictions that preclude the dissemination of information that is classified for national security purposes. We are limited in our ability to provide details about these classified programs, their risks or any disputes or claims relating to such programs, and may not disclose such information pursuant to SEC rules permitting confidential treatment of certain information. As a result, investors and others might have less insight into our classified programs than our other businesses and, therefore, less ability to fully evaluate the risks related to our classified business.

Our current and future acquisitions, dispositions or strategic transactions may fail to successfully integrate with our business activities or fail to deliver the expected return on investment and could have a material adverse effect on us.
Our company was developed through a series of acquisitions and we expect to make additional acquisitions in the future. The acquisition of businesses, offerings, technologies or talent that we believe could complement or expand our business platform, enhance our technical capabilities, or offer growth opportunities may not occur as planned. In addition, such acquisitions may divert the attention of management and cause us to have un-forecasted expenses related to identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.
Furthermore, there are inherent risks in integrating and managing acquisitions. For example, in our early acquisitions, we did not purchase 100% control of our targets, resulting in difficulties in implementing changes and achieving synergies in a timely manner or at all. If we acquire additional businesses, we may not be able to assimilate or integrate the acquired personnel, operations, solutions and technologies successfully, or effectively manage the combined business following the acquisition. Additionally, we may not achieve the anticipated benefits or synergies from the acquired business due to a number of factors, including, without limitation:
•unanticipated costs or liabilities associated with the acquisition, including claims related to the acquired company, its offerings or technology;
•incurrence of acquisition-related expenses, which would be recognized as a current period expense;
•inability to generate sufficient revenue to offset acquisition or investment costs;
•inability to maintain relationships with customers and partners of the acquired business;
•challenges with incorporating acquired technology and intellectual property or other proprietary rights into our Company’s platform and maintaining quality and security standards consistent with our brand;
•inability to identify security vulnerabilities in acquired technology prior to integration with our technology and platform;
•inability to achieve anticipated synergies or unanticipated difficulty with integration into our corporate culture;
•delays in customer purchases due to uncertainty related to any acquisition;
•the need to integrate or implement additional controls, procedures and policies;
•challenges caused by distance, language and cultural differences;
•harm to our existing business relationships with business partners and customers as a result of the acquisition;
•potential loss of key employees;
•use of resources that are needed in other parts of our business and diversion of management and employee resources;
•inability to recognize acquired deferred revenue in accordance with our revenue recognition policies; and
•use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.
Acquisitions also increase the risk of unforeseen legal liability, including for potential violations of applicable law or industry rules and regulations, arising from prior or ongoing acts or omissions by the acquired businesses that are not discovered by due diligence during the acquisition process. Our Company may have to pay cash, incur debt or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect our financial condition or the market price of our stock. The sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our Company’s ability to manage its operations. Any of the foregoing could have a material adverse effect on us.
We may not be able to convert our projects in backlog, including funded backlog, into revenue.
Our backlog is comprised of projects for which we have received a written contract or purchase order, either executed or awaiting execution, excluding any customer options for future products or services that have not yet been exercised and potential bookings under IDIQ contracts, which we refer to as unfunded contract options. Backlog in all of our segments includes both single and multi-year awards, and fluctuations in backlog are driven primarily by the timing of large program wins. Our backlog may also include, as of any date of estimation, change orders for any project that have been confirmed, either in writing or verbally, or formally contracted. Change orders may increase or decrease the amount we ultimately bill for a particular project, causing us to realize more or less revenue from a project than was reflected in our backlog as of the date of estimation. Additionally, prior to categorizing a project as part of our backlog, we maintain a running list of projects that are in an advanced stage of active bidding and discussion, including potential change orders for current projects, but for which the customer has not yet confirmed the commercial terms, the value of the contract and/or the scope of our work. These projects are tracked for project planning and budgeting of the business. Once the terms of these projects are further progressed in line with our backlog criteria, they are recorded in our backlog.
In general, our customers have the right to cancel their contracts under termination for convenience clauses. If a customer cancels a contract before the full exercise of the agreement, we may not receive the full revenue from these orders, but would recognize revenue under the agreement of our cost basis with reasonable margin to the extent of progress performed on the contract. In addition, our backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Some contracts comprising the backlog, including funded backlog, are for programs scheduled many years in the future, and the economic viability of contractual counterparties is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period, or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in both the funded and unfunded backlog could change because many factors and adjustments to contracts may also occur. The failure to realize some portion of our backlog could adversely affect our financial performance.
In addition, our backlog is subject to meaningful customer concentration risk. As of March 31, 2025, approximately 46.6% of the total dollar value of our backlog related to three customers. The top ten customers in our backlog represent approximately 86.8% of the total dollar value of our backlog. Any disruption in our business with those customers, whether as a result of changes in such customers’ demand for products or services, adverse changes in the customer’s industry generally or other challenges in securing or renewing contracts, could have a material adverse impact on us.
Our products and equipment have a finite useful life.
Our ability to earn revenue is dependent on technologies and equipment that have a limited useful life. While our products and equipment are designed for a certain number of cycles, known as the design life, there can be no assurance as to the actual operational life of our products and equipment and such useful life may prove to be shorter than such product’s and equipment’s design life. A number of factors impact the useful lives of our products and equipment, including, among other things, technological advancement leading to obsolescence or damage due to impact from meteors or space junk. In the event that equipment reaches the end of its useful life earlier than anticipated, replacement or repair may be necessary, which may affect costs and reduce profits.
In addition, since we have not yet developed a cost-effective method of repurposing parts and materials once they have been deployed into space, we are not able to recoup any of the value from these parts and materials in the resale market.

Our business involves significant risks and uncertainties that may not be covered by insurance.
A significant portion of our business relates to designing, developing and manufacturing advanced space technology products and services, including Starlab. New technologies may be untested or unproven and the failure of our products and services could result in extensive damage. Accordingly, we may incur liabilities that are unique to our products and services.
The amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities. In particular, the insurance market for the launch and operation of a non-governmentally owned, crewed space station does not currently exist. If a significant accident or event occurs that is not fully insured, if we fail to recover all anticipated insurance proceeds for significant accidents or events for which we are insured, or if we fail to replace or repair products or services damaged by such accidents or events, our operations and financial condition could be harmed.
We have historically insured against liability to third parties from space activities as required by law to the extent that insurance was available on acceptable premiums and terms. However, the insurance coverage for third-party damages may not be sufficient to cover the liability. Although the U.S. government may pay claims for third-party damages to the extent they exceed our insurance coverage, this depends on a government appropriation and is subject to a statutory limit. In addition, this insurance will not protect us against our own losses, including for technologies supporting a launch complex and technology operating in outer space.
The price and availability of insurance fluctuates significantly. Insurance market conditions or factors outside our control, such as failure of our infrastructure technology, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of our insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce our operating income by the amount of such increased premiums. If the terms of insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain or we may not be able to obtain insurance at all.
In addition, although we carry business interruption insurance policies, any business interruption losses could exceed the coverage available or be excluded from our insurance policies. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair, or insure our assets, which could have a material adverse impact on our financial condition and results of operations.
The release, unplanned ignition, explosion or improper handling of dangerous materials used in our business could disrupt our operations and adversely affect our financial results.
Our business operations involve the handling, production and disposition of potentially explosive and ignitable energetic materials and other dangerous chemicals. The handling, production, transport and disposition of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing operations and could cause production delays. A release of these chemicals or an unplanned ignition or explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. Extensive regulations apply to the handling of explosive and energetic materials, including, but not limited to, regulations governing hazardous substances and hazardous waste. The failure to properly store and ultimately dispose of such materials could create significant liability and/or result in regulatory sanctions. Any release, unplanned ignition or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on us.
Our products and services support human exploration of space, which includes a risk to human life and the risk of liability.
Our current products and planned future products support crewed missions and human habitation in space, including on the ISS and the planned Starlab. Due to the harsh and unpredictable nature of space, all travel by humans in space carries some risk to human life. If our activities were to result in an unfortunate loss of human life, our business may be exposed to liability for loss of life or injury, products liability, lost profits, loss of reputation, loss of customers or other adverse outcomes.

Interruption or failure of our infrastructure, including our information technology and communications systems, could hurt our ability to effectively perform our daily operations and provide and produce our products and services, which could damage our reputation and harm our operating results.
We are vulnerable to natural disasters and significant disruptions including tsunamis, floods, earthquakes, fires, water shortages, other extreme weather conditions, epidemics or pandemics, acts of terrorism, power shortages and blackouts, aging infrastructures, cyberattacks, computer viruses, computer denial of service attacks or other attempts to harm our systems, and telecommunications failures. In the event of such natural disaster or other disruption, we could experience disruptions to our operations or the operations of suppliers, subcontractors, distributors or customers, destruction of facilities, and/or loss of life. In certain cases, some events may not excuse us from performing our obligations pursuant to agreements with third parties and therefore may expose us to liability.
The availability of many of our products and services depends on the continuing operation of our information technology and communications systems. Any downtime, damage to, or failure of our systems could result in interruptions in our operations and services, which could reduce our revenue and profits. Our manufacturing facilities are also subject to risks associated with an aging infrastructure. An infrastructure failure could result in the destruction of newly developed technologies, satellites, and satellite components being manufactured or in inventory, manufacturing delays, or additional costs. We do not maintain back-up manufacturing facilities or operations. The occurrence of any of the foregoing could result in lengthy interruptions in our operations and services and/or damage our reputation, which could have a material adverse effect on us.
Disruptions in the supply of key raw materials or components and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact us.
Key raw materials and components used in our operations include chemicals, composites, electronic, electro-mechanical, and mechanical components, subassemblies and subsystems that are integrated with the manufactured parts for final assembly into finished products and systems. We are impacted by increases in the prices of raw materials used in production on fixed-price business. We monitor sources of supply to attempt to assure that adequate raw materials and other components and supplies needed in manufacturing processes are available. However, our ability to manage inventory and meet delivery requirements may be constrained by our suppliers’ inability to scale production and adjust delivery of long-lead time products during times of volatile demand. Our inability to fill our supply needs would jeopardize our ability to fulfill obligations under commercial and government contracts, which could, in turn, result in reduced sales and profits, contract penalties or terminations and damage to customer relationships, and could have a material adverse effect on us. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty completing qualification of new sources of supply, implementing use of replacement materials, components or new sources of supply, or a continuing increase in the prices of raw materials, energy, or components could have a material adverse effect on us.
Adverse global market, economic and political conditions, including military conflicts or terrorist acts, pandemics and other catastrophic events could have a material adverse effect on us.
Our results of operations are materially affected by market, economic, political conditions, pandemics and other catastrophic events in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and/or budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.
Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, such as the ongoing conflicts between Russia and Ukraine, Israel and Hamas or any other military or trade disruptions impacting our domestic or foreign suppliers, may create volatility and disruption in the United States and global businesses and markets. In particular, these or other conflicts have led and could lead to further regional instability, market disruptions, geopolitical shifts and adverse effects on macroeconomic conditions, security conditions, currency exchange rates, and the supply chain, which could create or exacerbate risks facing our business, including making it more difficult for us to raise capital.

Efforts to reduce the U.S. federal budget or spending could adversely affect our business.
Any reductions in government spending could result in lower utilization of our services, additional price pressure or loss of our U.S. government contracts. Further, there is ongoing uncertainty regarding the federal budget and federal spending levels, including the possible impacts of a failure to increase the “debt ceiling.” Any U.S. government default on its debt could have broad macroeconomic effects that could, among other things, raise our borrowing costs. Any future shutdown of the federal government or failure to enact annual appropriations could also have a material adverse impact on our liquidity, results of operations and financial condition.
Additionally, considerable uncertainty exists regarding how future budget and program decisions will develop, including the spending priorities of the new U.S. presidential administration and Congress and what challenges budget reductions will present for us and our industry generally. On January 20, 2025, an executive order established an advisory commission, the Department of Government Efficiency (“DOGE”), to reform federal and government processes and reduce expenditures. A significant portion of our funding comes from the U.S. government, including the funding for Starlab. Pressures on and uncertainty surrounding the U.S. federal government’s budget, and potential changes in budgetary priorities and spending levels, could adversely affect the funding for and delay or eliminate the ability for additional contracting. While we cannot predict the actions of DOGE, any disruptions to the government budget and spending could materially adversely affect our financial condition and results of operation.
Changes in tax law, effective tax rates or adverse outcomes from other tax increases or an examination of our income or other tax returns could adversely affect our results of operations and financial condition.
Changes in laws and policies relating to taxes may materially and adversely affect our financial condition, results of operations and cash flows. Any changes in our effective tax rates or tax liabilities could adversely affect our results of operations and financial condition. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors including:
•changes in the valuation of our deferred tax assets and liabilities;
•expected timing and amount of the release of any tax valuation allowances;
•expansion into or future activities in new jurisdictions;
•the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities;
•tax effects of share-based compensation; and
•changes in tax laws, tax regulations, accounting principles, or interpretations or applications thereof.
Many countries have recently enacted, or are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations. For example, in 2017, the United States enacted the Tax Cuts and Jobs Act, which made significant changes to its tax laws, including reducing the corporate tax rate and altering the way in which the United States taxes multinational corporations. Some of these changes are scheduled to expire in 2025, although various members of Congress and other governmental officials have proposed extending or modifying many of these rules. In 2021, the Organization for Economic Cooperation and Development released a framework to implement a global minimum tax of 15% (“Pillar 2”). While it is uncertain whether the United States will enact Pillar 2 legislation, other countries have adopted legislation to implement Pillar 2. In August 2022, the Inflation Reduction Act (the “IRA”) was signed into law in the United States. The IRA made a number of changes to U.S. tax laws, including adding a 15% minimum tax on adjusted financial statement income of certain large companies with average book income in excess of $1 billion. Legislation currently pending in Congress could also affect the treatment of U.S. corporations and their shareholders; however, we are not able to predict whether this legislation will be adopted in its current form or at all. Legislative and other authorities both in the United States and in other countries regularly consider and may adopt these proposed or other similar or other changes to tax law, rules and policies, and we are not able to predict if or when any such changes will be made.

In addition, an adverse outcome arising from an examination of our income or other tax returns could result in additional taxes, penalties, interest or other liabilities that could have an adverse effect on our operating results and financial condition.
Risks Related to Our International Operations
Our international business exposes us to risks relating to regulation, currency fluctuations and political or economic instability in foreign markets, which could have a material adverse effect on us.
We conduct business internationally through various products and services, including the ISS, and we intend to continue to do so in the future, including upon operation of Starlab. International operations are subject to certain risks, such as unexpected changes in laws, policies and regulatory requirements, including, but not limited to, regulations related to trade controls; increased cost of localizing systems in foreign countries; increased sales and marketing and research and development expenses; availability of suitable export financing; timing and availability of export licenses; imposition or increases of taxes, tariffs, embargoes and other trade barriers; political and economic instability; issues related to the political relationship between the United States and other countries; effects of austerity programs or similar significant budget reduction programs; potential preferences by prospective customers to purchase from local (non-U.S.) sources; and fluctuations in currency exchange rates, foreign exchange controls and restrictions on cash repatriation; compliance with international laws and U.S. laws affecting the activities of U.S. companies abroad; challenges in staffing and managing foreign operations; difficulties in managing distributors; requirements for additional liquidity to fund our international operations; difficulties in obtaining or enforcing judgments in foreign jurisdictions; ineffective legal protection of our intellectual property rights in certain countries; potentially adverse tax consequences; potential difficulty in making adequate payment arrangements; and potential difficulty in collecting accounts receivable. As a result of these and other risks, we may be unsuccessful in implementing our business plan for our broadband services business internationally, or we may not be able to achieve the revenues that we expect. In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. We may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. Any of the risks described above could materially harm our business and impair the value of our Class A common stock.
Lack of international cooperation with Russia in the space industry could have a material adverse effect on our business.
We generate revenues by managing missions on the ISS, including equipment testing, experiments, satellite deployments and other payloads, as well as through the operation of our Bishop Airlock. Russia’s decision to halt the export of rocket engines used by a number of launch providers to supply the ISS may result in delay or loss of revenue opportunities related to our activities on the ISS as well as to other ride-share missions.
Our international sales and operations are subject to applicable laws relating to trade, including economic and trade sanctions and trade controls, the violation of which could adversely affect our operations.
We must comply with all applicable trade control laws and regulations of the United States and other countries, including the Arms Export Control Act, the International Traffic in Arms Regulations (the “ITAR”), the Export Administration Regulations (“EAR”) and the economic and trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the U.S. Department of State under ITAR. Other items are controlled for export by the U.S. Department of Commerce under the EAR. Applicable trade controls and sanctions restrict our ability to export our products to, or otherwise transact or deal with, certain countries, territories, and persons. For instance, we cannot provide services to certain countries or persons unless we first obtain the necessary authorizations from OFAC. Detecting, investigating and resolving actual or alleged violations of trade control or sanctions laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with these laws or regulations could result in significant fines, more onerous compliance requirements, more extensive debarments from export privileges, loss of export-related authorizations, reputational harm, adverse media coverage and other collateral consequences. A violation or even an allegation of a violation, of sanctions or trade controls could have a material adverse effect on us.

If significant tariffs or other trade restrictions continue to be placed on foreign imports by the United States and related countermeasures are taken by impacted foreign countries, our sales and results of operations may be harmed.
If significant tariffs or other trade restrictions continue to be placed on foreign imports by the United States and related countermeasures are taken by impacted foreign countries, our sales and results of operations may be harmed. Expanded tariffs or further retaliatory actions may force us to raise prices or absorb higher costs, potentially leading to customer loss and negatively impacting our performance, sales, and earnings.
Seeking to enforce an international contract through foreign courts may take significant amounts of time and expense with no certainty of success.
Our business could be adversely affected if we are required to enforce international contracts through foreign courts and we are unsuccessful or incur significant amounts of time and expenses seeking to do so. High litigation costs and long delays make resolving commercial disputes in foreign courts time consuming and expensive. Such costs can be difficult to calculate with certainty. In addition, in certain jurisdictions in which we currently conduct business or may seek to conduct business in the future, there can be uncertainty regarding the interpretation and application of laws and regulations relating to the enforceability of contractual rights.
Risks Related to Information Technology, Cybersecurity, Data Privacy and Intellectual Property
Any significant failure of, disruption in, or unauthorized access to or use of, our computer systems or those of third parties that we utilize in our operations, including those arising from cyberattacks, could result in a loss or degradation of service, unauthorized processing of data, or theft or tampering of intellectual property, any of which could materially adversely impact our business and financial conditions.
We rely extensively on our computer systems and other information technology, and those of our vendors, suppliers and other third-parties, to manage all aspects of our business and therefore, our operations, products, services, data and intellectual property are inherently at risk of disruption, loss, unauthorized access or use, human error, or tampering by both insider threats and external bad actors. In particular, our operations have faced, and will in the future face, various cyber and other security threats that threaten the confidentiality, integrity and availability of our systems, information technology and data, including attempts from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as malfeasance by insiders, human or technological error, computer viruses and other malicious codes, bugs or other vulnerabilities in software that is integrated into our (or our suppliers’ or vendors’) systems and products, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other types of attacks. Any current or future integration of artificial intelligence in our or any third-party providers’ operations, products or services is also expected to pose new or unknown cybersecurity risks and challenges. In addition, threats to the security of our facilities, infrastructure or supply chain, power outages, threats from terrorist acts or other acts of aggression or catastrophic events could have a material adverse impact on our business.
In the ordinary course of our business, we collect, receive, access, use, maintain, handle, store, transmit, disclose, destroy, dispose of and otherwise process personal, sensitive and other proprietary or confidential information, including intellectual property, business information, and personal information of our customers, suppliers and other third parties on our networks, and all such information is at risk. We may have liability to our customers, suppliers and other third parties if their information is lost, exfiltrated, processed in an unauthorized manner or otherwise compromised. Similarly, the data, intellectual property, and products and services in third-party environments are also inherently at risk. To the extent we have access to or rely on any customer, supplier or other third-party network, we face risks of breach, disruption or loss of those networks and information transmitted via those networks as well. Because we do not control our third-party vendors, or the processing of data by our vendors, our ability to monitor the data security of such third parties may be very limited such that we cannot ensure the integrity or security of measures they take to protect and prevent the loss or other unauthorized processing of our data and systems. If our third-party vendors fail to protect their information technology systems and our data, we may be vulnerable to disruptions in service and unauthorized processing of data, experience impacts to our operations, and we could incur liability and reputational damage. Moreover, we have acquired and may continue to acquire companies with cybersecurity vulnerabilities and/or unsophisticated security measures, which exposes us to significant cybersecurity, operational and financial risks.
Our systems and processes, and those of our customers, suppliers, vendors and other third-parties, can be attacked by third parties seeking to obtain access to or disrupt the data, systems and other information technology assets used in our operations. The techniques used to gain unauthorized access and conduct other types of cyberattacks are varied and constantly evolving as threat actors are becoming increasingly sophisticated in using techniques and tools—including artificial intelligence—that circumvent security controls, evade detection and remove forensic evidence. As a result, we may be unable to anticipate, timely detect, prevent or remediate all unauthorized processing, disruption, loss or harm. Because of our highly desired intellectual property and our support of the U.S. government and other governments, we (and our customers, vendors and suppliers) are a particularly attractive target for such attacks by hostile foreign governments, which have access to substantial technological resources and expertise. We have experienced attacks on our systems from bad actors that, to date, have not had a material adverse effect on our business. We cannot offer assurances, however, that future attacks will not materially adversely affect our business.
A cybersecurity incident or other significant disruption of our or our third-party vendors’ operations, systems, assets, products, or services could:
•disrupt the proper functioning of our networks, applications and systems and therefore our operations and/or those of certain of our customers, suppliers and other business and commercial partners;
•result in the loss, exfiltration or unauthorized processing of personal, sensitive or other regulated data, which may require or result in us notifying individuals, customers, governmental authorities, supervisory bodies and other parties, including pursuant to data privacy, data protection and cybersecurity laws and regulations;
•result in the unauthorized access to, destruction, loss, theft, misappropriation, release or other processing of, our, our customers’, our suppliers’, our vendors’ or our business and commercial partners’ proprietary, confidential, sensitive or otherwise valuable information, including trade secrets, which others could use to compete against us or for disruptive, destructive, or otherwise harmful purposes and outcomes;
•destroy or degrade assets including space, ground and intellectual property assets;
•manipulate or tamper with our operations, products, services or other systems delivered to our customers or suppliers;
•compromise other sensitive government functions;
•subject us to legal claims or proceedings (including class actions), governmental investigations and enforcement actions and regulatory fines, penalties or other liabilities; and
•damage our reputation with our customers (particularly agencies of various governments) and the public generally, and cause us to lose existing or future customers.
We could also be required to spend significant financial and other resources to remedy the damage caused by a cybersecurity incident or significant disruption. In addition, we could be required to pay for investigations, forensic analyses, legal advice, public relations advice or other services, or to repair or replace networks and information technology systems. We cannot guarantee that any costs and liabilities incurred in relation to a cybersecurity incident or significant disruption of our or our vendors’ operations, systems, assets, products or services will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all.
A cybersecurity incident that involves classified or other sensitive government information or certain controlled technical information could subject us to civil or criminal penalties and could result in loss of security clearances and other accreditations, loss of our government contracts, loss of access to classified information, loss of export privileges or debarment as a government contractor.

Any actual or perceived failure to comply with new or existing data privacy, data protection, and cybersecurity laws, regulations and other requirements could cause substantial harm to our business.
We are subject to U.S. federal, state, local and international laws, regulations, industry standards and contractual obligations regarding data privacy, data protection and cybersecurity, including those governing the processing and protection of personal, sensitive and other proprietary or confidential information.
In the United States, there are numerous federal and state data privacy and security laws, rules, and regulations governing the Processing of personal data, including federal and state data privacy laws, data breach notification laws, and consumer protection laws. For example, the U.S. Federal Trade Commission (the “FTC”) and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination, and security of data. Such standards require us to publish statements that describe how we handle personal data and choices individuals may have about the way we handle their personal data. If such information that we publish is considered untrue or inaccurate, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Moreover, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal data secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. State consumer protection laws provide similar causes of action for unfair or deceptive practices. All 50 U.S. states, the District of Columbia and several U.S. territories have adopted data breach notification laws that require notice to be given to affected individuals, regulators, credit reporting agencies and/or others when certain types of data have been compromised as the result of a cybersecurity breach or incident. In the event of such a cybersecurity incident, our compliance with these laws may subject us to costs associated with investigation, notice and remediation, as well as potential litigation and investigations from applicable regulatory authorities. We may also become liable for damages under our contracts and applicable law and incur penalties and other costs. Depending on the facts and circumstances, any damages, penalties, fines and costs could be significant.
For example, California enacted the California Consumer Privacy Act (the “CCPA”), which gives California residents expanded rights to access and delete their personal information, opt out of certain sales of personal information, and receive detailed information about what personal information is collected, how their personal information is used, and how that personal information is shared. The CCPA provides for civil penalties for violations enforced by the California Attorney General, as well as a private right of action for data breaches that is expected to increase data breach litigation. Additionally, the California Privacy Rights Act (the “CPRA”) expands upon the CCPA and imposes additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data and opt outs for certain uses and disclosure of sensitive personal information. It also created a new California data protection agency authorized to issue substantive regulations, which is likely to result in increased privacy, cybersecurity and data protection enforcement. The CCPA has encouraged “copycat” laws in other states across the country. For example, Colorado enacted the Colorado Privacy Act (the “CPA”). Similar laws have been proposed (and in some states, passed), and likely will continue to be proposed, in other states and at the federal level which have conflicting requirements that make compliance challenging. We cannot yet determine the full impact that these laws, regulations and standards may have on our business or operations, but it may increase our compliance costs and potential liability, particularly in the event of a data breach, as we grow, and the associated compliance costs may have a material adverse effect on our business.
In addition to the United States, a growing number of other global jurisdictions are considering or have passed legislation implementing data protection requirements that currently or may in the future apply to us and that could increase the cost and complexity of delivering our services, particularly as we expand our operations internationally. For example, in the EU and UK, we are subject to the EU General Data Protection Regulation (“EU GDPR”), the UK General Data Protection Regulation and the UK Data Protection Act (together, the “UK GDPR”) (the EU GDPR and UK GDPR together, the “GDPR”). The GDPR imposes stringent data protection requirements for processing the personal data of individuals within the EU and UK, many of which are different from requirements under existing U.S. privacy laws. The GDPR enhances data protection obligations for “processors” and “controllers” of personal data, including, for example, expanded disclosure requirements, limitations on retention of personal data, mandatory data breach notification requirements and additional obligations. Non-compliance with the GDPR can trigger fines of up to the greater of €20 million/£17.5 million, or 4%, of our global annual turnover, and since we are under the supervision of relevant data protection authorities in both the EU and the UK, we may be fined under both the EU GDPR and the UK GDPR for the same breach. Non-compliance with the GDPR may also place restrictions on the conduct of our business and the manner in which we interact with our customers. Among other requirements, the GDPR generally prohibits transfers of personal data subject to the GDPR outside of the EU/UK, including the United States, unless a lawful data transfer solution has been implemented or a data transfer derogation applies. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EU and UK to third countries, including the United States. As the landscape further develops, we could suffer additional costs, complaints and/or regulatory investigations or fines, and we may have to take additional or different compliance measures, stop using certain tools and vendors and make other operational changes.
We are also subject to evolving EU/UK privacy laws, which impose strict requirements on the use of cookies (and similar tracking technologies) and communications data including, for example, a requirement to collect valid consent for cookies and similar technologies, a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of non-essential cookie. European court and regulatory decisions are driving increased attention to cookies and tracking technologies, and data protection regulators are increasingly active in enforcement in this area. If enforcement by regulators of the strict approach to opt-in consent for all but essential use cases, as seen in recent guidance and decisions continues, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities.
Additionally, as we accept debit and credit cards for payment, we are subject to the Payment Card Industry Data Security Standard (“PCI-DSS”), issued by the Payment Card Industry Security Standards Council. PCI-DSS contains compliance guidelines with regard to our security surrounding the physical and electronic storage, processing and transmission of cardholder data. If we or our service providers are unable to comply with the security standards established by banks and the payment card industry, we may be subject to fines, restrictions and expulsion from card acceptance programs, which could materially and adversely affect our business.
Further, we may be impacted by evolving EU cybersecurity laws. The Network and Information Security 2 Directive (“NIS 2”) came into force in January 2023, building on the original Network and Information Security Directive, amending the rules on security of network and information systems in the EU. EU Member States were required to adopt NIS 2 into national law by October 17, 2024. NIS2 broadens the scope of regulated sectors and entities, including the space sector, and imposes heightened cybersecurity obligations on in-scope entities, including in respect of supply chain security, and reporting requirements in respect of incidents having a significant impact on the provision of their services and significant cyber threats. It also introduces more stringent supervisory measures and stricter enforcement requirements – EU Member States must provide for administrative fines of at least the greater of €10 million, or up to 2% of annual worldwide turnover for certain infringements of NIS 2. Once fully in force, national laws implementing NIS 2 may require us to modify our cybersecurity practices and policies and we could incur substantial costs as a result.
Many federal, state and foreign government bodies and agencies have introduced additional laws and regulations governing the use of artificial intelligence and machine learning technologies. It is also possible that new laws and regulations will be adopted in the United States and in other countries, or that existing laws and regulations will be interpreted in ways that would affect the way in which we use artificial intelligence. It may not be possible to predict how such changes in the legal and regulatory landscape may affect our development or use of artificial intelligence. For example, the EU has introduced a new regulation applicable to certain artificial intelligence technologies and the data used to train, test and deploy them (the “EU AI Act”). The EU AI Act entered into force on August 1, 2024, and its requirements will become effective on a staggered basis, with the majority of the substantive requirements applying from August 2, 2026. The EU AI Act will impose material requirements on both the providers and deployers of artificial intelligence technologies, and prohibit certain artificial intelligence practices, with infringement punishable by sanctions of up to 7% of annual worldwide turnover or EUR 35 million (whichever is higher) for the most serious breaches. Once fully applicable, the EU AI Act will have a material impact on the way artificial intelligence is regulated in the EU, and together with developing guidance and/or decisions in this area, may affect our use of artificial intelligence and our ability to provide and to improve our services, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, operations and financial condition. In addition, in the United States, the Trump administration has rescinded an executive order relating to the safe, secure and trustworthy development of artificial intelligence technologies that was previously issued by the Biden administration. The Trump administration then issued a new executive order on January 23, 2025 that, among other things, requires certain agencies to develop and submit to the president action plans to “sustain and enhance America’s global AI dominance in order to promote human flourishing, economic competitiveness, and national security,” to review all policies, directives, regulations, orders and other actions taken pursuant to the rescinded Biden executive order and to, as appropriate and consistent with applicable law, suspend, revise, or rescind any such policies, directives, regulations, orders and other actions that are or may be inconsistent with, or present obstacles to, the policy of sustaining and enhancing America’s global AI dominance. Thus, the Trump administration or other agencies or governmental bodies may continue to rescind other existing federal orders, directive, regulations, actions and/or policies relating to artificial intelligence, or may issue, adopt or implement new executive orders and/or other policies, directives, regulations, orders and other actions relating to artificial intelligence in the future. Any such changes at the federal level could require us to expend significant resources to modify our products, services, or operations to ensure compliance or remain competitive.
Although we seek to comply with applicable laws, regulations, industry standards and other legal obligations relating to data privacy, data protection and cybersecurity, these requirements are continuously evolving and may be modified, interpreted, or applied in an inconsistent manner from one jurisdiction to another and may conflict with one another or other legal obligations with which we must comply, which raises both costs of compliance and likelihood that we will fail to satisfy all of our legal requirements. Moreover, many of the laws and regulations in this area are relatively new and their interpretations are uncertain and subject to change. Monitoring, preparing for and complying with the array of data privacy, data protection and cybersecurity legal regimes to which we are subject also requires us to devote significant resources, including, financial and time-related resources. Each of these data privacy, data protection and cybersecurity laws, regulations and standards and any other such changes or new laws, regulations or standards could impose significant limitations on our ability to process data and to offer certain types of products or services, require increased compliance costs and/or changes to our business, which may make our business costlier or less efficient to conduct.
In addition, any failure or perceived failure by us to comply with any data privacy, data protection or cybersecurity laws, regulations, standards or contractual obligations to which we are or may become subject, or other legal obligations relating to data privacy, data protection, cybersecurity or consumer protection could adversely affect our reputation, brands and business, and may result in investigations, claims, proceedings or actions against us by governmental entities, customers, suppliers or others, including class actions, or other liabilities or may require us to change our operations and/or cease using certain data sets. Any such investigations, claims, proceedings, actions, or other liabilities could hurt our reputation, brands and business, force us to incur significant expenses in investigations and defense of such proceedings or actions, distract our management, increase our costs of doing business, result in a loss of customers and third-party partners and result in the imposition of significant damages liabilities or monetary penalties.
In addition, we depend on several third-party vendors in relation to the operation of our business, a number of which process personal information on our behalf. With each such provider, we attempt to mitigate the associated risks of using third parties by performing security assessments and due diligence and entering into contractual arrangements designed to ensure that providers only process personal information according to our instructions, and that they have technical and organizational security measures in place. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing of such information. Any violation of data privacy, data protection or cybersecurity laws, regulations, standards, or contractual obligations by our third-party processors could have a material adverse effect on our business, financial condition and operating results, and result in the fines and penalties outlined above.
Our use of artificial intelligence and machine learning technologies could adversely affect our products and services, harm our reputation, or cause us to incur liability resulting from harm to individuals or violation of laws and regulations or contracts to which we are a party.
We use machine learning, artificial intelligence and automated decision-making technologies throughout our business, and are dedicating resources and efforts to continuously improve our use of such technologies. For example, we are developing artificial intelligence powered-edge computing units to operate across Earth and space, delivering versatile, real-time intelligence capabilities for defense and national security applications as well as for commercial use. As with many technological innovations, there are significant risks and challenges involved in developing, maintaining and deploying these technologies and there can be no assurance that the usage of such technologies will always enhance our solutions or be beneficial to our business, including our efficiency or profitability.
In particular, if the models underlying the artificial intelligence, machine learning and automated decision-making technologies that we develop or use are: (i) incorrectly designed or implemented; (ii) trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures (including with respect to the processing and protection of such data); (iii) used without sufficient oversight and governance to ensure their responsible and ethical use; and/or (iv) adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation and the reputations of our customers and business partners, could suffer or we could incur liability resulting from harm to individuals, civil claims or the violation of laws or contracts to which we are a party.
If we cannot successfully establish, maintain, protect, and enforce our intellectual property, our business could suffer.
Our success depends on our ability to establish, maintain, protect and enforce our intellectual property and other proprietary rights. We rely on a combination of intellectual property rights, contractual protections and other practices to protect our proprietary information, technologies and processes as well as our brand. While it is our policy to maintain, protect and enforce our intellectual property rights, we cannot be sure that the actions we have taken will be adequate to protect us, and if our existing intellectual property rights are rendered invalid or unenforceable, or narrowed in scope, the protection such rights afford our products, services and brands could be impaired. We may be required to spend significant resources to monitor and protect our intellectual property rights and the efforts we take to protect our proprietary rights may not be sufficient. Our failure to maintain adequate protection of our intellectual property rights for any reason could negatively affect our competitive position, impede our ability to commercialize our products and services and harm our business and operating results. In addition, U.S. government contracts typically contain provisions that allow the government to claim rights, including intellectual property rights, in products and data developed under such agreements. We may not have the right to prohibit the U.S. government from using certain technologies developed by us and we may not be able to prohibit third-party companies, including our competitors, from using these technologies in providing products and services to the U.S government. The U.S. government generally takes the position that it has the right to royalty-free use of technologies that are developed under U.S. government contracts or using U.S. government funding.
We primarily rely on patent, copyright and trade secret laws to protect our proprietary technologies and processes, including the operations systems and technologies we use throughout our businesses both in our enabling functions and infrastructure development functions. We currently own certain patents and have applied for and may continue to apply for patent protection relating to certain proprietary aspects of existing and proposed products, processes and services. We cannot guarantee that any of our patent applications will issue into patents and the patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Some patent applications in the United States are maintained in secrecy for a period of time after they are filed and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or the first to file patent applications on such inventions. The patenting process is expensive and time-consuming, and we may not be able to file and/or prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or pursue or obtain patent protection in all relevant markets. Further, we cannot assure you that competitors will not infringe our patents or that we will have adequate resources to enforce our patents.
We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. However, trade secret protection is risky and uncertain, and the disclosure or independent development by third parties of our proprietary technology could have a material adverse impact on our business and results of operations. Although our policy is to enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic and business relationships, no assurance can be given that these agreements will be effective in controlling access to, and distribution of, our proprietary information or will provide us with effective remedies in the event of a breach. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and a favorable outcome is not guaranteed. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our technologies, which may allow them to provide products and services similar to ours and thereby harm our competitive position. In addition, while we intend to put in place policies and procedures with respect to the use of artificial intelligence to mitigate risks to our confidential and proprietary information in connection with our anticipated adoption of such technologies, the use of certain artificial intelligence tools may pose risks to our proprietary and confidential information, including the inadvertent disclosure of such information into publicly available third-party training sets.
We also rely on our trademarks to distinguish our products and services from those of our competitors and have registered or applied to register many of these trademarks. If our trademarks are not adequately protected, we may be unable to maintain or build name recognition in our target markets and our business may be adversely affected. We cannot guarantee that our trademark applications will be approved and third parties may oppose our trademark applications or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our services or solutions, which could result in loss of brand recognition and could require us to devote resources to develop, advertise and market new brands. If we are unable to successfully register our trademarks and establish name recognition based on our trademarks, we may not be able to compete effectively and our business may be adversely affected. In addition, competitors or other third parties have in the past adopted, and may in the future adopt, trademarks similar to ours, which may impede our ability to build brand identity, possibly leading to market confusion and potentially requiring us to pursue legal action.
Significant resources may be required to monitor and protect our intellectual property rights, and despite such efforts, we may not be able to detect infringement, misappropriation or other violations of our intellectual property rights by third parties. Litigation may be necessary in the future to enforce or protect our intellectual property rights. Such litigation could be costly, time-consuming, unpredictable and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the ownership, scope, validity and enforceability of our intellectual property rights. Third parties may also separately challenge the validity and enforceability of our intellectual property in administrative and other legal proceedings. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated. Furthermore, because of the substantial amount of discovery that may be required in connection with intellectual property litigation, there is a risk that some of our proprietary or confidential information could be compromised by disclosure during this type of litigation. Our inability to protect our proprietary technology and other intellectual property against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could allow competitors to develop and commercialize services or products similar to ours and thereby reduce demand for our offerings, could delay future sales and introductions of new capabilities, result in our substituting inferior or more costly technologies into our business, or injure our reputation.
Additionally, we have licensed, and may license in the future, intellectual property rights from third parties, and the licenses we receive to such intellectual property rights may not provide exclusive or unrestricted rights in all fields of use and in all territories in which we may wish to develop or commercialize our products in the future and may restrict our rights to offer certain products in certain markets or impose other obligations on us in exchange for our rights to the licensed intellectual property. If we violated the terms of any of our license agreements, such as by failing to make specified royalty payments or failing to comply with quality control standards, a licensor may have the right to terminate our license. Even if we comply with all the terms of a license agreement, we cannot guarantee that we will be able to renew an agreement when it expires even if we desire to do so. The failure to maintain or renew our material license agreements could result in a loss of revenue and negatively impact our results of operations. In addition, we may be required to license additional technology from third parties to develop and market new capabilities, and we cannot assure you that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete. We also grant licenses to third parties which allow third parties the right to use certain of our intellectual property in a restricted capacity. Further, a government, including the U.S. government, or a prime contractor customer could require us to relinquish intellectual property and data rights in connection with performing work on a government contract, which could lead to a loss of valuable rights in technology and intellectual property as a condition for participating in a government program. While we attempt to ensure that our intellectual property rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights in or the value of our intellectual property rights.
Additionally, our intellectual property rights may not be protected in some jurisdictions to the same extent that they are protected in the United States, increasing the potential for infringement. It may be more difficult for us to successfully challenge the use of our intellectual property by other parties in these countries, which could diminish the value of our technologies, products and services and cause our competitive position and growth to suffer. In addition, filing prosecuting and defending our intellectual property in all countries throughout the world where we operate may be prohibitively expensive. The lack of adequate legal protections of intellectual property or adequate legal remedies for infringement, misappropriation and other violations of intellectual property in jurisdictions outside of the United States could have an adverse effect on our business, results of operations, and financial condition.
Third parties may allege that we are infringing, misappropriating, or otherwise violating their intellectual property rights, which could involve substantial costs and adversely impact our business.
Our success in part depends on our ability to develop, manufacture, market and sell our technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. Furthermore, we cannot guarantee that the operation of our business does not and will not infringe or violate the rights of third parties. Because of technological changes in our industry, current patent coverage and the rapid rate of issuance of new patents, our current or future technologies may infringe, misappropriate or otherwise violate existing or future patents or intellectual property rights of other parties. Further, because some patent applications are maintained in secrecy for a period of time, there is a risk that we could develop a product or technology without knowledge of a pending patent application, which product or technology would infringe a third-party patent once that patent is issued.
We have in the past, and may in the future, be subject to claims by third parties alleging that we have infringed, misappropriated or otherwise violated their intellectual property rights. Any such claims, even those without merit, can be expensive and time-consuming to defend and may divert management’s attention and resources, and an adverse result in any proceeding could put our ability to produce, market and sell our technologies in jeopardy. The outcome of any litigation is inherently uncertain, and there can be no assurances that favorable final outcomes will be obtained in all cases. We may be required to spend significant resources to defend against such claims, pay significant money damages, cease using certain processes, technologies, trademarks or other intellectual property, cease making, offering and selling certain technologies, obtain a license (which may not be available on commercially reasonable terms or at all) or redesign all or a portion of our technologies or change our branding (which could be costly, time-consuming, or impossible). While no such claims have been material to date, there is no guarantee that future claims would not have a material effect on our business.
The defense costs and settlements for intellectual property infringement lawsuits may not be covered by insurance. Intellectual property infringement lawsuits can take years to resolve. If we are not successful in our defenses or are not successful in obtaining dismissals of any such lawsuit, legal fees or settlement costs could have an adverse effect on our operations and financial position. Even if resolved in our favor, the volume of intellectual-property-related claims and the mere specter of threatened litigation or other legal proceedings may cause us to incur significant expenses and could distract our personnel from day-to-day responsibilities. The direct and indirect costs of addressing these actual and threatened disputes may have an adverse effect on our operations, reputation, and financial performance.

In addition, some of our agreements with third parties require us to indemnify them for certain intellectual property claims against them, which could require us to incur considerable costs in defending such claims, and may require us to pay significant damages in the event of an adverse ruling. Such third-party partners may also discontinue their relationships with us as a result of injunctions or otherwise, which could result in loss of revenue and adversely impact our business operations.
Intellectual property rights discovered through government-funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies and compliance with such regulations may limit our intellectual property rights.
We may develop, acquire, or license intellectual property rights that have been generated with U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights may include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government may have the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third-party if the U.S. government determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in” rights). Such “march-in” rights would apply to new subject matter arising from the use of such government funding or grants and would not extend to pre-existing subject matter or subject matter arising from funds unrelated to the government funding or grants. If the U.S. government exercised its march-in rights in our intellectual property rights that have been generated through the use of U.S. government funding or grants, we could be forced to license or sublicense intellectual property we developed or that we license on terms unfavorable to us, and there can be no assurance that we would receive compensation from the U.S. government for the exercise of such rights. The U.S. government may also have the right to take title to these inventions if a funding or grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government prohibits granting the exclusive right to use or sell these inventions in the United States unless the licensee agrees that products embodying or produced through the inventions will be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner of the intellectual property rights can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property rights.
Our use of open source software could compromise the proprietary nature of our software and expose us to other legal liabilities and technological risks.
Some of our proprietary software utilizes and incorporates open source software and we expect to continue to use open source software in our business in the future. Open source software is freely accessible, usable and modifiable, in each case, subject to the terms of the applicable open source software license. Open source software is licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions. For example, certain open source licenses may give rise to requirements to disclose or license our proprietary source code or make available any derivative works or modifications of the open source code on unfavorable terms or at no cost, and we may be subject to such terms if such open source software is combined, linked or otherwise integrated with our proprietary software in certain ways. We have implemented policies relating to our use of open source software that are designed to mitigate the risk of subjecting our proprietary code to these restrictions and requirements. However, we cannot be certain that we use open source software in a manner that is consistent with such policies. For example, we cannot guarantee that all open source software is reviewed prior to use in our platform or that our developers have not incorporated open source software into our products that we are unaware of or that they will not do so in the future. If we fail to comply with our policies, or if our policies are flawed, we may be subject to certain requirements, including requirements that we offer our software that incorporates or links to the open source software at reduced cost or for free, or that we make available the proprietary source code for such software to the general public.
Furthermore, there are an increasing number of “open source” software license types, almost none of which have been interpreted by U.S. or foreign courts, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As a result, there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products and services. If a third-party were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and required to comply with onerous conditions or restrictions on the use of our proprietary software. In any of these events, we could be required to seek licenses from third parties and pay royalties in order to continue using the open source software necessary to operate our business or we could be required to discontinue use of our software in the event re-engineering cannot be accomplished on a timely basis, or at all. Any of the foregoing could require us to devote additional research and development resources to re-engineer our software, could result in customer dissatisfaction, could allow our competitors to create similar platforms with lower development effort and time and could have a material adverse effect on us. In addition, the use of open source software may entail greater technical and legal risks than those associated with the use of third-party commercial software, as open source licensors generally do not provide support, warranties, controls on origin of the software, indemnification or other contractual protections regarding infringement claims or the quality of the code, including the existence of security vulnerabilities. We cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with usage of open source software, such as the lack of warranties or assurance of title, cannot be eliminated and could, if not properly addressed, negatively affect our business. To the extent that our technologies and other business operations depend upon the successful and secure operation of the open source software we use, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our software, delay the introduction of new technological capabilities, result in a failure of our technologies, and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks and make our systems more vulnerable to data breaches or security attacks. In addition, the public availability of such software may make it easier for others to compromise our platform. Any of the foregoing would have a negative effect on our business, financial condition and results of operations.
Risks Related to Employees and the Workforce
We are highly dependent on the services of Mr. Dylan Taylor, Co-Founder, Chairman and Chief Executive Officer and Mr. Matthew Kuta, Co-Founder and President and if we are unable to retain Mr. Taylor and Mr. Kuta, our ability to compete could be harmed.
Much of our success centers around our two founders, Mr. Taylor and Mr. Kuta, who developed our model for acquisitions and revenue streams and provided the vision and leadership for our current success. While every member of our team is valuable, retaining the services and leadership of Mr. Taylor and Mr. Kuta is paramount. In addition to the value that both bring to the company, both Mr. Taylor and Mr. Kuta are influential in the space sector in the local community. They represent the essence and ideals of our company.
If either Mr. Taylor or Mr. Kuta were to discontinue their current roles in the near future or should either founder be unable to fulfill his duties for some reason, we would be hampered in fulfilling our vision, mission and goals. It may take time for us to replace and provide the same level of performance with other individuals. This delay in transition may hinder our ability to meet revenue and acquisition goals that investors anticipate. We do not maintain, and we do not expect to maintain in the future, a key person life insurance policy with respect to either Mr. Taylor, Mr. Kuta, or any of our employees.
Our inability to hire or retain key personnel could have a material adverse effect on us.
Our future success depends on the continued service of our senior management team and key technical employees as well as our ability to identify, attract and retain highly skilled technical, managerial, finance, and other personnel. Our operating performance is also dependent upon personnel who hold security clearances and receive substantial training to work on certain programs or tasks and can be difficult to replace on a timely basis if we experience unplanned attrition. The loss of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously harm our business, financial condition and results of operations. We face intense competition for qualified individuals, including for individuals holding high-level clearances, from numerous companies. Often, significant amounts of time and resources are required to train technical, sales and other personnel. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. In addition, we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. We may be unable to attract and retain suitably qualified individuals who can meet our growing technical, operational and managerial requirements, on a timely basis or at all, and we may be required to pay increased compensation in order to do so. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information. If we are unable to attract and retain the qualified personnel we need to succeed, our business would suffer.
Labor-related matters, including labor disputes, may adversely affect our operations.
None of our employees are currently represented by a union. If our employees decide to form or affiliate with a union, we cannot predict the effects such future organizational activities will have on our business and operations. If we were to become subject to work stoppages, we could experience disruption in our operations, including delays in manufacturing and operations, and increases in our labor costs, which could harm our business, results of operations, and financial condition.
In addition, we could face a variety of employee claims against us, including but not limited to general discrimination, privacy, wage and hour, labor and employment, Employee Retirement Income Security Act, and disability claims. Any claims could also result in litigation or regulatory proceedings being brought against us by various government agencies that regulate our business, including the U.S. Equal Employment Opportunity Commission. Often these cases raise complex factual and legal issues and create risks and uncertainties. If we were to become subject to such labor disputes, it could have a negative effect on our business, financial condition and results of operations.
Legal and Regulatory Risks
We or our subsidiaries may be party to legal proceedings, investigations and other claims or disputes, which are costly to defend and, if determined adversely to us, could require us to pay fines or damages, undertake remedial measures or prevent us from taking certain actions, any of which could have a material adverse effect on us.
We or our subsidiaries may be party to legal proceedings, investigations and other claims or disputes, which may relate to subjects including commercial transactions, intellectual property, securities, employee relations or compliance with applicable laws and regulations. These legal proceedings could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition. These and other legal proceedings and investigations are inherently uncertain and we cannot predict their duration, scope, outcome or consequences. There can be no assurance that these or any such matters that have been or may in the future be brought against us will be resolved favorably. In connection with any government investigations, we may be required to pay substantial fines or civil and criminal penalties and/or be subject to equitable remedies, including disgorgement or injunctive relief, in the event the government takes action against us or the parties resolve or settle the matter. Other legal or regulatory proceedings, including lawsuits filed by private litigants, may also follow as a consequence. These matters are likely to be expensive and time-consuming to defend, settle and/or resolve and may require us to implement certain remedial measures that could prove costly or disruptive to our business and operations. They may also cause damage to our business reputation. The unfavorable resolution of one or more of these matters could have a material adverse effect on our business.

Our business is subject to various regulatory risks that could have a material adverse effect on us.
The environment in which we operate is highly regulated due to the sensitive nature of our complex and technologically advanced systems, in addition to regulations broadly applicable to publicly listed corporations. There are numerous regulatory risks that could adversely affect operations, including but not limited to:
•Changes in laws and regulations. The laws and regulations governing our business and operations may change in the future. A portion of our revenue is generated from customers outside of the United States and it is likely to increase. There may be a material adverse effect on us if we are required to alter our business to comply with changes in both domestic and foreign regulations, tariffs or taxes and other trade barriers that reduce or restrict our ability to sell our products and services on a global basis, or by political and economic instability in the countries in which we conduct business. Any failure to comply with such regulatory requirements could also subject us to various penalties or sanctions.
•Import and Export Restrictions. Certain of our technologies require the implementation or acquisition of products or technologies from third parties and affiliates, including those in other jurisdictions. In addition, certain of our technologies may be required to be forwarded or exported to other jurisdictions. If the use of the technologies can be viewed by the jurisdiction in which that supplier, subcontractor or affiliate resides as being subject to export constraints or restrictions relating to national security, we may not be able to obtain the technologies and products that we require from subcontractors and suppliers who would otherwise be our preferred choice or may not be able to obtain the export permits necessary to transfer or export our technology. The inability to obtain or maintain export approvals and export restrictions or changes during contract execution or non-compliance by our suppliers, subcontractors, and customers could have an adverse effect on our revenues and margins.
•U.S. Government Approval Requirements. For certain aspects of our business operations, we are required to obtain U.S. government licenses and approvals and to enter into agreements with various government bodies in order to export much of our end components, subcomponents and related equipment, to disclose technical data, or provide defense services to foreign persons. The delayed receipt of or the failure to obtain the necessary U.S. government licenses, approvals and agreements may prohibit entry into or interrupt the completion of contracts which could lead to a customer’s termination of a contract for default or monetary penalties. In addition, certain aspects of our business operations in the future may depend on international agreements between the United States and a Trade Agreement Act partner. As such, any future change or termination of these agreements that we rely on could have a material adverse effect on us.
•Competitive Impact of U.S. Regulations. Export and import control, economic sanction and trade embargo laws and regulations, including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. State Department’s Directorate of Defense Trade Controls and OFAC, may limit certain business opportunities or delay or restrict our ability to contract with potential foreign customers or suppliers. To the extent that our non-U.S. competitors are not subject to similar export and import control, economic sanctions and trade embargo laws and regulations, they may enjoy a competitive advantage with foreign customers and it could become increasingly difficult for us to recapture this lost market share.
•Anti-Corruption Laws. As part of the regulatory and legal environments in which we operate, we are subject to global anti-corruption laws that prohibit improper payments directly or indirectly to government officials, authorities or persons defined in those anti-corruption laws in order to obtain or retain business or other improper advantages in the conduct of business. Our policies mandate compliance with anti-corruption laws. Failure by our employees, agents, subcontractors, suppliers and/or partners to comply with anti-corruption laws could impact us in various ways that include, but are not limited to, criminal, civil and administrative fines and/or legal sanctions and the inability to bid for or enter into contracts with certain entities, all of which could have a significant adverse effect on our reputation, operations and financial results.

Our operations in the U.S. government market are subject to significant regulatory risk.
Our operations in the U.S. government market are subject to significant government regulation. A failure by us to maintain the relevant clearances and approvals could limit our ability to operate in the U.S. government market. Further, there can be no assurance that we will continue to be awarded contracts by the U.S. government. In addition, a failure by us to be compliant with relevant current and future U.S. regulations could result in fines, penalties, repayments, or suspension or debarment from U.S. government contracting or subcontracting for a period of time and could have an adverse effect on our standing and eligibility for future U.S. government contracts.
U.S. government contractors (including their subcontractors and others with whom they do business) must comply with many significant procurement regulations and other specific legal requirements. Although often customary in government contracting, these regulations and other requirements increase our performance and compliance costs and risks and are regularly evolving. New laws, regulations, or procurement requirements or changes to current ones (including, for example, regulations related to cybersecurity, privacy, information protection, intellectual property, cost accounting, counterfeit parts, anti-human trafficking, specialty metals, conflict minerals and use of certain non-US equipment) can significantly increase our costs and risks and reduce our profitability.
In addition, government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are not favorable to contractors, including provisions that allow the government to:
•terminate existing contracts, in whole or in part, for any reason or no reason at all;
•reduce or modify the government’s obligations under such agreements without the consent of the other party;
•cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;
•decline to exercise an option to renew a contract;
•exercise an option to purchase only the minimum amount specified in a contract;
•decline to exercise an option to purchase the maximum amount specified in a contract;
•audit and investigate contractors and subcontractors;
•claim rights, including intellectual property rights, in products and data developed under such contracts;
•require compliance with mandatory socioeconomic requirements, including labor requirements, subcontracting thresholds and non-discrimination and affirmative action programs and environmental compliance requirements;
•require that delivery or performance of government orders take precedence over those of any other party;
•suspend or debar the contractor from doing business with the government or a specific government agency;
•impose U.S. manufacturing requirements for products that embody inventions conceived or first reduced to practice under such agreements; and
•control or prohibit the export of products.
If we or those with whom we do business do not comply with the laws, regulations, contract terms and processes to which we are subject or if government customer business practices or requirements change significantly, it could affect our ability to compete and have a material adverse effect on us.

We are routinely subject to audit by our customers on government contracts and the results of those audits could have an adverse effect on our business, reputation and results of operations.
U.S. government agencies, including, but not limited to, the Defense Contract Audit Agency, the Defense Contract Management Agency and Offices of Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, its cost structure, its business systems and its compliance with applicable laws, regulations and standards. The U.S. government can decrease or withhold certain payments when it deems systems subject to its review to be inadequate. Additionally, any costs found to be misclassified may be subject to repayment and from time to time we have had substantial disagreements with government auditors regarding the allowability of costs incurred by us under government contracts, which delays payments even if we are correct in our positions. We have unaudited or unsettled incurred cost claims related to past years, which limits our ability to issue final billings on contracts for which authorized and appropriated funds may be expiring or can result in delays in final billings and our ability to close out a contract.
If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, or penalties, fines, suspension or prohibition from doing business with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Similar government oversight and risks to our business and reputation exist in most other countries where we conduct business.
The U.S. government’s determination to award a future contract or contract option may be challenged by an interested party, and, if that challenge is successful, that future contract or option may be terminated.
The laws and regulations governing procurements by the U.S. government provide procedures by which other bidders and interested parties may challenge the award of a government contract at the U.S. Government Accountability Office (“GAO”) or in federal court. If we are awarded a government contract, such challenges or protests could be filed even if there are not any valid legal grounds on which to base the challenge or protest. If any such challenges or protests are filed, the government agency may decide to suspend our performance under the contract while such protests are being considered by the GAO or the applicable federal court, thus potentially delaying delivery of payment. In addition, we could be forced to expend significant funds to defend any potential award. If a challenge or protest is successful, the government agency may be ordered to terminate any one or more of our contracts and reselect bids. The government agencies with which we have contracts could even be directed to award a potential contract to one of the other bidders. Finally, the government agency, in its discretion, may elect to take corrective action to resolve a pending bid protest which could result in the government agency reevaluating bidders, or asking bidders to re-compete for the contract, and the selection of a new bidder.
Failure to comply with the requirements of the National Industrial Security Program Operating Manual could result in interruption, delay, or suspension of our ability to provide our products and services, and could result in loss of current and future business with the U.S. government.
Certain contracts with the U.S. government require us to be issued facility security clearances under the National Industrial Security Program. The National Industrial Security Program requires that a corporation maintaining a facility security clearance be effectively insulated from foreign ownership, control, or influence (“FOCI”). Failure to maintain an agreement with the U.S. Department of Defense regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of the facility security clearances, which in turn would mean that we would not be able to enter into future contracts with the U.S. government requiring facility security clearances and may result in the loss of our ability to complete existing contracts with the U.S. government.
There is significant uncertainty surrounding U.S. “mission authorization” regulations that may apply to Starlab. Any final regulations and any future regulations may impose significant, unexpected compliance costs on the project.
Current U.S. regulation of space activities includes regulation of launch and reentry of space vehicles, use of spectrum on orbit and remote sensing technologies. Other on-orbit activities, such as operation of a crewed space station or debris removal, that will be undertaken by Starlab, are not currently regulated. As a party to the 1967

Treaty on Principles Governing the Activities of States in the Exploration and Use of Outer Space, the United States is required to provide authorization and continuous supervision of outer space activities by its nationals. There are several proposals as to how the United States will regulate activities in order to comply with this obligation, but as of the date hereof, it is not clear what these regulations will be or which government agency or entity will enact and enforce them. Any final regulations and any future regulations may impose significant, unexpected costs associated with the Starlab. If these current or future regulations impose onerous obligations on our operations, this may significantly increase the costs associated with the Starlab program and may have a material adverse effect on our ability to complete the project or to recognize the benefits we anticipate from the project.
Our operations are subject to governmental law and regulations relating to environmental matters, which may expose us to significant costs and liabilities that could negatively impact our financial condition.
We are subject to various foreign, federal, state, provincial, and local environmental laws and regulations relating to the operation of our businesses, including those governing pollution, the handling, storage disposal, and transportation of hazardous substances, and the ownership and operation of real property. Such laws and regulations may result in significant liabilities and costs to us, including due to the actions or inactions of the previous owners or operators of our facilities. In addition, new laws and regulations, more stringent enforcement of existing laws and regulations or the discovery of previously unknown contamination could result in additional costs.
Certain foreign, federal, state, provincial and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under certain environmental laws and regulations, generators of waste materials and current and former owners or operators of facilities can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.
We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws and regulations may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws and regulations may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on us. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect our operations, operating costs, or competitive position.
We may be adversely affected by global climate change or by legal, regulatory or market responses to such change.
Increasing stakeholder environmental, social and governance (“ESG”) expectations, physical and transition risks associated with climate change, and emerging ESG regulation and policy requirements may pose risk to our market outlook, brand and reputation, financial outlook, cost of capital, global supply chain and production continuity, which may impact our ability to achieve long-term business objectives. Changes in environmental and climate change laws or regulations could lead to additional operational restrictions and compliance requirements upon us or our products, require new or additional investment in product designs, require carbon offset investments or otherwise could negatively impact our business and/or competitive position. Increasing aircraft performance standards and requirements on manufacturing and product air pollutant emissions, especially greenhouse gas (“GHG”) emissions, may result in increased costs or reputational risks and could limit our ability to manufacture and/or market certain of our products at acceptable costs, or at all, and may require additional accounting for, and disclosure of, GHG emissions. Physical impacts of climate change (including as relating to more frequent or more severe weather events and drought-related limitations on access to water), increasing global chemical restrictions and bans, and water and waste requirements may drive increased costs to us and our suppliers. Additionally, if we fail to achieve or improperly report on any stated environmental goals and commitments, the resulting negative publicity could adversely affect our reputation and/or our access to capital.
Investments in us may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our Class A common stock, potentially making our Class A common stock less attractive to investors. Our investments in U.S. companies may also be subject to U.S. foreign investment regulations.
Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has been delegated the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction.
The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that are involved with critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. These restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our Class A common stock.
Failure to comply with anti-corruption laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.
We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act and possibly other anti-bribery and anti-corruption laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other partners or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on us.
Any violation of the FCPA or other applicable anti-corruption laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.
We may be unable to obtain or maintain required authorization or contractual arrangements.
Various types of U.S. domestic and international authorizations and contractual arrangements are required in connection with the products and services that we provide. Compliance with certain laws, regulations, conditions and other requirements, including the payment of fees, may be required to maintain the rights provided by such authorizations. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of such authorizations and could have a material adverse impact on our business, financial condition and results of operations.
We currently hold authorizations to operate technology currently in use on the ISS. Such authorizations are conditioned upon meeting certain requirements, which if not met or extended could result in loss of the authorization. While we anticipate that these authorizations will be extended or renewed in the ordinary course such that they otherwise would expire, or replaced by authorizations covering more advanced facilities, we can provide no assurance that this will be the case. Our inability to timely obtain or maintain such authorizations could delay or preclude our operation of such technology or our provision of products and services that rely upon such technology. Further, changes to the laws and regulations under which we operate could adversely affect our ability to obtain or maintain authorizations. Any of these circumstances could have a martial adverse impact on our business, financial condition and results of operations.
The use of spacecraft and other technologies in our business is subject to various conditions imposed by domestic and foreign governments and multinational regulatory entities contained in the authorizations held by us and third parties, as well as the requirements of the laws and regulations of those jurisdictions. Any failure to meet these types of requirements in a timely manner, maintain our contractual arrangements, obtain or maintain our authorizations, or manage potential conflicts, could lead to us losing our rights to operate or may otherwise require us to modify or limit our operations from these locations, which could materially affect our ability to operate, and could have a material adverse impact on our business, financial condition and results of operations.
Risks Related to Our Indebtedness
Our level of indebtedness could have a material adverse effect on us.
We intend to partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025; however, there can be no assurance that we will partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025 or at all. Pursuant to the Revolving Credit Agreement we may borrow, from time to time, amounts up to $200.0 million, which amount may be increased pursuant to the terms of the Revolving Credit Agreement. See “Description of Certain Indebtedness.” Our indebtedness could have significant effects on our business, such as:
•limiting our ability to borrow additional amounts to fund capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;
•limiting our ability to make investments, including acquisitions, loans and advances, and to sell, transfer or otherwise dispose of assets;
•requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our borrowings, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;
•making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions;
•placing us at a competitive disadvantage compared with our competitors that have less debt; and
•exposing us to risks inherent in interest rate fluctuations because our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.
In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our borrowings as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our financial condition and results of operations. We may also incur additional indebtedness in the future to refinance our existing indebtedness or to finance proposed projects. The incurrence of additional indebtedness could magnify the risks described above.
The failure to comply with the covenants under our Credit Agreement or our Revolving Credit Agreement or the volatile credit and capital markets could have a material adverse effect on us.
The failure to comply with the covenants under our Credit Agreement or our Revolving Credit Agreement or the volatile credit and capital markets could have a material adverse effect on us. Our Credit Agreement includes a minimum liquidity threshold, which requires us and the guarantors party thereto to, at all times, maintain an aggregate cash balance in all accounts subject to account control agreements in an amount of at least $12.5 million, with such amount shall be held in no more than four accounts. Liquidity under our Credit Agreement is defined as the aggregate amount of unrestricted and unencumbered cash in deposit accounts and securities accounts. Our Revolving Credit Agreement includes a quarterly minimum liquidity, which requires us and the guarantors thereunder to maintain an aggregate cash balance in all accounts subject to account control agreements in an amount, when taken together with the undrawn portion of the Revolving Credit Facility, of no less than the greater of (a) $100.0 million and (b) solely to the extent consolidated EBITDA is negative, the absolute value of consolidated EBITDA. Liquidity under our Revolving Credit Agreement is defined as unrestricted cash and permitted investments plus undrawn commitments under the Revolving Credit Facility.
Credit and capital markets can be volatile, which could make it more difficult for us to refinance our existing debt or to obtain additional debt or equity financings in the future. Such constraints could increase our costs of borrowing and could restrict our access to other potential sources of future liquidity. Our failure to comply with the covenants under our Credit Agreement or to have sufficient liquidity to make interest and other payments required by our debt could result in a default of such debt and acceleration of our borrowings, which could have a material adverse effect on us.
Risks Related to Financial and Accounting Matters
We use estimates when accounting for contracts. Contract cost growth or changes in estimated contract revenues and costs can have a material adverse effect on us.
Contract accounting requires judgment, including in assessing risks, estimating contract revenues and costs, and predicting future performance. Given the size and nature of our many contracts, estimating total revenues and costs at completion is complex and subject to many variables. For example, because revenue is recognized upon fulfillment of performance obligations, we make numerous assumptions and estimates when determining the total estimated costs of completion, including items such as development costs, performance of subcontractors, availability and cost of materials, labor productivity and cost, overhead and capital costs.
Our operating results can be adversely affected when estimated contract costs increase, especially without comparable increases in revenue. There are many reasons estimated contract costs can increase, including, among other things, inflation, labor challenges, supply chain challenges and market and exchange rate volatility; delays or limitations in customer funding; design or other development challenges; production challenges (including from technical or quality issues and other performance concerns); inability to realize learning curves or other cost savings; changes in laws or regulations; actions necessary for long-term customer satisfaction; challenges caused by the global health environment; and natural disasters or environmental matters. Incentives, awards, price escalations, liquidated damages, or penalties related to performance on contracts are considered in estimating revenue and profit rates using either the expected value method or most likely amount method. It is possible that materially different amounts could be obtained, because of the significance of the judgments and estimation processes described above, if different assumptions were used or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances, or estimates may have a material adverse effect upon future period financial reporting and performance. See Note 2, “Summary of Significant Accounting Policies” to our audited historical consolidated financial statements included elsewhere in this prospectus for further details.

We will incur increased costs as a result of operating as a publicly traded company, and our management will be required to devote substantial time to new compliance initiatives.
We will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the New York Stock Exchange to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Emerging growth companies are permitted to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this legislation for as long as we are permitted to do so. Once we become required to implement these requirements, we will incur additional compliance-related expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.
We expect the rules and regulations applicable to public companies to continue to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on us. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our solutions or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
In addition, public company reporting and disclosure obligations may cause our business and financial condition to become more visible. We believe that this increased profile and visibility may result in threatened or actual litigation from time to time. If such claims are successful, our business, operating results and financial condition may be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them and the diversion of the attention of management, could have a material adverse effect on us.
If we fail to implement and maintain an effective system of internal control over financial reporting, we may not be able to accurately determine or disclose our financial results. As a result, our stockholders could lose confidence in our financial results.
Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. As a publicly traded company, we will be required to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file with, or submit to, the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. They include controls and procedures designed to ensure that information required to be disclosed in reports filed with, or submitted to, the SEC is accumulated and communicated to management, including our principal executive and principal financial officers, to allow timely decisions regarding required disclosure. Effective disclosure controls and procedures are necessary for us to provide reliable reports, effectively prevent and detect fraud, and to operate successfully as a public company. Designing and implementing effective disclosure controls and procedures is a continuous effort that requires significant resources and devotion of time. We may discover deficiencies in our disclosure controls and procedures that may be difficult or time consuming to remediate in a timely manner. Any failure to maintain effective disclosure controls and procedures or effective internal control over financial reporting, or to timely effect any necessary improvements thereto, could cause us to fail to meet our reporting obligations (which could affect the listing of our Class A common stock on the New York Stock Exchange). Additionally, ineffective disclosure controls and procedures or internal control over financial reporting could also adversely affect our ability to prevent or detect fraud, harm our reputation and cause investors to lose confidence in our reports filed with, or submitted to, the SEC, which would likely have a negative effect on the market price of our Class A common stock.
We identified material weaknesses in our internal controls as of December 31, 2021, which have been remediated as of December 31, 2024. We may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements which could have a material adverse effect on our business and trading price of our securities.
As a publicly traded company, we will be required to report annual audited consolidated financial statements and quarterly unaudited interim consolidated financial statements prepared in accordance with GAAP. We will rely on our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external purposes in accordance with GAAP. More broadly, effective internal control over financial reporting is a necessary component of our program to seek to prevent, and to detect any, fraud and to operate successfully as a public company.
In connection with the preparation of our consolidated financial statements for the year ended December 31, 2021, we identified material weaknesses in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
These material weaknesses resulted in a restatement of the 2020 annual consolidated financial statements and related disclosures and immaterial misstatements to the 2021 annual consolidated financial statements, which were recorded prior to the issuance of the consolidated financial statements as of and for the year ended December 31, 2021. The material weaknesses had no impact on any amounts reported in the financial statements for the year ended December 31, 2024.
Following the identification of the material weaknesses in our internal control over financial reporting as of December 31, 2021, we prepared an action plan and implemented that plan to remediate the control deficiencies that led to the material weaknesses in a timely manner. Specifically, the Company has undertaken the following remedial actions: (i) hired dedicated personnel to fill senior roles within the accounting department to improve the control environment across the business, (ii) established a defined framework that management has undertaken in order to evaluate the risks within the Company and establish procedures over them, (iii) invested in additional accounting personnel with experience in complex transactions in order to give us expertise in evaluation and accounting for complex transactions and implementing the appropriate procedures, (iv) implemented procedures within the business in order to evaluate revenue contracts and accounting practices for appropriate revenue recognition and (v) utilized two different enterprise resource planning software systems and several third-party solutions supporting various business processes, and instilled discipline in these systems over the past few years by designing and implementing IT general controls within these systems. During the fourth quarter of 2024, we successfully completed the testing necessary to conclude that the material weaknesses have been remediated.
While the SEC’s rules and regulations will require us to assess the effectiveness of our internal control over financial reporting on an annual basis as of the Company’s year-end beginning with our second annual report on Form 10-K, for as long as we are an “emerging growth company” under the JOBS Act (which we may be until the last day of the fiscal year following the fifth anniversary of this offering), the independent registered public accounting firm that issues an audit report on our financial statements will not be required to audit the effectiveness of our internal control over financial reporting pursuant to the SEC’s rules and regulations. In the future, we may identify additional deficiencies in our internal control over financial reporting that may be material weaknesses, including those that we have previously remediated.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.
The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting, including new and revised financial and IT-related controls that we have been designing, implementing and operating, may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies in our internal control over financial reporting, including any material weakness which may occur in the future, could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect us.
Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.
For the years ended December 31, 2024 and 2023, the Company had approximately $98.2 million and $108.6 million of federal net operating loss carryforwards, of which $0.5 million and $0.5 million are subject to expiration beginning in 2035, and had approximately $49.6 million and $48.3 million of post-apportionment state net operating loss carryforwards, of which $39.3 million and $44.3 million are subject to expiration beginning in 2035. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration, to the extent that they expire, or at all. U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited.
In addition, our federal and state net operating loss carryforwards and certain other tax attributes (such as research and development tax credits) may be subject to significant limitations under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. These limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period. We have not conducted a formal study to assess whether any ownership change has occurred. If we have undergone an ownership change in the past, or if we undergo an ownership change in the future, including as a result of this offering, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset our post-change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards or other tax attributes. Future changes in our stock ownership, some of which may be outside of our control, may result in an ownership change under these rules.
Risks Related to this Offering and Ownership of our Class A Common Stock
We are controlled by Dylan Taylor, our Chairman and Chief Executive Officer, whose interests in our business may conflict with ours or yours.
Our Class B common stock is beneficially owned by Dylan Taylor, our Chairman and Chief Executive Officer, whose interests may differ from or conflict with the interests of our other stockholders. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to 15 votes per share. Following this offering, Mr. Taylor will beneficially own all of the issued and outstanding shares of our Class B common stock and, accordingly, will own approximately 10.3% of our outstanding capital stock and control approximately 63.4% of the voting power of our outstanding capital stock (assuming (i) no exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any, and (ii) Mr. Taylor does not purchase any shares of Class A common stock pursuant to the directed share program, and excluding shares of Class B common stock underlying Mr. Taylor’s outstanding stock options). As a result, Mr. Taylor will have the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our stockholders for approval, including the election of directors and significant corporate transactions. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. Mr. Taylor may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. For example, Mr. Taylor may have a different tax position or other differing incentives from other stockholders that could influence his decisions regarding whether and when to cause us to dispose of assets, incur new or refinance existing indebtedness or take other actions. Additionally, Mr. Taylor may cause us to make strategic decisions or pursue acquisitions that could involve risks to you or may not be aligned with your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock. Moreover, while stockholders would generally be entitled to dissenters’ rights of appraisal under applicable Delaware law, there are certain exceptions. As a result, Mr. Taylor will be able to effectively control us.
Future transfers of Class B common stock will generally result in those shares converting into shares of Class A common stock, subject to limited exceptions described in our amended and restated certificate of incorporation, including transfers to immediate family members (including upon Mr. Taylor’s death), trusts (including grantor retained annuity trusts) for which the stockholder or their immediate family member serves as trustee, and partnerships, corporations, and other entities exclusively owned by Mr. Taylor or his immediate family. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier to occur of (i) a date that is fixed by our board of directors that is no less than 61 days and no more than 180 days following the date Mr. Taylor is no longer providing services to us as an executive officer or member of our board of directors, (ii) the first trading day following the seventh anniversary of this offering and (iii) the date on which the number of shares of Class A and Class B common stock beneficially owned by Mr. Taylor and Mr. Taylor’s permitted transferees (including shares underlying outstanding options) represents less than 50% of the shares of Class A and Class B common stock beneficially owned by Mr. Taylor on the closing date of this offering.
The multi-class structure of our common stock may adversely affect the trading market for our Class A common stock.
We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A common stock, adverse publicity, or other adverse consequences. Certain stock index providers exclude or limit the ability of companies with multi-class share structures from being added to certain of their indices. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the multi-class structure of our common stock may make us ineligible for inclusion in certain indices and may discourage such indices from selecting us for inclusion, notwithstanding our automatic termination provision, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, and may result in large institutional investors not purchasing shares of our Class A common stock. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, any exclusion from certain stock indices could result in less demand for our Class A common stock. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” among other exemptions:
•we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;
•we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that such company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period, and as a result, our financial statements may not be comparable with similarly situated public companies. We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if our gross revenue exceeds $1.235 billion in any fiscal year, (2) if we become a large accelerated filer, with at least $700 million of equity securities held by non-affiliates, or (3) if we issue more than $1.0 billion in non-convertible notes in any three-year period.
We cannot predict if investors may find our Class A common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may decline and/or become more volatile.
Upon the listing of our shares on the New York Stock Exchange, we will be a “controlled company” within the meaning of New York Stock Exchange rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
After completion of this offering, Dylan Taylor, our Chairman and Chief Executive Officer, will continue to control a majority of the combined voting power of all classes of our stock entitled to vote generally in the election of directors through his ownership of our Class B common stock. As a result, we will be a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our Class A common stock:
•a majority of our board of directors consist of independent directors;
•our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Although upon completion of this offering a majority of our board of directors will consist of independent directors and we will have compensation and nominating and corporate governance committees comprised entirely of independent directors. Although we do not intend to utilize any of these exemptions upon completion of this offering, we may utilize any or all of these exemptions at our election and at any time at our discretion prior to the time we cease to be a “controlled company.” Accordingly, to the extent we utilize these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we were to avail ourselves of such exemptions, you would not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.
There may not be an active, liquid trading market for shares of our Class A common stock, which may cause shares of our Class A common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of Class A common stock you purchase.
Prior to this offering, there has not been a public trading market for shares of our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling your shares of our Class A common stock at an attractive price or at all. The initial public offering price per share of common stock will be determined by agreement between us and the representatives of the underwriters, and may not be indicative of the price at which shares of our Class A common stock will trade in the public market after this offering. The market price of our Class A common stock may decline below the initial offering price and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
Our stock price may fluctuate significantly following this offering, and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.
Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks related to Our Business and Industry” and the following:
•results of operations that vary from the expectations of securities analysts and investors;
•results of operations that vary from those of our competitors;
•changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•changes in economic conditions for companies in our industry;
•changes in market valuations of, or earnings and other announcements by, companies in our industry;
•declines in the market prices of stocks generally, particularly those of companies in our industry;
•additions or departures of key management personnel;
•strategic actions by us or our competitors;
•announcements by us, our competitors, our suppliers or our distributors of significant contracts, price reductions, new products or technologies, acquisitions, dispositions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments or announcements relating to government awards, changes in government spending, or changes in government space program focus;
•changes in preference of our customers and our market share;
•changes in general economic or market conditions or trends in our industry or the economy as a whole;
•changes in business or regulatory conditions;
•future sales of our Class A common stock or other securities;
•investor perceptions of or the investment opportunity associated with our Class A common stock relative to other investment alternatives;
•the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;
•announcements relating to litigation or governmental investigations;
•guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•the development and sustainability of an active trading market for our stock;
•changes in accounting principles; and
•other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, pandemics, war, acts of terrorism or responses to these events.
Furthermore, the stock market in general, and companies in our industry in particular, have experienced extreme volatility that, in some cases, were unrelated or disproportionate to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.
In the past, following periods of market volatility or the reporting of unfavorable news, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.
Our quarterly operating results have fluctuated and may in the future fluctuate and be less than prior periods, our projections or the expectations of securities analysts or investors, which could materially adversely affect our stock price.
Our operating results have fluctuated from quarter to quarter at points in the past, and they may do so in the future. Therefore, results of any one fiscal quarter are not a reliable indication of results to be expected for any other fiscal quarter or for any year. If we fail to increase our results over prior periods, to achieve our projected results or to meet the expectations of securities analysts or investors, our stock price may decline, and the decrease in the stock price may be disproportionate to the shortfall in our financial performance. Results may be affected by various factors, including those described in these risk factors.
We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our Class A common stock.
We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, support our operations, finance the growth and development of our business and reduce our net debt. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, our ability to pay dividends on our common stock is currently limited by the terms of our Credit Agreement and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in our Company may be if the market price of our Class A common stock appreciates and you sell your shares at a profit. The market price for our Class A common stock may never exceed, and may fall below, the price that you pay for such Class A common stock. See “Dividend Policy.”
Investors in this offering will suffer immediate and substantial dilution.
The initial public offering price per share of Class A common stock will be substantially higher than our adjusted net tangible book value (deficit) per share immediately after this offering. As a result, you will pay a price per share of Class A common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. In addition, you will pay more for your shares of common stock than the amounts paid by our existing stockholders. Assuming an initial public offering price of $27.50 per share of Class A common stock, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $20.90 per share of Class A common stock. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution. See “Dilution.”

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.
After this offering, we will have approximately 350,651,200 shares (or 349,001,200 shares if the underwriters exercise in full their option to purchase additional shares) of Class A common stock and 44,304,638 shares of Class B common stock authorized but unissued. Our amended and restated certificate of incorporation to become effective immediately prior to the consummation of this offering will authorize us to issue these shares of common stock and options relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved shares for issuance under the 2025 Plan and the ESPP. See “Executive Compensation—Incentive Compensation Plans.” Any Class A common stock that we issue, including under the 2025 Plan, the ESPP or other incentive plans that we have adopted or we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering. In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.
Voyager Technologies, Inc. is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund all of its operations and expenses, including future dividend payments, if any.
Our operations are conducted entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the agreements governing our indebtedness may restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.
Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.
After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon consummation of this offering and after giving effect to the Stock Split and the IPO Recapitalization Transactions, we will have a total of 49,348,800 shares of Class A common stock outstanding. All shares of our Class A common stock sold in this offering (except for shares of our Class A common stock purchased by our directors and officers in the directed share program, which are subject to a 180-day lock-up period) will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates, which may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”
In connection with this offering, we and all directors and executive officers and the holders of substantially all of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, dispose of or hedge any shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock (including Class B common stock) during the period ending 180 days after the date of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up agreements.
Upon the expiration of the contractual lock-up agreements pertaining to this offering, all of the issued and outstanding shares of our Class A common stock (including shares of our Class A common stock issuable following the Class B Stock Exchange) will be eligible for sale in the public market, subject to volume, manner of sale and other limitations under Rule 144. Following completion of this offering, shares covered by registration rights would represent approximately 45.5% of our outstanding Class A common stock (or 44.0%, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of Class A common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”
As restrictions on resale end, the market price of our shares of Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.
In addition, the shares of our Class A common stock reserved for future issuance under the 2025 Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable. A total of 5,419,327 shares of Class A common stock (or Class B common stock, if determined by the plan administrator) have been reserved for issuance under the 2025 Plan.
The cornerstone investors have, severally and not jointly, indicated an interest in purchasing up to an aggregate of $60 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. If the cornerstone investors are allocated all or a portion of the shares in which they have, severally and not jointly, indicated an interest in this offering, or more, and purchase any such shares, such purchases could reduce the available public float for our shares of Class A common stock if the cornerstone investors hold such shares long-term.
In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.
We have broad discretion to determine how to use the funds we receive from this offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock.
We have broad discretion over the use of proceeds we receive from this offering, and we could spend the proceeds we receive from this offering in ways our stockholders may not agree with or that do not yield a favorable return, or no return at all. We currently expect to use the net proceeds from this offering primarily to fund strategic growth initiatives, including investment in research and development programs and the acquisition of capital assets necessary to support our long-term innovation roadmap and growth strategies. Additionally, a portion of the proceeds may be allocated to pursue potential mergers and acquisitions aligned with our core business areas; however, we do not have agreements or commitments for any material acquisitions or investments at this time. Remaining proceeds will be used for general working capital and corporate purposes, including repayment of indebtedness outstanding, administrative expenses, systems improvements, and other operational needs. The use of the net proceeds from this offering may differ substantially from our current plans. If we do not invest or apply the proceeds we receive from this offering in ways that improve our results of operations, we may fail to achieve expected financial results or be required to raise additional capital, which could cause our stock price to decline. In addition, pending their use, the proceeds of this offering may be placed in investments that do not produce income or that may lose value.
If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.
The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts and cannot assure you that any analysts will initiate or maintain research coverage of us and our stock. Furthermore, if one or more of the analysts who do cover us provide more favorable recommendations about our competitors or downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws may have the effect of delaying or preventing a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price of our Class A common stock.
These provisions will provide for, among other things:
•the division of our board of directors into three classes, as nearly equal in size as possible, with directors in each class serving three-year terms and with terms of the directors of only one class expiring in any given year;
•the ability of our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;
•the requirement that, following the date that no shares of Class B common stock are outstanding, any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•the ability of our board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•no cumulative voting;
•that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;
•a multi-class common stock structure in which holders of our Class B common stock may have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our common stock, including the election of directors and other significant corporate transactions, such as a merger or other sale of our company or its assets;
•advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and
•certain limitations on convening special stockholder meetings.
These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”
Our board of directors will be authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
Our amended and restated certificate of incorporation will authorize our board of directors, without the approval of our stockholders, to issue 50,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our Class A common stock, which may reduce its value.
Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters and the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our amended and restated certificate of incorporation will provide (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware’s General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable laws.
The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. See “Description of Capital Stock—Exclusive Forum.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations, including, among others, statements regarding the consummation of this offering, expected growth, future capital expenditures, and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms, such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our expectations regarding financial condition or results of operations, including but not limited to our expectations regarding revenue, cost of revenue, operating expenses, stock-based compensation and our ability to achieve and maintain future profitability;
•our future sources of and needs for liquidity and capital resources;
•our expectations regarding the size and growth of the market for our products and services;
•our business strategies and our ability to grow our business;
•our ability to successfully design, launch, and operate Starlab;
•our ability to enhance existing, or develop new products and services and the impact of any such enhancements or developments;
•the implementation or interpretation of current or future regulations and legislation;
•our ability to maintain contracts and relationships with key customers;
•our ability to maintain our existing, or to develop additional, valuable intellectual property rights; and
•the other factors discussed under “Risk Factors.”
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, assumptions, and uncertainties, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment.
New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, assumptions, and uncertainties, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of $274.2 million (or approximately $316.4  million if the underwriters exercise in full their option to purchase additional shares) based on an assumed initial public offering price of $27.50 per share of Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the net proceeds from this offering by $10.3 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) our net proceeds from this offering by $25.6 million.
We intend to use the net proceeds from this offering primarily to fund strategic growth initiatives, including investment in research and development programs and the acquisition of capital assets necessary to support our long-term innovation roadmap and growth strategies. Additionally, a portion of the proceeds may be allocated to pursue potential mergers and acquisitions aligned with our core business areas; however, we do not have agreements or commitments for any material acquisitions or investments at this time. Remaining proceeds will be used for general working capital and corporate purposes, including repayment of indebtedness outstanding, administrative expenses, systems improvements, and other operational needs.
We currently have no indebtedness outstanding under the Revolving Credit Facility; however, following the closing of this offering, we intend to partially draw on the Revolving Credit Facility to repay in full the Term Loan. Borrowings under the Revolving Credit Facility bear interest at our option at (i) Adjusted Term SOFR, subject to a 0.00% floor, plus a margin, or (ii) the alternate base rate, subject to a 1.00% floor, plus a margin. For Adjusted Term SOFR borrowings, the applicable rate margin is between 2.25% and 2.75% depending on our liquidity. For base rate borrowings, the applicable margin is between 1.25% and 1.75% depending on our liquidity. We are also required to pay a fee on undrawn amounts under the Revolving Credit Facility of between 0.25% and 0.30% per annum, depending on our liquidity, payable quarterly in arrears. The Revolving Credit Agreement has a maturity of four years and will mature on May 30, 2029.
We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments or other securities.

DIVIDEND POLICY
We currently intend to retain any future earnings, if any, to provide working capital, support our operations, finance the growth and development of our business and reduce our net debt, and we do not currently intend to declare or pay any cash dividends in the foreseeable future. We are prohibited by the terms of our Credit Agreement from paying cash dividends. Any determination to declare dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will be dependent on a number of factors, including our earnings, capital requirements, overall financial condition and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2025:
•on an actual basis as derived from our historical audited consolidated financial statements included elsewhere in this prospectus;
•on a pro forma basis to give effect to (i) the Preferred Stock Recapitalization, (ii) the SMI Promissory Notes Conversion, (iii) the filing and effectiveness of our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering (including the Common Stock Reclassification pursuant thereto), (iv) the Class B Stock Exchange, (v) repayment of the Term Loan, and (vi) stock-based compensation expense of $10.2 million associated with options that contain a performance-based vesting condition that was satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, as if each of the foregoing had occurred on March 31, 2025; and
•on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above, and (ii) the issuance of 11,000,000 shares in this offering at an initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” after deducting underwriting discounts, commissions and estimated offering expenses that remain payable by us of $28.3 million, which is net of $2.1 million of offering costs paid as of March 31, 2025 as if each had occurred on March 31, 2025. See “Use of Proceeds.”
The information set forth in the table below is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at the time of the pricing of this offering.
The following table should be read in conjunction with the sections of this prospectus entitled “Summary Consolidated Financial Data and Other Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” as well as our historical audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of March 31, 2025
(in thousands, except shares and per share amounts)	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents(1)(2)	$175,488	$116,328	$390,562
Long term debt, including current portion of long-term debt:
Term Loan(1)	57,633	—	—
SMI Promissory Notes	24,999	—	—
Total debt	82,632	—	—
Mezzanine Equity:
Class A-1 redeemable preferred stock: $0.0001 par value per share; 7,500,000 shares authorized, 6,967,720 shares issued and outstanding, actual; 0 shares authorized, issued and outstanding, pro forma and pro forma as adjusted; liquidation preference of $109,434	97,349	—	—
Redeemable noncontrolling interest	27,595	27,595	27,595
Equity:
Class A preferred stock: $0.0001 par value per share; 1 share authorized, 1 share issued and outstanding, actual; 0 shares authorized, issued and outstanding, pro forma and pro forma as adjusted as adjusted; liquidation preference of $1	—	—	—
Class B convertible preferred stock: $0.0001 par value per share; 4,400,000 shares authorized, 3,285,995 shares issued and outstanding, actual; 0 shares authorized, issued and outstanding, pro forma and pro forma as adjusted; liquidation preference of $148,602	134,982	—	—
Class C convertible preferred stock: $0.0001 par value per share; 4,600,000 shares authorized, 3,853,234 shares issued and outstanding, actual; 0 shares authorized, issued and outstanding, pro forma and pro forma as adjusted; liquidation preference of $168,849	158,311	—	—
Common stock, $0.0001 par value, voting common stock; 375,000,000 shares authorized, 15,266,853 shares issued and outstanding, actual; 0 shares authorized, issued and outstanding, pro forma and pro forma as adjusted	1	—	—
Class A common stock, $0.0001 par value; 0 shares authorized 0 shares issued and outstanding, actual; 400,000,000 shares authorized, 38,604,802 shares issued and outstanding, pro forma; 400,000,000 shares authorized, 49,605,802 shares issued and outstanding pro forma as adjusted	—	3	4
Class B common stock, $0.0001 par value; 0 shares authorized 0 shares issued and outstanding, actual; 50,000,000 shares authorized, 5,695,362 shares issued and outstanding, pro forma and pro forma as adjusted	—	1	1
Additional paid-in capital	61,822	487,676	759,729
Accumulated other comprehensive loss	6	6	6
Accumulated deficit	(308,051)	(319,794)	(319,794)
Total Voyager Technologies, Inc. equity(2)	47,071	167,892	439,946
Noncontrolling interests	2,762	2,762	2,762
Total stockholders' equity(2)	49,833	170,654	442,708
Total capitalization	$254,647	$195,487	$467,541
________________
(1)We currently have no indebtedness outstanding under the Revolving Credit Facility. However, we intend to partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025. We expect to repay indebtedness outstanding under the Revolving Credit Facility in the future with cash on hand from available balances as of the date of this prospectus. Pro forma Cash and cash equivalents reflects the repayment of the Revolving Credit Facility used to repay the Term Loan. See “Prospectus Summary—Recent Developments” and “Description of Certain Other Indebtedness.”
(2)Cash and cash equivalents, Total Voyager Technologies, Inc. equity, and Total stockholders’ equity does not include the $20.8 million of equity raised, representing approximately 0.5 million additional shares, between March 31, 2025 and May 2025 as part of the Company’s fundraising efforts, nor does it include management’s intent to settle accrued dividends on the Class B convertible preferred stock in cash. Such accrued dividends were $25.8 million as of March 31, 2025. The intended settlement of the Class B convertible preferred dividends in cash will utilize cash on hand by the Company.

A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total stockholders’ equity and total capitalization by approximately $11.3 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total stockholders’ equity and total capitalization by approximately $26.7 million, after deducting the assumed underwriting discounts and commissions and estimated offering expenses payable by us.
The number of shares of Class A and Class B common stock to be issued and outstanding after this offering is based on 38,604,802 shares of Class A common stock and 5,695,362 shares of Class B common stock outstanding as of March 31, 2025, after giving effect to the Preferred Stock Recapitalization, the SMI Promissory Notes Conversion, the Common Stock Reclassification and the Class B Stock Exchange. The number of shares of our Class A common stock to be outstanding after this offering does not include:
•3,920,816 shares of Class A common stock issuable upon the exercise of options outstanding as of March 31, 2025 under the 2020 Plan, with a weighted-average exercise price of $13.87;
•549,693 shares of Class B common stock issuable upon exercise of stock options outstanding as of March 31, 2025 under the 2020 Plan, at a weighted average exercise price of $15.17 per share;
•1,046,622 shares of Class A common stock issuable upon the exercise of warrants outstanding as of March 31, 2025, with a weighted-average exercise price of $24.35;
•762,750 shares of Class A common stock issuable upon the vesting of restricted stock awards to be granted under our 2025 Plan (as defined below) immediately following the effectiveness of the applicable Form S-8 registration statement;
•45,000 shares of Class B common stock issuable upon the vesting of restricted stock awards to be granted under our 2025 Plan immediately following the effectiveness of the applicable Form S-8 registration statement;
•4,611,577 remaining shares of Class A common stock or Class B common stock reserved for future issuance under the 2025 Plan, that will become effective in connection with this offering (after giving effect to the issuance of the stock awards described above); and
•1,100,883 shares of Class A common stock reserved for issuance under the ESPP that will become effective in connection with this offering.
The 2025 Plan and the ESPP also provide for automatic annual increases in the number of shares reserved thereunder.

DILUTION
If you invest in shares of our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the adjusted net tangible book value (deficit) per share of our Class A common stock after giving effect this offering.
Our historical net tangible book value (deficit) as of March 31, 2025 was approximately $(27.8) million, or $(1.82) per share of Class A common stock. Net tangible book value per share is determined by dividing the amount of total tangible assets less total tangible liabilities, including adjustments for deferred IPO costs, right-of-use assets and liabilities, contract assets and liabilities, deferred tax liabilities, embedded derivatives, preferred stock classified as mezzanine equity, and redeemable noncontrolling interests classified as mezzanine equity, by the number of shares of Class A common stock.
On a pro forma basis after giving effect to (i) the Preferred Stock Recapitalization, (ii) the SMI Promissory Notes Conversion, (iii) the filing and effectiveness of our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering (including the Common Stock Reclassification pursuant thereto), (iv) the Class B Stock Exchange, (v) repayment of the Term Loan, and (vi) stock-based compensation expense of $10.2 million associated with options that contain a performance-based vesting condition that was satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, as if each of the foregoing had occurred on March 31, 2025, our pro forma net tangible book value (deficit) as of March 31, 2025 would have been approximately $93.1 million, or $2.10 per share of our common stock.
After giving further effect to the sale and issuance by us of 11,000,000 shares of our Class A common stock in this offering at the assumed initial public offering price of $27.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value (deficit) as of March 31, 2025 would have been $365.1 million, or $6.60 per share. This represents an immediate dilution of $20.90 per share of our Class A common stock to new investors purchasing shares of our Class A common stock in this offering. The following table illustrates this dilution per share of our Class A common stock, assuming an initial public offering price of $27.50 per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

Assumed initial public offering price per share of our Class A common stock		$27.50
Historical net tangible book value (deficit) per share of Class A common stock as of March 31, 2025	$(1.82)
Increase per share attributable to the pro forma adjustments described above	3.92
Pro forma net tangible book value per share of Class A our common stock as of March 31, 2025	2.10
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of Class A common stock in this offering	4.50
Pro forma as adjusted net tangible book value per share of our Class A common stock after giving effect to this offering		6.60
Dilution in adjusted net tangible book value per share of our Class A common stock to new investors purchasing shares of our Class A common stock in this offering		$20.90
Each $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, would not impact the pro forma as adjusted net tangible book value (deficit) or the pro forma as adjusted net tangible book value (deficit) per share of our Class A common stock, but it would increase (decrease) dilution in pro forma as adjusted net tangible book value (deficit) per share of our Class A common stock to new investors purchasing shares of our Class A common stock in this offering by $0.81, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million shares in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $0.35 per share and increase or decrease, as applicable, the dilution to new investors purchasing shares of Class A common stock in this offering by approximately $0.35 per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at the time of the pricing of this offering.
If the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us to cover over-allotments, if any, the pro forma as adjusted net tangible book value (deficit) per share of our Class A common stock would be $0.55, and the dilution in pro forma as adjusted net tangible book value (deficit) per share of our Class A common stock to new investors purchasing shares of our Class A common stock in this offering would be $0.55.
The following table summarizes, on a pro forma as adjusted basis as described above, the difference between our existing stockholders and new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares of our Class A common stock purchased from us, the total consideration paid to us for these shares or to be paid to us for these shares, and the average price per share of our Class A common stock paid by our existing stockholders or to be paid by new investors purchasing shares of our Class A common stock in this offering, at the assumed initial public offering price of $27.50 per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (in millions)	Percent
		%	$	%	$
Existing investors—Common Stock	15,266,853	27.6%	$96.0	12.3%	$6.29
Existing investors—Class A-1 Preferred Stock	16,415,037	29.7%	69.7	8.9%	4.24
Existing investors—Class B Preferred Stock	5,929,368	10.7%	122.8	15.7%	20.71
Existing investors—Class C Preferred Stock	5,779,851	10.5%	168.8	21.6%	29.21
Existing investors—SMI Promissory Note	909,055	1.6%	21.7	2.8%	23.82
New investors	11,000,000	19.9%	302.5	38.7%	27.50
Total	55,300,164	100.0%	$781.4	100.0%	$14.13
Each $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the total consideration paid to us by new investors purchasing shares of our Class A common stock in this offering by approximately $11.0 million, or the percent of total consideration paid to us by new investors purchasing shares of our Class A common stock in this offering by approximately 0.9%, assuming the number of shares of our Class A common stock offered by us in this offering as set forth on the cover page of this prospectus remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares in the number of shares of our Class A common stock sold in this offering by us would increase (decrease) the total consideration paid to us by new investors purchasing shares of our Class A common stock in this offering by approximately $27.5 million, or the percent of total consideration paid to us by new investors purchasing shares of our Class A common stock in this offering by approximately 2.2%, assuming the initial public offering price of $27.50 per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by

us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at the time of the pricing of this offering.
The number of shares of Class A and Class B common stock to be issued and outstanding after this offering is based on 38,604,802 shares of Class A common stock and 5,695,362 shares of Class B common stock outstanding as of March 31, 2025, after giving effect to the Preferred Stock Recapitalization, the SMI Promissory Notes Conversion, the Common Stock Reclassification and the Class B Stock Exchange. The number of shares of our Class A common stock to be outstanding after this offering does not include:
•3,920,816 shares of Class A common stock issuable upon the exercise of options outstanding as of March 31, 2025 under the 2020 Plan, with a weighted-average exercise price of $13.87;
•549,693 shares of Class B common stock issuable upon exercise of stock options outstanding as of March 31, 2025 under the 2020 Plan, at a weighted average exercise price of $15.17 per share;
•1,046,622 shares of Class A common stock issuable upon the exercise of warrants outstanding as of March 31, 2025, with a weighted-average exercise price of $24.35;
•762,750 shares of Class A common stock issuable upon the vesting of restricted stock awards to be granted under our 2025 Plan (as defined below) immediately following the effectiveness of the applicable Form S-8 registration statement;
•45,000 shares of Class B common stock issuable upon the vesting of restricted stock awards to be granted under our 2025 Plan immediately following the effectiveness of the applicable Form S-8 registration statement;
•4,611,577 remaining shares of Class A common stock or Class B common stock reserved for future issuance under the 2025 Plan, that will become effective in connection with this offering (after giving effect to the issuance of the stock awards described above); and
•1,100,883 shares of Class A common stock reserved for issuance under the ESPP that will become effective in connection with this offering.
The 2025 Plan and the ESPP also provide for automatic annual increases in the number of shares reserved thereunder
In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.
The foregoing discussion does not reflect any potential purchases made by participants in the directed share program that are associated with us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read together with the “Summary Consolidated Financial and Other Data,” “Business” and consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” or in other parts of this prospectus.
Overview
We are an innovation-driven defense technology and space solutions company committed to advancing and delivering an array of transformative, mission-critical solutions that include defense systems, communications and intelligence collection systems, advanced space technology, infrastructure and mission services. We address complex challenges to fortify national security, protect critical assets and unlock new frontiers for human progress. Our founding was rooted in our goal of building a company that would address challenges at the forefront of the defense, national security and space industries. Since 2019, we have accomplished significant achievements, including the successful deployment of first-of-its-kind missile defense maneuvering capabilities, the development of groundbreaking space technology and the selection by NASA to develop a replacement for the ISS.
We have grown both organically and through acquisitions, including Nanoracks, Valley Tech Systems, Space Micro and Zin Technologies. We serve as a “prime” contractor and “subcontractor” to various government and private enterprise customers through our defense, national security and space product offerings. Since 2019, we have executed and successfully vertically and horizontally integrated seven acquisitions, and have grown our revenue to $144.2 million in 2024 and $34.5 million for the three months ended March 31, 2025. In addition, we received cash proceeds of $3.0 million in 2022, $62.0 million in 2023, $62.2 million in 2024 and $20.0 million, during the three months ended March 31, 2025 (with $70.3 million of eligible proceeds remaining as of March 31, 2025) from our $217.5 million development grant with NASA to design Starlab, the commercial space station replacement for the ISS which is set to be decommissioned in 2030. We intend to operate Starlab through the Starlab JV, a Voyager-led and majority-owned global joint venture, with international equity partners that include Airbus, Mitsubishi, MDA Space and Palantir. Our growth and increased size and scale are the result of investment and focus on our key technology offerings, as well as our ability to attract, cultivate and integrate accretive acquisitions.
Key Factors Affecting Our Performance
Our results have been affected, and are expected to be affected in the future, by a variety of factors. A discussion of key factors that have had, or may have, an effect on our results is set forth below. For a further discussion of the factors affecting our results of operations, see “Risk Factors”.
Government Expenditures and Private Enterprise Investment
Government expenditure and private enterprise investment have fueled the growth in our target markets and we expect the continued availability of government expenditures and private investment for our customers to help fund purchases of our products and services. However, changes in the volume and relative mix of government expenditures and private investment, as well as in areas of spending growth, may impact our results of operations. In particular, our results can be affected by shifts in strategies and priorities on defense-related programs, commercial space exploration and space infrastructure. Cost-cutting and efficiency initiatives, current and future budget restrictions, spending cuts and other efforts to reduce government expenditures and private enterprise investment, as well as shifts in overall priorities, could cause our government and private enterprise customers to reduce or delay funding or invest appropriated funds on a less consistent basis or not at all, and demand for our solutions or services could diminish. Furthermore, any disruption in the functioning of government agencies, including as a result of government closures and shutdowns, could have a negative impact on our operations and cause us to lose revenue or incur additional costs due to, among other things, our inability to maintain access and schedules for government testing or deploy our staff to customer locations or facilities as a result of such disruptions.

There is also uncertainty around the timing, extent, nature and effect of Congressional and other U.S. government actions to address budgetary constraints and caps on the discretionary budget for defense and non-defense departments and agencies. In addition, there is uncertainty around the ability of Congress to determine how to allocate the available budget authority and pass appropriations bills to fund both U.S. government departments and agencies that are, and those that are not, subject to the caps. Additionally, budget deficits and the growing U.S. national debt may increase pressure on the U.S. government to reduce federal spending across all federal agencies, with uncertainty about the size and timing of those reductions. Furthermore, delays in the completion of future U.S. government budgets could delay procurement of the federal government services that we provide. A reduction in the amount of, or reductions, delays, or cancellations of funding for, services that we are contracted to provide to the U.S. government due to any of these impacts or related initiatives, legislation or otherwise could have a material adverse effect on our business and results of operations.
Backlog
Our total backlog is comprised of funded and unfunded backlog. Our funded backlog represents the portion of definitized contracts with customers that contain remaining performance obligations. Unfunded backlog (also referred to herein as unfunded contract options) includes unexercised contract options and potential bookings under IDIQ contracts. In order to effectively manage our resources and develop our financial budgets, we continuously monitor our backlog.
Our backlog may also include, as of any date of estimation, change orders that have been confirmed for any project, either in writing or verbally, or formally contracted. Change orders may increase or decrease the amount we ultimately bill for a particular project, causing us to realize more or less revenue from a project than was reflected in our backlog as of the date of estimation. Additionally, prior to categorizing a project as part of our backlog, we maintain a running list of projects that are in an advanced stage of active bidding and discussion, including potential change orders for current projects, but for which the customer has not yet confirmed the commercial terms, the value of the contract and/or the scope of our work. These projects are tracked for project planning and budgeting of the business. Once the terms of these projects are further progressed in line with our backlog criteria, they are recorded in our funded backlog.
Backlog in all of our segments includes both single and multi-year awards. Fluctuations in backlog are driven primarily by the timing of large program wins. Total backlog as of March 31, 2025 was $179.2 million, of which $93.1 million was funded. We expect to convert approximately 87.8% of the total $93.1 million of funded backlog as of March 31, 2025 into revenue in 2025.
In addition, our backlog is subject to meaningful customer concentration risk. As of March 31, 2025, approximately 46.6% of the total dollar value of our funded backlog related to three customers. The top ten customers in our backlog represent approximately 86.8% of the total dollar value of our funded backlog. For purposes of evaluating our backlog, we consider all U.S. government entities to be one customer. Additionally, backlog that is originally funded through U.S. government efforts is considered to be U.S. government backlog even if the program is directly contracted through an intermediary.
We also monitor bookings, which may form a part of our backlog. Bookings represent funded contracts awarded to us during the fiscal period. Our bookings represent the ongoing replacement of backlog into our business. Bookings may or may not translate into revenue during the fiscal period awarded but will materialize into either current revenue or future performance obligations that would be categorized as backlog at the end of the fiscal period, or a combination of both.
In general, our customers have the right to cancel their contracts under termination for convenience clauses. If a customer cancels a contract before full performance of such contract, we may not receive the full revenue from such booking. Instead, we would recognize revenue under the contract on a cost basis with reasonable margin to the extent of the progress performed under such contract. In addition, our backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Some contracts comprising the backlog are for programs scheduled many years in the future and the economic viability of contractual counterparties is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period, or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of recognition of revenues, if any, on projects included in the backlog could change. We review these projects regularly and increase or decrease backlog accordingly. The failure to realize some portion of our backlog could adversely affect our financial performance.
Project Revenue Mix and Impact on Margins
We may experience future variability in the profitability of our contracts and such variability may occur at levels and frequencies different from historical experience. Such variability in profitability may be due to strategic decisions, cost overruns, or other circumstances within or outside of our control. Accordingly, our historical experience with profitability of our contracts is not indicative or predictive of future experience.
Our financial success is based on our ability to deliver high quality products on a timely basis and at a cost-effective price for our customers. When agreeing to contractual terms, our management team makes assumptions and projections about future conditions and events. The accounting for our contracts and programs involves assumptions and estimates about these conditions and events. These projections and estimates assess:
•the productivity and availability of labor;
•the allocation of indirect costs to labor and material costs incurred;
•the complexity of the work to be performed;
•the cost and availability of materials and components; and
•schedule requirements.
If there is a significant change in one or more of these circumstances, estimates or assumptions, or if the risks under our contracts are not managed adequately, the profitability of contracts could be adversely affected. This could materially affect earnings and margins.
In particular, profitability can fluctuate depending on the type of contract award. Contracts with certain customers reflect firm fixed pricing structures. As a result, our gross profit is dependent on the efficient and effective execution of our contracts. Our ability to maximize gross profit may be impacted by, but not limited to, unanticipated cost overruns, disruptions in our supply chains, learning curve and non-recurring engineering costs related to our contracts with customers. If our fixed-price development efforts create a larger portion of our revenue output, we may have a higher risk profile, which may result in reduced margins.
From time to time, we may strategically enter into contracts with low or negative margins relative to other contracts or that are at risk of cost overruns. This may occur due to strategic decisions built around positioning ourselves for future contracts or to enhance our product and service offerings. However, in some instances, loss contracts may occur from unforeseen cost overruns that are not recoverable from the customer. We establish loss reserves on contracts in which the cost estimate-at-completion (“EAC”) exceeds the estimated revenue. The loss reserves are recorded in the period in which a loss is determined. Our reference to adjustments to EAC in the context of describing our results of operations includes net changes during the period in our aggregate program contract values, EAC and other program estimates, and includes the impact of cost overruns and recognition of loss reserves.
Additionally, the timing of our cash flows is impacted by the timing of achievement of billable milestones on contracts. Historically, this has resulted and could continue to result in fluctuations in working capital levels and quarterly free cash flow. As a result of such quarterly fluctuations in free cash flow, we believe that quarter-to-quarter comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indicators of future performance.
Ability to Improve Profit Margins and Scale our Business
We intend to continue to invest in initiatives to improve our operating leverage and significantly ramp up production. We believe continued reductions in costs and increases in production volumes will cause the cost of production to decline and improve our profit margins. Our ability to achieve our production-efficiency objectives could be negatively impacted by a variety of factors including, but not limited to, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs and unexpected supply-chain quality issues or interruptions.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Voyager Technologies, Inc. and our consolidated subsidiaries and have been prepared in conformity with GAAP. All intercompany amounts have been eliminated in consolidation.
Components of Results of Operations
Net Sales
Net sales in the consolidated statements of operations consists entirely of revenue from contracts with customers, net of sales discounts. Our sales are derived from a combination of cost-plus contracts, fixed price contracts, and time and materials contracts for both U.S. government and commercial and international deliverables. We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We recognize revenue upon satisfying the performance obligations identified in the contract, which is achieved as services are rendered, upon completion of a service, or through the transfer of control of the promised good or service to the customer either at a point-in-time or over time. Our contracts can range from short-term periods of less than 12 months to multi-year obligations.
We generate net sales in our Defense & National Security segment, which represented approximately 66.1% and 50.9% of our net sales for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, by providing leading technology capabilities that support marquee programs with expertise in defense systems, signals intelligence, communication technologies, guidance, navigation systems and control systems.
We generate net sales in our Space Solutions segment, which represented approximately 33.9% and 49.1% of our net sales for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, by providing technology solutions, operating at the forefront of space technology and specializing in mission enabling, reliable hardware, software and engineering services for space missions. Our portfolio offering includes advanced space technology systems, space infrastructure and space science.
The following tables set forth our net sales by contract type for the periods indicated:

	Three Months Ended March 31,
Net sales by contract type (dollars in thousands)	2025	2024
Cost-plus fee and time and materials	$20,044	$18,654
Firm fixed price	14,463	11,562
Total net sales	$34,507	$30,216

	Years Ended December 31,
Net sales by contract type (dollars in thousands)	2024	2023
Cost-plus fee and time and materials	$82,972	$79,881
Firm fixed price	61,208	56,181
Total net sales	$144,180	$136,062

The following tables set forth our net sales by customer for the periods indicated:

	Three Months Ended March 31,
Net sales by customer (dollars in thousands)	2025	2024
U.S. government	$29,526	$26,656
Commercial and international	4,981	3,560
Total net sales	$34,507	$30.216

	Years Ended December 31,
Net sales by customer (dollars in thousands)	2024	2023
U.S. government	$121,025	$93,473
Commercial and international	23,155	42,589
Total net sales	$144,180	$136,062
Starlab Space Stations does not and is not expected to generate revenue from customers in the current fiscal period or in the near term. While Starlab does not generate revenue today, nor is expected to generate revenue in the near term, we have received significant funding from NASA under our SAA. The Starlab program is partially funded through government grants. These grants are not considered revenue. We expect to continue to receive funding from NASA in the near-term and before we begin to generate revenue (See “—Research and Development Costs—Government Grants” for additional details).
Cost of Sales
Cost of sales represent the costs required to fulfill performance obligations on a direct or indirect basis. Our Cost of sales are primarily driven by labor, materials, subcontractors necessary to fulfill our contractual obligations along with program application indirect costs.
Selling, General and Administrative
Selling, general and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources and administrative personnel, as well as the costs of customer service, information technology, risk management and related insurance, travel, allocated overhead and other marketing, communications and administrative expenses. We also expect to further invest in our corporate infrastructure and incur additional expenses associated with operating as a public company, including increased legal and accounting costs, investor relations and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of total revenue over time. In addition, upon becoming a public company, we anticipate that we may incur significant additional annual expenses including, among other things, additional directors’ and officers’ liability insurance, costs to administer a public company stock compensation plan, director fees, costs to comply with reporting requirements of the SEC, transfer agent fees, costs for additional accounting, legal and administrative personnel, increased auditing, tax and legal fees, stock exchange listing fees, additional stock-based compensation expense and similar expenses.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include employee compensation, contractor fees, materials and supplies, and facility costs. For the three months ended March 31, 2025, gross research and development costs were $6.0 million. For the year ended December 31, 2024, gross research and development costs were $13.0 million.
Government Grants
We recognize government assistance when there is reasonable assurance that we will comply with the conditions of the assistance and that the assistance will be received.

NASA established the LEO Development program, or the SAA to help facilitate two objectives:
•Develop a robust commercial space economy in LEO, including supporting the development of commercially owned and operated LEO destinations from which various customers, including private entities, public institutions, NASA and foreign governments, can purchase services; and
•Stimulate the growth of commercial activities in LEO.
On December 1, 2021, Nanoracks entered into an agreement under the SAA with NASA (the “Nanoracks Agreement”), pertaining to the LEO Development program, to design, build and maintain a commercial space station, known as “Starlab”. The Nanoracks Agreement and its subsequent amendments signed through 2023 provides $217.5 million in funding for the design and manufacture of Starlab, which is earned upon completion of defined milestones. Once a milestone is earned, we are under no further obligation to continue work on Starlab. Milestone payments are expected to be earned through December 2025. As of March 31, 2025, we have cumulatively earned $147.2 million in milestones under the program, with $78.0 million in milestones earned as of March 31, 2024. All milestones earned as of March 31, 2025 and March 31, 2024 were received in cash.
When the government grant assistance is related to an asset, the assistance will be deducted from the carrying value of the asset. When the government grant assistance is related to costs incurred, the assistance is deducted from the related expense. For the three months ended March 31, 2025 and 2024, $2.0 million and $0.5 million, respectively, were offset against research and development costs. For the three months ended March 31, 2025, $18.0 million of assistance was offset against construction in progress assets. For the three months ended March 31, 2024, $10.7 million of assistance was offset against construction in progress assets, along with grant funding for capital expenditures not yet incurred of $6.0 million in accrued expenses and other current liabilities on the consolidated balance sheets. For the years ended December 31, 2024 and 2023, $5.4 million and $37.0 million, respectively, were offset against research and development costs. For the year ended December 31, 2024, $54.9 million of assistance was offset against construction in progress assets. For the year ended December 31, 2023, $26.9 million of assistance was offset against construction in progress assets, along with grant funding for capital expenditures not yet incurred of $6.0 million in accrued expenses and other current liabilities on the consolidated balance sheets.
Amortization of Acquired Intangibles
Amortization of acquired intangibles includes amortization of intangibles acquired in acquisitions.
Finance and Interest Expense
Finance and interest expense consists primarily of finance gains and charges on debt extinguishments and issuances, along with interest expense incurred on debt.
Other Income, Net
Other income, net consists primarily of interest income on our cash and cash equivalents along with gain (loss) on foreign exchange relates to currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar.
Income Tax (Benefit) Expense
Income tax (benefit) expense includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amount and the tax basis of assets and liabilities, along with net operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. We recognize any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Results of Operations
Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024
The following table sets forth our results of operations for the periods indicated:

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$34,507	$30,216	$4,291	14.2%
Cost of sales	28,922	24,035	4,887	20.3%
Selling, general, and administrative	26,286	15,590	10,696	68.6%
Research and development	4,040	767	3,273	*
Amortization of acquired intangibles	1,548	1,744	(196)	(11.2)%
Loss from operations	$(26,289)	$(11,920)	$(14,369)	120.5%
Other income (expense):
Finance and interest expense	(2,729)	(2,994)	265	(8.9)%
Other income, net	1,137	210	927	*
Loss before income taxes	(27,881)	(14,704)	(13,177)	89.6%
Income tax expense	48	248	(200)	(80.6)%
Net loss	(27,929)	(14,952)	(12,977)	86.8%
Net loss attributable to noncontrolling interests	(991)	(129)	(862)	*
Net loss attributable to Voyager Technologies, Inc.	$(26,938)	$(14,823)	$(12,115)	81.7%
________________
*% Change not meaningful; non-meaningful changes are defined as greater than absolute value of 200% change or a change from 0%
Net sales

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Total net sales	$34,507	$30,216	$4,291	14.2%
The increase in net sales was primarily due to an increase in sales in the Defense & National Security segment, which experienced growth of $8.9 million in external sales driven by significant programs won during 2024, offset by a decrease of $4.6 million in net sales in the Space Solutions segment, driven by lower volumes in commercial sales. For a further discussion of the drivers behind the change in revenues, see “—Results by Segment.”
Cost of sales

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Cost of sales	$28,922	$24,035	$4,887	20.3%
The increase in costs of sales was primarily due to an increase in sales volumes and input costs in the Defense & National Security segment, driving a $9.2 million cost increase in the quarter ended March 31, 2025. The increase was primarily offset by lower volumes and input costs in the Space Solutions segment, which drove a decrease in costs of sales year over year of $4.3 million.

Selling, general, and administrative

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Selling, general, and administrative	$26,286	$15,590	$10,696	68.6%
The increase in selling, general, and administrative costs was primarily due to a $5.7 million increase in costs associated with portions of non-cash services rendered from Palantir throughout the quarter ended March 31, 2025 along with a $4.4 million increase in employee compensation expenses associated with internal commissions for fundraising efforts, salaries, and stock compensation cost increases during the quarter ended March 31, 2025.
Research and development

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Research and development	$4,040	$767	$3,273	*
The increase in research and development, net was primarily due to research and development efforts at Voyager and Starlab LLC for $3.0 million and $1.4 million, respectively, offset by an increase in government grants attributable to contra expense of $1.5 million.
Amortization of acquired intangibles

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Amortization of acquired intangibles	$1,548	$1,744	$(196)	(11.2)%
Finance and interest expense, net

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Finance and interest expense	$(2,729)	$(2,994)	$265	(8.9)%
Other income, net

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Other income, net	$1,137	$210	$927	*
The increase in other income, net was associated with increased interest income associated with increased cash holdings during the quarter ended March 31, 2025.
Income tax expense

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Income tax expense	$48	$248	$(200)	(80.6)%

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
The following table sets forth our results of operations for the periods indicated:

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Net sales	$144,180	$136,062	$8,118	6.0%
Cost of sales	109,265	108,277	988	0.9%
Selling, general, and administrative	62,570	54,043	8,527	15.8%
Research and development	7,611	(18,542)	26,153	(141.0)%
Impairment losses	3,594	—	3,594	*
Amortization of acquired intangibles	9,582	6,457	3,125	48.4%
Loss from operations	$(48,442)	$(14,173)	$(34,269)	*
Other income (expense):
Change in fair value of embedded derivatives	$387	$—	$387	*
Loss on debt extinguishment	(9,392)	(1,287)	(8,105)	*
Finance and interest expense	(12,016)	(10,590)	(1,426)	13.5%
Other income, net	2,127	1,193	934	78.3%
Loss before benefit for income taxes	(67,336)	(24,857)	(42,479)	170.9%
Income tax (benefit) expense	(1,708)	341	(2,049)	*
Net loss	(65,628)	(25,198)	(40,430)	160.4%
Net (loss) income attributable to noncontrolling interests	(3,556)	240	(3,796)	*
Net loss attributable to Voyager Technologies, Inc.	$(62,072)	$(25,438)	$(36,634)	144.0%
________________
*% Change not meaningful; non-meaningful changes are defined as greater than absolute value of 200% change or a change from 0%
Net Sales

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Total net sales	$144,180	$136,062	$8,118	6.0%
The increase in net sales was primarily due to an increase in U.S. government sales in the Defense & National Security segment, which experienced growth of $10.7 million in external sales, offset by a decrease of $2.6 million in the Space Solutions segment, driven by lower volumes in commercial sales. For a further discussion of the drivers behind the change in revenues, see “—Results by Segment.”
Cost of Sales

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Cost of sales	$109,265	$108,277	$988	0.9%
The increase in costs of sales was primarily due to an increase in U.S. government sales in the Defense & National Security segment, driving a $9.1 million cost increase in the year ended December 31, 2024. The increase was primarily offset by lower volumes in the Space Solutions segment, which drove a decrease in costs of sales year over year of $7.6 million.

Selling, General, and Administrative

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Selling, general, and administrative	$62,570	$54,043	$8,527	15.8%
The increase in selling, general, and administrative costs was primarily due to a $6.9 million increase in costs associated with non-cash services rendered throughout the year along with a $1.1 million increase in employee compensation expenses associated with stock options granted to employees during the year ended December 31, 2024 due to the volume of options given to employees as well as the valuation of options increasing during the year ended December 31, 2024.
Research and Development

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Research and development, net	$7,611	$(18,542)	$26,153	(141.0)%
The increase in research and development, net was primarily due to timing of milestone grants under the SAA that offset research and development expenditures during such period. The government grants offsetting research and development costs decreased from $37.0 million in the year ended December 31, 2023 to $5.4 million in the year ended December 31, 2024. See “—Research and Development Costs—Government Grants”. This decrease in government grants was partially offset by a decrease in gross research and development expenditures from $18.5 million in the year ended December 31, 2023 to $13.0 million in the year ended December 31, 2024, driven primarily by the development phase of our Starlab program that incurred more capital expenditures than research expenses.
Impairment Loss

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Impairment losses	$3,594	$—	$3,594	*
We experienced impairment losses of $3.6 million during the year ended December 31, 2024 related to the full impairment of our investment in Atomos Nuclear and Space Corporation (“Atomos”).
Amortization of Acquired Intangibles

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Amortization of acquired intangibles	$9,582	$6,457	$3,125	48.4%
The increase in amortization of acquired intangibles is primarily driven by the shortening of useful lives associated with previously acquired intangibles that experienced a shorter useful life due to our integration activities during the year ended December 31, 2024.
Finance and Interest Expense

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Finance and interest expense	$(12,016)	$(10,590)	$(1,426)	13.5%
The increase in finance and interest expense was primarily driven by increased weighted average borrowings outstanding during the year ended December 31, 2024 compared to the year ended December 31, 2023.

Other Income, Net

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Other income, net	$2,127	$1,193	$934	78.3%
The increase in other income, net was associated with increased interest income from cash holdings along with gains associated with foreign currency exchange impacts during the year ended December 31, 2024.
Income Tax (Benefit) Expense

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Income tax (benefit) expense	$(1,708)	$341	$(2,049)	*
The income tax benefit was driven by a $2.6 million deferred tax benefit during the year ended December 31, 2024, which was partially offset by current year tax expenses of $0.9 million. The income tax expense during the year ended December 31, 2023 was associated primarily with current income tax expense on earnings that were not able to be offset by losses from the consolidated group.
Results by Segment
Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024
We measure the performance of our reportable segments based on net sales and Segment Adjusted EBITDA. Our operating and reportable segments are: Defense & National Security, Space Solutions and Starlab Space Stations.

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Net Sales:
Defense & National Security	$23,544	$14,701
Space Solutions	12,304	17,043
Starlab Space Stations	—	—
Total net sales, reportable segments	35,848	31,744
Intersegment eliminations	(1,341)	(1,528)
Total Net Sales	$34,507	$30,216

Segment Adjusted EBITDA:
Defense & National Security	$110	$(265)
Space Solutions	(1,178)	(1,124)
Starlab Space Stations	(1,386)	(2,478)
Total Segment Adjusted EBITDA, reportable segments	(2,454)	(3,867)
Intersegment eliminations	—	—
Corporate and other expenses	(8,787)	(3,312)
Consolidated Adjusted EBITDA	$(11,241)	$(7,179)

Defense & National Security
The following table provides selected financial information for the Defense & National Security segment.

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$23,544	$14,701	$8,843	60.2%

Segment Adjusted EBITDA	$110	$(265)	$375	(141.5)%
Segment Adjusted EBITDA margin percentage	0.5%	(1.8)%
The increase in net sales was driven primarily by a $6.0 million increase in U.S. government revenue and a $2.8 million increase in commercial contract revenue during the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024. The increase in net sales were primarily driven off volume increases from contracts obtained during the year ended 2024.
Space Solutions
The following table provides selected financial information for the Space Solutions segment.

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$12,304	$17,043	$(4,739)	(27.8)%

Segment Adjusted EBITDA	$(1,178)	$(1,124)	$(54)	4.8%
Segment Adjusted EBITDA margin percentage	(9.6)%	(6.6)%
The decrease in net sales was driven primarily by a $3.1 million decrease in U.S. government revenue mostly due to decreased volumes on programs ending during the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024 along with a reduction from commercial contract revenue of $1.6 million due to lower program volumes.
Starlab Space Stations
The following table provides selected financial information for the Starlab Space Stations segment.

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$—	$—	$—	*

Segment Adjusted EBITDA	$(1,386)	$(2,478)	$1,092	(44.1)%
Segment Adjusted EBITDA margin percentage	*	*
________________
*Not meaningful
The increase in Segment Adjusted EBITDA was driven primarily by an increase of grant funding attributable to contra expenses, which were received in the quarter ended March 31, 2025 of $2.0 million compared to $0.5 million received in the quarter ended March 31, 2024.
Intersegment Eliminations
Intersegment eliminations are related to projects between our segments, including the construction of our Starlab program. Intersegment eliminations decreased to $1.3 million from $1.5 million for the three months ended

March 31, 2025 compared to the three months ended March 31, 2024. The decrease in intersegment eliminations was primarily related to an decrease in Starlab driven programs.
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
We measure the performance of our reportable segments based on net sales and Segment Adjusted EBITDA. Our operating and reportable segments are: Defense & National Security, Space Solutions and Starlab Space Stations.

	Years Ended December 31,
(dollars in thousands)	2024	2023
Net sales:
Defense & National Security	$77,470	$63,154
Space Solutions	74,593	76,771
Starlab Space Stations	—	—
Total net sales, reportable segments	152,063	139,925
Intersegment eliminations	(7,883)	(3,863)
Total net sales	$144,180	$136,062

Segment Adjusted EBITDA:
Defense & National Security	$2,180	$(390)
Space Solutions	2,720	4,777
Starlab Space Stations	(8,315)	12,569
Total Segment Adjusted EBITDA, reportable segments	(3,415)	16,956
Corporate and other expenses	(13,899)	(15,535)
Consolidated Adjusted EBITDA	$(17,314)	$1,421
Defense & National Security
The following table provides selected financial information for the Defense & National Security segment.

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Net sales	$77,470	$63,154	$14,316	22.7%

Segment Adjusted EBITDA	2,180	$(390)	$2,570	*
Segment Adjusted EBITDA margin percentage	2.8%	(0.6)%
________________
*% Change not meaningful; non-meaningful changes are defined as greater than absolute value of 200% change or a change from 0%
The increase in net sales was driven primarily by a $6.3 million increase in U.S. government sales along with an increase in commercial and intercompany sales of $8.0 million during the year ended December 31, 2024 compared to the year ended December 31, 2023.
The increase in Segment Adjusted EBITDA was driven primarily by an increase in sales of $14.3 million offset by an increase in costs of goods sold of $9.2 million associated with the increase in program volumes during the year ended December 31, 2024 and an increase in selling, general, and administrative costs of $2.3 million primarily driven by integration efforts within the business.

Space Solutions
The following table provides selected financial information for the Space Solutions segment.

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Net sales	$74,593	$76,771	$(2,178)	(2.8)%

Segment Adjusted EBITDA	2,720	$4,777	$(2,057)	(43.1)%
Segment Adjusted EBITDA margin percentage	3.6%	6.2%
The decrease in net sales was driven primarily by a $24.7 million decrease in commercial contract revenue due to decreased volumes on program phasing during the year ended December 31, 2024 compared to the year ended December 31, 2023. This was partially offset by an increase in U.S. government sales of $21.2 million primarily driven by volume growth on NASA funded programs and an increase in international government revenue of $1.3 million driven primarily by volume growth on ESA funded programs.
The decrease in Segment Adjusted EBITDA was driven primarily by a decrease in sales of $2.2 million.
Starlab Space Stations
The following table provides selected financial information for the Starlab Space Stations segment.

	Years Ended December 31,		Change
(dollars in thousands)	2024	2023	2023 to 2024	%
Net sales	$—	$—	$—	—

Segment Adjusted EBITDA	$(8,315)	$12,569	$(20,884)	(166.2)%
Segment Adjusted EBITDA margin percentage	*	*
________________
*Not meaningful
The decrease in Segment Adjusted EBITDA was driven primarily by increases in funding received under the SAA that offset operating expenses associated with the Starlab construction. Due to timing differences on the program, milestones earned and grant funding received during the year ended December 31, 2023 were greater than operating expenditures as of the same date, leading to a positive Segment Adjusted EBITDA. However, during the year ended December 31, 2024, the incurred expenses were greater than the milestones earned and grant funding received, resulting in negative Segment Adjusted EBITDA. During the year ended December 31, 2024, we had $13.7 million of underlying expenses within the Starlab Space Stations segment offset by $5.4 million of government grants, compared to $24.4 million of expenses that were more than offset by $37.0 million of government grants in the year ended December 31, 2023.
Intersegment Eliminations
Intersegment eliminations are related to projects between our segments, including the construction of our Starlab program. Intersegment eliminations increased to $7.9 million from $3.9 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in intersegment eliminations was primarily related to an increase in Starlab driven programs.
Key Performance Indicators and Non-GAAP Financial Measures
In assessing the performance of our business, in addition to considering a variety of measures in accordance with GAAP, our management team also monitors key operational metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends, formulating financial projects and making strategic decisions.

We believe that these operational metrics and non-GAAP financial measures provide useful information to users of our financial statements in understanding and evaluating our results of operations in the same manner as our management team. The presentation of operational metrics and non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The following tables set forth our key performance metrics, which are further discussed below:

(dollars in thousands)	March 31, 2025	December 31, 2024
Funded backlog (as of period end)(1)
Defense & National Security	$54,464	$59,234
Space Solutions	38,664	42,499
Starlab Space Stations	—	—
Total funded backlog	93,128	101,733
Unfunded contract options(2)	$86,043	$98,349

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Bookings(3)	$25,939	$25,374
Net sales	34,507	30,216
Gross profit	5,585	6,181
Net loss	(26,938)	(14,823)
Adjusted EBITDA(4)	(21,356)	(7,179)
Cash flow used in operating activities	(14,354)	(7,906)
Free cash flow(5)	$(23,324)	$(13,306)
________________
(1)Funded backlog is comprised of projects for which we have received a written contract or purchase order, either executed or awaiting execution, excluding any unfunded contract options. Our backlog may also include, as of any date of estimation, change orders for any project that have been confirmed, either in writing or verbally, or formally contracted.
(2)Unfunded contract options (also referred to herein as unfunded backlog) represent customer options for future products or services that have not yet been exercised and potential bookings under IDIQ contracts. As of March 31, 2025, unfunded contract options were primarily comprised of customer options for future products or services that have not yet been exercised in the Defense & National Security segment.
(3)Bookings represent funded contracts awarded to us during the fiscal period. Funded contracts represent definitized contracts for performance obligations from customers that contain the right to receive consideration in exchange for goods transferred to the customer.
(4)See “Non-GAAP Financial Measures” below for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss attributable to Voyager Technologies, Inc., the most directly comparable GAAP measure to Adjusted EBITDA.
(5)See “Non-GAAP Financial Measures” below for a discussion of free cash flow and a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure to free cash flow.

	Years Ended December 31,
(dollars in thousands)	2024	2023
Funded backlog (as of period end)(1)
Defense & National Security	$59,234	$33,016
Space Solutions	42,499	53,483
Starlab Space Stations	—	—
Total funded backlog	101,733	86,499
Unfunded contract options(2)	98,349	93,069
Bookings(3)	159,415	102,148
Net sales	144,180	136,062
Gross profit	34,915	27,785
Net loss	(62,072)	(25,438)
Adjusted EBITDA(4)	(29,983)	1,421
Cash flow used in operating activities	(25,502)	(15,381)
Free cash flow(5)	$(53,275)	$(5,733)
________________
(1)Funded backlog is comprised of projects for which we have received a written contract or purchase order, either executed or awaiting execution, excluding any unfunded contract options. Our backlog may also include, as of any date of estimation, change orders for any project that have been confirmed, either in writing or verbally, or formally contracted.
(2)Unfunded contract options (also referred to herein as unfunded backlog) represent customer options for future products or services that have not yet been exercised and potential bookings under IDIQ contracts. As of December 31, 2024, unfunded contract options were primarily comprised of customer options for future products or services that have not yet been exercised in the Defense & National Security segment.
(3)Bookings represent funded contracts awarded to us during the fiscal period. Funded contracts represent definitized contracts for performance obligations from customers that contain the right to receive consideration in exchange for goods transferred to the customer.
(4)See “Non-GAAP Financial Measures” below for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss attributable to Voyager Technologies, Inc., the most directly comparable GAAP measure to Adjusted EBITDA.
(5)See “Non-GAAP Financial Measures” below for a discussion of free cash flow and a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure to free cash flow.
Non-GAAP Financial Measures
Non-GAAP financial measures are not calculated or presented in accordance with GAAP and other companies in our industry may calculate them differently than we do. As a result, non-GAAP financial measures have limitations as analytical and comparative tools and you should not consider them in isolation, or as a substitute, for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted EBITDA and free cash flow, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA and free cash flow should not be construed as an inference that our future results will be unaffected by unusual items. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA and free cash flow supplementally.
Adjusted EBITDA
We consider Adjusted EBITDA to be a useful, supplemental, measure of our operating performance. We use Adjusted EBITDA to supplement GAAP measures in evaluating the performance of our business and the effectiveness of our strategies, to make budgeting decisions, make certain compensation decisions, and to compare our performance against that of our peer companies, many of which present similar non-GAAP financial measures.
In addition, we believe Adjusted EBITDA provides a useful measure for period-to-period comparisons of our business, as it removes the impact of our capital structure and other items not indicative of our core operating performance from operating results.

We define EBITDA as net loss attributable to Voyager Technologies, Inc. plus (less) finance and interest expense, provision for income tax expense (benefit), and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for change due to stock-based compensation, business acquisition costs, restructuring charges, impairment losses, income (loss) attributable to noncontrolling interests, and other items we do not believe are indicative of our core operating performance, including incremental organizational costs attributable to this offering, changes in the fair value of earnout liabilities, and foreign exchange gain/loss. The reconciliation between EBITDA and Adjusted EBITDA, and net loss attributable to Voyager Technologies, Inc. (the most comparable GAAP measure) for the periods shown below:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Net loss attributable to Voyager Technologies, Inc.	$(26,938)	$(14,823)
Finance and interest expense	2,729	2,994
Depreciation and amortization	2,602	2,713
Taxes	48	248
EBITDA	(21,559)	(8,868)
Stock-based compensation	1,723	730
Business acquisition costs(1)	156	230
Restructuring(2)	418	1,113
Impairment losses	—	—
Net loss attributable to noncontrolling interests	(991)	(129)
Other(3)	(1,103)	(255)
Adjusted EBITDA(4)	$(21,356)	$(7,179)
________________
(1)Business acquisition costs include legal costs and incremental transaction costs associated with an acquisition.
(2)Restructuring includes costs for retention and severance payments related to management’s decision to undertake certain actions to realign our cost structure through workforce reductions and the closure of certain facilities, businesses and product lines.
(3)Other includes capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, changes in fair value of earn out liabilities, and foreign exchange gain/loss that are all individually insignificant for the period.
(4)Adjusted EBITDA for the period includes the impact of non-cash services, which are excluded from Segment Adjusted EBITDA. For further information regarding these non-cash services, please refer to the notes to our consolidated financial statements included elsewhere in this prospectus.

	Years Ended December 31,
(dollars in thousands)	2024	2023
Net loss attributable to Voyager Technologies, Inc.	$(62,072)	$(25,438)
Finance and interest expense	12,016	10,590
Depreciation and amortization	13,595	10,294
Taxes	(1,708)	341
EBITDA	(38,169)	(4,213)
Stock-based compensation	3,761	2,707
Business acquisition costs(1)	282	644
Restructuring(2)	2,295	3,562
Impairment losses	3,594	—
Net (loss) income attributable to noncontrolling interests	(3,556)	240
Other(3)	1,810	(1,519)
Adjusted EBITDA(4)	$(29,983)	$1,421

________________
(1)Business acquisition costs include legal costs and incremental transaction costs associated with an acquisition.
(2)Restructuring includes costs for retention and severance payments related to management’s decision to undertake certain actions to realign our cost structure through workforce reductions and the closure of certain facilities, businesses and product lines.
(3)Other includes capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, changes in fair value of earn out liabilities, and foreign exchange gain/loss that are all individually insignificant for the period.
(4)Adjusted EBITDA for the period includes the impact of non-cash services, which are excluded from Segment Adjusted EBITDA. For further information regarding these non-cash services, please refer to the notes to our consolidated financial statements included elsewhere in this prospectus.
Free Cash Flow
We consider free cash flow to be a useful, supplemental measure of our ability to generate cash on a normalized basis. We use free cash flow to supplement GAAP measures in evaluating our flexibility to allocate capital and pursue opportunities that may enhance shareholder value and the effectiveness of our strategies, to make budgeting decisions and to compare our performance against that of our peer companies, many of which present similar non-GAAP financial measures.
We believe that while expenditures and dispositions of property, plant and equipment will fluctuate on a period-to-period basis, we seek to ensure that we have adequate capital on hand to maintain ongoing operations and enable growth of the business. Additionally, free cash flow is of limited usefulness in that it does not represent residual cash flows available for discretionary expenditures due to the fact the measures do not deduct the payments required for debt service and other contractual obligations or payments.
We define free cash flow as the sum of our cash (used in) provided by operating activities less our net capital expenditures. The net capital expenditures of the Company are defined as the gross capital expenditures for the purchase of property and equipment less the grant funding we received in order to make such purchases. Based on the nature of government grants for purposes of funding capital expenditures on our Starlab program, these grants are pass through for purposes of making capital expenditures as they are directly used to source funding on capital expenditures. Our calculation of free cash flow may not be comparable to the calculation of similarly titled measures reported by other companies. The reconciliation between free cash flow and net cash (used in) provided by operating activities (the most comparable GAAP measure) for the periods presented is shown below:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Cash used in operating activities	$(14,354)	$(7,906)
Purchases of property and equipment	(26,970)	(16,050)
Grant funding for property and equipment	18,000	10,650
Free cash flow	$(23,324)	$(13,306)

	Years Ended December 31,
(dollars in thousands)	2024	2023
Cash used in operating activities	$(25,502)	$(15,381)
Purchases of property and equipment	(82,703)	(17,210)
Grant funding for property and equipment	54,930	26,858
Free cash flow	$(53,275)	$(5,733)

The reconciliation between total Voyager capital expenditures, Starlab Space Stations capital expenditures and capital expenditures excluding Starlab for the periods presented is shown below:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Total Voyager capital expenditures	$26,970	$16,050
Less: Starlab Space Stations capital expenditures	25,894	15,190
Capital expenditures excluding Starlab Space Stations	$1,076	$860

	Years Ended December 31,
(dollars in thousands)	2024	2023
Total Voyager capital expenditures	$82,703	$17,210
Less: Starlab Space Stations capital expenditures	79,381	15,691
Capital expenditures excluding Starlab Space Stations	$3,322	$1,519
Innovation Spend
We are focused on delivering innovative solutions to the defense, national security and space end markets, and research and development is at the core of our business. We believe innovation spend and innovation spend excluding Starlab provide our management and investors useful measures of our aggregate spend on research and development type activities in support of our customers’ needs and our future growth. However, innovation spend is an operating metric, not a financial measure calculated or presented in accordance with GAAP, and companies in our industry may calculate innovation spend or similar operating metrics differently than we do. We define innovation spend as research and development costs associated with IRS Section 174 categorization, as well as spend on designated development programs. Development programs are defined as initiatives that, when developed, will expand the Company’s product offerings under a customer funded arrangement. Innovation spend is comprised of various costs recognized in cost of sales and research and development costs within the consolidated statements of operations, as well as certain costs capitalized within property and equipment, net on our consolidated balance sheets. We define innovation spend excluding Starlab as innovation spend, minus the portion of innovation spend attributable to Starlab Space Stations. The table below sets forth the components of our innovation spend and innovation spend excluding Starlab for the years ended December 31, 2024, December 31, 2023 and three months ended March 31, 2025:

	Years Ended December 31,		Three Months Ended March 31,
(dollars in thousands)	2024	2023	2025
Capitalized research and development under Section 174	$105,206	$46,222	$33,599
Development program innovation spend(1)	22,024	20,330	5,513
Innovation spend	127,230	66,552	39,112
Less: Starlab Space Stations innovation spend	101,678	42,556	29,378
Innovation spend excluding Starlab Space Stations	$25,552	$23,996	$9,734
________________
(1)Development program innovation spend represents program spend on designated innovation programs within the business that is necessary for fulfillment of performance obligations on revenue generating programs.
Liquidity and Capital Resources
As of March 31, 2025, we had cash and cash equivalents of approximately $175.5 million, which primarily consisted of demand deposits and money market mutual funds substantially all held within U.S. bank accounts. We currently expect that our principal sources of funding will include our current cash balances and other forms of debt financings and equity offerings. We are focused on maintaining flexibility in the future evolution of our capital structure and seek to access the lowest cost of capital while also remaining opportunistic as organic and external opportunities arise. Targeted external growth opportunities would be funded primarily with a mix of equity, cash and debt. In addition to NASA funding, we will consider all financing options for the Starlab, including funding through a combination of customer prebuys, the largest examples being other international space agencies, where prospective customers pay us in advance for usage of Starlab, as well as capital markets financing, including equity and project-based financing.
Our primary operating cash requirements include the payment of compensation and related costs, financing acquisitions, ongoing investment in Starlab and costs for our facilities and information technology infrastructure. As of March 31, 2025, we believe our existing cash and cash equivalents and funds received from the capital and equity markets will be sufficient to meet our working capital and capital expenditure needs over the next twelve months.
We expect our cost of sales, operating expenses and capital expenditures to increase in connection with our ongoing activities, particularly as we grow with our customers and win new business, expand our portfolio offering with new technologies, and continue to develop the next generation of space infrastructure.
Specifically, our costs, operating expenses and capital expenditures will increase as we:
•grow our revenue base;
•scale up our manufacturing processes and capabilities;
•maintain, expand and protect our intellectual property portfolio; and
•hire additional personnel in management to support the expansion of our operational, financial, information technology, and other areas to support our operations as a public company.
Although we believe that our current capital is adequate to sustain our operations for a period of time, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control.
Summary of Cash Flows
Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024
The following table presents the major components of our cash used in operating activities, cash used in investing activities and cash provided by financing activities for the periods presented:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024	Change
Cash used in operating activities	$(14,354)	$(7,906)	$(6,448)
Cash used in investing activities	(8,970)	(5,400)	(3,570)
Cash provided by financing activities	142,854	24,540	118,314
Effect of foreign exchange on cash and cash equivalents	28	(10)	38
Net increase in cash, cash equivalents, and restricted cash	$119,558	$11,224	$108,334
Operating Activities
Cash flows from operating activities can vary significantly from period to period as a result of our working capital requirements, given our portfolio of programs and the timing of milestone receipts and payments with customer and suppliers in the ordinary course of business. Investment in working capital is also necessary to build our business and manage supplier activities within program arrangements. We expect working capital balances to continue to vary from period to period. We efficiently fund our working capital requirements with financing activities.
The decrease in cash used in operating activities was driven by the net loss of $(26.9) million, which was offset by changes in working capital and non-cash activities of $12.6 million during the quarter ended March 31, 2025.

Investing Activities
The primary driver for the increase in cash used in investing activities relates to an increase in capital investment of $10.9 million, primarily at Starlab, offset by a $7.4 million increase in government grant funding received.
Financing Activities
The increase in cash provided by financing activities was driven by a $43.2 million and $74.7 million increase in Class A common stock and Series C fundraising, respectively, during the quarter ended March 31, 2025 as compared to the period ended March 31, 2024.
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
The following table presents the major components of our cash used in operating activities, cash (used in) provided by investing activities and cash provided by financing activities for the periods presented:

	Years Ended December 31,
(dollars in thousands)	2024	2023	Change
Cash used in operating activities	$(25,502)	$(15,381)	$(10,121)
Cash (used in) provided by investing activities	(27,773)	11,598	(39,371)
Cash provided by financing activities	78,957	1,931	77,026
Effect of foreign exchange on cash and cash equivalents	(31)	9	(40)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$25,651	$(1,843)	$27,494
Operating Activities
Cash flows from operating activities can vary significantly from period to period as a result of our working capital requirements, given our portfolio of programs and the timing of milestone receipts and payments with customer and suppliers in the ordinary course of business. Investment in working capital is also necessary to build our business and manage supplier activities within program arrangements. We expect working capital balances to continue to vary from period to period. We efficiently fund our working capital requirements with financing activities.
The increase in cash used in operating activities was driven by the net loss of $65.6 million, which was offset by changes in working capital and non-cash activities of $40.1 million during the year ended December 31, 2024.
Investing Activities
The primary driver for the increase in cash used in investing activities relates to an increase in capital investment on the Starlab program of $79.4 million compared to cash outflows related to Starlab in the year ended December 31, 2023 of $15.7 million, or an increase in cash used in investing activities of $63.7 million. This was compounded by an increase in cash used in investing activities due to an increase in capital expenditures within the business and other items of $3.9 million in the year ended December 31, 2024 compared to similar activities during the year ended December 31, 2023. This was partially offset by increases in government grants offsetting capital expenditures of $54.9 million in the year ended December 31, 2024 compared to $26.9 million in the year ended December 31, 2023.
Financing Activities
The increase in cash provided by financing activities was driven by $66.6 million of Series C investment fundraising, the $13.4 million noncontrolling interest investment in Starlab, and the $10.1 million 2024 Convertible Note (as defined below), partially offset by $9.5 million of additional financing raised on a loan vehicle in the year ended December 31, 2023 compared to the year ended December 31, 2024, and $3.1 million of Series B investment fundraising in the year ended December 31, 2023 that didn’t recur in the year ended December 31, 2024.

Selected Quarterly Financial Data
The following table summarizes our selected unaudited quarterly results of operations. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflects, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Three months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Revenue	$37,712	$39,599	$36,653	$30,216	$42,293	$39,157	$32,843	$21,769
Net loss attributable to Voyager Technologies, Inc.	(8,960)	(14,967)	(23,322)	(14,823)	(1,766)	(1,835)	(13,579)	(8,258)
Finance and interest expense	2,987	2,940	3,095	2,994	3,042	3,112	2,688	1,748
Depreciation and amortization	4,001	4,124	2,758	2,713	2,718	2,721	2,799	2,056
Taxes	(1,926)	92	(122)	248	(470)	488	(23)	346
EBITDA	(3,898)	(7,811)	(17,591)	(8,868)	3,524	4,486	(8,115)	(4,108)
Stock-based compensation	1,072	845	1,113	730	829	557	668	653
Business acquisition costs(1)	26	25	—	230	5	42	3	594
Restructuring(2)	320	314	548	1,114	704	1,194	1,164	502
Impairment losses	—	3,594	—	—	—	—	—	—
Net (loss) income attributable to noncontrolling interests	(418)	(280)	(2,729)	(129)	467	(1)	(252)	26
Other(3)	(3,381)	(5,517)	10,964	(256)	(3,233)	141	64	1,508
Adjusted EBITDA(4)	$(6,279)	$(8,830)	$(7,695)	$(7,179)	$2,296	$6,419	$(6,468)	$(825)

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Net loss attributable to Voyager Technologies, Inc.	$(26,938)	$(14,823)
Finance and interest expense	2,729	2,994
Depreciation and amortization	2,602	2,713
Taxes	48	248
EBITDA	(21,559)	(8,868)
Stock-based compensation	1,723	730
Business acquisition costs(1)	156	230
Restructuring(2)	418	1,113
Impairment losses	—	—
Net loss attributable to noncontrolling interests	(991)	(129)
Other(3)	(1,103)	(255)
Adjusted EBITDA(4)	$(21,356)	$(7,179)
________________
(1)Business acquisition costs includes legal costs and incremental transaction costs associated with an acquisition.
(2)Restructuring includes costs for retention and severance payments related to management’s decision to undertake certain actions to realign our cost structure through workforce reductions and the closure of certain facilities, businesses and product lines.

(3)Other includes capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, changes in fair value of earn out liabilities, and foreign exchange gain/loss that are all individually insignificant for the period.
(4)Adjusted EBITDA for the period includes the impact of non-cash services, which are excluded from Segment Adjusted EBITDA. For further information regarding these non-cash services, please refer to the notes to our consolidated financial statements included elsewhere in this prospectus.
Outstanding Indebtedness
The following table summarizes our long-term debt as of the dates presented:

(dollars in thousands)	March 31, 2025	December 31, 2024
Term loan	$65,972	$65,972
2024 Convertible Notes	10,532	10,274
SMI Promissory Notes	24,999	24,593
Less: debt issuance costs	(10,996)	(11,820)
Net carrying amount	90,507	89,019
Less: current portion	676	665
Total long-term debt, net	$89,831	$88,354
Term Loan
On June 28, 2024, we and our domestic subsidiaries, excluding Starlab, entered into a $58.0 million Loan and Security Agreement (“Credit Agreement”) with the lenders party thereto and Hercules Capital, Inc., as administrative agent and collateral agent, which provided for a $58.0 million term loan (the “Term Loan”). The Term Loan matures on July 1, 2028. The Term Loan bears interest at a variable annual rate equal to the sum of (a) the greater of (i) the Wall Street Journal Prime Rate or (ii) 8.50%, and (b) 1.25% per annum. The Term Loan bears additional interest, which is equal to 2.50% of the total outstanding principal, computed daily based on the actual number of days elapsed and added to the outstanding principal balance. Commencing on July 1, 2026, we are required to make payments of $2.6 million the first business day of each month, which includes both principal repayment and scheduled interest payments. The two-year interest only period can be extended over the balance of the agreement upon achievement of certain gross profit and EBITDA milestones. The Term Loan is secured by substantially all our assets and the assets of the guarantors.
The Credit Agreement includes a minimum liquidity threshold, which requires us and the guarantors to, at all times, maintain an aggregate cash balance in all accounts subject to account control agreements in an amount of at least $12.5 million. Additionally, the Credit Agreement contains restrictive covenants and events of default. See “Description of Certain Indebtedness—Term Loan.” We, at our option, may voluntarily prepay the Term Loan. Such prepayments require repayment of all outstanding principal, all accrued and unpaid interest, the end-of-term charge, and a prepayment charge that is equal to 3.00% of outstanding principal if prepaid before June 28, 2025, 2.00% of outstanding principal if prepaid between June 28, 2025 months and June 28, 2026, or 1.00% of outstanding principal if prepaid after June 28, 2026, but before the maturity date.
We used the proceeds from the Term Loan to refinance our $50.0 million senior secured note (the “Term Note”) in June 2024, resulting in a loss on debt extinguishment of $10.7 million.
We currently have no indebtedness outstanding under the Revolving Credit Facility. However, we intend to partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025. We expect to repay the amounts drawn on or around July 1, 2025 under the Revolving Credit Facility with cash on hand in the future. See “Prospectus Summary—Recent Developments” and “Description of Certain Other Indebtedness.”

2024 Convertible Notes
At various times during 2024, Starlab JV issued convertible promissory notes (“2024 Convertible Notes”) for a total principal amount of approximately $10.1 million. In January 2025, Starlab Space LLC raised an additional $0.1 million. As of March 31, 2025, there is a total principal amount of $10.2 million outstanding under the 2024 Convertible Notes. The notes bear interest at a rate of 5.0% per annum, payable at maturity, which is on the third anniversary of the issue date if no triggering events occur prior to that date. Starlab JV has the option to prepay all or any of the principal and any accrued and unpaid interest at any time.
The 2024 Convertible Notes are convertible into equity units upon the following: (i) a qualified financing event, defined as a transaction or series of transactions pursuant to which Starlab JV issues shares of any class or series of equity securities to one or more investors, including any of the lenders with the principal purpose of raising capital that raises gross proceeds of at least $10.0 million, excluding the amount represented by the conversion of any outstanding indebtedness in accordance with their respective terms; (ii) at the option of the lender upon a nonqualified financing event; (iii) a liquidity event, defined as a consolidation or merger with another corporation, entity, or person or other event through which the unit holders, immediately prior to such consolidation or merger, own less than 50% of the voting power of the surviving entity, immediately after such consolidation or merger, a sale or other disposition of substantially all Starlab JV’s assets, or the closing of Starlab JV’s first underwritten public offering; and (iv) the maturity date. Upon a conversion event described in (i) or (ii), the notes will convert into the same class and series of units as those sold as part of the financing event. Upon a conversion event described in (iii) or (iv), the notes will convert into Class A-1 Units of Starlab JV. The number of Class A-1 Units issued will be equal to (1) the outstanding principal balance of the note and all accrued and unpaid interest due, divided by (2) 85% of the price per unit paid by the investors to purchase the new securities in the subsequent financing.
We evaluated the features of the 2024 Convertible Notes and determined that items (i) and (ii) met the definition of embedded derivatives as they are not clearly and closely related to the debt host instrument and were bifurcated and measured at fair value. The fair value was measured using the scenario based method inside the “with and without” method and resulted in a value of approximately $3.1 million at inception which was recorded as a discount on the convertible notes. The key assumptions utilized in the valuation were the scenario timing, mandatory conversion discount, discount rate, and scenario probabilities.
Interest expense on the 2024 Convertible Notes totaled $0.1 million for the three months ended March 31, 2025 and $0.2 million for the year ended December 31, 2024. Amortization of the debt discount was $0.2 million for the three months ended March 31, 2025 and $0.3 million for the year ended December 31, 2024. The 2024 Convertible Notes were converted into Starlab equity units in April 2024.
SMI Promissory Notes
In May and June 2023, we acquired additional shares of SMI from certain minority stockholders in exchange for promissory notes (collectively, the “SMI Promissory Notes”) in aggregate amount of approximately $28.4 million. In October 2024, the SMI Promissory Notes were modified for certain shareholders to be payable in our equity securities at the earlier of October 2, 2025 for certain holders or the completion of our initial public offering, or October 2, 2026 or the completion of our initial public offering for other holders. The SMI Promissory Notes bear interest at the Wall Street Journal Prime Rate, which is accrued in arrears. The SMI Promissory Notes had an outstanding balance of approximately $25.0 million at March 31, 2025.
Off-Balance Sheet Arrangements
As of March 31, 2025, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Commitments
We enter into contractual obligations in the normal course of business.

Operating Lease Commitments
Our operating lease commitments primarily consist of office lease rentals. As of March 31, 2025, December 31, 2024 and December 31, 2023, we had fixed lease payment obligations of $15.3 million, $14.4 million, and $12.1 million, respectively, with $2.4 million to be paid within the 2025 fiscal year and the remainder thereafter. For additional discussion on our operating leases, see Note 9, “Leases” to our audited consolidated financial statements included elsewhere in this prospectus.
Non-Cancellable Service Contract Commitments
We have a commitment for future launch services. As of March 31, 2025, we would owe $13.5 million to cancel the services. For additional discussion, see Note 14, “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Non-Cancellable Subscription-Based Services
We have a commitment for subscription-based services totaling a commitment of $2.0 million that is payable in the form of the Company’s equity as of the period ending March 31, 2025. For additional discussion, see Note 14, “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. For a summary of our significant accounting policies, see Note 2, “Summary of Significant Accounting Policies” to the Consolidated Financial Statements. On an ongoing basis, management evaluates its estimates, including those related to the valuation of acquired intangibles, intangibles, long-lived assets, redeemable noncontrolling interests, realization of tax assets and estimates of tax liabilities, valuation of equity securities and financial instruments, estimated useful lives of long-lived assets, and reported amounts of revenues and expenses during the reporting period.
We consider the following accounting policies to be critical to an understanding of our financial condition and results of operations because these policies require the most difficult, subjective or complex judgments on the part of management in their application. Actual results could differ from our estimates and assumptions, and any such differences could be material to our Consolidated Financial Statements.
Revenue Recognition
We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We recognize revenue upon satisfying the performance obligations identified in the contract, which is achieved as services are rendered, upon completion of a service, or through the transfer of control of the promised good or service to the customer either at a point-in-time or over time.
Once we identify the performance obligations, we determine the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. Our contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.
Control is transferred over time for: (a) certain contracts under which we produce products with no alternative use and for which it has an enforceable right to recover costs incurred plus a reasonable profit margin for work completed to date; and (b) certain other contracts under which we create or enhance a customer-owned asset while performing design and development services. Under the cost-to-cost method, revenue is recognized for these contracts based on our efforts toward satisfying a performance obligation relative to the total expected efforts, which is measured using the proportion of costs incurred to date to the total EAC of the performance obligation. Revenue for the current period is recorded at an amount equal to (i) the ratio of costs incurred to date, (ii) divided by total estimated costs, multiplied by (iii) the transaction price, less (iv) cumulative revenue recognized in prior periods. Contract costs include all direct material and labor costs and any indirect costs related to contract performance.
These projections require us to make numerous assumptions and estimates when determining the total estimated costs of completion, including items such as development costs, performance of subcontractors, availability and cost of materials, labor productivity and cost, overhead, and capital costs. We review our cost estimates on a periodic basis, or when circumstances change and warrant a modification to a previous estimate. Cost estimates are largely based on negotiated or estimated purchase contract terms, historical performance trends, and other economic projections. For the three months ended March 31, 2025, we recorded an aggregate unfavorable EAC adjustment across programs of $2.2 million, which resulted in a $2.0 million reduction of revenue included within the results of operations for the three months ended March 31, 2025. For the year ended December 31, 2024, we recorded an aggregate unfavorable EAC adjustment across programs of $5.2 million, which resulted in a $2.2 million reduction of revenue included within the results of operations for the year ended December 31, 2024. For the year ended December 31, 2023, we recorded an aggregate unfavorable EAC adjustment across programs of $3.9 million, which resulted in a $1.7 million reduction of revenue included within the results of operations for the year ended December 31, 2023. The impact in each period was the result of an aggregation of individually immaterial EAC adjustments on contracts. For the quarter ended March 31, 2025 and the years ended December 31, 2024 and 2023, there were no material favorable EAC adjustments, neither individually nor in the aggregate.
When estimates of total costs to be incurred on a contract exceed total estimates of the transaction price, a provision for the entire loss is determined at the contract level and is recorded in the period in which the loss is evident, which we refer to as a loss provision. For the quarter ended March 31, 2025 and the years ended December 31, 2024 and 2023, there were no material loss contract provisions recorded, neither individually nor in the aggregate.
Net sales in the income statement consists entirely of revenue from contracts with customers, net of sales discounts.
Income Taxes
We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amount and the tax basis of assets and liabilities, and net operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. We recognize any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Class A Common Stock Valuations
The fair value of our Class A common stock and underlying stock options has historically been determined by our Board of Directors, with assistance from management and contemporaneous third-party valuations. Given the absence of a public trading market for our Class A common stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, our Board of Directors has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our Class A common stock at each grant date. These factors include:
•third-party valuations of common and preferred stock and secondary market trading information;
•the prices, rights, preferences, and privileges of the preferred stock relative to those of the Class A common stock;

•the lack of marketability of the Class A common stock;
•the actual operating and financial results;
•our current business conditions and projections;
•the likelihood of various potential liquidity events, such as an initial public offering or sale of the Company, given prevailing market conditions;
•the lack of marketability of our Class A common stock;
•the historical sales price of our Class A common stock in secondary transactions;
•average historical stock price volatility of comparable publicly traded companies in its industry peer group; and
•the U.S. and global economic and capital market conditions and outlook.
Following our listing on the New York Stock Exchange, the fair value per share of our Class A common stock for purposes of determining stock-based compensation will be the last available closing price of our Class A common stock as reported on or before the applicable grant date.
In determining the fair value of our Class A common stock, the third-party valuation estimates the enterprise value of our business using the income approach. The income approach estimates value based on the expectation of future cash flows that a company will generate. These cash flows are discounted to the present using a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and risks associated with the particular investment. The estimated enterprise value is then allocated to the Class A common stock using (i) the Option Pricing Method with respect to a scenario in which holders of our capital stock were assumed to be able to realize liquidity through our buy-back programs, other secondary-market transactions, and similar transactions; and (ii) a Monte Carlo Simulation with respect to a scenario in which we completed an initial public offering event.
An additional indication of fair value considered when valuing our Class A common stock is the weighted average price of secondary market transactions. We considered qualified transactions over a period of time prior to and sometimes extending beyond the date of valuation.
Recent Accounting Pronouncements
See Note 3, “Recent Accounting Pronouncements” in the consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk
We have operations within and outside of the United States, and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Risk
We had cash and cash equivalents totaling $175.5 million as of March 31, 2025 and $55.9 million as of December 31, 2024. Our cash and cash equivalents are held for working capital purposes.
Our cash equivalents and our investment portfolio are subject to market risk due to changes in interest rates. Due in part to these factors, our future investment income may fall short of our expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our marketable securities as “available for sale,” no gains are recognized due to changes in interest rates. As losses due to changes in interest rates are generally not considered to be credit related changes, no losses in such securities are recognized due to changes in interest rates unless we intend to sell, it is more likely than not that we will be required to sell, we sell prior to maturity or we otherwise determine that all or a portion of the decline in fair value are due to credit related factors.
As of March 31, 2025, a hypothetical 10% relative change in interest rates would not have had a material impact on the value of our cash equivalents or investment portfolio. Fluctuations in the value of our cash equivalents and investment portfolio caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income (loss) and are realized only if we sell the underlying securities prior to maturity.
We are exposed to interest rate risk on our variable-rate borrowings. As of March 31, 2025, we had $82.6 million of variable rate indebtedness. As of March 31, 2025, the variable rate indebtedness is comprised of $57.6 million outstanding under the Term Note and $25.0 million outstanding under the SMI Promissory Notes. The Term Note bears interest at the Wall Street Journal Prime Rate plus 4.5% per annum. The SMI Promissory Notes bear interest at the Wall Street Journal Prime Rate.
As of March 31, 2025, a hypothetical 10% relative change in interest rates would have resulted in an increase in interest expense to service our variable-rate debt of approximately $2.0 million.
We may decide in future periods to engage in hedging transactions to further mitigate the interest rate risk under our variable-rate borrowings.
Foreign Currency Risk
Although the majority of our transactions are denominated in U.S. dollars, some of our transactions are denominated in foreign currencies. Certain contractual relationships with customers and vendors mitigate risks from currency exchange rate changes that arise from normal purchasing and normal sales activities. Our revenue and purchase contracts are primarily denominated in U.S. dollars. However, fluctuations in the value of foreign currencies may make payments in U.S. dollars, as provided for under our existing contracts, more difficult for foreign customers. In addition, fluctuations in foreign currencies could introduce volatility into our financial statements for contracts denominated in a foreign currency. As of March 31, 2025, a hypothetical 10% depreciation in the U.S. dollar relative to the year-end foreign currencies under our contracts in place as of that date would not have resulted in a reduction in our net sales on a year to date basis.

BUSINESS
Our Company
We are an innovation-driven defense technology and space solutions company. Our company was purpose-built to address issues at the forefront of defense, national security and space industries and we have organized our business to reflect this goal. We strive to solve complex challenges to fortify national security, protect critical assets and unlock new frontiers for human progress and economic development. We are committed to developing and delivering an array of transformative, mission-critical solutions to customers enabled by our advanced technology, analytics and space infrastructure capabilities. Our solutions include communications and intelligence collection systems, defense systems, advanced space technology, in-space infrastructure and space mission services. Our business consists of diversified solutions across three business segments: Defense & National Security, Space Solutions and Starlab Space Stations. Since 2019, we have accomplished significant achievements in each of these segments, including the successful deployment of first-of-its-kind missile defense maneuvering capabilities, the development of groundbreaking space technology and the selection by NASA to develop a replacement for the ISS.
We operate a flexible business model that allows us to serve both as a prime contractor, providing fulsome and integrated solutions directly to customers, as well as a merchant supplier, or subcontractor, providing critical technologies to support several commercial and government programs across the space and national security sectors. Our key partners and customers include Palantir, NASA, Lockheed Martin, the U.S. Air Force and Sierra Space. Our ability to serve in both prime and merchant supplier capacities with these customers and partners allows us to selectively participate in a wide range of programs in whichever capacity is more attractive to us. Prime contractor roles allow us to lead the entirety of a program, managing the supply chain, technology integration and end customer relationship. Merchant Supplier roles are an opportunity for us to supply our differentiated technologies to a broader range of programs and support multiple prime competitors, on attractive terms. Our ability to serve in both capacities allows us to selectively participate in a wide range of programs in whichever capacity is best suited to our solution, financial contribution and probability of win.
Our growth strategy includes organic and inorganic expansion, leveraging our existing technologies and pairing out our software capabilities with our hardware, leading to the development of new solutions to meet customer needs. Since 2019, we have executed and successfully vertically and horizontally integrated seven acquisitions, and have grown our revenue to $144.2 million in 2024 and $34.5 million for the three months ended March 31, 2025. In addition, we received cash proceeds of $3.0 million in 2022, $62.0 million in 2023, $62.2 million in 2024 and $20.0 million during the three months ended March 31, 2025 (with $70.3 million of eligible proceeds remaining as of March 31, 2025) from our $217.5 million development grant with NASA to design Starlab, the commercial space station replacement for the ISS which is set to be decommissioned in 2030. We intend to operate Starlab through Starlab JV, a Voyager-led and majority-owned global joint venture, with international equity partners that include Airbus, Mitsubishi, MDA Space and Palantir. Our growth and increased size and scale are the result of investment and focus on our key technology offerings, as well as our ability to attract, cultivate and integrate accretive acquisitions. Additionally, the threat environment is driving investment in solutions that cross multiple domains, such as missile defense programs that require interoperability among space-, air- and ground-based systems. Our position and technology heritage across multiple domains and systems positions us well to support this trend towards increasing convergence.
Our business consists of diversified solutions across three business segments:
•Defense & National Security, which provides innovative mission-critical solutions to protect dynamic and contested domains. We pioneer communications technologies, guidance, navigation and controls, signals intelligence and defense systems.
•Space Solutions, which delivers space infrastructure, advanced space technology, science systems and mission services that power commercial, academic and government missions from low-Earth orbit to deep space.

•Starlab Space Stations, which is a commercial space station planned to succeed the ISS and provide continued permanent human presence in space. It is operated through our U.S.-led global joint venture with Airbus, Mitsubishi, MDA Space and Palantir, among others.
We operate in markets that have tailwinds supporting investment from both commercial and government clients worldwide. From a Defense & National Security perspective, we believe our solutions serve a total addressable market of $163 billion. Our serviceable addressable market is $11 billion. Our Space Solutions & Starlab Space Stations segments serve a total addressable market of $16 billion, of which we serve $1 billion. There are significant opportunities both in the U.S. as well as for allied international economics and governments.
Our business thrives through collaboration and synergies across our various business segments. Our ability to share technology, identify cross-selling opportunities and realize cost savings through improved organizational efficiency drives our growth and financial performance. For example, we are developing artificial intelligence powered edge computing units to operate across Earth and space, layered with Palantir’s operating system and our end-to-end intelligence analytics platform, to deliver real-time intelligence capabilities for defense and national security applications and for space exploration. Starlab’s technical design and business case benefit tremendously from our broader organization, aiding in our continued development of the project. We are distinctively positioned as a leader in space science and commercialization and we intend to bring the extensive business development, mission design, management and customer service experience of our Space Solutions segment to support the development and operations of our Starlab Space Stations segment.

We maintain long-term relationships with many of the industry’s largest and most important blue-chip customers, across both government agencies and commercial entities. Since our founding and through March 31, 2025, we have been awarded approximately $800 million in contracts and SAAs. Our largest customer is NASA, which represented 25.6% of our revenue for the year ended December 31, 2024 and 19.7% of our revenue for the three months ended March 31, 2025. Our close relationship with government customers highlights the public-private partnership model that has been a significant driver of growth in the national security and space industries and commercialization opportunities. For example, we attached the Bishop Airlock to the ISS in 2020, demonstrating the viability of the public-private partnership model for the development of critical commercial space infrastructure and paving the way for our partnership with NASA on Starlab. We expect this partnership model to continue to provide us with a significant opportunity to participate in critical national security and space technology development in the future. For example, in 2023, in addition to the $800 million in contracts and SAAs discussed above, we were awarded a $900 million ceiling IDIQ contract by the Air Force Life Cycle Management Center’s Architecture and Integration Directorate to deliver a cost-effective intelligence, surveillance and reconnaissance system. We believe we are well-positioned to benefit from this funding mechanism given our close relationships with government customers and our track record as a reliable technology and solutions provider. Although we see our relationship with the U.S. government as a positive, we do rely on this relationship for a substantial portion of our business. Changes to the U.S. government’s priorities and spending, or delays or reductions in spending, could have a material adverse effect on us.
We benefit from business segments that serve varied end markets as well as meaningful customer diversity. We believe that our revenue diversification provides significant resiliency and positions us well to capitalize on new business opportunities across markets and customers. The following charts summarize our revenue for the year ended December 31, 2024 by segment and customer:
We also receive meaningful cash proceeds from our development grants for research and development, providing further diversity for financing our initiatives. Development grants allow us to receive sizeable funding from our customers to develop what we believe are next-generation technologies without having significant cash constraints due to our size. We also work hand-in-hand with our customers to create solutions addressing directly their needs. In December 2021, our subsidiary Nanoracks was awarded a SAA, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, under Phase I of NASA’s CDFF program as part of the agency’s effort to foster a commercial space station to succeed the ISS. Through this SAA, we were initially awarded $160 million in development grants—the largest CDFF award from NASA—to pursue the design and development of Starlab through 2026. In 2023, Northrop Grumman, another CDFF SAA recipient, withdrew its space station program and joined our effort as a strategic supply chain partner to Starlab. Subsequently, we were awarded an additional $58 million in development grants under our CDFF SAA, bringing our total grant to $217.5 million. As we achieve certain program milestones, cash proceeds are paid to us from the $217.5 million total grant, including $3.0 million paid in 2022, $62.0 million paid in 2023, $62.2 million paid in 2024, and $20.0 million paid in the three months ended March 31, 2025. As of March 31, 2025, we have $70.3 million of our development grant remaining. On January 13, 2025, we achieved the first milestone by successfully completing the preliminary design review in collaboration with NASA, an important step toward full-scale production. The next milestone is detailed design and hardware development, leading to a Critical Design Review to confirm Starlab’s readiness. The U.S. government continues to support investment in these technologies. For example, NASA’s fiscal year 2026 budget request includes approximately $2.1 billion for commercial LEO development through 2030. Based on our previous success receiving grants, we believe we are well-positioned to win future development grants and contracts from NASA and other space agencies to aid in funding the development of Starlab. Additionally, in 2025, we received an award of $15 million by the Texas Space Commission as part of their Space Exploration and Aeronautics Research Fund grant program to help support Starlab and grow its ecosystem of suppliers and customers across Texas.
We are supported by a highly skilled workforce operating across our facility footprint. As of March 31, 2025, we employed approximately 514 people across 10 locations. We believe our footprint is well-aligned with our markets, enabling close collaboration with government and commercial customers, reliable manufacturing operations and access to the required testing environment for our technologies. In addition to our footprint, our Starlab Space Stations segment benefits from access to the existing facilities and operations of our equity and strategic partners, lowering direct capital expenditure needs for Starlab development. These equity and strategic partners are also helping develop and deliver technologies, solutions and hardware for Starlab.
Our Platform and Journey
Voyager was Purpose-Built to Address the Underserved Needs of Defense, National Security and Space Customers
The U.S. and allied defense and national security supply chain is ill-equipped to provide critical technologies at scale in today’s rapidly evolving threat environment. This supply chain has been predominately served by traditional aerospace and defense industry players. However, with the increasing complexity of advanced technologies, traditional aerospace and defense industry players are unable to develop and deliver affordable, cutting-edge and disruptive technologies at the modern speed of warfare. The slow and bureaucratic nature of traditional defense procurement processes and its legacy contractor base burdened by large, complex cost structures hinders rapid innovation and the development and integration of emerging technologies.
Historically, space activities were driven by government-led, owned and operated programs that often executed slowly and inefficiently. To address these deficiencies, the space industry has shifted to a public-private partnership model in recent years, exemplified by NASA’s use of commercial launch providers such as SpaceX and Northrop Grumman. However, the space industry lacks sufficient well-operated companies with advanced technological capabilities at scale to address the complicated needs of the growing space economy. Additionally, demand for space activities has evolved to include the needs of commercial customers across industries such as healthcare, agriculture, energy and advanced manufacturing. With space destinations limited to the new Chinese government-owned Tiangong Station and the aging ISS, these customers are constrained in capacity and options necessary to pursue a rapidly expanding opportunity in the space economy. Though we were built to address this growing need, many of our competitors are substantially larger than we are and may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products, which may make it more difficult for us to execute on our business and growth strategies.
Voyager Is Addressing Attractive Growth Markets
The U.S. defense and national security industry continues to demonstrate a stable and long-term growth trajectory, driven by its vital role in ensuring national security and maintaining global stability. With sustained government investment, a robust pipeline of advanced technological innovations and increasing focus on modernization to address evolving threats, the industry remains a cornerstone of the nation’s economy. As global security challenges intensify, we believe we are well-positioned to adapt, expand and deliver cutting-edge capabilities, reinforcing the resilience of the nation’s leadership position in a competitive global landscape. We expect that growth in national security spending will continue as militaries invest to maintain operational readiness and counter ever-evolving threats. In the United States, defense and national security spending has generally benefited from strong bi-partisan support, generating a stable and growing investment over time. The fiscal year 2025 request for the DoD budget was approximately $850 billion, compared to approximately $700 billion for fiscal year 2022. Furthermore, space is a growing priority for defense and national security investment, as space is increasingly contested, congested and competitive and space-based capabilities play a greater role for conventional warfighting forces on land, air and sea. In 2023, governments worldwide invested approximately $59 billion in space defense and security activities according to Euroconsult.
The space economy has experienced historic growth over the past decade, driven by advancements in satellite technology, reusable launch systems and increased commercial investment. According to Euroconsult, from telecommunications to Earth observation to emerging sectors such as resource exploration, the global space economy has expanded to exceed $508 billion in 2023, representing the value of all contracts in the industry, as well as non-contracted government activities. This growth trajectory is expected to accelerate with projections surpassing $820 billion by 2032 according to Euroconsult. Private enterprises are a major part of demand in the market, with commercial customers comprising approximately 85% of the total space economy in 2023 according to Euroconsult. We expect the commercial space economy will continue to grow and we believe we are well-positioned to meet the unique needs of commercial customers. As both national and private enterprises continue to innovate and collaborate, the space economy is poised to become a cornerstone of economic and technological progress, opening new frontiers for exploration, commerce and sustainability.
Voyager Is Driven By Innovation At Scale
Innovation is core to our identity. Through our strategic acquisitions, we leverage more than three decades of technology development and spaceflight heritage to offer reliable, differentiated solutions to our customers beginning when SAMS was developed in 1993 by ZIN Technologies, Inc. We operate an agile and entrepreneurial business model positioned to rapidly develop and iterate technologies to meet the evolving needs of our defense, national security and space customers. Including through our acquired business lines, we have executed over 1,000 customer space missions and supplied over 220 spacecraft subsystems, a track record that entrenches us with our commercial and government customers who continue to trust us to deliver solutions for many of their most important programs. We have the capability to support these programs at scale and meet the growing demand for critical technologies in our markets.
Since our founding in 2019, we have won and executed major roles on several marquee programs. For instance, in 2024, Lockheed Martin selected us to deliver the upper stage propulsion subsystem and optical guidance technology for MDA’s NGI program, a vital component in defending the United States against long-range ballistic missile threats from strategic adversaries. Our dual-use optical guidance technologies have played a critical role on a number of national security and space programs, including RTX Corporation’s missile defense initiatives and

Millennium Space Systems’ (a Boeing company) small satellite constellation programs, where they are vital to mission success.

The NGI program is a critical U.S. national security initiative designed to counter long-range ballistic missile threats. We are subcontracted by Lockheed Martin and provide advanced propulsion subsystems for the NGI program, including a RCS with thrust and control algorithms for precision orientation control and a stage separation propulsion system. Our controllable solid propulsion technology enhances interceptor reliability, accuracy, and affordability by mimicking liquid and cold-gas system performance. The RCS ensures stable and precise flight adjustments, while the stage separation system ensures optimal transitions between flight stages.
In 2020, we became the first and only company to attach a permanently integrated, privately-owned commercial module to the ISS, the Bishop Airlock. The Bishop Airlock enables movement of equipment, supplies and payloads between the ISS and the open vacuum of space. The technology and expertise developed in the airlock program has been critical to our development of advanced space infrastructure and space stations.

Our Bishop Airlock, the first permanent, commercial addition to the ISS, provides a versatile platform for deploying satellites, experiments and robotics. Leading robotics innovator, Gitai, leveraged the Bishop Airlock to successfully demonstrate its advanced robotic arm in space. Their robotic arms performed tasks such as tool operation, structure assembly and maintenance, showcasing the potential of robotics to reduce astronauts’ workload on routine tasks. This collaboration showed how robotics can enhance operational efficiency and free up crew time for critical activities. We believe the Bishop Airlock is advancing space technology and enabling sustainable human-robot collaboration for future space exploration.
In 2021, NASA awarded Nanoracks, a prime contract, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, to develop Starlab, our commercial replacement for the ISS which is set to be decommissioned in 2030. We believe Starlab will be essential to ensuring continued permanent human presence in LEO by the United States and its allies. We believe that by continuing to pioneer with disruptive solutions and by continuing to execute reliably for our customers, we will continue to win highly attractive, important roles on marquee programs of the future.

Experienced Leadership and Team
Our company culture, strategy and operational execution are driven by our visionary co-founders, Dylan Taylor and Matthew Kuta. Dylan Taylor, our Chairman and Chief Executive Officer, is a global business leader with experience as a Fortune 1000 executive in several industries. Matthew Kuta, our President, is a former private equity investor and distinguished F-15E fighter pilot for the U.S. Air Force. Their experience was paramount to our founding in 2019, assembling a world-class team of disruptors with a proven track record of forward-thinking and entrepreneurship. We also leverage the expertise of our Board of Directors, Defense & National Security Strategic Advisory Board and Space Strategic Advisory Board, all of which are comprised of industry experts with government and commercial industry experience, including former military generals, agency directors, NASA astronauts and administrators, CEOs and globally renowned scientists. To assist in our ability to launch and maintain a space station on our own we intend to, among other things, recruit and retain adequate numbers of effective sales and marketing personnel.
Our Segments
Defense & National Security Segment

Our Defense & National Security segment, which represented approximately 50.9% of our revenue for the year ended December 31, 2024 and approximately 66.1% of our revenue for the three months ended March 31, 2025, provides leading technology capabilities that support marquee programs with expertise in defense systems, signals intelligence, communications technologies and guidance, navigation and control systems.

Defense Systems

We offer distinct, controllable solid propulsion technology, enabling missile programs critical to fortifying national defense systems. Our breakthrough solid fuel propulsion technology delivers precise thrust for orienting, positioning and steering missiles, including the extremely fast and accurate high thrust levels required for hypersonic applications. Controllable solid propulsion technology is of significant value to our customers compared to liquid and cold-gas systems, because solid systems are less expensive to produce and maintain and can be stored for decades without risk of fuel leaks.
Currently, we have a $78 million contract (assuming receipt of maximum fees) to provide the advanced solid-propulsion subsystem for Lockheed Martin’s NGI contract with the U.S. Missile Defense Agency. We believe that our advanced technology will gain increased adoption on a broad range of existing and future advanced missile programs, including missile defense interceptors and kill vehicles, strategic, tactical and hypersonic missiles and reentry systems. Additionally, our technology is multi-use, with the potential for applications on civil, commercial and military space launch systems and payloads.

Signal Intelligence Systems

We believe our end-to-end intelligence analytics platform provides considerable enhancement to how government agencies process and act on critical intelligence. Our advanced signal processing, geolocation technologies and artificial intelligence driven analytics enhance situational awareness, cutting through the noise to reveal mission-critical intelligence. By integrating our proprietary software solutions with Palantir’s operating system, we plan to transform multi-source, raw signals intelligence data into real-time, actionable insights for complex mission situations. With a decade-long track record as a trusted partner to national security agencies and defense primes, our solutions are vital for ensuring operational efficiency, security and mission success across the military and intelligence community. As the demand for cutting-edge intelligence capabilities accelerates, we believe our technology-first approach positions us at the forefront of the defense-tech revolution.

Communication Technologies

We offer a broad range of space-qualified communications technologies, including radiation-hardened laser and RF communications systems and advanced electro-optical and digital systems. Our offerings include transceivers, mission-data transmitters and command and data handling systems that can sustain high-quality performance for extended periods of time. Our solutions have a long-standing heritage, enabling LEO and deep space missions since 2002, with a failure-free cumulative track record of over 275 flight years in space. As our industry continues to evolve, we expect our business will grow to serve new end markets, such as on-orbit edge computing and large-scale orbital infrastructure, including for our own Starlab Space Stations segment.

Guidance, Navigation and Control Systems

We design, develop, and produce critical technologies for controlling and navigating spacecraft, rendezvous and proximity operations and non-GPS position, navigation and timing. Our solutions portfolio includes sun sensors, star trackers, and inertial measurement units that currently serve the growing satellite constellation market and other demanding and essential missions. Our technologies are multi-use, applicable to critical national security, commercial and civil programs. Our high-performance systems operate in space today, including on NASA’s Magnetospheric Multiscale Mission satellites, where they enable precise, closed control for the tight flight formation the mission requires.

Artificial Intelligence Powered Edge Computing

We are developing artificial intelligence enabled edge computing in space, bringing intelligence processing directly to satellites to enhance security and accelerate decision-making. By processing data at the source, we plan to eliminate the need for transmission to ground stations, reducing vulnerabilities and enabling real-time insights in even the most contested environments. Our radiation hardened GPUs provide high-performance computing in space, while our integration of Palantir’s operating system and proprietary applications delivers what we believe are exceptional artificial intelligence driven analytics. This capability enables streamlined intelligence gathering and processing, enhancing operational efficiency and resilience for national security and defense applications as well as space exploration.

Space Solutions Segment

Our Space Solutions segment, which represented approximately 49.1% of our revenue for the year ended December 31, 2024 and approximately 33.9% of our revenue for the three months ended March 31, 2025, is a provider of leading space technology solutions, operating at the forefront of space technology and specializing in mission operations, reliable hardware, software and engineering services for space missions. We are known for pushing innovation in space technology and commercial space exploration, providing reliable, high-performance systems and services that advance the capabilities of our customers in space. Our portfolio offering includes advanced space technology systems, space infrastructure and space science and mission management.

Advanced Space Technology Systems

We offer a broad range of industry-defining solutions supporting ground and space flight systems for crewed and robotic applications. We have provided integrated hardware and software systems and engineering services to NASA, the DoD and commercial customers. Our solutions include in-space propulsion systems with applications for orbital servicing, manufacturing and deep space exploration. For example, we developed the power propulsion units used in the solar electric powered propulsion system on NASA’s Double Asteroid Redirect Test spacecraft that successfully collided with an asteroid in September 2022 to test defense against near-Earth objects.

Space Infrastructure

We are a pioneer of commercial space infrastructure development. The Bishop Airlock is the first and only permanent, privately-owned module attached to the ISS. The Bishop Airlock allows for the movement of equipment, supplies and payloads between the ISS and the open vacuum of space, providing a significantly larger alternative to other airlocks on the ISS. To date, we have leveraged the Bishop Airlock to enable complex in-space robotics installation and testing, deploy waste from the ISS and move payloads around hosting sites on the outside of the ISS. We currently hold contracts with NASA, the ESA and commercial customers for the Bishop Airlock. The Bishop Airlock helped successfully demonstrate the viability of the public-private partnership model for the development of critical space infrastructure, and developed expertise that we believe positions us for success with Starlab.

Space Science & Mission Management

We operate at the forefront of space commercialization with decades of experience offering science and mission management capabilities, and providing commercial mission management services on the ISS. To date, including through our acquired and developed technologies, we have deployed over 330 satellites for commercial and government programs, overseen more than 1,000 customer missions conducted by over 35 nations and territories and remain the largest commercial user of the ISS in the world. Our commercial space station services have enabled biopharma and agriculture research, DoD technology demonstrations, research, media programs, STEM education and materials research. We believe our leadership in space station services and existing diversified customer base will be a significant growth driver as we build out payload and research facilities for future customers on Starlab. However, we have never launched or maintained a space station before and may lack the necessary expertise, personnel and resources to successfully launch and maintain a space station on our own. A core example of our longstanding enablement of space science on the ISS includes the SAMS, which we built and is one of the longest-running systems on the ISS. SAMS measures and tracks tiny disturbances in an on-orbit microgravity environment and has collected data on every NASA crewed spacecraft over the past three decades. SAMS and its associated systems collect data 24/7, measuring over a trillion acceleration measurements on the ISS since 2001 and greatly informs our development of Starlab.
Starlab Space Stations

Starlab JV is a Voyager-led and majority-owned global joint venture that is designing and building, and is expected to ultimately operate, Starlab. We expect that, once in operation, Starlab will be positioned to serve a global customer base of space agencies, researchers and private enterprises. Starlab is being designed to ensure a continued, permanent human presence in LEO and a seamless transition of microgravity science and research from the ISS into the new commercial space station era that we believe will enable sustainable, profit-generating activities in LEO and attract multiple new commercial and scientific organizations into the accelerating space economy.

Today, NASA and its international partners allocate approximately $5 billion annually to support ISS related operations and initiatives according to NASA, JAXA and ESA. To date, there has not been a need to develop a commercial space station, given a commercially-funded space station could not compete with the government-funded ISS. However, given the station’s aging infrastructure, NASA has publicly declared plans to de-orbit the ISS in 2030. NASA has stated it is awarding funding to private enterprises to develop commercial replacements for the ISS.
NASA has developed standards for processes such as safety and mission assurance, health and medical, design, and construction, as well as technical standards for areas such as rendezvous and docking, power, and life support that guide the development and operation of these systems. Starlab is leveraging these standards, as well as utilizing existing qualified commercial hardware that is derived from them to the full extent possible. Starlab is our solution for a commercially-led, owned and operated replacement, leveraging the public-private partnership model proven with NASA’s use of commercial launch providers, including SpaceX and Northrop Grumman. We have the space heritage to provide the right solution for a post-ISS space, with over 4 million hours of in-space experience. We have also achieved over 20 milestones related to Starlab on a path to derisking the technology.
NASA’s procurement to replace the ISS is being conducted in two phases. During Phase I, the current phase, NASA accepted three designs to preliminary design review for Critical Design Review. Critical Design Review is a key milestone that a program achieves before commencing major hardware construction. For Phase I, Starlab was given the highest funding award from NASA, and Starlab’s funding has grown and continues to outpace other competitors. Phase II will be the final competition phase where potential providers offer crew and cargo services to NASA, including launch, training, space station accommodations, science and research activities/experiments and return and recovery. While any competitor can bid on Phase II, only three potential bidders currently have funded contracts with NASA. Given the complexity of the space station system, we believe the funded providers have a better chance of winning one of two potential awards for crew and cargo services, as the funded providers have been working closely with NASA for at least three years and have an understanding of the process. We believe customers will view Starlab as a reliable provider in line with the highest industry standard.
Key to Starlab’s value proposition is a utilitarian design that we believe presents low technological risk relative to competing programs. Starlab utilizes a proven metallic habitat design and is designed to be deployed and achieve initial operational capability in a single launch on SpaceX’s Starship, removing the need for additional complex, expensive and operationally risky in-space assembly missions while maintaining all of the U.S. Lab (Destiny) research and development capacity and approximately 45% of the pressurized volume of the U.S. Segment (Non-Russian) of the ISS. Starlab is also being designed to support the attachment of additional modules that can serve specific use cases and end markets. This capability is designed to allow Starlab to meet current and potential future demand profiles, without the risk of overbuilding prior to future demands and use cases materializing. We envision the potential addition of dedicated modules or wholly new space stations for use cases such as on-orbit manufacturing and assembly, drug and biopharma development, semiconductor fabrication and material science.
Starlab is designed to reach orbit in a single launch. If that launch fails, the entire spacecraft could be destroyed. There are limited launch vehicles capable of lifting an object of Starlab’s mass into orbit and such vehicles do not have a proven track record of successful launches. If such launch vehicles are not operational by our planned launch date, we may experience delays in our ability to commence the Starlab business, and if our attempted launch fails, we may not be able to construct a replacement in a timely manner, or at all.
Our Starlab JV partners include Airbus, Mitsubishi, MDA Space and Palantir. In addition to these partners, Starlab has strategic partnerships with several organizations, including Hilton, Northrop Grumman and The Ohio State University. Starlab has also secured a launch contract with SpaceX for its Starship launch vehicle, leveraging its wider diameter rocket fairing. We believe our joint venture structure aligns our and each of our partners’ interests in the future success of Starlab, and each of our partners intends to contribute vital features to Starlab’s success:
•Airbus is providing technical design and engineering services, and has the responsibility for constructing Starlab’s habitat.
•Mitsubishi will contribute by leveraging its expertise in space research and development. MDA Space will provide the full range of external robotics, robotics interfaces and robotic mission operations to the station.
•Palantir will leverage data modeling through digital twins and artificial intelligence technologies to enhance Starlab’s operations.

This joint venture structure creates a strong international partnership among leading commercial participants that we believe will help capture our future anchor space agency customers and with expected operational and financial support from their respective sovereign agencies. It recreates the existing ISS international partnership structure of the United States, Europe, Japan and Canada on a commercial basis and enables technology collaboration, development funding and commercial contracts from international partners.
Starlab currently does not generate revenue and is not expected to in the near term. We currently estimate the cost to design, manufacture and launch Starlab to be approximately $2.8 to $3.3 billion. However, the benefits that we believe will result from the completion and commercialization of Starlab may not actually materialize. We expect Starlab to require significant funding to support operations prior to launch, which is currently anticipated to occur in 2029, before subsequently generating revenue, profitability and cash flows, which we expect Starlab to generate in its first full year of operation. With an estimated useful life of thirty years, we anticipate Starlab will have an infrastructure-like financial profile and will generate a significant portion of our revenue, profitability and cash flows once launched and fully operational.
Current funding for Starlab consists of the $217.5 million development grant Nanoracks was awarded by NASA under Phase I of their CDFF program, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, of which $70.3 million eligible proceeds remain as of March 31, 2025. We plan to compete for future funding from NASA and other space agencies to provide a considerable portion of the funding for this initiative. In particular, we plan to compete for Phase II funding from NASA’s commercial LEO development program, which we expect will include substantial funding to support the certification, development and services for the selected commercial space station providers. In addition to NASA funding, we also plan for Starlab to be funded through a combination of customer prebuys, the largest examples being other international space agencies, where prospective customers pay us in advance for usage of Starlab, as well as capital markets financing, including equity and project-based financing. Furthermore, although Voyager is not required under the terms of the Starlab JV to directly fund Starlab operations, we may choose to do so. While the Starlab JV is expected to fund a significant portion of the total cost to design, manufacture and launch Starlab through non-dilutive capital sources, including those described above, if we decide to directly fund Starlab operations, we may raise additional funds in the future through the issuance of equity securities, which may cause our stockholders to experience significant dilution. The actual cost to design, manufacture and launch Starlab may be materially different from the estimate set forth above, which is based on our current expectations and projections about future events and is subject to risks and uncertainties. In addition, there can be no assurance that we will obtain the necessary funding for Starlab, and we may not be able to obtain such funding or any portion thereof on terms that are favorable to us, if at all.
Joint Venture Agreement for Starlab JV
We and Airbus have entered into the Joint Venture Agreement forming Starlab JV. which, among other things, is focused on developing Starlab. Following the formation of Starlab JV, each of Mitsubishi, MDA Space and Palantir acquired minority interests in Starlab JV. As of March 31, 2025, we had an ownership interest of 67.0% in Starlab JV, Airbus had an ownership interest of 30.5%, Mitsubishi and MDA Space each had an ownership interest of 0.8%, and Palantir had an ownership interest of 1.0%. Pursuant to the terms of the Joint Venture Agreement, we have the ability to nominate three directors to the board and Airbus has the ability to nominate two directors to the board. Certain holders of minority interests in Starlab JV have the ability to appoint non-voting directors under certain circumstances. While we are able to appoint more than a majority of the board and are therefore able to enact a variety of amendments to the Joint Venture Agreement in our sole discretion, certain fundamental changes require unanimous consent of the directors.
Pursuant to the terms of the Joint Venture Agreement, we and our joint venture partners are obligated to provide cash and other services to Starlab JV. As of March 31, 2025, we have contributed to Starlab JV certain contracts (including the SAA), certain intellectual property, and $11.5 million in cash. Each of Airbus, Mitsubishi, Palantir, MDA Space and us has the unilateral obligation to fund up to $10.0 million if the cash balance of Starlab JV to support Starlab is less than $10.0 million at any time and the board of Starlab JV determines that third-party funding is not available. In addition, Airbus agreed to contribute to Starlab JV up to an aggregate amount of $80.0 million in funded grant programs awarded to Airbus or its affiliates specifically for use in connection with Starlab or the technologies to be deployed in connection therewith. To date, Airbus has not made any capital contributions to Starlab JV. In addition, each of Mitsubishi, MDA Space and Palantir have agreed to provide certain ongoing strategic collaboration services to Starlab JV. We and Airbus have each agreed with Starlab JV to certain governance provisions with respect to the ownership and licensing of certain intellectual property utilized in connection with the operation and ownership of Starlab JV, and Starlab JV has granted Airbus and Voyager certain participation rights and rights of first refusal with respect to the procurement of certain equipment or engineering services in connection with Starlab and other future space stations that may be developed by Starlab JV.
Pursuant to the Joint Venture Agreement, we have also agreed to certain exclusivity provisions. For example, Starlab JV agreed to provide Mitsubishi with exclusivity as Starlab JV’s sole Japanese space industry partner so long as Mitsubishi is entitled to designate a director. In addition, so long as Mitsubishi or certain of its affiliates is a member of Starlab JV, Mitsubishi Starlab JV will be the sole LEO space station partner of Mitsubishi and certain of its affiliates. In addition, Starlab JV agreed to provide Palantir exclusivity as the sole supplier to Starlab JV of the enterprise-wide data management platform solutions that Palantir agreed to provide for the internal management and development of Starlab JV.
Our Industry
Defense & National Security Industry
We operate in an industry that has experienced significant growth driven by the current geopolitical environment and growing defense and national security investment. Current events, including conflicts between Russia and Ukraine and the conflict in the Middle East, have resulted in increased defense and national security spending globally, while the potential for future engagements with China, Russia, Iran and North Korea have been a catalyst for defense modernization efforts across the United States and its allies. We expect that growth in national security spending will continue for decades to come as militaries invest to maintain operational readiness and counter ever-evolving threats, particularly driven by the rise of China as a near peer threat to the United States. In the United States, defense and national security spending benefits from strong bi-partisan support, which has resulted in a stable and growing investment over time. We believe any potential shifts in defense spending may likely benefit us and our key focus areas, which have historically aligned with top DoD priorities. The fiscal year 2025 request for the DoD budget was approximately $850 billion, compared to approximately $700 billion for fiscal year 2022. We believe our Defense & National Security segment serves a total addressable market of $163 billion, representing the fiscal year 2025 DoD budget request for research and development as well as procurement. Within our total addressable market, we believe we serve a serviceable addressable market of $11 billion, representing the portion of the fiscal year 2025 DoD budget request allocated to research development, test and evaluation and procurement for the following categories: classified; command, control, communications and computers; weapons; space; undersea and science and technology. Our serviceable addressable market is expected to grow steadily, increasing up to $12 billion in fiscal year 2029 based on DoD projections.
Missile and missile defense programs are a core investment priority for the United States and its allies and represent significant growth opportunities for our Defense & National Security segment. The technological requirements of missile and missile defense systems have increased rapidly. Advancing hypersonic capabilities is critical to ensuring national security, as Russia and China continue to develop and deploy hypersonic weapons. Furthermore, the contested domain is continuing to move higher and higher in altitude and many of the missile defense systems now must operate in a new environment, the vacuum of space. The United States is focused on addressing this critical need, with the fiscal year 2025 DoD budget request including $2 billion within our serviceable addressable market to enhance U.S. missile-defense capabilities to defend the homeland, U.S. deployed forces and its allies and partners.
The space domain is also a critical investment priority for the DoD and allies. The fiscal year 2026 budget request for space within our serviceable addressable market was approximately $2.1 billion. Intelligence, surveillance and reconnaissance, advanced missile tracking, communications and navigation are examples of essential capabilities that require space-based technologies for successful execution. Additionally, as our adversaries increase their ability and willingness to engage in offensive operations in the space domain, the DoD must invest in capabilities to protect, deter, detect and counter enemy attacks on our space infrastructure. Investment in both hardware and software are essential for mission success, including increasing utilization of artificial intelligence and machine learning to analyze signals and data.
Space Industry
We operate in the space industry, a market which is expected to grow from $508 billion in 2023 to $820 billion by 2032, according to Euroconsult. This expected growth is the product of several long-term trends, including the reduced cost orbital launch and increasingly capable satellite technology, which are expected to drive progress and create a unique set of space-based infrastructure and space-to-space economic opportunities. Government funding is a major part of the space industry demand. The fiscal year 2026 request for NASA’s budget is approximately $19 billion. We expect an increasingly large part of government funding, and industry spending broadly, will be captured by private enterprises, as governments continue to leverage the public-private partnership model that has been successful on multiple space programs to date. Based on Novaspace, we believe our Space Solutions and Starlab Space Stations segments serve a total addressable market of $16 billion of which we serve $1 billion.
The space industry has experienced structural evolution over time, contributing to additional growth in our addressable markets. With launch costs decreasing by more than 95% since the first space shuttle launch, and launch cadence and reliability improving substantially, space has become more accessible to a wider audience to include commercial enterprises, academic institutions and research centers, in addition to governments and defense contractors. The result of increased demand and reduced costs of access has resulted in significantly increased hardware in orbit, which is expected to continue. According to Novaspace, approximately 37,000 satellites are expected to be launched from 2024 to 2033, a significant increase compared to the approximately 10,600 satellites launched from 2014 to 2023. Increased hardware in space requires technology solutions to launch, support and service these satellites’ missions, creating opportunity across the space technology ecosystem.
A large driver of space industry demand is the benefits that space technology enables here on Earth. As the space industry continues to expand at a rapid pace, data collected in space through satellite constellations and the research, development and manufacturing activities performed in space will have meaningful application to terrestrial industries, including healthcare, biotechnology, semiconductors, material science, telecommunications, disaster mitigation, defense and security, among many others. For example, advancements in robotic tools, originally designed for space applications, may progress development of surgery robotics. Water filtration and air purification systems, originally built for space, may be effectively deployed on Earth, addressing an increasingly complex problem of clean drinking water. Climate change and disaster response analysis can be aided through the increased Earth observations made from small satellites with rapid imagery. Additionally, the microgravity environment enables the production of advanced materials for industrial and biotechnology applications that are difficult or impossible to replicate on the Earth’s surface. We believe the potential to create immense value terrestrially will continue to increase the value and opportunities of the space industry.
Within the space industry, commercial space infrastructure is a significant end market for us. Every year, according to NASA, JAXA and ESA, approximately $5 billion is spent by the United States and partner nations, to support ISS related operations and initiatives. Maintaining constant U.S. and allied presence in LEO is not only critical to continuing important scientific research conducted onboard, but also as a symbol of national sovereignty and soft power. The only other space station in Earth’s orbit is the Tiangong Space Station, owned and operated by China operating as an extension of their Belt and Road initiative. The United States will not be dependent on China for American and allied human spaceflight and human supported research and development, driving the need for a U.S.-led space station replacement upon retirement of the ISS. With the ISS set to de-orbit in 2030, we expect the capital spent on the ISS today to be allocated to one or more commercially led space stations, including Starlab.
Beyond the activities conducted on the ISS today, we expect on-orbit activities to increase over time, driven by demand growth from industries such as healthcare, agriculture, energy and manufacturing, as they look to deploy on-orbit capabilities such as research and development, manufacturing and assembly. We believe a transition to commercial-led space station ownership will help accelerate commercial demand for on-orbit activities, as companies will value the increased privacy and security afforded to them by a dedicated commercial module or space station.

Our Competitive Strengths
We believe the following strengths are key differentiators for our business model, enable us to provide innovative and mission-critical solutions to our customers and drive profitable growth in our business.
Leading Defense and Space Technology Company Providing Critical Solutions in the Large, Growing and Stable National Security and Space Economies
Our focus is on delivering innovative solutions to the defense, national security and space end markets, which we believe are highly attractive. Our markets are large and growing meaningfully, driven by strong demand from both government and commercial customers. U.S. government spending is an important driver of demand and it benefits from broad support across the political spectrum, evidenced by the consistent focus on national security and space programs through various administrations. In addition to overall growth in the national security and defense markets, our strategy is aligned with specific high-growth tailwinds, which include the requirement for hypersonic and other next-generation missile defense capabilities, demand for high-speed and high-throughput space communications technology and the requirement for a continued, defensible and resilient U.S. and allied presence in LEO. Our broad offering of both national security and space solutions provides us with a diversity of end market exposure, which we believe will result in stable overall demand in our business and meaningful upside from multiple high growth vectors.
We believe that our solutions offerings are well-positioned to serve customers in these attractive end markets. We have developed fit-for-purpose solutions to address our customers’ needs across diverse applications, including, among others, defense systems, satellite subsystems, advanced space technology and space infrastructure. We believe our solutions compare favorably relative to our competitors, providing leading performance, proven in-space heritage and value underpinned by differentiated technology solutions that establish a competitive moat for our business.
Longstanding Relationship with a Broad Base of Blue-Chip Customers Who Rely on Our Solutions for Mission-Critical Applications
We maintain close relationships with a broad base of blue-chip customers, including over 20 government space and defense agencies and multiple commercial players. We serve key agencies including NASA, our largest customer, as well as multiple components of the DoD, including the MDA, U.S. Air Force and U.S. Space Force. We have supported several programs for international space agencies including the Canadian Space Agency, ESA, Italian Space Agency, Germany Aerospace Center, Japanese Aerospace Exploration Agency, UAE Space Agency, the Saudi Space Commission and others. Many of our commercial customers are industry leaders and include major defense primes such as Lockheed Martin, Northrop Grumman and RTX Corporation, as well as space companies including Blue Origin and Maxar, and commercial companies such as Madison Square Garden. Our customer relationships have been fostered over many years, with multiple examples of reoccurring business, demonstrating the value we provide to our partners. During the year ended December 31, 2024 and the three months ended March 31, 2025, 95% and 99%, respectively of our net sales were generated from customers we also transacted with in the prior year.
Our customers rely on us to deliver technological solutions that are highly complex and mission-critical to their programs. We have built trust with our customers through our long track record by executing over 1,000 customer space missions, which includes over 330 customer satellites deployed and experiments conducted for customers in over 35 nations and territories. Our reputation as a reliable partner underpins the trust customers have in us to address new challenges, resulting in a “flywheel” that continues to drive growth as we continue to execute for customers. For example, for over ten years, our Space Science & Mission Management business has enabled domestic and foreign government agencies and commercial participants to access the ISS, providing services and solutions that have accelerated the accessibility of space for both space and non-space players. For example, for Madison Square Garden’s Sphere Studios, we are collaborating across three ISS missions to launch, operate, and validate custom camera technology being developed for their state-of-the-art MSG Sphere venues. This ongoing experience was critical to acquiring and maintaining support for the Bishop Airlock project. Subsequently, having proven expertise in space infrastructure, we competed for and won a commercial prime contract to develop Starlab, which we are continuing to develop with NASA today. We expect that our close customer relationships and reputation for quality execution will continue to position us well for future growth opportunities.
Flexible Multi-Use Technology Solutions Allow Voyager to Serve Diverse Applications Across Our Civil, Commercial and National Security Customers
We operate a flexible business, with technology solutions that offer critical capabilities across our civil, commercial and national security end markets. Furthermore, many of our solutions are multi-use, meaning they have important applications in multiple different end markets. For example, our laser and RF communications technologies are designed to support a wide range of customers, including aerospace and defense primes, civil and defense government agencies, commercial entities and “new space” ventures. Additionally, we are developing artificial intelligence powered edge computing units to operate across Earth and space, delivering versatile, real-time intelligence capabilities for defense and national security applications as well as commercial. By supporting multiple end markets and use cases, our solutions benefit from diversified demand drivers that result in stronger growth and stable performance. Additionally, by serving multiple customers with varying performance requirements, we benefit from diverse customer feedback and participate in joint-development that drives additional improvement to our technology, further differentiating our solutions offerings. Our nimbleness allows us to pivot to the needs of our customers and end-markets faster.
Adaptive Business Model Provides Optionality to Effectively Serve U.S. And Allied Agencies Directly, as Well as Act as a “Merchant Supplier” or Subcontractor to Large Contractors
We operate an agile business model that allows us to serve in both a prime contractor and merchant supplier capacity. Examples of our prime contracts include our Starlab program as well as our HUNCH program with NASA, where we engage in project-based learning programs with high school students to further space education. In addition to prime contractor capabilities, we often act as a subcontractor on programs across the space and national security industries. When we act as a merchant supplier, we are able to deliver our technology solutions to a wide range of programs and support multiple prime competitors. Merchant supplier roles often offer very attractive terms that enhance our financial performance. Examples of our merchant supplier programs include providing star trackers to Millennium Space Systems for their small satellite constellations programs and providing Airbus software-defined radios for their international LEO satellite constellation. By maintaining a flexible business model, we are able to participate on a wide breadth of marquee programs for many of the most important public and private sector customers in the industry. We can also pivot and focus on programs and contracts with the highest return on investment.
Backlog Driving Revenue Visibility, Robust Opportunities Pipeline and Significant Grant Funding
We have a track record of successfully executing on both organic and inorganic growth opportunities, leveraging our broad portfolio of market leading technology solutions. As of December 31, 2024, we had backlog (including unfunded contract options) of approximately $200 million, of which approximately 67% was attributable to our Defense & National Security segment and approximately 33% was attributable to our Space Solutions segment. As of March 31, 2025, we have remaining backlog from Hypersonic Interceptor DACS, Next Generation Interceptor and Trident II D5 Life Extension II, which provides meaningful visibility to our near- and medium-term revenues over the next several years. Additionally, as of March 31, 2025, we had a pipeline of identified projects, such as Navy / Airforce Exo-ACS, Golden Dome (f/k/a Iron Dome America): Enhanced Capability SM3/ THAAD / PAC 3 and SM-3 Block IIA / Block IB TDACS that we are pursuing of approximately $3.6 billion of potential revenue, supporting our future growth initiatives. Of such pipeline, approximately 75% was attributable to our Defense & National Security segment (including approximately $1 billion attributable to contracts we are pursuing for follow-on production on the NGI program) and approximately 25% was attributable to our Space Solutions segment. In addition, approximately 75% of our Defense & National Security segment pipeline was attributable to key missile programs. Based on U.S. missile defense and strategic deterrence priorities to overmatch peer, near peer, and rogue nations weapon systems capabilities, we expect each of these projects may extend to or beyond 2040.
Our Starlab Space Stations segment provides upside potential to our business and is well-positioned to deliver revenue in the future. In addition to the revenue we generated in fiscal year 2024 and the three months ended March 31, 2025, we received $62.2 million and $20.0 million, respectively, of cash proceeds from our $217.5 million CDFF development grant with NASA, with $70.3 million eligible proceeds remaining as of March 31, 2025. We believe we are well-positioned to win future awards from U.S. and allied agencies for continued Starlab development ahead of launching Starlab prior to the ISS decommissioning. Post-launch, we believe Starlab will have the opportunity to generate consistent revenues, similar to the financial profile of today’s terrestrial infrastructure projects.
Experienced Leadership Team with Deep Experience in Defense and Space Technology, with a Track Record of Success
Our experienced leadership team, led by our founders Dylan Taylor and Matthew Kuta, has extensive entrepreneurial, operational and financial experience. Their vision was integral in founding Voyager in 2019, assembling a world-class team of disruptors. Since inception, our founders, management team, Board of Directors and Strategic Advisory Boards have been critical to our technology development, contract wins, significant partnerships and successful acquisitions. Our leadership and advisors include former generals, NASA administrators, astronauts and proven public and private sector experts across national security and space. We believe our leadership team’s breadth of industry experience, culture of innovation and reliable execution and track record of operational success position us for significant further earnings growth. In addition, our management team’s incentives are well-aligned with the success of Voyager and its stockholders. Members of the management team and our Board of Directors are expected to hold approximately 11.0% of the shares of our Class A common stock and Class B common stock outstanding as of March 31, 2025, after giving effect to the sale of shares of Class A common stock by us in this offering.
Although we believe these competitive strengths will contribute to the growth and success of our company, our business is subject to risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. For a description of the competitive challenges we face and the limitations of our business and operations see “Risk Factors.”
Our Growth Strategy
We intend to pursue the following strategies in order to continue realizing meaningful growth across our business.

Leverage Core Technologies and Expertise in the Defense & National Security and Space Solutions Segments to Grow with Customers and Win New Business
We plan to continue to grow our business by leveraging our existing portfolio of highly differentiated technology solutions. We believe that many of our current programs in which we participate are poised for significant growth. For example, we expect that our work with Lockheed Martin for their NGI program will lead to a production contract, with regular and reoccurring revenues. Beyond our current programs, we plan to utilize our current technologies to compete for new programs and applications. For example, we believe our technology-validated propulsion technologies can add value to a wide range of end use applications, including strategic, ballistic and hypersonic missiles. Furthermore, because our technologies are multi-use, we plan to identify cross-selling opportunities across our segments, such as capitalizing on opportunities to deploy propulsion technology in solutions for commercial space launch and on-orbit thrust and propulsion, dual-use of guidance, navigation and controls technology for both commercial and defense customers and artificial intelligence powered edge computing and advanced analytics for both intelligence and space exploration to drive mission-critical insights and optimized decision-making.
Develop Advanced Technologies to Expand Solutions and Attract a Broader Customer Set
We intend to continue purposeful development of what we believe is cutting-edge national security and space technology solutions, leveraging our technological expertise and our strategic partnership with artificial intelligence leader Palantir. Our research and development expertise and close customer collaboration enables rapid product development and improvement and the ability to modify our offerings for market demand. We have multiple development programs in process to augment existing offerings or to create innovative, novel technologies, such as the ongoing refinement of our high-performance satellite and spacecraft communications systems and components.
Integrate Software Capabilities with Hardware Solutions to Create Software Enabled Offerings
We have developed various advanced software solutions around signals intelligence, communication technologies, guidance, navigation and control systems. We intend to further integrate our hardware solutions with our software programs to offer fully-enabled solutions that we believe will address all customer and end-market needs. We also plan to team with industry-leading technology firms such as Palantir, to expand our capability set and offer trusted analytical services with mission operations.
Continue to Successfully Develop the Next Generation of Space Station Infrastructure
We intend to continue development of Starlab to meet the demand for an ISS replacement following its planned de-orbit. In the near-term, we plan to continue pursuing achievement of milestone payments under our current $217.5 million SAA with NASA under Phase I of their CDFF program, with numerous milestones expected to be achieved in the next year, which awards will be used to fund a portion of the research and development associated with Starlab. We believe our current development program with NASA will position us for future collaboration, and as such we expect to win additional follow-on awards from NASA and allied agencies for Starlab development. Following the deployment of Starlab as an anticipated ISS replacement, we intend to explore expansion of our business through either the deployment of additional Starlab attachment modules or the launch of additional space stations in order to meet further demand from government and private sector customers.
Drive Additional Value Creation Through Acquisition Opportunities
Since 2020, we have completed and integrated seven acquisitions. We intend to continuously evaluate acquisition opportunities, leveraging sector connectivity and a proven corporate development function. We plan to maintain a disciplined and selective focus on complementary companies which meet a defined customer need, demonstrate strategic excellence, and offer the opportunity for significant growth and synergy realization. We look for what we believe are unique assets that are early-stage innovations and bring them onto our platform to accelerate development into next-generation solutions. We plan to continue effectively integrating future acquisitions and using such acquisitions to expand our technology portfolio and drive financial performance to realize meaningful value creation.

We specialize in identifying inorganic opportunities that add synergistic technologies to our portfolio, building the capabilities necessary to tackle further attractive growth opportunities. For example, today we are contracted to supply multiple solutions to Lockheed Martin’s NGI program, both propulsion technology and guidance technology. Our diversified position on the NGI program would not be possible without the strategic acquisitions of Valley Tech Systems in 2021 and Space Micro in 2022.
Expand Profitability Through Opportunity Selection, Operational Excellence and Scale
We plan to broaden our mix of contracts over time that we believe will increase profitability. Today, a meaningful portion of our revenue is derived from service contracts and cost-plus contracts, which have typically yielded lower margins relative to the rest of our business. As those contracts are completed, we are focused on entering into higher-margin contracts delivering our advanced hardware, software and mission management solutions. Furthermore, we intend to continue driving operational and financial excellence across the business to drive margin expansion through improved operations and the realization of cost efficiencies and synergies. We have established a scalable corporate structure designed to efficiently support current business operations and adapt seamlessly to growth. We utilize customer-funded R&D opportunities to help offset the cost of development to provide solutions while maintaining our financial efficiency. This structure enables us to meet evolving business needs and capitalize on opportunities for significant revenue growth without requiring substantial expansions in headcount or organizational complexity. As we continue to realize growth from our organic and inorganic initiatives, we expect to achieve increased operating leverage in our business to further drive margin and cash flow improvement.
Although we believe these growth strategies will contribute to the success of our company, our business is subject to risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. For a description of the strategic challenges we face and the limitations of our business and operations see “Risk Factors.”
Lockheed Martin Cost Plus Fixed Fee / Cost Plus Incentive Fee Subcontract
On November 11, 2021, Valley Tech Systems, Inc. and Lockheed Martin Corporation entered into a Cost Plus Fixed Fee / Cost Plus Incentive Fee subcontract to provide an advanced solid propulsion subsystem in support of MDA’s NGI program (the “Lockheed Martin Agreement”). Lockheed Martin Corporation will reimburse us for actual cost incurred and shall pay us for performance as described in the Lockheed Martin Agreement up to the estimated cost of approximately $78 million, including incentive fees of up to approximately $8 million. The Lockheed Martin Agreement shall extend through December 20, 2028; however, Lockheed Martin may terminate for convenience.
Palantir Agreement
On April 1, 2024, we and Palantir Technologies Inc. entered into a Terms of Service (the “Palantir Agreement”) for (i) Palantir’s development of a payload scheduling prototype, which will allow us to schedule payloads to the ISS, (ii) Palantir’s development of a customer hub, which will include development of a customer landing page and application marketplace for a customer facing hub, deployment of a security and permissions infrastructure for multi-tenancy and creation of a technical runbook explaining how to add participants, and (iii) a joint study between Palantir and us. Pursuant to the Palantir Agreement, we paid an initial payment of $4.75 million for the services, which was paid through the issuance of 228,365 shares of our Class A common stock. In addition, we shall pay an annual $250,000 fee for use of the Palantir platform for the duration of the Palantir Agreement, which payment may be satisfied, at our option, in our Class A common stock. Pursuant to the Palantir Agreement, Palantir retains intellectual property ownership over the service documentation, data connection software, sample materials, website, models and application programming interfaces Palantir provides or makes available to us in connection with the Palantir Agreement. However, we will own all rights, title and interest in the data, model, algorithms, analyses, transformation code or other content provided or created by us through the Palantir Agreement. The Palantir Agreement shall expire on September 30, 2029 unless otherwise terminated pursuant to its terms.

Nanoracks Funded Space Act Agreement
On December 1, 2021, NASA awarded Nanoracks a SAA, which was subsequently transferred to Voyager Technologies, Inc., and which was subsequently transferred to Starlab JV, under Phase I of NASA’s CDFF program as part of the agency’s effort to foster a commercial space station to succeed the ISS. The SAA initially awarded $160 million in development grants—the largest CDFF award from NASA—to pursue the design and development of Starlab through 2026. The SAA shall be completed by achieving certain milestones and payments shall be made upon successful completion of each milestone, subject to limitations noted in the SAA. Under the SAA, if we first produce proprietary data, and issue a restrictive notice, NASA will use reasonable efforts to protect such proprietary data. Additionally, if we complete all milestones under the SAA, NASA will not assert rights in the proprietary data we produce. If NASA terminates the SAA for failure to perform, then it shall have the right to use, reproduce, prepare derivative works, distribute to the public, perform publicly, display publicly or disclose our proprietary data. If the SAA is terminated for any other reason, we and NASA will negotiate rights over the proprietary data. Pursuant to the SAA, each party agrees to cross-waive certain claims based on damage in the space operations. The SAA shall remain in effect through December 2026. The SAA may be unilaterally terminated by NASA for, among other things, failure to perform and certain acts outside of the control of NASA, including a failure of Congress to appropriate sufficient funding.
Air Force Solicitation, Offer and Award
On June 6, 2022, the Air Force Life Cycle Management Center’s Architecture and Integration Directorate (the “Air Force”) awarded Valley Tech Systems, Inc., our subsidiary, an IDIQ contract to deliver an intelligence, surveillance and reconnaissance system (the “IDIQ Agreement”) with a combined not-to-exceed aggregate award of $900 million across all task orders and participants. The IDIQ Agreement expires in November 2027; however, the Air Force has the option to extend services and order quantity so long as the duration of the contract does not exceed 10 years. The Air Force may also terminate the contract for convenience. To date, we have earned $1,000 under the IDIQ Agreement. We are not entitled to any minimum payments under the IDIQ Agreement beyond this amount. While we plan to compete for task orders under the IDIQ Agreement, we have no obligation to do so and we are not required to complete any work under the IDIQ Agreement unless we compete for and are awarded a task order. There is no assurance that we will be awarded any task orders under the IDIQ Agreement,
Intellectual Property
Our success depends in part upon our ability to develop, maintain, protect, and enforce our core technology and intellectual property rights, some of which have been obtained through acquisitions and some of which have been developed internally by our employees and consultants. We do this, both in the United States and abroad, by asserting our rights under a combination of patent, trademark, copyright and trade secret laws when we deem it to be appropriate to do so, by requiring our consultants and employees to execute non-disclosure and invention assignment agreements, and by endeavoring to control access to and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development and engineering know-how make an important contribution to our business as a trade secret, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding our intellectual property rights.
Regulatory
We are subject to various government regulations, including various U.S. government regulations as a contractor and subcontractor to the agencies of the U.S. government. Among the most significant U.S. government regulations affecting our business are:
•the Federal Acquisition Regulations and supplemental agency regulations, which comprehensively regulate the formation, administration, and performance under government contracts;
•the Truthful Cost or Pricing Data Statute (formerly the Truth in Negotiations Act), which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

•the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under cost-based government contracts;
•the Industrial Security Manual, which establishes the security guidelines for classified programs and facilities as well as individual security clearances;
•the Committee on Foreign Investment in the United States, which is tasked with reviewing the national security implications of foreign acquisitions of and direct investments in U.S. businesses;
•the rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives;
•the False Claims Act and the False Statements Act, which, respectively, impose penalties for payments made on the basis of false facts provided to the government and impose penalties on the basis of false statements, even if they do not result in a payment; and
•laws, regulations and executive orders restricting the use and dissemination of information classified for National Security purposes and the exportation of certain products and technical data.
We also need special security clearances to continue working on and advancing certain of our programs and contracts with the U.S. government. Classified programs generally will require that we comply with various Executive Orders, federal laws and regulations and customer security requirements that may include restrictions on how we develop, store, protect and share information, and may require our employees to obtain government clearances.
In addition, we are subject to industry-specific regulations due to the nature of the products and services we provide. For example, certain aspects of our business are subject to further regulation by additional U.S. government authorities, including (i) the Federal Aviation Administration, which regulates airspace for all air vehicles in the U.S. National Airspace System, (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which our UAS business depend in the United States and (iii) the Defense Trade Controls of the U.S. Department of State that administers the ITAR, which regulate the export of controlled technical data, defense articles and defense services, as discussed further in “—International Traffic in Arms Regulations and Export Controls.”
The nature of the work we do for the federal government may also limit the parties who may invest in or acquire us. Export laws may keep us from providing potential foreign acquirers with a review of the technical data they would be acquiring. In addition, there are special requirements for foreign parties who wish to buy or acquire control or influence over companies that control technology or produce goods in the security interests of the United States. There may need to be a review under the Exon-Florio provisions of the Defense Production Act, including review by CFIUS under FIRRMA.
Finally, the government may require a prospective foreign owner to establish intermediaries to actually run that part of the Company that does classified work, and establishing a subsidiary and its separate operation may make such an acquisition less appealing to such potential acquirers.
In addition, the export from the United States of certain of our products may require the issuance of a license by the U.S. Department of Commerce under the Export Administration Act, and its implementing regulations as kept in force by the International Emergency Economic Powers Act of 1977. Some of our products may require the issuance of a license by the U.S. Department of State under the Arms Export Control Act and its implementing regulations, which licenses are generally harder to obtain and take longer to obtain than do Export Administration Act licenses.
We are also subject to state and local laws designed to limit the use or other processing of personal information gathered online and that require online services to establish privacy policies.
International Traffic in Arms Regulations and Export Controls
Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and the U.S. EAR. The ITAR generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.
Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.
Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government.
Employees and Human Capital Resources
As of March 31, 2025, we had 505 employees and 9 contractors across the United States, France and Italy, of which approximately 312 were in research and development, engineering and technology teams that are poised to design and develop future products and services. Prior to joining our Company, many of our employees had experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good.
Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our employees. We believe our success depends on our ability to attract, retain, develop, and motivate diverse highly skilled personnel. In particular, we depend upon the personal efforts and abilities of the principal members of our senior management to partner effectively as a team and to provide strategic direction, develop our business, manage our operations, and maintain a cohesive and stable work environment. We also rely on qualified managers and skilled employees, such as scientists and engineers, with technical expertise in operations, scientific knowledge, engineering skills and quality management experience in order to operate our business successfully.
Our compensation program is designed to retain, motivate and, as needed, attract highly qualified employees. Accordingly, we use a mix of competitive base salary, cash-based annual incentive compensation, equity compensation awards and other employee benefits.
Facilities
Our corporate headquarters is located at 1225 17th Street, Suite 1100, Denver, Colorado 80202. We currently lease additional office space and industrial facilities in Texas, Nevada, California, Ohio, Alabama and Washington, D.C. We do not own any real property. We intend to procure additional space when we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

MANAGEMENT
Executive Officers and Board of Directors
The following table sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
Dylan Taylor	54	Chief Executive Officer and Chairman
Matthew Kuta	42	President, Director
Filipe De Sousa	48	Chief Financial Officer
R. Marshall Smith	61	President, Space Solutions
Margaret Vernal	47	Chief Legal Officer, General Counsel and Secretary
Matthew Magaña	44	President, Defense & National Security
Wallis Laughrey	49	Chief Strategy Officer
Alan Stern	67	Director
Cheryl Shavers	71	Director
Gabe Finke	59	Director
Marian Joh	54	Director
William Shelton	71	Director
Set forth below is a brief description of the business experience of our directors and executive officers. All of our executive officers serve at the discretion of our board of directors.
Dylan Taylor – Dylan Taylor has served as our Chief Executive Officer since August 2019. Mr. Taylor previously served in various roles as President at Colliers International Group Inc. (NASDAQ: CIGI), from January 2009 to August 2019, including CEO, Real Estate Services, Global President, Global Chief Operating Officer and CEO of the Americas. Mr. Taylor is the founder of Space for Humanity, a non-profit organization that will send diverse passengers into orbit on commercial space vehicles. Mr. Taylor served as chairman of the board of Space for Humanity from January 2017 through December 2022. Mr. Taylor previously served as a Director and as a member of the Audit Committee for UMB Bank (NASDAQ: UMBF) from January 2017 through June 2018 and as a mutual fund director for the Jackson Funds from January 2014 through March 2018. Mr. Taylor holds a Master of Business Administration degree in Finance and Strategy from the Booth School of Business at University of Chicago and has a Bachelor of Science degree in Engineering from the honors college at the University of Arizona.
We believe that Mr. Taylor is qualified to serve on our board of directors due to his track record of success as our CEO and his extensive expertise in space investment and entrepreneurship.
Matthew Kuta – Matthew Kuta has served as a member of our board of directors and our President since August 2019. Additionally, Mr. Kuta was one of our co-founders. He has served on the board of directors of the United States Air Force Academy Foundation since July 2017. Mr. Kuta has served on the board of directors of XO Markets from December 2021 April 2023, of Altius Space Machines from October 2019 to January 2022, of Pioneer from July 2020 to January 2022 and of The Launch Company from April 2021 to January 2022. Mr. Kuta was a key member of the private equity investment team at Goldman Sachs from March 2017 through April 2019. He was a military officer and F-15E fighter pilot evaluator and instructor from June 2005 through June 2017. Mr. Kuta holds a Bachelor of Science degree from the United States Air Force Academy, a Master of Business Administration degree from Duke University’s Fuqua School of Business, and a Master of Arts in Diplomacy from Norwich University.
We believe that Mr. Kuta is qualified to serve on our board of directors due to his track record of success as our President and Chief Operating Officer and his strong background in finance for the new space industry.
Filipe (Phil) De Sousa – Phil De Sousa has served as our Chief Financial Officer since October 2022. Previously, Mr. De Sousa served as Chief Financial Officer, Transamerican Auto Parts from October 2019 until

September 2022 at Polaris Inc. (NYSE: PII) and as Vice President Finance, Global Operations and Engineering from March 2017 until October 2019. Additionally, Mr. De Sousa served as Xylem, Inc.’s (NYSE: XYL) Vice President Finance, Investor Relations from its spin-off from ITT Corporation (NYSE: ITT) in October 2011 until March 2017. Mr. De Sousa held multiple Finance positions, including Manager of Financial Reporting and Manager of Financial Planning and Analysis, while working for ITT Corporation from March 2007 until the spin-off of Xylem Inc. Prior to joining ITT Corporation in March 2007, Mr. De Sousa worked in various accounting and finance roles at Hexcel Corporation (NYSE: HXL) and Tudor Investment Corporation. Mr. De Sousa started his professional career working with the Assurance and Advisory practice at Arthur Andersen LLP. Mr. De Sousa holds a Bachelor of Business Administration degree and Master of Business Administration degree from Iona University and is a Registered Certified Public Accountant in New York State.
R. Marshall Smith – R. Marshall Smith has served as our President, Space Solutions since January 2025. Mr. Smith previously served as our Chief Technology Officer from January 2024 until January 2025 and Vice President for Exploration from October 2022 until January 2024. Prior to joining Voyager, he was Senior Vice President for Space Systems at Nanoracks LLC, leading the program formation of Starlab. He came to Nanoracks in August 2021 after more than 37 years at NASA where he led the development of most of NASA’s current human space systems culminating with his position as Deputy Associate Administrator in the Human Exploration and Operations Mission Directorate. Mr. Smith holds a Bachelor of Science degree and a Master of Science degree in Electrical and Computer Engineering from the University of Tennessee and Virginia Polytechnic Institute, respectively.
Margaret (Meg) Vernal – Meg Vernal has served as our Chief Legal Officer, General Counsel and Secretary since March 2024. Ms. Vernal served as our Deputy General Counsel from September 2021 to March 2024. Prior to joining the Company, Ms. Vernal was the Content Manager, Mergers & Acquisitions for Lexis Nexis, a division of RELX plc (NYSE: RELX) from April 2015 until September 2021. Ms. Vernal holds a Bachelor of Arts degree in Politics, Philosophy & Economics and German from Claremont McKenna College, a Juris Doctor degree from Georgetown University Law Center, and a Master of Laws degree in Space, Cyber and Telecommunications Law from the University of Nebraska College of Law.
Matthew Magaña – Matthew Magaña has served as our President, Defense & National Security since October 2024. Prior to joining the Company, he served as Executive Vice President of Space Payload Systems at Raytheon Technologies (NYSE: RTX), President of Blue Canyon Technologies from December 2020 until April 2022 and as Vice President of Space Systems, at Raytheon from January 2017 to November 2020. We believe that Mr. Magaña’s strong academic foundation in engineering, communications, and business equips him with the technical acumen and strategic leadership skills necessary to drive innovation, increase operational efficiency, and enhance shareholder value.
Wallis Laughrey – Wallis Laughrey has been our Chief Strategy Officer since November 2024. Prior to that he served as Vice President of Anduril Labs and Senior Strategy Advisor at Anduril Industries, Inc. from March 2023 to December 2024. He was Chief Strategy and Transformation Officer from January 2021 to March 2022; Vice President of Space and C2 Systems from May 2016 to December 2021 and Vice President of Advanced Concepts & Technology from July 2014 to May 2016 at Raytheon Intelligence and Space. Mr. Laughrey also had prior leadership roles at Northrop Grumman and the US Air Force. Mr. Laughrey has a Bachelor of Science from the United States Air Force Academy, a Master of Public Administration from the University of Colorado and a Master of Science in Product Development Engineering from the University of Southern California.
Alan Stern – Dr. Alan Stern has served as a member of our board of directors since October 2019. Dr. Stern has been the Chief Exploration Officer of World View Enterprises since April 2021 and has also served as Chief Scientist there from December 2014. Dr. Stern was the founder of The Golden Spike Company and served as the Chief Executive Officer from September 2010 until the company’s closure in February 2019. Since April 2008, he has run his own aerospace consulting practice. Dr. Stern formerly served in Washington, D.C. as NASA’s chief of all space and Earth science programs from February 2007 to March 2008. He also served as Associate Vice President and Special Assistant to the President at the Southwest Research Institute from February 2009, the Director of the Florida Space Institute from September 2011 to January 2013 and as Chief Scientist and Mission Architect for Moon Express from September 2010 to February 2013. In November 2018, he was named by the Trump administration to a six-year term on the U.S. National Science Board. Dr. Stern holds a Bachelor of Science degree in Physics, a Bachelor of Art degree in Astronomy and a Master of Science degree in aerospace engineering and planetary atmospheres from the University of Texas at Austin. He holds a Doctorate degree in astrophysics and planetary science in 1989 from the University of Colorado.
We believe that Dr. Stern is qualified to serve on our board of directors due to his extensive background in space program management.
Cheryl Shavers – Dr. Cheryl Shavers has served as a member of our board of directors since October 2019. Dr. Shavers has served as the Chief Executive Officer of Global Smarts, Inc., an advisory services and strategy firm, since February 2001. She has served on the board of directors of Knowles Corporation (NYSE: KN) since August 2017, including serving as a member of the Audit Committee from August 2017 to May 2019 and as a member of the Compensation Committee since May 2019. She has served on the Nominating and Governance Committee since August 2017 and was appointed Chair of the Nominating and Governance Committee in October 2021. She also has served on the board of directors of ITT (NYSE: ITT) since October 2018, where she has been a member of the Compensation Committee since May 2019 and a member of the Nominating and Governance Committee since October 2018. Dr. Shavers has an extensive experience in government service, including serving as Under Secretary of Commerce for Technology at the Department of Commerce from August 1999 to January 2001 and as a member of the U.S.-Israel Science and Technology Commission (USISTC) from August 1999 to January 2001. She is also a practicing registered Patent Agent with the Patent & Trademark Office of the Department of Commerce. Dr. Shavers holds a Bachelor of Science degree in Chemistry and a Ph.D. in Solid State Chemistry, both from Arizona State University and an Honorary Master’s degree in Engineering Management from California Polytechnic State University.
We believe that Dr. Shavers is qualified to serve on our board of directors due to her extensive experience leading private companies and public entities, overseeing international equity investments and acquisitions and serving on federal committees related to national security, international science and commercial space.
Gabe Finke – Gabe Finke has served as a member of our board of directors since October 2019. Mr. Finke currently serves as Chief Executive Officer and Chief Investment Officer at Ascentris, LLC, a real estate private equity firm he co-founded in July 2010. From July 2003 until November 2015, Mr. Finke was the Chief Executive Officer and Chief Investment Officer of Amstar Advisers, the previous name of Ascentris, and Amstar Group. Prior to Ascentris, Mr. Finke was a Principal at The Carlyle Group from January 1999 until June 2003 and Senior Vice President of Prologis from July 1994 to December 1998, where he was head of European real estate development. Mr. Finke graduated with Highest Honors in Mechanical Engineering from Georgia Institute of Technology and earned an MBA from Harvard Business School.
We believe that Mr. Finke is qualified to serve on our board of directors due to his strong background in management and entrepreneurship.
Marian Joh – Marian Joh has served as a member of our board of directors since February 2021. Ms. Joh co-founded Andrews Space, a leading aerospace prime contractor and small satellite manufacturer, in July 1999 and has served as its President and Chief Executive Officer. Ms. Joh served as Director of Spaceflight Industries from July 2013 to September 2018. Ms. Joh has served on the board for multiple organizations, including the Seattle Academy of Arts and Sciences from June 2017 to June 2024 and The Evergreen School from June 2008 to June 2014. Previously, Ms. Joh served as COO of Sarcos Robotics from February 2021 to January 2022 and as President of Spaceflight Systems from March 2015 to September 2017. Previously, Ms. Joh served in executive and financial leadership roles at Tornado Development from July 1999 to June 2002, Scheinrock Advisory Group from October 1996 to June 1999, and Kistler Aerospace Corporation from May 1995 to September 1996. Ms. Joh holds a Bachelor of Arts degree in Accounting and Economics from Western Washington University.
We believe that Ms. Joh is qualified to serve on our board of directors due to her background leading major space organizations as they develop and build their infrastructure through rapid growth phases.
William Shelton – General William Shelton has served as a member of our board of directors since October 2019. General Shelton retired as Commander, Air Force Space Command in September 2014. During his career, he commanded space operations units at every level and held staff positions in a wide range of Air Force and

Department of Defense organizations. He is the former Chairman of the Board of Directors for the Space Foundation serving on the board from January 2016 to December 2019 and serving as Chairman from January 2017 to January 2019. He is a member of the board of directors for Airbus Defense and Space, Inc., serving since February 2015, and serving on the Colorado Thirty Group Board of Trustees since January 2015 and serving as Chairman since July 2020. He also served on the PredaSAR Corporation Board from March 2020, until the board was dissolved in March 2021. General Shelton served as a board member of the Board of Trustees for the Aerospace Corporation from March 2015 to December 2019, where he served on the Governance and Nominating Committee from January 2018 to December 2019, the Compensation Committee from January 2018 to December 2019 and the Audit Committee from March 2015 to January 2018. He served as Vice Chairman of that board from January 2018 to December 2019. General Shelton earned a Bachelor of Science degree in astronautical engineering from the United States Air Force Academy, a Master of Science degree in astronautical engineering from the Air Force Institute of Technology and a Master of Science degree in national security studies from the National War College.
We believe that General Shelton is qualified to serve on our board of directors due to his significant leadership experience and extensive experience in space operations and policy.
Composition of our Board of Directors
Our board of directors consists of seven directors. Our amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. Our Class I directors are Gabe Finke , Marian Joh and Matthew Kuta  (with their terms expiring at the annual meeting of stockholders to be held in 2026 ), our Class II directors are Cheryl Shavers  and William Shelton  (with their terms expiring at the annual meeting of stockholders to be held in 2027) and our Class III directors are Alan Stern  and Dylan Taylor  (with their terms expiring at the annual meeting of stockholders to be held in 2028 ).
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, each director in the class, or the successor to each such director in the class, will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our amended and restated certificate of incorporation. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Controlled Company Exception
After the completion of this offering, Dylan Taylor, our Chairman and Chief Executive Officer, will continue to beneficially own a majority of the voting power of our capital stock through his ownership of all of our outstanding shares of Class B common stock, which are entitled to 15 votes per share. As a result, we will be a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards and may elect not to comply with certain corporate governance standards, including that: (1) a majority of our board of directors consist of independent directors, (2) our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although upon completion of this offering a majority of our board of directors will consist of independent directors and we will have compensation and nominating and corporate governance committees comprised entirely of independent directors, we may utilize any or all of these exemptions at any time at our discretion prior to the time we cease to be a “controlled company.” Accordingly, to the extent we utilize these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and shares of our Class A common stock continue to be listed on the New York Stock Exchange, we will be required to comply with these provisions within the applicable transition periods.
Director Independence
Our board of directors has determined that each of Alan Stern, Cheryl Shavers, Gabe Fink, Marian Joh and William Shelton qualifies as an “independent director,” as defined under the rules of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•approving audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual consolidated financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management;
•overseeing our financial, cybersecurity and data privacy risks;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding accounting, internal controls or auditing matters.
Our audit committee consists of  Marian Joh, Gabe Finke and Alan Stern, with Marian Joh serving as chair. Rule 10A-3 of the Exchange Act and the New York Stock Exchange rules require that our audit committee have a majority of independent members and be composed entirely of independent members within one year of the date of our IPO. Our board of directors has affirmatively determined that Marian Joh, Gabe Finke and Alan Stern            each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and the New York Stock Exchange rules. Each member of our audit committee also meets the financial literacy requirements of the New York Stock Exchange listing standards. In addition, our board of directors has determined that Gabe Finke qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.voyagertechnologies.com upon completion of this offering. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
•reviewing and recommending to our board of directors those to serve on the committees of the board and as chair thereof;
•overseeing the evaluation of the effectiveness of our board of directors and its committees; and
•developing and recommending to our board of directors a set of corporate governance guidelines.
Our nominating and corporate governance committee consists of William Shelton, Cheryl Shavers, Marian Joh and Alan Stern, with William Shelton serving as chair. Our board has determined that each of William Shelton, Cheryl Shavers, Marian Joh and Alan Stern meets the definition of “independent director” for purposes of serving on the nominating and corporate governance committee under the New York Stock Exchange rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our principal corporate website at www.voyagertechnologies.com. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our compensation committee is responsible for, among other things:
•reviewing and approving the compensation of our Chief Executive Officer and other executive officers;
•administering our incentive and equity-based compensation plans;
•reviewing and making recommendations to the board of directors regarding director compensation; and
•appointing and overseeing any compensation consultants.
Our compensation committee consists of Gabe Finke, William Shelton, Cheryl Shavers and Alan Stern, with Gabe Finke serving as chair. Our board has determined that each of Gabe Finke, William Shelton, Cheryl Shavers and Alan Stern meets the definition of “independent director” for purposes of serving on the compensation committee under the New York Stock Exchange rules, including the heightened independence standards for members of a compensation committee, and each is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee, which is available on our principal corporate website at www.voyagertechnologies.com. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code is posted on our website, www.voyagertechnologies.com. In addition, we intend to continue to post on our website all disclosures that are required by SEC rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of the Code. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, we have elected to take advantage of exemptions from the various reporting requirements applicable to public companies that are not emerging growth companies, including reduced disclosure obligations regarding executive compensation in this prospectus and, while an emerging growth company, our future periodic reports and proxy.
In 2024, our “named executive officers” and their positions were as follows:
•Dylan Taylor, Chairman and Chief Executive Officer.
•Matthew Kuta, President; and
•Filipe DeSousa, Chief Financial Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dylan Taylor Chairman and Chief Executive Officer	2024	376,923	—	863,238	—	34,692	1,274,853
Matthew Kuta President	2024	360,000	300,000	—	300,000	—	960,000
Filipe De Sousa Chief Financial Officer	2024	394,231	—	258,972	200,000	2,308	855,511
________________
(1)The amounts reflect increases to the base salaries of each named executive officer effective in March 2024, as described below in “Narrative to Summary Compensation Table—2024 Base Salaries”.
(2)This amount represents the discretionary portion of Mr. Kuta’s 2024 payment under our annual bonus program, as described below in “Narrative to Summary Compensation Table – 2024 Bonuses.”
(3)The amounts reported represent the aggregate grant date fair value of the stock options granted during the year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718, rather than the amount paid to or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of the option awards made to executive officers in Note 15 to our audited consolidated financial statements included elsewhere in this prospectus.
(4)Amounts represent the annual performance bonus earned with respect to 2024 under our annual bonus program, as described below in “Narrative to Summary Compensation Table—2024 Bonuses”.
(5)Amounts represent a company-paid matching contribution to the executive’s 401(k) plan account and, for Mr. Taylor, payment for personal consulting services for Mr. Taylor in the amount of $31,000.

NARRATIVE TO SUMMARY COMPENSATION TABLE
2024 Base Salaries
Our named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The base salaries for Messrs. Taylor, Kuta and De Sousa for 2024 were initially $395,000, $300,000 and $375,000, respectively, and in March 2024 were subsequently increased to $400,000, $360,000 and $400,000, respectively (with Mr. Kuta’s increase to $360,000 having retroactive effect to January 1, 2024).
In connection with this offering, we increased the base salaries for Messrs. Kuta and De Sousa to $400,000 and $416,000, respectively. Mr. Taylor’s salary will remain at $400,000.
2024 Bonuses
We offer our named executive officers the opportunity to earn cash bonuses to compensate them for attaining short-term company and/or individual goals. For 2024, annual bonuses were based on the achievement of both Company financial and operational goals as well as individual performance. The Company financial component of the 2024 annual bonus program (weighted up to 100% of target) was based on the achievement of specified Company Adjusted EBITDA targets, while achievement of the Company operational component goals, consisting of goals related to successful private capital fundraising, refinancing and credit facility upgrades, restructuring and integration execution, obtaining strategic artificial intelligence partnerships and joint ventures, and milestone achievements toward public market readiness, could adjust the annual bonus payout positively or negatively up to an additional 50% (though not below zero). Performance achievement under the 2024 annual bonus program was determined by our compensation committee in consultation with Mr. Taylor.
For purposes of the 2024 annual bonus program, “Adjusted EBITDA” is defined as EBITDA, adjusted for change due to stock-based compensation, incremental organizational costs attributable to this offering, business acquisition costs, change in fair value of earnout liabilities, restructuring charges, income (loss) attributable to noncontrolling interests, impairment, foreign exchange gain/loss and other items we do not believe are indicative of our core operating performance.
For 2024, the target bonuses for Messrs. Taylor, Kuta and De Sousa were $1,595,000, $600,000 and $400,000, respectively. However, Mr. Taylor waived his right to receive a bonus with respect to the 2024 fiscal year. With respect to the 2024 annual bonus program, the financial component of the 2024 annual bonus was deemed to have not been achieved and the Company operational goals were deemed achieved at the target performance level, resulting in an overall payout of 50%. In light of Mr. Kuta’s extraordinary contributions towards the achievement of the operational goals, the compensation committee determined to discretionarily increase his 2024 annual bonus payout an additional 50% for a total annual bonus payout to Mr. Kuta of 100% of target.
In connection with this offering, we established target bonuses for Messrs. Taylor and De Sousa at 100% of their respective annual base salaries and the target bonus for Mr. Kuta at $600,000, respectively.
Equity Compensation
We historically have used stock options as the primary incentive for long-term compensation to our employees (including our named executive officers) because they are able to profit from stock options only if our stock price increases relative to the exercise price of the applicable stock options, which is set at the fair market value of our common stock applicable to the stock option as of the applicable grant date. Typically, stock options we grant to employees are intended to qualify as “incentive stock options” to the extent permitted under the Code, though we also grant non-qualified stock options to certain employees where determined appropriate by our board of directors.
Generally, the stock options we grant vest with respect to 25% of the stock options awarded after a one-year cliff and then in equal monthly installments during the three-year period thereafter, subject to the employee’s continued service with us as of the applicable vesting date. Pursuant to the 2020 Plan, generally all outstanding stock options that were awarded prior to November 2024 will accelerate and vest in full in connection with this offering (including those held by Messrs. Taylor, Kuta and De Sousa).
The following table sets forth the options granted to our named executive officers during 2024. These options were granted with an exercise price equal to $9.48 per share and vest in accordance with our standard vesting schedule described above.

Named Executive Officer	2024 Options Granted
Dylan Taylor	75,000
Matthew Kuta	—
Filipe De Sousa	22,500
Equity Compensation Plans
We currently maintain the Voyager Technologies, Inc. 2020 Incentive Plan, or the 2020 Plan, in order to attract, retain, motivate and reward employees, non-employee directors and key consultants to the Company and its subsidiaries. For additional information about the 2020 Plan, please see the section titled “Incentive Compensation Plans—Existing Equity Plan” below.
In connection with this offering, we adopted the 2025 Incentive Award Plan, or the 2025 Plan, in order to facilitate the grant of cash and equity incentives with respect to our Class A common stock (or, if determined by the plan administrator, shares of our Class B common stock) to directors, employees (including our named executive officers) and consultants of our company and to enable our company to obtain and retain services of these individuals. Following the effective date of the 2025 Plan, we will not make any further grants under our 2020 Plan. However, the 2020 Plan will continue to govern the terms and conditions of the outstanding awards granted thereunder. For additional information about the 2025 Plan, please see “Incentive Compensation Plans—2025 Incentive Award Plan” below.
In connection with this offering, we amended our 2020 Plan and the awards outstanding thereunder to cover shares of our Class A common stock and, solely with respect to Mr. Taylor’s outstanding awards thereunder, shares of our Class B common stock.
IPO Awards
In addition, in connection with this offering, we approved the grant of restricted stock awards to certain of our employees, including our named executive officers, under the 2025 Plan, effective immediately following the effectiveness of the applicable Form S-8 registration statement. We granted in the aggregate, awards with respect to 770,250 shares of our Class A and Class B common stock to such employees (including our named executive officers). Of such awards, we granted awards with respect to 45,000 shares of Class B common stock to Mr. Taylor, as well as awards with respect to 50,000 and 30,000 shares of our Class A common stock to Messrs. Kuta and De Sousa, respectively. Such awards will generally vest in three equal installments on each of the third, fourth and fifth anniversaries of the grant date, subject to the holder’s continued service through the applicable vesting dates.
Other Elements of Compensation
Retirement Plan
We maintain a 401(k) retirement savings plan, or the 401(k) plan, for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions equal to 50% of a participant’s salary deferrals up to 8% of his or her compensation, subject to limits provided in the Code. These matching contributions vest over a three-year period. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
The amounts of such Company matching contributions paid by us on behalf of Messrs. Taylor and De Sousa are set forth above in the Summary Compensation Table in the column entitled “All Other Compensation.”
Employee Benefits and Perquisites
All of our employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•medical, dental and vision benefits;
•health savings accounts and health, limited purpose and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
In addition, we paid for personal consulting services on behalf of Mr. Taylor in the amount of $31,000.
We did not provide any other perquisites or special personal benefits to our named executive officers in fiscal year 2024, but our compensation committee may from time to time approve them in the future when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.
We believe the perquisites and benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.
Clawback Policy
In connection with this offering, we adopted a compensation recovery policy that is compliant with the listing rules of the NYSE, as required by the Dodd-Frank Act, to be effective upon the completion of this offering.
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive awards for each named executive officer as of December 31, 2024. Following the Common Stock Reclassification and the completion of this offering, Mr. Taylor will hold equity awards with respect to shares of our Class B common stock and our other named executive officers will hold equity awards with respect to shares of our Class A common stock. The awards described below have been adjusted to reflect the Stock Split that has been effected in connection with this offering.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Dylan Taylor	2/1/2020	58,797	—	—	3.17	1/31/2030
	10/11/2020	78,396	—	—	3.17	10/10/2030
	11/16/2021	89,062	23,437	—	19.54	11/15/2031
	2/2/2023	34,374	40,626	—	23.12	2/1/2033
	2/29/2024	—	75,000	—	9.48	2/28/2034
Matthew Kuta	2/1/2020	19,599	—	—	3.17	1/31/2030
	10/11/2020	97,995	—	—	3.17	10/10/2030
	2/2/2023	68,749	81,250	—	23.12	2/1/2033
	11/14/2023	162,499	437,500	—	9.48	11/13/2033
Filipe De Sousa	10/27/2022	40,624	34,375	—	23.12	10/26/2032
	2/29/2024	—	22,500	—	9.48	2/28/2034
________________
(1)Each option vests as to 25% of the stock options awarded after a one-year cliff and then in equal monthly installments during the three-year period thereafter, subject to the employee’s continued service with us as of the applicable vesting date.
Executive Compensation Arrangements
Prior to this offering, we had entered into employment agreements with each of our named executive officers (the “Prior Employment Agreements”). In connection with this offering, we entered into new employment agreements with each of our named executive officers (the “Executive Employment Agreements”), effective as of the date of closing of this offering. The principal elements of the Prior Employment Agreements as in effect prior to this offering in 2025 and the Executive Employment Agreements with each of our named executive officers are summarized below.
Prior Employment Agreements
Taylor Agreement
On January 1, 2022, we entered into an employment agreement with Mr. Taylor providing for his employment as Chief Executive Officer (the “Taylor Agreement”). Pursuant to the Taylor Agreement, Mr. Taylor is entitled to an annual base salary of $395,000 (which was subsequently increased to $400,000) and is eligible to earn an annual cash performance bonus with a target amount of $1,595,000 based on the achievement of performance goals determined by our compensation committee in its discretion. In addition, Mr. Taylor is eligible to participate in the employee benefits programs offered by us to our senior executive officers, the Company’s equity-based incentive plan and the Company’s annual equity incentive program applicable to its senior executive officers.
The Taylor Employment Agreement provides for employment on an “at will” basis. Pursuant to the Taylor Agreement, if Mr. Taylor’s employment is terminated by us without Cause or by Mr. Taylor for Good Reason (each as defined below), then, subject to his timely execution and non-revocation of a separation agreement and release of claims as well as his continued compliance with the applicable restrictive covenants, he will be entitled to: (i) a severance payment equal to 18 months of base salary, payable in accordance with the ordinary payroll practices of the Company over the 18-month period following the date of termination, and (ii) accelerated vesting of any unvested time-based equity awards outstanding as of the date of his termination that would have vested during the 12-month period following the date of his termination if he had remained employed through such 12-month period.
The Taylor Agreement contains 18-month post-termination non-competition and non-solicitation of customers and service providers covenants, as well as perpetual mutual non-disparagement covenants.
For purposes of the Taylor Agreement, “Cause” generally means the occurrence of any of the following, as determined by the board of directors in its reasonable judgment: (i) the executive’s material failure to perform (other than by reason of disability), or substantial misconduct in the performance of, the executive’s duties and responsibilities for the Company or any of its affiliates which causes material harm to the Company; (ii) the executive’s material and demonstrable breach of any provision of Section 5 of the Taylor Agreement or of any other confidentiality, invention assignment or other restrictive covenant obligation set forth in any written agreement by and between the executive and the Company or any of its affiliates; (iii) the executive’s material and demonstrable breach of any other provision of the Taylor Agreement or any other written agreement by and between the executive and the Company or any of its affiliates; (iv) the executive’s material violation of any applicable policy or code of conduct of the Company or any of its affiliates, which violation causes material reputational or financial harm to the Company; or (v) the executive’s indictment for, or plea of nolo contendere to, any felony or any crime involving moral turpitude. Notwithstanding the foregoing, a circumstance otherwise giving rise to Cause pursuant to clauses (i), (ii), (iii) or (iv), if capable of cure, will not constitute Cause if cured by Mr. Taylor within ten (10) days following the Company’s written notice to him.
For purposes of the Taylor Agreement, “Good Reason” generally means the occurrence of any of the following without the executive’s consent: (i) a material reduction in base salary, other than an across-the-board reduction applicable to similarly situated executives of the Company; or (ii) a material diminution of executive’s duties, authorities or responsibilities; provided, however, that no resignation for Good Reason shall be effective unless and until (A) the executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within 30 days after the initial existence of the facts or circumstances constituting Good Reason, (B) the Company has not cured such acts or omissions within 30 days of its actual receipt of such notice, and (C) the effective date of Executive’s termination for Good Reason occurs no later than 90 days after the initial existence of the facts or circumstances constituting Good Reason.
Kuta Agreement
Effective as of January 1, 2022, we entered into an employment agreement with Mr. Kuta providing for his employment as Chief Operating Officer (the “Kuta Agreement”), though Mr. Kuta now serves as our President. Pursuant to the Kuta Agreement, Mr. Kuta is entitled to an initial annual base salary of $300,000 (which was subsequently increased to $360,000) and is eligible to earn an annual cash performance bonus with a target amount of $600,000 based on the achievement of performance goals determined by our Chief Executive Officer in his discretion. In addition, Mr. Kuta is eligible to participate in the employee benefits programs offered by us to our senior executive officers, the Company’s equity-based incentive plan and the Company’s annual equity incentive program applicable to its senior executive officers.
The Kuta Employment Agreement provides for employment on an “at will” basis.
Pursuant to the Kuta Agreement, if Mr. Kuta’s employment is terminated by us without Cause or by Mr. Kuta for Good Reason (each as defined below), then, subject to his timely execution and non-revocation of a separation agreement and release of claims as well as his continued compliance with the applicable restrictive covenants, he will be entitled to: (i) a severance payment equal to 18 months of base salary, payable in accordance with the ordinary payroll practices of the Company over the 18 month period following the date of termination, and (ii) accelerated vesting of any unvested time-based equity awards outstanding as of the date of his termination that would have vested during the 12-month period following the date of his termination if he had remained employed through such 12-month period.
The Kuta Agreement contains 18-month post-termination non-competition and non-solicitation of customers and service providers covenants, as well as perpetual mutual non-disparagement covenants.

For purposes of the Kuta Agreement, “Cause” and “Good Reason” have generally the same meaning as in the Taylor Agreement.
De Sousa Agreement
On September 14, 2022, we entered into an employment agreement with Mr. De Sousa providing for his employment as Chief Financial Officer commencing on October 10, 2022 (the “De Sousa Agreement”). Pursuant to the De Sousa Agreement, Mr. De Sousa is entitled to an annual base salary of $400,000 beginning in 2024 and is eligible to earn an annual cash performance bonus with a target amount of $400,000 based on the achievement of individual and company performance goals. In addition, Mr. De Sousa is eligible to participate in certain employee benefits programs offered by us to our employees.
The De Sousa Employment Agreement provides for employment on an “at will” basis. Pursuant to the De Sousa Agreement, if Mr. De Sousa’s employment is terminated by us without Cause or by Mr. De Sousa for Good Reason(each as defined below), then, subject to his timely execution and non-revocation of a release of claims, he will be entitled to a severance payment equal to 12 months of base salary plus any accrued bonus as reasonably determined by the board of directors, payable in accordance with the ordinary payroll practices of the Company over the 12-month period following the date of termination. The De Sousa Agreement contains 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as a perpetual non-disparagement covenant.
For purposes of the De Sousa Agreement, “Cause” generally means: his (i) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty or moral turpitude; (ii) violation of law, or act of fraud or dishonesty, in connection with his employment; (iii) refusal or failure to comply with any lawful directive of the Company or any of its officers or directors that is not cured (if capable of cure) within 10 days after written notice to executive identifying the refusal or failure; (iv) breach of his fiduciary duty or duty of loyalty to the Company or any of its affiliates that is not cured (if capable of cure) within 10 days after written notice to him identifying the breach; (v) breach of the De Sousa Agreement or any other contract with any of the Company or any of its affiliates that is not cured (if capable of cure) within 10 days after written notice to him identifying the breach; or (vi) violation of any applicable policy of any of the Company or any of its affiliates that is not cured (if capable of cure) within 10 days after written notice to him identifying the violation.
For purposes of the De Sousa Agreement, “Good Reason” generally means, without his consent: (i) a material diminution in his duties, responsibilities, authority, or reporting relationship; (ii) a material reduction in the aggregate compensation provided to him unless such reduction is concurrently made to the entire Company’s executive committee; or (iii) a material breach of any other material term of the De Sousa Agreement; provided, however, that any such condition shall not constitute “Good Reason” unless he provides written notice to the Company of the condition claimed to constitute Good Reason within 30 days of the initial existence of such condition and, thereafter, the board of directors fails to cure such “Good Reason” within 30 days following its receipt of such written notice from executive, and within 10 days thereafter, he terminates employment for “Good Reason.”
New Employment Agreements
In connection with this offering, we entered into employment agreements with each of our named executive officers (the “Executive Employment Agreements”), effective as of the date of closing of this offering, which will replace the Prior Employment Agreements and provide for each of our named executive officers’ continued employment in their roles described above. In addition to providing for the base salaries and annual target bonus opportunities for each named executive officer as described above, the Executive Employment Agreements each provide for an indefinite at-will term of employment.
Under the Executive Employment Agreements, each executive is entitled to receive the same severance benefits as under their Prior Employment Agreements, as described above. The Executive Employment Agreements also provide for a Section 280G “best net” cutback, and the executives are each subject to perpetual confidentiality obligations and non-competition and non-solicitation covenants through the end of their employment (or the 12-month anniversary thereof for Messrs. Taylor and Kuta) with us.

For purposes of each Executive Employment Agreement, “Cause” and “Good Reason” generally have the same meanings as in the Prior Employment Agreements, as described above for each of our named executive officers.
Director Compensation
We have entered into service agreements with each of our non-employee directors providing for the terms of their service on our board of directors. Pursuant to these service agreements, each director is entitled to receive an annual cash retainer of $100,000 for their service, payable quarterly in arrears, as well as an annual stock option grant. The option grants vest with respect to 25% of the stock options awarded after a one-year cliff and then in equal monthly installments during the three-year period thereafter, subject to the director’s continued service with us as of the vesting date. Notwithstanding, no directors received stock option grants in 2024.
Messrs. Taylor and Kuta receive no additional compensation for their service on our board of directors. Their respective compensation as Chief Executive Officer and as President is set forth in the Summary Compensation Table above.
2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Total ($)
William Shelton	80,000	80,000
Gabe Finke	80,000	80,000
Alan Stern	80,000	80,000
Ellen Lord(1)	80,000	80,000
Cheryl Shavers	80,000	80,000
Marian Joh	80,000	80,000
________________
(1)Ms. Lord ceased serving as a member of our board of directors on November 21, 2024, though continued to serve on our advisory board and will continue to receive an annual cash retainer fee of $80,000 for her service on the advisory board.
The table below shows the aggregate numbers of shares of our Class A common stock underlying option awards held by each non-employee director as of December 31, 2024. The awards described below have been adjusted to reflect the Stock Split that has been effected in connection with this offering.

Name	Options Outstanding at Fiscal Year End
William Shelton	84,498
Gabe Finke	84,483
Alan Stern	84,483
Ellen Lord	60,000
Cheryl Shavers	59,698
Marian Joh	69,799
Non-Employee Director Compensation Policy
In connection with this offering, we adopted a non-employee director compensation policy that, effective upon the completion of this offering, will be applicable to each of our non-employee directors and supersede their prior service agreements. Pursuant to this non-employee director compensation policy, each non-employee director will receive a mixture of cash and equity compensation.
Pursuant to this policy, each eligible non-employee director will receive an annual cash retainer of $100,000 that will be paid quarterly in arrears. In addition, an eligible director serving as lead independent director of our board of directors will receive an additional cash retainer of $25,000; the chairperson of the audit committee will receive an additional cash retainer of $25,000 and each other member of the audit committee will receive an additional cash retainer of $10,000; the chairperson of the compensation committee will receive an additional cash retainer of $15,000 and each other member of the compensation committee will receive an additional cash retainer of $10,000; and the chairperson of the nominating and corporate governance committee will receive an additional cash retainer of $15,000 and each other member of the nominating and corporate governance committee will receive an additional cash retainer of $10,000.
In addition and pursuant to this policy, non-employee directors will be eligible to receive an annual equity award of restricted stock units with a grant date fair value of $155,000 (with prorated awards made to directors who join after this offering on a date other than the date of an annual meeting), which will generally vest in full on the earlier of (i) the day immediately prior to the date of our annual stockholder meeting immediately following the date of grant and (ii) the first anniversary of the grant date, subject to the non-employee director continuing service through such date. In the event of a change in control (as defined in the 2025 Plan), all outstanding equity awards granted to our non-employee directors pursuant to this policy will accelerate and vest in full.
IPO Awards
In connection with this offering, we granted restricted stock awards with respect to 7,500 shares of our Class A common stock to each of our non-employee directors under the 2025 Plan. Such awards will vest in three equal installments on each of the third, fourth and fifth anniversaries of the grant date, subject to the non-employee director’s continued service through the applicable vesting dates.
Incentive Compensation Plans
Existing Equity Plan
We currently maintain the 2020 Plan. On and after the closing of this offering and following the effectiveness of the 2025 Plan, no further grants will be made under the 2020 Plan. In connection with the Common Stock Reclassification, we amended the 2020 Plan and outstanding awards thereunder to cover shares of Class A common stock other than with respect to the outstanding awards held by Mr. Taylor, which were amended to cover shares of Class B common stock.
The 2020 Plan provides for certain designated eligible employees, directors, and consultants of the Company and its subsidiaries the opportunity to receive equity and equity-based awards including options, stock appreciation rights, restricted stock, phantom stock, sale phantom stock, bonus stock, performance awards and other stock-based awards and annual incentive awards. We believe that such awards function as a compelling incentive and retention tool. The 2020 Plan is administered by our board of directors or compensation committee thereof.
Under the 2020 Plan, in the event of an unusual or non-recurring event such as a dividend, recapitalization, stock split, combination or similar event, the plan administrator may make substitutions or adjustments in its discretion to the terms and conditions of awards outstanding under the 2020 Plan.
In the event of a change in control (as defined in the 2020 Plan) of the Company, including an initial public offering, unless otherwise determined by the plan administrator or as otherwise provided for in an employment agreement or award agreement with the applicable participant, all time-based awards (including awards as to which performance conditions were previously satisfied or deemed satisfied) under the 2020 Plan will accelerate and vest in full with any awards carrying a right to exercise becoming fully exercisable for the balance of the term of the award without regard to a participant’s termination of service (unless the participant’s service is terminated for cause), and with respect to awards subject to performance goals and conditions under the 2020 Plan, the applicable performance goals and conditions shall be deemed met or exceeded as provided by the plan administrator in the applicable award agreement or other agreement with the participant. In addition, the plan administrator may in its discretion, determine to allow any time-based award holders (including holders of awards as to which performance conditions were previously satisfied or deemed satisfied) the right to elect to receive a cash amount equal to the change in control price (less the exercise price with respect to options) during the 60-day period immediately following the change in control in lieu of acquiring the shares of stock covered by such award.

As of May 30, 2025, there were 1,015,794 shares available for issuance under the 2020 Plan. As of May 30, 2025, 3,920,816 shares were subject to outstanding options with respect to Class A common stock under the 2020 Plan with a weighted average exercise price of $13.87 per share and 549,693 shares were subject to outstanding options held by Mr. Taylor with respect to Class B common stock under the 2020 Plan with a weighted average price of $15.17 per share.
This summary is not a complete description of all provisions of the 2020 Plan and is qualified in its entirety by reference to the 2020 Plan, which is filed as an exhibit to the registration statement of which this prospectus is part.
2025 Incentive Award Plan
In connection with this offering, we adopted the 2025 Incentive Award Plan, or the 2025 Plan under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2025 Plan are summarized below. This summary is not a complete description of all provisions of the 2025 Plan and is qualified in its entirety by reference to the 2025 Plan, which will be filed as an exhibit to the registration statement of which this prospectus is a part.
Eligibility and Administration
Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries are eligible to receive awards under the 2025 Plan. The 2025 Plan is expected to be initially administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2025 Plan, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2025 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2025 Plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available
The maximum number of shares of our Class A common stock (or Class B common stock, if determined by the plan administrator) available for issuance under the 2025 Plan is equal to the sum of (i) 4,403,533 shares, plus (ii) any shares available for issuance under the 2020 Plan as of the effective date of the 2025 Plan or subject to awards under the 2020 Plan that are forfeited or lapse unexercised and, following the effective date of the 2025 Plan, are not issued under the 2020 Plan, plus (iii) an annual increase on the first day of each year beginning in 2026 and ending in and including 2035, equal to the lesser of (A) five percent (5%) of the shares of Class A common stock and Class B common stock outstanding on an as-converted basis on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our board of directors; provided, however, no more than 44,035,330 shares may be issued upon the exercise of incentive stock options. The share reserve formula under the 2025 Plan is intended to provide us with the continuing ability to grant equity awards to eligible employees, directors and consultants for the ten-year term of the 2025 Plan.
Awards granted under the 2025 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction with us, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the 2025 Plan. The maximum grant date fair value of cash and equity awards granted to any non-employee director pursuant to the 2025 Plan during any calendar year is $750,000, increased to $1,000,000 for the non-employee director’s initial year of service as a non-employee director.
Awards
The 2025 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, stock payments, restricted stock units (“RSUs”), other incentive awards, stock appreciation rights (“SARs”) and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the 2025 Plan. Certain awards under the 2025 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2025 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Class A common stock, or, if determined by the plan administrator, in shares of Class B common stock or through cash settlement of any award. A brief description of each award type follows.
•Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
•SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction). The term of a SAR may not be longer than ten years.
•Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.
•Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.
•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.
Vesting
Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.
Certain Transactions
The plan administrator has broad discretion to take action under the 2025 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits, facilitate the transaction, or give effect to changes in applicable law or accounting principles, in connection with certain transactions and events affecting our common stock, such as a change in control, stock dividends, stock splits, mergers, consolidations and other corporate transactions. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2025 Plan and replacing or terminating awards under the 2025 Plan. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2025 Plan and outstanding awards.
Non-U.S. Participants, Claw-Back Provisions, Transferability, and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2025 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2025 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2025 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2025 Plan. No award may be granted pursuant to the 2025 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2025 Plan and (ii) the date on which our stockholders approve the 2025 Plan.
Employee Stock Purchase Plan
In connection with this offering, we adopted the 2025 Employee Stock Purchase Plan, or the ESPP, subject to approval by our stockholders. The ESPP is designed to allow our eligible employees to purchase shares of our Class A common stock, at periodic intervals, with their accumulated payroll deductions. The ESPP consists of two components: a Section 423 component, which is intended to qualify under Section 423 of the Code and a non-Section 423 component, which need not qualify under Section 423 of the Code. The material terms of the ESPP are summarized below. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which will be filed as an exhibit to the registration statement of which this prospectus is a part.
Shares Available; Administration
The aggregate number of shares of our Class A common stock that will initially be reserved for issuance under the ESPP will be equal to (i) 1,100,883 shares, plus (ii) an annual increase on the first day of each year beginning in 2026 and ending in and including 2035, equal to the lesser of (A) one percent (1%) of the outstanding shares of Class A common stock and Class B common stock outstanding on an as-converted basis on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our board of directors; provided that in no event will more than 11,008,830 shares of our Class A common stock be available for issuance under the Section 423 component of the ESPP. Our board of directors or the compensation committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the ESPP.
Eligibility
The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. We expect that our employees, other than employees who, immediately after the grant of a right to purchase Class A common stock under the ESPP, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock, will be eligible to participate in the ESPP.
Grant of Rights
The Section 423 component of the ESPP will be intended to qualify under Section 423 of the Code and shares of our Class A common stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in each purchase period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. We do not expect that any offering periods will commence under the ESPP at the time of this offering.
The ESPP will permit participants to purchase Class A common stock through payroll deductions of up to a percentage of their eligible compensation, which includes a participant’s gross base compensation for services to us. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be equal to 2,500 shares. In addition, under the Section 423 component, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our Class A common stock as of the first trading day of the offering period).
On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our Class A common stock. The option will expire at the end of the applicable offering period and will be exercised on each purchase date during such offering period to the extent of the payroll deductions accumulated during the offering period. The purchase price will be the lower of 85% of the fair market value of a share on the first day of an offering period in which a participant is enrolled or 85% of the fair market value of a share on the purchase date, which will occur on the last day of each purchase period. Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Class A common stock.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above. Participation will end automatically upon a participant’s termination of employment.
A participant will not be permitted to transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
Certain Transactions
In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, reorganization, merger, consolidation, or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights if the plan administrator determines it is appropriate to prevent dilution or enlargement of rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Plan Amendment and Termination
The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment to the ESPP that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or as may otherwise be required under Section 423(b) of the Code or other applicable law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements for our executive officers and directors, which are described in the section of this prospectus entitled “Executive Compensation.”
Indemnification of Directors and Officers
We intend to enter into indemnification agreements with each of our executive officers and directors prior to the completion of this offering. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. See “Description of Capital Stock—Limitations on Liability and Indemnification Matters.” We also intend to enter into indemnification agreements with our future directors and executive officers.
Exchange and Forfeiture Agreement
To facilitate the Class B Stock Exchange, we intend to enter into an exchange and forfeiture agreement with Mr. Taylor and certain entities controlled by Mr. Taylor (collectively, “the Exchange Stockholders”), effective as of immediately after the filing and effectiveness of our amended and restated certificate of incorporation, pursuant to which (i) 5,695,362 shares of our Class A common stock held by the Exchange Stockholders will automatically be exchanged for an equivalent number of shares of our Class B common stock and (ii) Mr. Taylor will forfeit the one share of our Class A Preferred Stock.
Purchases in Directed Share Program
At our request, the underwriters have reserved up to $20 million of shares of Class A common stock (or up to 727,272 shares of Class A common stock assuming an initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain of our employees and friends and family members of certain of our directors, officers and employees. See “Underwriting.” All purchases of Class A common stock in the directed share program will be at the public offering price. Purchases by any related persons participating in the directed share program may individually exceed $120,000.
Policies and Procedures for Related Party Transactions
Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of related person transactions.
Under the policy, related person transactions will be reviewed and approved or ratified by the audit committee and a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any “related person” (as defined in the policy) had, has or will have a direct or indirect material interest.
The policy will require that notice of a proposed related person transaction be provided to our legal department and if our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee. Under the policy, our audit committee will consider relevant facts and circumstances, including, without limitation, whether such transaction is inconsistent with, our best interests and the best interests of our stockholders, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction. In the event that we become aware of a related person transaction that has not been previously reviewed and approved, the transaction will be submitted to the audit committee so that it may determine whether to ratify the related person transaction.
The policy will also provide that management will update the audit committee as to any material changes to any approved or ratified related person transaction and that, except as otherwise in compliance with applicable law, rule or regulation, no director may participate in approval of a related person transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our voting securities upon completion of this offering (after giving effect to the Stock Split and the IPO Recapitalization Transactions), by:
•each person or group known by us to beneficially own more than 5% of the shares of our voting securities;
•each of our directors and named executive officers; and
•all of our directors and executive officers as a group.
The following table does not reflect any shares of Class A common stock that may be purchased in this offering or pursuant to our directed share program described under “Underwriting—Directed Share Program.”
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through the exercise or vesting of any right to acquire shares of common stock. Shares issuable pursuant to options are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person. Unless otherwise indicated in the footnotes to the following table, to our knowledge all persons listed below have sole voting and investment power with respect to the shares of our common stock beneficially owned by them, subject to applicable community property laws. The following table gives effect to (i) the accelerated vesting of outstanding options under the 2020 Plan in connection with this offering and (ii) the issuance of 807,750 restricted shares of Class A common stock and Class B common stock in connection with this offering.
Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Voyager Technologies, Inc., 1225 17th Street, Suite 1100, Denver, Colorado 80202.

	Class A Common Stock		Class B Common Stock

Name of Beneficial Owner	Shares(1)	Percentage (1)	Shares	Percentage	Percentage of total voting power (1)(2)
5% Stockholders:
Dylan Taylor(3)	6,140,055	10.9%	6,140,055	100%	65.1%
Directors and Named Executive Officers:
Dylan Taylor(3)	6,140,055	10.9%	6,140,055	100%	65.1%
Matthew Kuta(4)	1,155,159	2.3%	—	—	*
Filipe De Sousa(5)	127,500	*	—	—	*
Alan Stern(6)	101,798	*	—	—	*
Cheryl Shavers(7)	67,199	*	—	—	*
Gabe Finke(8)	177,102	*	—	—	*
Marian Joh(9)	77,300	*	—	—	*
William Shelton(10)	91,998	*	—	—	*
All directors and executive officers as a group (12 persons)(11)	8,163,111	14.1%	6,140,055	100%	65.5%
________________
*Indicates beneficial ownership of less than 1%.
(1)Assumes 49,348,800 shares of Class A common stock and 5,695,362 shares of Class B common stock outstanding immediately following this offering and assumes that the underwriters do not exercise their option to purchase 1,650,000 additional shares of Class A common stock. Includes 807,750 restricted shares of Class A common stock and Class B common stock subject to vesting requirements that will be issued in connection with this offering.
(2)Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class, except under limited circumstances. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to 15 votes per share. For more information, see “Description of Capital Stock.”
(3)Consists of (i) 1,945,362 shares of Class B common stock held directly by Mr. Taylor, (ii) 3,750,000 shares of Class B common stock held by the DET 2025 GRAT for which Mr. Taylor serves as trustee, (iii) 45,000 restricted shares of Class B common stock subject to vesting requirements and (iv) 399,693 shares of Class B common stock issuable pursuant to outstanding stock options held by Mr. Taylor that are currently exercisable or would be exercisable within 60 days of June 2, 2025. The shares of Class A common stock represent the potential conversion of all shares of Class B common stock and rights to Class B common stock to Class A common stock on a one-for-one basis. The percentage of total voting power shown for Mr. Taylor assumes no conversion of Class B common stock to Class A common stock.
(4)Consists of (i) 237,565 shares of Class A common stock held by Mr. Kuta, (ii) 50,000 restricted shares of Class A common stock subject to vesting requirements and (iii) 867,594 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Kuta that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(5)Consists of (i) 30,000 shares of restricted Class A common stock subject to vesting requirements and (ii) 97,500 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. De Sousa that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(6)Consists of (i) 9,800 shares of Class A common stock held by Mr. Stern, (ii) 7,500 shares of restricted Class A common stock subject to vesting requirements and (iii) 84,498 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Stern that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(7)Consists of (i) 7,500 shares of Class A common stock issuable upon the vesting of restricted stock awards and (ii) 59,699 shares of Class A common stock issuable pursuant to outstanding stock options held by Ms. Shavers that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(8)Consists of (i) 85,104 shares of Class A common stock held by Mr. Finke, (ii) 7,500 shares of restricted Class A common stock subject to vesting requirements and (iii) 84,498 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Finke that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(9)Consists of (i) 7,500 shares of restricted Class A common stock subject to vesting requirements and (ii) 69,800 shares of Class A common stock issuable pursuant to outstanding stock options held by Ms. Joh that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(10)Consists of (i) 7,500 shares of restricted Class A common stock subject to vesting requirements and (ii) 84,498 shares of Class A common stock issuable pursuant to outstanding stock options held by Mr. Shelton that are currently exercisable or would be exercisable within 60 days of June 2, 2025.
(11)The Class A common stock holdings consist of an aggregate of (i) 6,472,524 shares of Class A common stock held by the directors and executive officers, (ii) 207,500 shares of restricted Class A common stock subject to vesting requirements and (ii) 1,483,087 shares of Class A common stock issuable pursuant to outstanding stock options held by the directors and executive officers that are currently exercisable or would be exercisable within 60 days of June 2, 2025. The shares of Class A common stock include shares held by Mr. Taylor that represent the potential conversion of all shares of Class B common stock and rights to Class B common stock to Class A common stock. The percentage of total voting power shown assumes no conversion of the Class B common stock held by Mr. Taylor to Class A common stock.

DESCRIPTION OF CAPITAL STOCK
General
At or prior to the consummation of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:
•450,000,000 shares of common stock, par value $0.0001 per share, of which 400,000,000 shares will be designated as Class A common stock, $0.0001 par value per share, and 50,000,000 shares will be designated as Class B common stock, $0.0001 par value per share ; and
•50,000,000 shares of preferred stock, par value $0.0001 per share.
We are selling 11,000,000 shares of our Class A common stock in this offering (12,650,000 shares if the underwriters exercise their over-allotment option to purchase additional shares of our Class A common stock in full).
After giving effect to the Stock Split, the Preferred Stock Recapitalization, the SMI Promissory Notes Conversion, the filing and effectiveness of our amended and restated certificate of incorporation that will become effective prior to the completion of this offering (including the Common Stock Reclassification pursuant thereto), and the Class B Stock Exchange, as of May 30, 2025, there were 38,348,800 shares of our Class A common stock outstanding, held by 330 stockholders of record, 5,695,362 shares of our Class B common stock outstanding, held by two stockholders of record, and no shares of our preferred stock outstanding.
The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.
Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock.
Common Stock
We will have two series of authorized common stock: Class A common stock and Class B common stock. The rights of holders of shares of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.
Voting Rights
Holders of shares of our Class A common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are entitled to 15 votes per share on any matter submitted to our stockholders. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation that becomes effective immediately prior to the completion of this offering.
Under Delaware law, holders of our Class A common stock or Class B common stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our amended and restated certificate of incorporation. For example, if a proposed amendment of our amended and restated certificate of incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired, or (3) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our amended and restated certificate of incorporation.
Our amended and restated certificate of incorporation, which will come into effect immediately prior to the closing of this offering, will not provide for cumulative voting for the election of directors.
Dividends
Holders of shares of our Class A common stock and Class B common stock will be entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation
In the event of our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to share ratably in the remaining assets legally available for distribution.
Holders of our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to subscription, conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below. There will be no redemption or sinking fund provisions applicable to our Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of our Class A common stock and Class B common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Conversion
Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, which occurs after the closing of this offering, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to immediate family members (including upon Mr. Taylor’s death), trusts (including grantor retained annuity trusts) for which the stockholder or their immediate family member serves as trustee, and partnerships, corporations, and other entities exclusively owned by Mr. Taylor or his immediate family. All of the outstanding shares of Class B common stock will convert automatically into shares of Class A common stock upon the earliest to occur following this offering: (i) the date that is fixed by our board of directors that is no less than 61 days and no more than 180 days following the date Mr. Taylor is no longer providing services to us as an executive officer or member of our board of directors; (ii) a date that is fixed by our board of directors that is no less than 61 days and no more than 180 days following the death or incapacity of Mr. Taylor, (iii) the first trading day following the seventh anniversary of this offering and (iv) the date on which the number of shares of Class A and Class B common stock beneficially owned by Mr. Taylor and Mr. Taylor’s permitted transferees (including shares underlying outstanding options) represents less than 50% of the shares of Class A and Class B common stock beneficially owned by Mr. Taylor on the closing date of this offering. Once converted or transferred and converted into our Class A common stock, the Class B common stock will not be reissued.
Fully Paid and Nonassessable
All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and non-assessable.
Preferred Stock
Pursuant to the provisions of our amended and restated certificate of incorporation, that will become effective immediately prior to the consummation of this offering, each currently outstanding share of our convertible preferred stock will automatically be converted into one share of our Class A common stock. In addition, the one share of our Class A Preferred Stock will be forfeited and cancelled pursuant to the terms of an exchange and forfeiture agreement entered into by the holder of such share with us. Following this offering, no shares of preferred stock will be outstanding.
Following the completion of this offering, our board of directors will be authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Forum Selection
Our amended and restated certificate of incorporation will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) is the sole and exclusive forum for: (a) any derivative action, suit, or proceeding brought on our behalf; (b) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers or other employees or stockholder to us or to our stockholders, creditors or other constituents; (c) any action, suit, or proceeding asserting a claim arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or amended and restated bylaws, or as to which the Delaware General Corporation Law confers exclusive jurisdiction on the Court of Chancery; or (d) any action, suit, or proceeding asserting a claim governed by the internal affairs doctrine, unless the Court of Chancery does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Nothing in our amended and restated certificated of incorporation or amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may have the effect of discouraging lawsuits with respect to such claims or make such lawsuits more costly for stockholders. However, our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Relating to this Offering and Ownership of our Class A common stock—We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our Class A common stock.”
Registration Rights
Resale Registration Rights
Pursuant to the certificates of designation for our Class A-1 Preferred Stock and Class B Preferred Stock, we have granted the holders of such shares of preferred stock certain resale registration rights with respect to shares of Class A common stock that such holders will receive in the Preferred Stock Recapitalization. In connection with this offering the holders of substantially all of such shares have entered into lock-up agreements described below under the heading “Shares Eligible for Future Sale—Lock-Up Agreements.” The certificates of designation also provide that we will pay certain expenses relating to such registrations.
Piggyback Registration Rights
After the completion of this offering, if we propose to register the offer and sale of any securities under the Securities Act in connection with an opportunity to register any of our securities is given to any other holder of our securities, the holders of warrants to purchase 202,800 shares of Class A common stock will be entitled to certain “piggyback” registration rights allowing such holder include its shares of Class A common stock that it would receive upon exercise of such warrant in such registration. In connection with this offering the holders of substantially all of such shares have entered into lock-up agreements described below under the heading “Shares Eligible for Future Sale—Lock-Up Agreements.”
In addition, after the completion of this offering, if we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such Class A common stock the holder of warrants to purchase 875,592 shares of our Class A common stock will be entitled to certain “piggyback” registration rights allowing the holder to include its shares of Class A common stock that it would receive upon exercise of such warrant in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or (ii) a registration statement on Form S-4, Form S-8, or any successor form thereto or another form not available for the registration of such shares of Class A common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration. In connection with this offering the holders of substantially all of such shares have entered into lock-up agreements described below under the heading “Shares Eligible for Future Sale—Lock-Up Agreements.”
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the consummation of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the number of directors in each class being as nearly equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered terms. Our amended and restated certificate of incorporation will provide that directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. See “Management—Composition of our Board of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Special Meetings of Stockholders
Our amended and restated bylaws provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the amended and restated bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our amended and restated bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the right of stockholders to act by written consent without a meeting following the first date on which we cease to have shares of Class B common stock outstanding.

Amendment of Certificate of Incorporation or Bylaws
Upon consummation of this offering, our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of two-thirds of the votes which all of our stockholders would be eligible to cast in an election of directors. The affirmative vote of a majority of our board of directors and two-thirds in voting power of the outstanding shares entitled to vote thereon would be required to amend our amended and restated certificate of incorporation.
Section 203 of the DGCL
We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our Company.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We are a party to indemnification agreements with our directors and, prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our executive officers. In some cases, the provisions of our indemnification agreements with our directors and executive officers may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. This provision does not, however, eliminate the personal liability of our directors for monetary damages resulting from: (1) breach of the director’s duty of loyalty, (2) acts or omissions not in good faith that involve intentional misconduct or knowing violation of law, (3) an unlawful payment of dividends or an unlawful stock purchase or redemption, or (4) any transaction from which the director derived an improper personal benefit.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with our merger or consolidation. Pursuant to the Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Equiniti Trust Company, LLC .
Trading Symbol and Market
After pricing of this offering, we expect shares of our Class A common stock will trade on the New York Stock Exchange under the symbol “VOYG.”

SHARES ELIGIBLE FOR FUTURE SALE
Sale of Restricted Shares
Prior to this offering, there has been no public market for shares of our Class A common stock. The sale of a substantial amount of our Class A common stock in the public market after this offering could adversely affect the prevailing market price of our Class A common stock. Furthermore, the majority of shares outstanding prior to the consummation of this offering will be subject to the contractual and legal restrictions on resale described below. The sale of a substantial amount of Class A common stock in the public market after these restrictions lapse, or the expectation that such a sale may occur, could adversely affect the prevailing market price of our Class A common stock and our ability to raise equity capital in the future.
Upon consummation of this offering and after giving effect to the Stock Split and the IPO Recapitalization Transactions, we expect to have outstanding an aggregate of 49,348,800 shares of our Class A common stock, assuming no exercise of outstanding options and assuming that the underwriters have not exercised their option to purchase additional shares. All of the shares of Class A common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding shares of Class A common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act, and the sale of those shares will be subject to the limitations and restrictions that are described below. Shares of our Class A common stock that are not restricted securities and are purchased by our affiliates will be “control securities” under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below. Control securities may be sold in the public market subject to the restrictions set forth in Rule 144, other than the holding period requirement.
Upon the expiration (or waiver) of the lock-up agreements described below 180 days after the date of this prospectus, and subject to the provisions of Rule 144, an additional 38,348,800 shares of Class A common stock will be available for sale in the public market. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in Rule 144.
Rule 144
After giving effect to this offering, the Stock Split and the IPO Recapitalization Transactions, we expect that 38,348,800 shares of our outstanding Class A common stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
An affiliate of ours who has beneficially owned shares of our Class A common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after consummation of this offering; or
•the average weekly trading volume in our Class A common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.
S-8 Registration Statement
We intend to file a registration statement or statements on Form S-8 under the Securities Act covering shares of Class A common stock reserved for issuance under our new omnibus incentive plan, our new employee stock purchase plan and pursuant to all outstanding option grants made prior to this offering. These registration statements are expected to be filed as soon as practicable after the closing date of this offering. Shares issued upon the exercise of stock options after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.
Registration Rights
Resale Registration Rights
Pursuant to the certificates of designation for our Class A-1 Preferred Stock and Class B Preferred Stock, we have granted the holders of such shares of preferred stock certain resale registration rights with respect to shares of Class A common stock that such holders will receive in the Preferred Stock Recapitalization. In connection with this offering the holders of substantially all of such shares have entered into lock-up agreements described below under the heading “—Lock-Up Agreements.” The certificates of designation also provide that we will pay certain expenses relating to such registrations.
Piggyback Registration Rights
After the completion of this offering, if we propose to register the offer and sale of any securities under the Securities Act in connection with an opportunity to register any of our securities is given to any other holder of our securities, the holders of warrants to purchase 202,800 shares of Class A common stock will be entitled to certain “piggyback” registration rights allowing such holder include its shares of Class A common stock that it would receive upon exercise of such warrant in such registration. In connection with this offering the holders of substantially all of such shares have entered into lock-up agreements described below under the heading “—Lock-Up Agreements.”
In addition, after the completion of this offering, if we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such Class A common stock the holder of warrants to purchase 875,592 shares of our Class A common stock will be entitled to certain “piggyback” registration rights allowing the holder to include its shares of Class A common stock that it would receive upon exercise of such warrant in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or (ii) a registration statement on Form S-4, Form S-8, or any successor form thereto or another form not available for the registration of such shares of Class A common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration. In connection with this offering the holders of substantially all of such shares have entered into lock-up agreements described below under the heading “—Lock-Up Agreements.”

Lock-Up Agreements
In connection with this offering, we and all directors and executive officers and the holders of substantially all of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, dispose of or hedge any shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock during the period ending 180 days after the date of this prospectus, subject to certain exceptions. This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Rule 701
In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale in compliance with Rule 144 only upon the expiration of the restrictions set forth in those agreements.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Term Loan
On June 28, 2024, the Company, the Company’s domestic subsidiaries, excluding Starlab (the “Guarantors”), entered into a $58.0 million Credit Agreement with the lenders party thereto and Hercules Capital, Inc., as administrative agent and collateral agent, which provided for a $58.0 million Term Loan. The Term Loan matures on July 1, 2028. The Term Loan bears interest at a variable annual rate equal to the sum of (a) the greater of (i) the Wall Street Journal Prime Rate or (ii) 8.50%, and (b) 1.25% per annum. The Term Loan bears additional interest, which is equal to 2.50% of the total outstanding principal, computed daily based on the actual number of days elapsed and added to the outstanding principal balance. Interest is due on the first business day of each month (each date, a “Payment Date”). Commencing on July 1, 2026, the Company is required to make payments of $2.6 million each Payment Date, which includes both principal repayment and scheduled interest payments. The two-year interest only period can be extended over the balance of the agreement upon achievement of certain gross profit and EBITDA milestones. The Term Loan is secured by substantially all the assets of the Company and the Guarantors.
The Credit Agreement includes a minimum liquidity threshold, which requires the Company and the Guarantors to, at all times, maintain an aggregate cash balance in all accounts subject to account control agreements in an amount of at least $12.5 million. Additionally, the Credit Agreement contains restrictive covenants and events of default, including the following:
•limitations on dispositions;
•required notifications upon changes in business or business locations;
•limitations on amalgamations;
•limitations on mergers or acquisitions;
•limitations on indebtedness;
•limitations on encumbrance;
•maintenance of collateral accounts;
•limitations on distributions/investments;
•limitations on transactions with affiliates; and
•limitations on incurrence of subordinated debt.
The Company, at its option, may voluntarily prepay the Term Loan. Such prepayments require repayment of all outstanding principal, all accrued and unpaid interest, the end-of-term charge, and a prepayment charge that is equal to 3.00% of outstanding principal if prepaid before June 28, 2025, 2.00% of outstanding principal if prepaid between June 28, 2025 and June 28, 2026, or 1.00% of outstanding principal if prepaid after June 28, 2026, but before the maturity date.
We intend to partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025. The foregoing is based on information available as of the date of this prospectus and is subject to change. There can be no assurance that we will partially draw on the Revolving Credit Facility to repay in full the Term Loan on or around July 1, 2025 or at all. See “Prospectus Summary—Recent Developments”.
2024 Convertible Notes
At various times during 2024, Starlab JV issued 2024 Convertible Notes for a total principal amount of approximately $10.1 million. The 2024 Convertible Notes bear interest at a rate of 5.0% per annum, payable at maturity, which is on the third anniversary of the issue date if no triggering events occur prior to that date. Starlab Space LLC has the option to prepay all or any of the principal and any accrued and unpaid interest at any time.

The 2024 Convertible Notes are convertible into equity units upon the following: (i) a qualified financing event, defined as a transaction or series of transactions pursuant to which Starlab JV’s issues shares of any class or series of equity securities to one or more investors, including any of the lenders with the principal purpose of raising capital that raises gross proceeds of at least $10.0 million, excluding the amount represented by the conversion of any outstanding indebtedness in accordance with their respective terms; (ii) at the option of the lender upon a nonqualified financing event; (iii) a liquidity event, defined as a consolidation or merger with another corporation, entity, or person or other event through which the unit holders, immediately prior to such consolidation or merger, own less than 50% of the voting power of the surviving entity, immediately prior to such consolidation or merger, a sale or other disposition of substantially all Starlab JV’s assets, or the closing of Starlab JV’s first underwritten public offering; and (iv) the maturity date. Upon a conversion event described in (i) or (ii), the 2024 Convertible Notes will convert into the same class and series of units as those sold as part of the financing event. Upon a conversion event described in (iii) or (iv), the 2024 Convertible Notes will convert into Class A-1 Units of Starlab JV. The number of Class A-1 Units issued will be equal to (1) the outstanding principal balance of the note and all accrued and unpaid interest due, divided by (2) 85% of the price per unit paid by the investors to purchase the new securities in the subsequent financing.
SMI Promissory Notes
In May and June 2023, we acquired additional shares of SMI from certain minority stockholders in exchange for the SMI Promissory Notes. In October 2024, the Promissory Notes were modified for certain shareholders to be payable in our equity securities at the earlier of October 2, 2025 for certain holders or the completion of our initial public offering, or October 2, 2026 or the completion of our initial public offering for other holders. The SMI Promissory Notes bear interest at the Wall Street Journal Prime Rate, calculated quarterly. The SMI Promissory Notes had an outstanding balance of approximately $25.0 million as of March 31, 2025.
Revolving Credit Agreement
On May 30, 2025, we entered into the Revolving Credit Agreement among us, the Guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent, which provides for a (i) $200.0 million senior secured revolving credit facility and an uncommitted incremental facility that permits us to request an increase in the size of the revolving credit facility of up to $150.0 million, subject to certain conditions and lender approvals, (ii) a $25.0 million letter of credit subfacility, and (iii) a $10.0 million swingline loan subfacility. Commitments under the Revolving Credit Facility will become effective upon the consummation of this offering and satisfaction of certain other conditions set forth in the Revolving Credit Agreement. In addition, loans and letters of credit under the Revolving Credit Facility are not available until we satisfy certain additional conditions set forth in the Revolving Credit Agreement, including (i) the refinancing, replacement and repayment of the Term Loan and (ii) pro forma compliance with the financial covenants set forth in the Revolving Credit Agreement, as further described below. The Revolving Credit Facility will mature on May 30, 2029
Borrowings under the Revolving Credit Facility will bear interest at our option at (i) Term SOFR, subject to a 0.00% floor, plus a 0.10% spread adjustment and an applicable rate margin, or (ii) the alternate base rate, subject to a 1.00% floor, plus an applicable rate margin. For Term SOFR borrowings, the applicable rate margin is between 2.25% and 2.75%, depending on our liquidity. For alternate base rate borrowings, the applicable margin is between 1.25% and 1.75%, depending on our liquidity. We are also required to pay a commitment fee on undrawn amounts under the Revolving Credit Facility of between 0.25% and 0.30% per annum, depending on our liquidity, payable quarterly in arrears.
The Revolving Credit Agreement includes two financial covenants: (i) a minimum liquidity threshold, which requires us and the Guarantors to maintain an aggregate cash balance in all accounts subject to account control agreements in an amount, when taken together with the undrawn portion of the Revolving Credit Facility, of no less than the greater of (a) $100.0 million and (b) solely to the extent consolidated EBITDA is negative, the absolute value of consolidated EBITDA, and (ii) a minimum revenue threshold, which requires us and the Guarantors to generate consolidated total revenues in excess of certain amounts set forth in the Revolving Credit Agreement, each tested as of the last day of each fiscal quarter. Additionally, the Revolving Credit Agreement contains certain affirmative and negative covenants, including but not limited to:
•delivery of certain financial statements;
•notices of certain material events;
•maintenance of collateral accounts;
•limitations on indebtedness;
•limitations on liens;
•limitations on fundamental changes;
•limitations on investments, loans, advances, guarantees and acquisitions;
•limitations on asset sales;
•limitations on swap agreements;
•limitations on restricted payments;
•limitations on transactions with affiliates; and
•limitations on restrictive agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. In particular, legislation currently proposed in Congress could affect the tax treatment of certain Non-U.S. Holders in respect of U.S.-source income (including dividends from U.S. corporations) and income effectively connected with a trade or business within the United States. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
Jefferies LLC
BofA Securities, Inc.
KeyBanc Capital Markets Inc.
Nomura Securities International, Inc.
WR Securities, LLC
Total:	11,000,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $          per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,650,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The cornerstone investors have, severally and not jointly, indicated an interest in purchasing up to an aggregate of $60 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investors as they will from any other shares of Class A common stock sold to the public in this offering.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,650,000 shares of Class A common stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $9.3 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $40,000.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
After pricing of this offering, we expect that shares of our Class A common stock will trade on the New York Stock Exchange under the symbol “VOYG”.
We and all directors and executive officers and the holders of substantially all of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):
(a)offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into, redeemable for or exercisable or exchangeable for shares of Class A common stock;
(b)enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock; or
(c)file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock.
whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.
With respect to us, the restrictions described in the immediately preceding paragraph do not apply to:
(a)the shares to be sold in this offering;
(b)grants of stock options, stock awards, restricted stock, restricted stock units, securities convertible into or exchangeable for shares of Class A common stock, Class B common stock, or other compensatory equity-based awards and the issuance of shares of Class A common stock or Class B common stock in connection with the exercise, vesting and/or settlement of any of the foregoing to our employees, officers, directors, advisors or consultants pursuant to the terms of an equity compensation plan in effect as of the consummation of this offering and as described herein;

(c)the issuance by us of shares of Class A common stock or Class B common stock upon the exercise of an option or warrant or the conversion or exercise of a security outstanding on the date of this prospectus as described herein;
(d)shares of common stock or any securities exercisable or exchangeable for shares of common stock, or the entrance into an agreement to issue shares of common stock in connection with any merger, joint venture, strategic alliances, commercial or other collaborative transaction or the acquisition or licenses of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition; provided that the aggregate number of shares of common stock or any other securities exercisable or exchangeable for shares of common stock that we may issue or agree to issue pursuant to this clause (d) shall not exceed 10% of our total outstanding share capital immediately following the issuance of the shares; provided further that the issuance of shares of common stock or any securities exercisable or exchange for shares of common stock pursuant to clause (h) below shall not count against the foregoing limit; and provided further that the recipients of any such shares of common stock and securities issued pursuant to this clause (d) during the restricted period shall enter into a lock-up agreement;
(e)facilitating the establishment of a trading plan on behalf of any of our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of shares of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such plan during the restricted period;
(f)the filing of any registration statement on Form S-8 or amendment thereto relating to securities granted or to be granted pursuant to any plan in effect on the date hereof and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction;
(g)the issuance of shares of common stock pursuant to an acquisition or similar strategic transaction; or
(h)the issuance of shares of common stock or any securities exercisable or exchangeable for shares of common stock pursuant to the Palantir Agreement and any order forms pursuant thereto.
With respect to our directors, officers and securityholders, the restrictions described above do not apply to transfers of the holder’s securities:
(a)acquired in this offering or in open market transactions after the completion of this offering;
(b)as a bona fide gift or charitable contribution;
(c)if the holder is a corporation, partnership, limited liability company or other business entity, as part of a distribution by the holder to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;
(d)to an immediate family member of the holder or any trust or other entity for the direct or indirect benefit of the holder or the immediate family of the holder (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin);
(e)to a corporation, partnership, limited liability company or other entity that (i) controls or is controlled by, or is under common control with, the holder, (ii) is an investment fund managed by the investment manager of the holder or (iii) or is wholly owned by the holder and/or by members of the holder’s immediate family;
(f)by will, other testamentary document or intestate succession upon the death of the holder or for bona fide estate planning purposes;

(g)by operation of law, such as pursuant to an order of a court or regulatory agency (for purposes of the lock-up agreement, a “court or regulatory agency” means any domestic or foreign, federal, state or local government, including any political subdivision thereof, any governmental or quasi-governmental authority, department, agency or official, any court or administrative body or any national securities exchange or similar self-regulatory body or organization, in each case of competent jurisdiction) or pursuant to a domestic order or in connection with a divorce settlement;
(h)to us from any of our employees upon death, disability or termination of employment, in each case, of such employee;
(i)to us or our subsidiaries in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, each as described herein relating to the shares of common stock included herein immediately prior to the time the underwriting agreement is executed and this prospectus;
(j)to us or any of our subsidiaries pursuant to an agreement under which we or any such subsidiary has the option to repurchase shares or a right of first refusal with respect to transfer of such shares;
(k)to us or any of our subsidiaries pursuant to an agreement under which the holder of shares or other securities convertible into or exercisable for shares has the option to require us or such subsidiary to repurchase such shares or other securities convertible into or exercisable for shares
(l)resulting from the conversion of our outstanding preferred stock into shares of common stock prior to or in connection with the consummation of this offering, provided that any such shares received upon such conversion shall remain subject to the provisions of the lock-up agreement;
(m)resulting from conversions or reclassifications of a class or series of common stock into another class or series of common stock (including the conversion of shares of non-voting common stock into shares of voting common stock and vice versa), it being understood that any such shares received by the holder upon such conversion shall be subject to the provisions of the lock-up agreement; or
(n)in connection with a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a Change of Control (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of our outstanding voting securities (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the holder’s shares of common stock shall remain subject to the provisions of the lock-up agreement;
provided that (1) in the case of any transfer pursuant to clauses (b), (c), (d), (e) or (f), such transfer shall not involve a disposition for value and each transferee, donee or distributee, as applicable, shall sign and deliver a lock-up agreement for the balance of the restricted period; provided further that in the case of any transfer pursuant to clauses (a), (d) and (e), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period; provided further that any filing under Section 16(a) of the Exchange Act reporting a transfer pursuant to clause (b) shall clearly indicate in the footnotes thereto that such transfer is not for value, that the shares of common stock subject to such Transfer remain subject to restrictions set forth herein and that the filing relates to the circumstances described in clause (b); provided further that any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock resulting from a transfer pursuant to clause (c) shall clearly indicate in the footnotes thereto that such transfer is not for value, that the shares of common stock subject to such transfer remain subject to restrictions set forth herein and that the filing relates to the circumstances described in clause (c), and no other public filing (other than those that might be required during the restricted period pursuant to Section 13 of the Exchange Act) or announcement shall be required or shall be made voluntarily in connection with such Transfer; provided further that in connection with any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock resulting from a transfer pursuant to clause (i), such filing shall indicate that such transfer has been net share settled; and provided further that any filing under Section 16(a) of the Exchange Act reporting a transfer pursuant to clause (k) shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in clause (k).
The foregoing restrictions shall also not apply to facilitating the establishment of a trading plan on behalf of any of our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (x) such plan does not provide for the transfer of shares of common stock during the restricted period and (y) to the extent a public announcement or disclosure, or filing under the Exchange Act, regarding the establishment of such plan is required or voluntarily made by or on behalf of the holder or us, such announcement, disclosure or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such plan during the restricted period.
Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us or our affiliates, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters and/or their respective affiliates are acting as agents and/or lender under the Revolving Credit Facility and will receive customary fees.
“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both

Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved up to $20 million of shares of Class A common stock (or up to 727,272 shares of Class A common stock assuming an initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus)to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain of our employees and friends and family members of certain of our directors, officers and employees. If purchased by our directors or officers, these shares will be subject to a 180-day lock-up restriction. See “Underwriting” for a description of this lock-up restriction. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Morgan Stanley & Co. LLC will administer our directed share program. We will agree to indemnify Morgan Stanley & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)in any other circumstances falling within Section 86 of the FSMA;
provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus relates to may be made or taken exclusively by relevant persons.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the

Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than:
(a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(ii)where no consideration is or will be given for the transfer;
(iii)where the transfer is by operation of law;
(iv)as specified in Section 276(7) of the SFA; or
(v)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Australia
This prospectus:
(a)does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
(b)has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
(c)may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This prospectus is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Switzerland
This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares. No shares have been offered or will be offered to the public in Switzerland, except that offers of shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)to any person which is a professional client as defined under the FinSA;
(b)to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the lead bookrunner for any such offer; or
(c)in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS
The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The financial statements as of December 31, 2024 and 2023 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We maintain a web site at www.voyagertechnologies.com. Information contained on our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site to be part of this prospectus.
We have filed a registration statement on Form S-1, of which this prospectus constitutes a part, with the SEC under the Securities Act with respect to this offering of our Class A common stock. This prospectus does not contain all of the information set forth in the registration statement, which also includes numerous exhibits and schedules. For further information with respect to our Company and the shares of Class A common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and where such document has been filed as an exhibit to the registration statement, each statement is qualified in all respects by reference to the contents of the full document. Our SEC filings, including our registration statement, are available to you, free of charge, on the SEC’s web site, www.sec.gov.
As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and through the SEC’s web site referred to above.

Voyager Technologies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$175,488	$55,930
Accounts receivable, net	7,832	15,360
Contract assets	18,531	17,304
Inventories	1,242	1,526
Prepaid expenses and other current assets	7,511	11,461
TOTAL CURRENT ASSETS	210,604	101,581
Property and equipment, net	58,620	49,439
Operating lease right-of-use assets	8,892	8,167
Intangible assets, net	33,136	34,684
Goodwill	46,515	46,515
Other assets	7,695	7,210
TOTAL ASSETS(1)	$365,462	$247,596
LIABILITIES, MEZZANINE EQUITY, AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$15,236	$22,787
Contract liabilities	16,049	21,365
Operating lease liabilities	3,192	3,000
SMI promissory note, current	676	665
Accrued expenses and other current liabilities	53,162	39,594
TOTAL CURRENT LIABILITIES	88,315	87,411
Term loan, net	57,633	56,991
Operating lease liabilities, non-current	6,652	6,205
Contract liabilities, non-current	2,820	2,762
Convertible notes, net	7,876	7,435
Embedded derivatives	2,767	2,723
Deferred tax liabilities	178	112
Other long-term liabilities	121	102
SMI promissory note	24,323	23,928
TOTAL LIABILITIES(1)	$190,685	$187,669
Mezzanine equity:
Class A-1 redeemable preferred stock: $0.0001 par value; 7,500,000 shares authorized; 6,967,720 shares issued and outstanding at March 31, 2025 and December 31, 2024; Redeemable at the option of the holder with a liquidation preference of $109,434 and $105,581 at March 31, 2025 and December 31, 2024, respectively	$97,349	$93,496
Redeemable noncontrolling interests	27,595	32,431
Equity:
Class A preferred stock: $0.0001 par value per share; 1 share authorized, issued, and outstanding; liquidation preference of $1	—	—
Class B convertible preferred stock: $0.0001 par value per share; 4,400,000 shares authorized; 3,285,995 shares issued and outstanding at March 31, 2025 and December 31, 2024; Liquidation preference of $148,602 and $146,454 at March 31, 2025 and December 31, 2024, respectively	134,982	132,835
Class C preferred stock: $0.0001 par value per share; 4,600,000 shares authorized: 3,853,234 and 1,537,818 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	158,311	63,464
Common stock: $0.0001 par value per share; 375,000,000 shares authorized; 15,266,853 and 13,297,289 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	61,822	15,081
Accumulated other comprehensive income	6	28
Accumulated deficit	(308,051)	(281,113)
Total Voyager Technologies, Inc. equity (deficit)	47,071	(69,704)
Noncontrolling interests	2,762	3,704
TOTAL EQUITY (DEFICIT)	49,833	(66,000)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND EQUITY (DEFICIT)	$365,462	$247,596

Voyager Technologies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)
________________
(1)Includes balances associated with a consolidated variable interest entity (“VIE”), including amounts reflected in “TOTAL ASSETS” that can only be used to settle obligations of the VIE as well as liabilities of the VIE reflected within “TOTAL LIABILITIES” for which creditors do not have recourse to the general credit of Voyager. Refer to Note 13, “Joint Venture”, for additional information.
The accompanying notes are an integral part of these condensed consolidated financial statements

Voyager Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Net sales	$34,507	$30,216
Cost of sales	28,922	24,035
Selling, general, and administrative	26,286	15,590
Research and development	4,040	767
Amortization of acquired intangibles	1,548	1,744
Loss from operations	$(26,289)	$(11,920)
Other income (expense):
Finance and interest expense, net	$(2,729)	$(2,994)
Other income, net	1,137	210
Loss before income taxes	(27,881)	(14,704)
Income tax expense	48	248
Net loss	(27,929)	(14,952)
Net loss attributable to noncontrolling interests	(991)	(129)
Net loss attributable to Voyager Technologies, Inc.	$(26,938)	$(14,823)
Less: dividends accrued on preferred stock	6,001	5,007
Net loss available to common shareholders	$(32,939)	$(19,830)

Net loss per common share:
Basic	$(2.30)	$(1.59)
Diluted	$(2.30)	$(1.59)
Weighted-average shares outstanding
Basic	14,339,521	12,497,844
Diluted	14,339,521	12,497,844
The accompanying notes are an integral part of these condensed consolidated financial statements

Voyager Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Net loss	$(27,929)	$(14,952)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(22)	196
Total comprehensive loss	(27,951)	(14,756)
Comprehensive loss attributable to noncontrolling interests	(991)	(129)
Comprehensive loss attributable to Voyager Technologies, Inc.	$(26,960)	$(14,627)
The accompanying notes are an integral part of these condensed consolidated financial statements

Voyager Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) and MEZZANINE EQUITY
(Unaudited, in thousands, except share and per share amounts)

					Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Voyager Technologies, Inc. Equity (Deficit)	Non-controlling Interests	Total Equity (Deficit)	Total Mezzanine Equity
Three Months Ended March 31, 2025	Common Stock		Preferred Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2024	13,297	$1	4,824	$196,299	$15,081	$28	$(281,113)	$(69,704)	$3,704	$(66,000)	$125,927
Net loss	—	—	—	—	—	—	(26,938)	(26,938)	(942)	(27,880)	(49)
Foreign currency translation adjustments	—	—	—	—	—	(22)	—	(22)	—	(22)	—
Stock-based compensation	—	—	—	—	1,723	—	—	1,723	—	1,723	—
Options Exercised	1	—	—	—	114	—	—	114	—	114	—
Issuance of Common stock, net	1,611	—	—	—	43,117	—	—	43,117	—	43,117	—
Issuance of Class C preferred stock, net	—	—	2,315	94,847	—	—	—	94,847	—	94,847	—
Dividends accrued on Class B convertible preferred stock	—	—	—	2,147	(2,147)	—	—	—	—	—	—
Dividends accrued on Class A-1 redeemable preferred stock	—	—	—	—	(3,853)	—	—	(3,853)	—	(3,853)	3,853
Shares issued for services	138	—	—	—	3,000	—	—	3,000	—	3,000	—
Purchase of noncontrolling interest	220	—	—	—	4,787	—	—	4,787	—	4,787	(4,787)
Balance at March 31, 2025	15,267	$1	7,139	$293,293	$61,822	$6	$(308,051)	$47,071	$2,762	$49,833	$124,944

					Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Voyager Technologies, Inc. Equity (Deficit)	Non-controlling Interests	Total Equity (Deficit)	Total Mezzanine Equity
Three Months Ended March 31, 2024	Common Stock		Preferred Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2023	12,425	$1	3,286	$124,367	$—	$(189)	$(216,802)	$(92,623)	$3	$(92,620)	$122,905
Net loss	—	—	—	—	—	—	(14,823)	(14,823)	—	(14,823)	(129)
Foreign currency translation adjustments	—	—	—	—	—	196	—	196	—	196	—
Stock-based compensation	—	—	—	—	730	—	—	730	—	730	—
Issuance of Class C preferred stock, net	—	—	570	24,750	—	—	—	24,750	—	24,750	—
Dividends accrued on Class B convertible preferred stock	—	—	—	2,047	(2,047)	—	—	—	—	—	—
Dividends accrued on Class A-1 redeemable preferred stock	—	—	—	—	(2,960)	—	—	(2,960)	—	(2,960)	2,960
Warrants issued for common stock	—	—	—	—	2,038	—	—	2,038	—	2,038	—
Negative APIC Reclass	—	—	—	—	2,239	—	(2,239)	—	—	—	—
Balance at March 31, 2024	12,425	$1	3,856	$151,164	$—	$7	$(233,864)	$(82,692)	$3	$(82,689)	$125,736
The accompanying notes are an integral part of these condensed consolidated financial statements

Voyager Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(27,929)	$(14,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,602	2,713
Stock-based compensation	1,723	730
Amortization of operating lease right-of-use assets	670	642
Amortization of debt issuance costs and other non-cash interest expense	1,291	1,376
Deferred Taxes	65	119
Non-cash services acquired	10,115	—
Other	(73)	238
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	7,528	3,073
Prepaid expenses and other current assets	(3,165)	332
Contract assets	(1,227)	2,213
Inventory	284	207
Other assets	(485)	(2,597)
Accounts payable	(10)	(6,696)
Contract liabilities	(5,258)	497
Accrued expenses	252	4,948
Operating lease liabilities	(756)	(704)
Other liabilities	19	(45)
Net cash used in operating activities	$(14,354)	$(7,906)

Cash Flows from Investing Activities:
Purchases of property and equipment	$(26,970)	$(16,050)
Grant funding for property and equipment	18,000	10,650
Net cash used in investing activities	$(8,970)	$(5,400)

Cash Flows from Financing Activities:
Repayment of term loan	$—	$(175)
Proceeds from the exercise of stock options	114	—
Proceeds from the issuance of Common stock, net	43,161	—
Proceeds from the issuance of Class C preferred stock, net	99,449	24,749
Proceeds from the convertible note	130	—
Other	—	(34)
Net cash provided by financing activities	$142,854	$24,540

Effect of foreign exchange on cash and cash equivalents	$28	$(10)
Net increase in cash and cash equivalents	119,558	11,224
Cash and cash equivalent at the beginning of the period	55,930	30,279
Cash and cash equivalents at the end of the period	$175,488	$41,503
The accompanying notes are an integral part of these condensed consolidated financial statements

Notes to Condensed Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

1.   ORGANIZATION
Nature of Business
Voyager Technologies, Inc. (“Voyager” or the “Company”), incorporated in the state of Delaware on August 15, 2019, is a space technology company with over 35 years of spaceflight heritage combined amongst its operating entities. Our business model leverages global public-private partnerships to deliver mission-critical capabilities and on-orbit services to civil and defense government agencies, academic and research institutions, and private sector players. Voyager has enabled thousands of payloads, systems, and hardware elements to enter space while also working to develop next generation space stations. Voyager’s products and capabilities under continuous development include Starlab, a privately owned, free-flying crewed space station; advanced spacecraft communications; and our controllable solid-state propulsion technology.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed consolidated financial statements include the accounts of Voyager and our consolidated subsidiaries and, have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, the condensed consolidated financial statements include all adjustments, consisting of adjustments associated with acquisition accounting and normal recurring adjustments, necessary for the fair statement of the results for the periods presented. All intercompany balances and transactions have been eliminated in consolidation.
These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Interim results are not necessarily indicative of the results that may be expected for the full fiscal year. Interim results are not necessarily indicative of the results that may be expected for a full year.
Common Stock Split
On June 2, 2025, the Company effected a 1.5-for-1 forward split of its common stock and a proportionate increase in the number of authorized shares. All share and per share information, including share based compensation, throughout the unaudited interim condensed consolidated financial statements has been retroactively adjusted to reflect the stock split. The shares of common stock retain a par value of $0.0001 per share. Accordingly, an amount equal to the par value of the increased shares resulting from the stock split was reclassified from capital in excess of par value to common stock.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. On an ongoing basis, management evaluates its estimates, including those related to the valuation of acquired intangibles, intangibles, long-lived assets, redeemable noncontrolling interests, realization of tax assets and estimates of tax liabilities, valuation of equity securities and financial instruments, estimated useful lives of long-lived assets, and reported amounts of revenues and expenses during the reporting period.
Estimates and assumptions are based on current facts, historical experience, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenues and expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations could be affected.

3.   RECENT ACCOUNTING PRONOUNCEMENTS
Reporting Comprehensive Income - Expense Disaggregation Disclosures
In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03 Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. The ASU requires a tabular disclosure of the amounts of specified natural expense categories included in each relevant expense caption. Additionally, the amendments require the disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The ASU will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027 and will be applied on a prospective basis with the option to apply the standard retrospectively. The Company is currently evaluating the impact on our disclosures of adopting this new pronouncement.
Income Taxes – Disclosure Improvements
In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires companies to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, the ASU requires companies to disclose additional information about income taxes paid. The ASU will be effective for annual periods beginning January 1, 2025 and will be applied on a prospective basis with the option to apply the standard retrospectively. The Company is evaluating the disclosure impact of ASU 2023-09; however, the standard is not expected to have an impact on the Company’s consolidated financial position, results of operations and/or cash flows.
4.   ACCOUNTS RECEIVABLE, NET

	March 31, 2025	December 31, 2024
Accounts receivable, billed	$8,086	$16,015
Allowance for expected credit losses	(254)	(655)
Accounts receivable, net	$7,832	$15,360
5.   PROPERTY AND EQUIPMENT, NET

	March 31, 2025	December 31, 2024
Equipment in orbit	$19,533	$19,533
Machinery and equipment	4,965	4,860
Leasehold improvements	2,276	2,276
Construction in progress	47,085	37,251
IT related equipment	2,626	2,441
Property and equipment, gross	76,485	66,361
Less: Accumulated depreciation	(17,865)	(16,922)
Property and equipment, net	$58,620	$49,439
Depreciation expense for property, plant and equipment was $1.1 million and $1.0 million for the three months ended March 31, 2025 and 2024, respectively.

6.   ACCRUED EXPENSES

	March 31, 2025	December 31, 2024
Accrued compensation	$9,291	$11,539
Accrued expenses	20,976	10,641
Accrued taxes	450	914
Accrued earnout	413	413
Other current liabilities	22,032	16,087
Total accrued expenses	$53,162	$39,594
7.   DEBT
Term Loan
On June 28, 2024, we and our domestic subsidiaries, excluding Starlab, entered into a $58.0 million Loan and Security Agreement (“Credit Agreement”) with the lenders party thereto and Hercules Capital, Inc., as administrative agent and collateral agent, which provided for a $58.0 million term loan (the “Term Loan”). The Term Loan matures on July 1, 2028. The Term Loan bears interest at a variable annual rate equal to the sum of (a) the greater of (i) the Wall Street Journal Prime Rate or (ii) 8.50%, and (b) 1.25% per annum. The Term Loan bears additional interest, which is equal to 2.50% of the total outstanding principal, computed daily based on the actual number of days elapsed and added to the outstanding principal balance. Commencing on July 1, 2026, we are required to make payments of $2.6 million the first business day of each month, which includes both principal repayment and scheduled interest payments. The two-year interest only period can be extended over the balance of the agreement upon achievement of certain gross profit and EBITDA milestones. The Term Loan is secured by substantially all our assets and the assets of the guarantors.
The Credit Agreement includes a minimum liquidity threshold, which requires us and the guarantors to, at all times, maintain an aggregate cash balance in all accounts subject to account control agreements in an amount of at least $12.5 million. Additionally, the Credit Agreement contains restrictive covenants and events of default. See “Description of Certain Indebtedness—Term Loan.” We, at our option, may voluntarily prepay the Term Loan. Such prepayments require repayment of all outstanding principal, all accrued and unpaid interest, the end-of-term charge, and a prepayment charge that is equal to 3.00% of outstanding principal if prepaid before June 28, 2025, 2.00% of outstanding principal if prepaid between June 28, 2025 and June 28, 2026, or 1.00% of outstanding principal if prepaid after June 28, 2026, but before the maturity date.
The Company’s long-term debt associated with the Term Loan consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Principal	$65,972	$65,972
Less: debt issuance cost & discounts, net of amortization	(8,339)	(8,981)
Net carrying amount	57,633	56,991
Less: current portion	—	—
Total long-term debt, net	$57,633	$56,991
2024 Convertible Notes
During the year ended December 31, 2024, Starlab Space LLC entered into convertible promissory note agreements (“2024 Convertible Notes”) for a total principal of approximately $10.1 million. In January 2025, Starlab Space LLC raised an additional $0.1 million. As of March 31, 2025, there is a total principal of $10.2 million outstanding under the 2024 Convertible Notes.

The notes bear interest at a rate of 5.0% per annum, payable at maturity, which is on the third anniversary of the issue date if no triggering events occur prior to that date. The Company has the option to prepay all or any of the principal and any accrued and unpaid interest at any time.
The 2024 Convertible Notes are convertible into equity units upon the following: (i) a qualified financing event, defined as a transaction or series of transactions pursuant to which Starlab JV issues shares of any class or series of equity securities to one or more investors, including any of the lenders with the principal purpose of raising capital that raises gross proceeds of at least $10.0 million, excluding the amount represented by the conversion of any outstanding indebtedness in accordance with their respective terms; (ii) at the option of the lender upon a nonqualified financing event; (iii) a liquidity event, defined as a consolidation or merger with another corporation, entity, or person or other event through which the unit holders, immediately prior to such consolidation or merger, own less than 50% of the voting power of the surviving entity, immediately after such consolidation or merger, a sale or other disposition of substantially all Starlab JV’s assets, or the closing of Starlab JV’s first underwritten public offering; and (iv) the maturity date. Upon a conversion event described in (i) or (ii), the notes will convert into the same class and series of units as those sold as part of the financing event. Upon a conversion event described in (iii) or (iv), the notes will convert into Class A-1 Units of Starlab JV. The number of Class A-1 Units issued will be equal to (1) the outstanding principal balance of the note and all accrued and unpaid interest due, divided by (2) 85% of the price per unit paid by the investors to purchase the new securities in the subsequent financing.
The Company evaluated the features of the 2024 Convertible Notes and determined that items (i) and (ii) met the definition of embedded derivatives as they are not clearly and closely related to the debt host instrument and were bifurcated and measured at fair value. The fair value was measured using the scenario based method inside the “with and without” method and resulted in a value of approximately $3.1 million at inception which was recorded as a discount on the convertible notes. The key assumptions utilized in the valuation were the scenario timing, mandatory conversion discount, discount rate, and scenario probabilities.
SMI Promissory Note
In May and June 2023, we acquired additional shares of SMI from certain minority stockholders in exchange for Promissory Notes in aggregate amount of approximately $28.4 million. In October 2024, the Promissory Notes were modified for certain shareholders to be payable in our equity securities at the earlier of October 2, 2025 or the completion of our initial public offering, and for other shareholders at the earlier of October 2, 2026 or the completion of our initial public offering. The Promissory Notes bear interest at the Wall Street Journal Prime Rate, which is accrued in arrears. The Company had an outstanding balance of approximately $25.0 million and $24.6 million as of March 31, 2025 and December 31, 2024, respectively.
8.   REDEEMABLE NONCONTROLLING INTERESTS
The following tables present the changes in redeemable noncontrolling interest:

(dollars in thousands)	Altius	TLC	XO	VTS	SMI	Total
Balance at December 31, 2024	$—	$—	$21,542	$10,889	$—	$32,431
Net income (loss) attributable to redeemable noncontrolling interests	—	—	(136)	87	—	(49)
Redemptions of redeemable noncontrolling interests	—	—	(1,440)	(3,347)	—	(4,787)
Balance at March 31, 2025	—	—	19,966	7,629	—	27,595

	Altius	TLC	XO	VTS	SMI	Total
Balance at December 31, 2023	$(885)	$—	$22,014	$20,046	$1,582	$42,757
Net income (loss) attributable to redeemable noncontrolling interests	(7)	—	(156)	56	(22)	(129)
Balance at March 31, 2024	$(892)	$—	$21,858	$20,102	$1,560	$42,628

As a result of the redemption of redeemable noncontrolling interests at Valley Tech Systems, Inc. ("VTS") during the period ended March 31, 2025, the Company's ownership interest in VTS increased from 84% to 89.5%. The redemption was issued with Voyager equity in a swap of VTS common shares for Voyager common shares.
9.   NET SALES
Disaggregation of Net Sales
The following tables present the disaggregation of net sales from contracts with our customers:

Three Months Ended March 31, 2025	Defense & National Security	Space Solutions	Starlab Space Stations	Elims	Total
(dollars in thousands)
US Government	$18,857	$10,669	$—	$—	$29,526
Intl Government	—	96	—	—	96
Commercial	4,687	1,539	—	(1,341)	4,885
Total net sales	$23,544	$12,304	$—	$(1,341)	$34,507

Three Months Ended March 31, 2024	Defense & National Security	Space Solutions	Starlab Space Stations	Elims	Total
(dollars in thousands)
US Government	$12,853	$13,803	$—	$—	$26,656
Intl Government	—	80	—	—	80
Commercial	1,848	3,160	—	(1,528)	3,480
Total net sales	$14,701	$17,043	$—	$(1,528)	$30,216
The approximate revenue based on geographic location of customers is as follows:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
US	$30,280	$28,873
Europe	3,946	1,179
Middle East	15	92
Other	266	72
Total Net Sales	$34,507	$30,216
Contract Balances
Contract assets arise when revenue has been recognized for amounts which cannot or have not yet been billed under terms of the contract with the customer. Contract liabilities arise when consideration is received from a customer prior to being earned and are recognized as revenue when the Company satisfies the related performance obligation under the terms of the contract. The following table presents the Company’s contract assets and liabilities:

(dollars in thousands)	March 31, 2025	December 31, 2024
Contract assets (current and non-current)	$25,786	$24,128
Contract liabilities (current and non-current)	$18,869	$24,127
Contract assets increased primarily due to a difference in timing of billing on cost plus programs and revenue recognition. The increase in contract liabilities was driven primarily by the timing difference of milestone billing and revenue recognition.

The amount of revenue recognized for the three months ended March 31, 2025 that was included in the contract liability balance as of December 31, 2024 was $7.7 million. The amount of revenue recognized for the three months ended March 31, 2024 that was included in the contract liability balance as of December 31, 2023 was $4.8 million.
The below table summarizes the favorable (unfavorable) impact of the net EAC adjustments for the following periods:

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2025	2024
Net EAC Adjustments	$(2,150)	$(1,148)
Net sales	(1,974)	(1,442)
Basic net loss per share	(0.27)	(0.21)
Diluted net loss per share	$(0.27)	$(0.21)
Performance Obligations
As of March 31, 2025, the Company had approximately $93.1 million of remaining performance obligations associated with contracts with an original duration of one year or greater. The Company will recognize net sales as these obligations are satisfied. The Company expects to recognize net sales relating to existing performance obligations of approximately $81.7 million, $7.9 million, and $3.5 million for the fiscal years 2025, 2026, and thereafter, respectively.
10.   SEGMENT REPORTING
The Company’s business is organized into market sectors based on its products and services and has three reportable segments: (i) Defense & National Security; (ii) Space Solutions; and (iii) Starlab Space Stations. The Company organizes its reportable segments based on the nature of the products and services offered.
Transactions between segments are generally negotiated and accounted for under terms and conditions similar to other government and commercial contracts. The reconciling item “corporate expense” includes the portion of corporate costs not considered allocable to the segments, such as legal, management and administration, and other corporate unallocable costs.
The Company’s CODM is our CEO and Chairman. The CODM uses revenue and Segment Adjusted EBITDA to assess segment performance and make decisions regarding the allocation of capital and other investments. Segment Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, and amortization) adjusted for certain items affecting comparability as specified in the calculation. Segment Adjusted EBITDA is used to monitor budget versus actual results. The CODM also uses Segment Adjusted EBITDA in analysis of the operational performance of each reporting segment. The CODM considers budget-to-actual variances on a quarterly basis for both profit measures when making decisions about allocating capital and personnel to the segments. The monitoring of budgeted versus actual results is used in assessing performance of the segments and in establishing management’s compensation. The CODM does not review segment expense items pursuant to ASC 280-10-50-26A. Therefore, the Company does not disclose these expense items by segment. The CODM does not use assets by segment to evaluate performance or allocate resources. Therefore, the Company does not disclose assets by segment.

The following table summarizes the operating performance of the Company’s segments:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Net Sales:
Defense & National Security	$23,544	$14,701
Space Solutions	12,304	17,043
Starlab Space Stations	—	—
Total net sales, reportable segments	35,848	31,744
Intersegment eliminations	(1,341)	(1,528)
Total Net Sales	34,507	30,216

Other Segment Expenses(1)
Defense & National Security	23,434	14,966
Space Solutions	13,482	18,167
Starlab Space Stations	1,386	2,478
Total other segment expenses, reportable segments	38,302	35,611
Intersegment eliminations	(1,341)	(1,528)
Corporate and other expenses	8,787	3,312
Total other segment expenses	45,748	37,395

Segment Adjusted EBITDA:
Defense & National Security	$110	$(265)
Space Solutions	(1,178)	(1,124)
Starlab Space Stations	(1,386)	(2,478)
Total Segment Adjusted EBITDA, reportable segments	(2,454)	(3,867)
Intersegment eliminations	—	—
Corporate and other expenses	(8,787)	(3,312)
Depreciation & amortization	(2,602)	(2,713)
Stock-based compensation	(1,723)	(730)
Impairment	—	—
Finance and interest expense, net	(2,729)	(2,994)
Net loss attributable to noncontrolling interests	(991)	(129)
Non-cash services(2)	(10,115)	—
Other	1,520	(959)
Loss before taxes	$(27,881)	$(14,704)
________________
(1)Other Segment Expenses consist of cost of sales, research and development, selling, general, and administrative and other income or expense items which are not deducted when calculating Segment Adjusted EBITDA. The CODM does not separately review expenses by nature at the segment reporting level, but reviews the operational performance and health of the segments as revenue less total expenses before interest, taxes, depreciation, amortization, as adjusted for certain items affecting comparability (i.e., Segment Adjusted EBITDA) to manage operations.
(2)Non-cash services were incurred as corporate-level operating expenses and in the Starlab Space Stations segment as a result of services performed by a vendor in exchange for equity ownership in Voyager Technologies, Inc. and Starlab LLC for $3.0 million and $— million respectively during the quarter ended March 31, 2025 and liquidation of prepaid balances of $7.1 and $— million during the quarters ended March 31, 2025 and March 31, 2024, respectively.

The Company’s capital expenditures are as follows:

Three Months Ended March 31, 2025	Defense & National Security	Space Solutions	Starlab Space Stations	Corporate	Total
Capital expenditures:
Property, plant and equipment	$637	$404	$25,894	$35	$26,970
Total	$637	$404	$25,894	$35	$26,970

Three Months Ended March 31, 2024	Defense & National Security	Space Solutions	Starlab Space Stations	Corporate	Total
Capital expenditures:
Property, plant and equipment	$500	$360	$15,190	$—	$16,050
Total	$500	$360	$15,190	$—	$16,050
Substantially all of the Company’s long-lived tangible assets were in the United States as of March 31, 2025 and December 31, 2024, respectively.
11.   INCOME TAXES
The effective tax rate was (0.2)% and (1.7)% for the three months ended March 31, 2025 and 2024, respectively. The effective tax rates for all periods presented differ from the statutory U.S. federal income tax rate of 21.0% primarily due to estimated permanent differences and changes in the valuation allowance. The Company does not anticipate a significant change to the Company’s gross unrecognized tax benefits within the next 12 months.
The Company assesses the deferred tax assets for recoverability on a quarterly basis. Based upon all available positive and negative evidence, the Company maintains a valuation allowance to reduce the net U.S. deferred tax asset to the amount that is more-likely-than-not realizable.
The Company computes an estimated annual effective tax rate (“AETR”) each quarter based on the current and forecasted continuing operating results. The income tax expense or benefit associated with the interim period is computed using the most recent estimated AETR applied to the year-to-date ordinary income or loss, plus the tax effect of any significant or infrequently occurring items recorded during the interim period. The computation of the estimated AETR at each interim period requires certain estimates and significant judgments including, but not limited to, the expected operating income (loss) for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent differences and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur and additional information becomes known or as the tax environment changes.

12.   NET LOSS PER COMMON SHARE
The following table includes the calculation of basic and diluted net loss per common share:

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2025	2024
Numerator:
Net loss attributable to Voyager Technologies, Inc.	$(26,938)	$(14,823)
Accrued value of preferred stock dividends(1)	6,001	5,007
Net loss attributed to common stockholders	$(32,939)	$(19,830)
Denominator:
Weighted-Average common shares outstanding, basic	14,340	12,498
Weighted-Average common shares outstanding, diluted	14,340	12,498
Net loss per share:
Basic	$(2.30)	$(1.59)
Diluted	$(2.30)	$(1.59)
________________
(1)During the quarters ended March 31, 2025 and March 31, 2024, the Class A-1 Preferred Stock accrued dividends of approximately $3.9 and $3.0 million, respectively, equal to $0.55 and $0.42 per share, respectfully. During the quarters ended March 31, 2025 and March 31, 2024, the Class B Convertible Preferred Stock accrued dividends of approximately $2.1 and $2.0 million, respectfully, equal to $0.65 and $0.62 per share, respectfully.
The Company’s potentially dilutive securities, which include preferred stock and outstanding awards under the equity plans, have been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive in a net loss position. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated:

	March 31, 2025	March 31, 2024
Stock options	5,539,388	3,216,233
Warrants	974,156	974,156
SMI Note	922,830	1,461,625
Preferred stock (as converted to common shares)	28,124,257	20,730,507
Total common stock equivalents	35,560,631	26,382,521
13. JOINT VENTURE
The Company is a partial owner of a joint venture company, Starlab Space LLC ("Starlab JV"), which began operating on April 12, 2024 when the Space Act Agreement ("SAA") was novated with National Aeronautical and Space Administration ("NASA"). Through the SAA, the Company will receive financial assistance through Government grants for certain eligible expenses to design, build and maintain a commercial space station. As of March 31, 2025, the Company's ownership stake is 67.0% and the Company's partners, Airbus, Mitsubishi, MDA, and Palantir have ownership stakes of 30.5%, 0.8%, 0.8%, and 1.0%, respectively.
Consolidated Variable Interest Entity
The Company evaluated its interests in Starlab JV and determined that it has a variable interest as of March 31, 2025. Due to the Company’s obligation to absorb losses and the right to receive benefits from the variable interest entity along with the ability to direct the activities that most significantly impact Starlab JV’s economic performance (including control over three of the five seats on the Board of Directors at Starlab JV), the Company was determined to be the primary beneficiary and is therefore consolidating the Starlab JV.
The Company’s consolidated financial statements reflect the performance of the Starlab JV VIE with the Company being the primary beneficiary of the VIE and having incremental power over the Starlab JV. The

Company meets the power and economic criteria for consolidation of the VIE. The Starlab JV is considered a business and therefore no gain or loss was recognized by the Company upon the initial consolidation of the VIE.
The following table presents the assets and liabilities of the Starlab JV included in the Company’s balance sheet, separated by major asset and liability class. These assets can only be used to settle obligations of Starlab JV, and the Company does not have recourse to the liabilities. Creditors of Starlab JV do not have recourse to the Company.

ASSETS	March 31, 2025	December 31, 2024
Cash and cash equivalents	$8,670	$17,808
Prepaid expenses and other current assets	1,542	2,716
Property and equipment, net	45,422	36,188
Operating lease right-of-use assets	122	140
Other assets	14	14
TOTAL ASSETS	$55,770	$56,866
LIABILITIES
Accounts payable	$11,330	$18,781
Operating lease liabilities	84	84
Accrued expenses and other current liabilities	14,054	5,414
Operating lease liabilities, non-current	38	56
Convertible notes, net	7,876	7,435
Embedded derivatives	2,767	2,723
TOTAL LIABILITIES	$36,149	$34,493
14.   COMMITMENTS AND CONTINGENCIES
Non-Cancelable Service Contract Commitments
The Company has a commitment for launch services for the Starlab program. As of March 31, 2025 and December 31, 2024, the Company has a commitment for one launch at a future estimated launch date for $90.0 million. The terms of the arrangement also allow the Company to terminate the agreement for convenience for 25% of the contract value less what has been paid inception to date. If the Company were to cancel the launch services, it would owe $13.5 million to the launch provider.
Non-Cancelable Subscription-Based Services
The Company has a commitment for subscription-based services to assist in payload and launch analyses for the Starlab program and throughout the business units for various contracts. As of March 31, 2025, and December 31, 2024, the Company has a commitment for four annual installments through 2028, totaling $2.0 million.
Litigation
The Company is involved in various legal actions arising in the normal course of business. Based upon the Company’s and its legal counsel’s evaluations of any claims or assessments, management is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s results of operations, financial position, or cash flows.

15.   RELATED PARTIES
The Company had the following balances outstanding from transactions with related parties:

	March 31, 2025	December 31, 2024
Accounts receivable, net- related parties	$—	$—
Accounts payable- related parties	$12	$17
The Company recorded the following amounts from transactions with related parties:

	Three Months Ended March 31,
	2025	2024
Net sales- related parties	$—	$—
Expenses- related parties	$164	$140
16.   SUPPLEMENTAL CASH FLOW
Selected cash payments and non-cash activities are as follows:

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2025	2024
Supplemental non-cash investing and financing activities:
Warrants issued for common stock	$—	$2,039
Operating lease liabilities arising in exchange for obtaining right-of-use assets	1,395	640
Non-cash services and prepaid expenses contracted in exchange for common stock	$3,000	$—
17.   SUBSEQUENT EVENTS
The Company has evaluated subsequent events through June 2, 2025, the date the Company’s condensed consolidated financial statements were available to be issued based on the retroactive adjustments to the consolidated financial statements to reflect the 1.5-for-1 stock split.
Additional Interest Purchase - Valley Tech Systems, Inc.
On April 11, 2025, the Company purchased the remaining interest in VTS for $7.0 million in cash. As a result, the Company's ownership interest increased from 89.5% to 100%.
Additional Contribution into Starlab JV
On April 8, 2025, the Company contributed an additional $15.0 million into Starlab JV through Voyager Ventures, LLC, a wholly owned subsidiary of the Company. As a result of this qualified financing event, during April the 2024 Convertible Notes converted into Starlab Space LLC equity held by Mercury and Helios. Subsequent to these two transactions, the Company has an ownership interest of 66.7% of Starlab Space LLC, Airbus has an ownership interest of 29.6%, Mitsubishi Corporation has an ownership interest of 0.7%, MDA Space has an ownership interest of 0.7%, Palantir has an ownership interest of 0.9%, Mercury has an ownership interest of 0.7%, and Helios has an ownership interest of 0.6%.
Fundraising
From March 31, 2025 until May 7, 2025 the Company issued approximately 0.4 million and less than 0.1 million shares, respectively, of Class C Preferred Stock and Common Stock for gross proceeds of approximately $19.7 million and $1.1 million, respectively. The gross proceeds are expected to result in $0.4 million of transaction costs associated with the issuance.

Acquisition of Optical Physics Company
On May 2, 2025, the Company acquired Optical Physics Company ("OPC") for a total purchase price of $10.7 million, consisting of $7.0 million in cash and $1.0 million in Common Stock along with contingent consideration of $3.0 million payable in cash upon a significant milestone achievement. The acquisition will be part of the Defense & National Security segment going forward and was a strategic acquisition for program integration.
Additional Contribution into Starlab JV
On May 29, 2025, the Company contributed an additional $35.0 million into Starlab JV through Voyager Ventures, LLC, a wholly owned subsidiary of the Company. Subsequent to this transaction, the Company has an ownership interest of 67.8% of Starlab Space LLC, Airbus has an ownership interest of 28.6%, Mitsubishi Corporation has an ownership interest of 0.7%, MDA Space has an ownership interest of 0.7%, Palantir has an ownership interest of 0.9%, Mercury has an ownership interest of 0.7%, and Helios has an ownership interest of 0.6%.
Credit Facility
On May 30, 2025, we entered into a new senior secured revolving credit facility (the “Credit Facility”) with a syndicate of lenders, led by JP Morgan Chase, providing for aggregate commitments of $200 million. The Credit Facility is intended to be used for working capital and other general corporate purposes. The Credit Facility has an initial maturity of four years from the closing date and includes an uncommitted accordion feature that permits the Company, subject to certain conditions, to request an increase in the aggregate commitments by up to an additional $150 million, for a total potential facility size of $350 million. Borrowings under the Credit Facility bear interest at a variable rate based on Adjusted Term SOFR plus an applicable margin. The applicable margin for borrowings ranges from 2.25% to 2.75%, depending on the Company’s consolidated liquidity levels, as defined in the agreement. In addition, the Company is required to pay an undrawn commitment fee ranging from 0.25% to 0.30% on the unused portion of the Credit Facility, also based on liquidity levels. The Credit Facility contains customary covenants, representations and warranties, and events of default, including, among others, restrictions on the incurrence of additional indebtedness, the creation of liens, certain fundamental changes, and certain restricted payments. The obligations under the Credit Facility are secured by substantially all of the Company’s and its domestic subsidiaries’ assets, with the exception of Starlab, subject to certain customary exceptions.
There were no other material subsequent events which required recognition or additional disclosure as of June 2, 2025.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Voyager Technologies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Voyager Technologies, Inc. and its subsidiaries (the "Company") as of December 31, 2024 and 2023, and the related consolidated statements of operations, of comprehensive loss, of deficit and mezzanine equity and of cash flows for the years then ended, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 20, 2025, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is June 2, 2025

We have served as the Company’s auditor since 2022.

Voyager Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$55,930	$30,279
Accounts receivable, net	15,360	17,078
Contract assets	17,304	15,819
Inventories	1,526	3,102
Prepaid expenses and other current assets	11,461	2,920
TOTAL CURRENT ASSETS	101,581	69,198
Property and equipment, net	49,439	14,006
Operating lease right-of-use assets	8,167	9,530
Intangible assets, net	34,684	44,267
Goodwill	46,515	46,515
Other assets	7,210	5,372
TOTAL ASSETS(1)	$247,596	$188,888

LIABILITIES, MEZZANINE EQUITY, AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$22,787	$13,495
Contract liabilities	21,365	10,301
Operating lease liabilities	3,000	3,278
Current portion of long-term debt	—	15,334
SMI promissory note, current	665	29,817
Accrued expenses and other current liabilities	39,594	38,993
TOTAL CURRENT LIABILITIES	87,411	111,218
Term loan, net	56,991	30,562
Operating lease liabilities, non-current	6,205	7,337
Contract liabilities, non-current	2,762	6,418
Convertible notes, net	7,435	—
Embedded derivatives	2,723	—
Deferred tax liabilities	112	2,672
SMI promissory note	23,928	—
Other long-term liabilities	102	396
TOTAL LIABILITIES(1)	$187,669	$158,603
Commitments and Contingencies (Note 20)
Mezzanine equity:
Class A-1 redeemable preferred stock: $0.0001 par value per share; 7,500,000 shares authorized; 6,967,720 and 6,967,720 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively; Redeemable at the option of the holder with a liquidation preference of $105,581 and $92,233 at December 31, 2024 and December 31, 2023, respectively	$93,496	$80,148
Redeemable noncontrolling interests	32,431	42,757
Equity (deficit):
Class A preferred stock: $0.0001 par value per share; 1 share authorized, issued, and outstanding; liquidation preference of $1 at December 31, 2024 and December 31, 2023, respectively	—	—
Class B convertible preferred stock: $0.0001 par value per share; 4,400,000 shares authorized; 3,285,995 and 3,285,995 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively; Redeemable at the option of the holder with a liquidation preference of $146,454 and $137,986 at December 31, 2024 and December 31, 2023, respectively	132,835	124,367
Class C preferred stock: $0.0001 par value per share; 4,600,000 shares authorized; 1,537,818 shares issued and outstanding at December 31, 2024	63,464	—
Common stock: $0.0001 par value per share; 375,000,000 shares authorized; 13,297,289 and 12,425,378 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	15,081	—
Accumulated other comprehensive income (loss)	28	(189)
Accumulated deficit	(281,113)	(216,802)
Total Voyager Technologies, Inc. deficit	(69,704)	(92,623)
Noncontrolling interests	3,704	3
TOTAL DEFICIT	(66,000)	(92,620)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND DEFICIT	$247,596	$188,888
________________________
(1)Includes balances associated with a consolidated variable interest entity (“VIE”), including amounts reflected in “TOTAL ASSETS” that can only be used to settle obligations of the VIE as well as liabilities of the VIE reflected within “TOTAL LIABILITIES” for which creditors do not have recourse to the general credit of Voyager. Refer to Note 4, “Acquisitions”, for additional information.
The accompanying notes are an integral part of these consolidated financial statements.

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2024	2023
Net sales	$144,180	$136,062
Cost of sales	109,265	108,277
Selling, general, and administrative	62,570	54,043
Research and development	7,611	(18,542)
Impairment losses	3,594	—
Amortization of acquired intangible assets	9,582	6,457
Loss from operations	$(48,442)	$(14,173)
Other income (expense):
Change in fair value of embedded derivatives	$387	$—
Loss on debt extinguishment	(9,392)	(1,287)
Finance and interest expense	(12,016)	(10,590)
Other income, net	2,127	1,193
Loss before income taxes	(67,336)	(24,857)
Income tax (benefit) expense	(1,708)	341
Net loss	(65,628)	(25,198)
Net (loss) income attributable to noncontrolling interests	(3,556)	240
Net loss attributable to Voyager Technologies, Inc.	(62,072)	(25,438)
Less: dividends accrued on preferred stock	21,816	17,840
Net loss available to common shareholders	$(83,888)	$(43,278)

Net loss per common share:
Basic	$(6.59)	$(3.50)
Diluted	$(7.01)	$(3.65)

Weighted-average shares outstanding
Basic	12,736,454	12,361,684
Diluted	12,746,375	12,753,325
The accompanying notes are an integral part of these consolidated financial statements.

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2024	2023
Net loss	$(65,628)	$(25,198)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$217	$(14)
Total comprehensive loss	(65,411)	(25,212)
Comprehensive (loss) income attributable to noncontrolling interests	(3,556)	240
Comprehensive loss attributable to Voyager Technologies, Inc.	$(61,855)	$(25,452)
The accompanying notes are an integral part of these consolidated financial statements.

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF DEFICIT and MEZZANINE EQUITY
(in thousands)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Voyager Technologies, Inc. Equity (Deficit)	Non-controlling Interests	Total Equity (Deficit)	Total Mezzanine Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	11,771	$1	3,129	$110,682	$—	$(175)	$(179,181)	$(68,673)	$436	$(68,237)	$145,067
Net income (loss)	—	—	—	—	—	—	(25,438)	(25,438)	(60)	(25,498)	300
Foreign currency translation adjustments	—	—	—	—	—	(14)	—	(14)	—	(14)	—
Stock-based compensation	178	—	—	—	2,707	—	—	2,707	—	2,707	—
Options exercised	—	—	—	—	—	—	—	—	—	—	5
Issuance of Class B convertible preferred stock, net	—	—	157	5,917	—	—	—	5,917	—	5,917	—
Adjustment to reflect redemption value of redeemable noncontrolling interests	—	—	—	—	(3,926)	—	—	(3,926)	—	(3,926)	3,926
Dividends accrued on Class B convertible preferred stock	—	—	—	7,768	(7,768)	—	—	—	—	—	—
Dividends accrued on Class A-1 redeemable preferred stock	—	—	—	—	(10,072)	—	—	(10,072)	—	(10,072)	10,072
Warrants issued for common stock	—	—	—	—	1,633	—	—	1,633	—	1,633	—
Acquisition of ZIN	369	—	—	—	3,485	—	—	3,485	—	3,485	—
Joint venture contribution	—	—	—	—	(3)	—	—	(3)	3	—	—
Redemptions of redeemable noncontrolling interests	107	—	—	—	1,761	—	—	1,761	(376)	1,385	(36,465)
Reclass of negative additional paid-in capital	—	—	—	—	12,183	—	(12,183)	—	—	—	—
Balance at December 31, 2023	12,425	$1	3,286	$124,367	$—	$(189)	$(216,802)	$(92,623)	$3	$(92,620)	$122,905
Net income (loss)	—	—	—	—	—	—	(62,072)	(62,072)	(3,822)	(65,894)	266
Foreign currency translation adjustments	—	—	—	—	—	217	—	217	—	217	—
Stock-based compensation	—	—	—	—	3,761	—	—	3,761	—	3,761	—
Options Exercised	2	—	—	—	28	—	—	28	—	28	—
Issuance of Class C preferred stock, net	—	—	1,538	63,464	—	—	—	63,464	—	63,464	—
Dividends accrued on Class B convertible preferred stock	—	—	—	8,468	(8,468)	—	—	—	—	—	—
Dividends accrued on Class A-1 redeemable preferred stock	—	—	—	—	(13,348)	—	—	(13,348)	—	(13,348)	13,348
Warrants issued for common stock	—	—	—	—	1,135	—	—	1,135	—	1,135	—
Warrant reclassification	—	—	—	—	(2,546)	—	—	(2,546)	—	(2,546)	—
Shares issued for services	600	—	—	—	12,810	—	—	12,810	—	12,810	—
Sale of noncontrolling interest	—	—	—	—	14,403	—	—	14,403	7,523	21,926	—
Redemptions of redeemable noncontrolling interests	14	—	—	—	(495)	—	—	(495)	—	(495)	(10,592)
SMI Note Settlement	256	—	—	—	5,562	—	—	5,562	—	5,562	—
Reclass of negative additional paid-in capital	—	—	—	—	2,239	—	(2,239)	—	—	—	—
Balance at December 31, 2024	13,297	$1	4,824	$196,299	$15,081	$28	$(281,113)	$(69,704)	$3,704	$(66,000)	$125,927
The accompanying notes are an integral part of these consolidated financial statements

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(65,628)	$(25,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$13,595	$10,294
Stock-based compensation	3,761	2,707
Impairment losses	3,594	—
Amortization of operating lease right-of-use assets	2,782	2,635
Loss on debt extinguishment	9,392	1,287
Amortization of debt issuance costs and other non-cash interest expense	5,667	4,139
Reduction in fair value of earnout	(5,659)	(3,874)
Deferred taxes	(2,614)	(645)
Non-cash services acquired	12,669	—
Other	(160)	254
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,432)	526
Prepaid expenses and other current assets	101	(261)
Contract assets	(1,485)	(1,986)
Inventory	1,576	1,487
Other assets	(5,432)	(560)
Accounts payable	(6,070)	(1,559)
Contract liabilities	7,408	(5,754)
Accrued expenses	8,554	3,294
Operating lease liabilities	(2,829)	(2,170)
Other liabilities	(292)	3
Net cash used in operating activities	$(25,502)	$(15,381)

Cash Flows from Investing Activities:
Purchases of property and equipment	$(82,703)	$(17,210)
Grant funding for property and equipment	54,930	26,858
Acquisitions, net of cash acquired	—	2,050
Purchases of investment	—	(100)
Net cash (used in) provided by investing activities	$(27,773)	$11,598

Cash Flows from Financing Activities:
Proceeds from term loan, net	$57,922	$47,100
Repayment of term loan	(56,574)	(35,275)
Proceeds from the issuance of Class B convertible preferred stock, net	—	3,128
Proceeds from the issuance of Class C preferred stock, net	66,598	—
Redemptions of redeemable noncontrolling interests	(10,739)	(6,705)
Sale of redeemable noncontrolling interest	13,425	—
Repayment of line of credit	—	(4,339)
Proceeds from the convertible note	10,097	—
Other	(1,772)	(1,978)
Net cash provided by financing activities	$78,957	$1,931

Effect of foreign exchange on cash and cash equivalents	$(31)	$9
Net increase (decrease) in cash and cash equivalents	25,651	(1,843)
Cash and cash equivalent at the beginning of the period	30,279	32,122
Cash and cash equivalents at the end of the period	$55,930	$30,279
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

1.    ORGANIZATION
Nature of Business
Voyager Technologies, Inc. (“Voyager” or the “Company”), incorporated in the state of Delaware on August 15, 2019, is a space technology company with over 35 years of spaceflight heritage combined amongst its operating entities. Our business model leverages global public-private partnerships to deliver mission-critical capabilities and on-orbit services to civil and defense government agencies, academic and research institutions, and private sector players. Voyager has enabled thousands of payloads, systems, and hardware elements to enter space while also working to develop next generation space stations. Voyager’s products and capabilities under continuous development include Starlab, a privately owned, free-flying crewed space station; advanced spacecraft communications; and our controllable solid-state propulsion technology.
Our growth strategy includes strategic acquisitions that augment our technology and product offerings. The Company has completed seven acquisitions since January 1, 2020, which comprise our three business segments: Defense & National Security, Space Solutions, and Starlab Space Stations. Collectively, these acquisitions have provided us with a wide variety of space technology solutions that enable us to meet our objective of bettering humanity’s future by accelerating the development of a sustainable space economy. Our previous significant acquisitions include XO Markets Holdings, Inc, Valley Tech Systems, Inc, Space Micro, Inc, and ZIN Technologies, Inc, as of December 31, 2024.
Liquidity risks and uncertainties
Since inception, the Company has incurred cumulative losses from operations and has an accumulated deficit of $281.1 million and $216.8 million on December 31, 2024 and 2023, respectively. The Company has funded its operations and capital needs primarily through net proceeds received from the sale of preferred and common stock (Note 14, “Stockholders’ Equity”) and proceeds from term loan (Note 11, “Debt”). The Company will need to raise additional funds to meet its long-term strategic plans and management believes it will be able to obtain additional financing to fund its operations. Management’s plans include, but are not limited to, generating revenue from engineering services and product sales to customers and seeking external sources of liquidity.
The Company believes its existing cash balances and cash from operations will be sufficient to fund ongoing operations through at least one year from the date the financial statements were available to be issued. However, there can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s cash balance and future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to reduce certain discretionary spending and may be unable to develop or enhance new and existing products, which could adversely affect its ability to achieve its intended business objectives. The Company, while made up of businesses that have historical track records of operations, is still in a growth phase and is continuing to make ongoing investments in growth opportunities. Future performance is not guaranteed and there could be factors within or outside the Company’s control that could unfavorably influence the Company’s ability to meet its goals.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Voyager and our consolidated subsidiaries, and have been prepared in conformity with accounting principles generally accepted in the United States (“US GAAP”). The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. All intercompany amounts have been eliminated in consolidation.

Common Stock Split
On June 2, 2025, the Company effected a 1.5-for-1 forward split of its common stock and a proportionate increase in the number of authorized shares. All share and per share information, including share based compensation, throughout the annual consolidated financial statements has been retroactively adjusted to reflect the stock split. The shares of common stock retain a par value of $0.0001 per share. Accordingly, an amount equal to the par value of the increased shares resulting from the stock split was reclassified from capital in excess of par value to common stock.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. On an ongoing basis, management evaluates its estimates, including those related to the valuation of acquired intangibles, intangibles, long-lived assets, redeemable noncontrolling interests, realization of tax assets and estimates of tax liabilities, valuation of equity securities and financial instruments, estimated useful lives of long-lived assets, and reported amounts of revenues and expenses during the reporting period.
Estimates and assumptions are based on current facts, historical experience, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenues and expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations could be affected.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash in demand deposits accounts with high credit quality financial institutions and limits the amount of credit exposure with any one financial institution. The Company performs ongoing credit evaluations of its customers but does not generally require collateral to support customer receivables.
Significant customers are those which represent more than 10 percent of the Company’s total net sales or gross accounts receivable balance at each balance sheet date. Our largest customer is the U.S. government. Sales to the U.S. government accounted for 83.9% and 69.0% of sales during the years ended December 31, 2024 and 2023, respectively. Refer to Note 16, “Net Sales” for additional disaggregation of net sales. The U.S. government accounted for 76.3% and 83.0% of accounts receivable as of December 31, 2024 and 2023, respectively. For purposes of disclosures and evaluation of concentration risk, the Company considers all U.S. government entities to be one customer. Additionally, for determination of commercial or government classification of sales, the Company considers the sales and receivables to be governmental if the source of funding for the project originates from the U.S. government, even if contracting through an intermediary as its direct customer.
Fair Value of Financial Instruments
The Company accounts for certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value guidance establishes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. An asset or liability’s level is based upon the lowest level of input that is significant to the fair value measurement. The guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:
Level 1Quoted prices in active markets for identical assets or liabilities.

Level 2Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts payable, and accounts receivable approximate their fair value due to the short-term maturity of such instruments. The carrying value of debt approximates its fair value as interest incurred is variable based on market rates.
The table below provides a summary of the changes in fair value of fair valued instruments using significant unobservable inputs between December 31, 2024 and 2023:

(In Thousands)	Embedded derivatives	Earnout Liability
Balance as of December 31, 2023	$—	$5,824
Fair value on issuance of convertible notes	3,110	—
Accretion of liability recognized as interest expense	—	248
Payment of earnout liability	—	—
Change in fair value	(387)	(5,659)
Balance as of December 31, 2024	$2,723	$413
Fair Value of Financial Instruments: Earnout Liability
Pioneer Earnout Liability
The Pioneer Earnout Liability is related to a contingent consideration arrangement from the acquisition of Pioneer Invention, LLC, which was completed in the year ended December 31, 2020. The arrangement requires additional cash paid to the seller based on a cumulative EBITDA target during the 36-month period following the closing date, up to a maximum of approximately $0.4 million. The fair value of the Pioneer Earnout Liability was estimated using probability-weighted discounted cash flow models with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement. The discounted cash flows incorporate Level 3 inputs including estimated discount rates that the Company believes market participants would consider relevant in pricing and the projected timing and amount of cash flows, which are estimated and developed, considering the uncertainties associated with the obligations. The Pioneer Earnout Liability was paid for its maximum value during the year ended December 31, 2023.
ZIN Earnout Liability
The ZIN Earnout Liability is related to a contingent consideration arrangement from the acquisition of ZIN Technologies, Inc, which was completed in the year ended December 31, 2023. The arrangement requires additional cash and equity be paid to the seller based upon achievement of a backlog target as of June 30, 2024, up to a maximum of approximately $10.3 million. The fair value of the ZIN Earnout Liability was estimated using probability-weighted discounted cash flow models with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement. The discounted cash flows incorporate Level 3 inputs including estimated discount rates that the Company believes market participants would consider relevant in pricing and the projected timing and amount of cash flows, which are estimated and developed, considering the uncertainties associated with the obligations. The Earnout Liability was recorded at its maximum and is included in accrued expenses and other current liabilities on the consolidated balance sheets.

ZIN Technologies, Inc’s backlog achievement was less than the $10.3 million target described above, which resulted in a proportional reduction of the total amount to be paid out due to the resulting loss of target achievement that was previously expected to be met. The reduction in fair value of the earnout is recognized in selling, general and administrative expense on the consolidated statements of operations. As of December 31, 2024, the earnout has not been paid.
Fair Value of Financial Instruments: Warrants for Common Stock
The Company’s Common Stock warrants (Note 14, “Stockholders’ Equity”) are either equity-classified and measured at the issuance-date fair value based on Level 3 inputs or liability-classified and measured at fair value based on Level 3 inputs.
Fair Value of Financial Instruments: Embedded Derivatives
The Company analyzed the conversion features of the 2024 Convertible Notes (as defined in Note 11, “Debt”) for derivative accounting treatment and determined that certain embedded conversion features should be classified as a derivative. The Company bifurcated the share-settled redemption feature of the 2024 Convertible Notes and recorded the conversion feature as a $3.1 million derivative liability upon issuance of the 2024 Convertible Notes. The derivative liability related to the 2024 Convertible Notes is recorded as a discount to the convertible notes, net in the consolidated balance sheets. The embedded debt derivative liability is recorded at fair value, and remeasured every reporting period, with changes in fair value recognized as a component of other income (expense), net.
The Company performed a fair value analysis over the embedded derivative feature using the Scenario Based Method utilizing the “with or without method”. The fair value of the embedded derivative feature was determined based on Level 3, unobservable inputs. The estimation process for the fair value of the embedded derivative required the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. The original value of the derivative was $3.1 million based on Level 3 inputs using the scenario based method within the “with and without” method. Measurement was based on probability weighted scenarios including 75.0% probability of qualified financing by June 30th, 2025, a 15.0% mandatory conversion discount, and a 15.8% discount rate.
Foreign Currency Translation and Remeasurement
Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates at the balance sheet date. Net sales and expenses are translated at monthly average exchange rates. The Company accumulates net translation adjustments in equity as a component of accumulated other comprehensive loss. For non-U.S. subsidiaries whose functional currency is the U.S. dollar, transactions that are denominated in foreign currencies are remeasured in U.S. dollars, and any resulting gains and losses are reported in other income, net on the consolidated statements of operations. For the year ended December 31, 2024, the Company recorded foreign currency transaction gains of less than $0.2 million. For the year ended December 31, 2023, the Company recorded foreign currency transaction losses of less than $0.2 million.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of purchase. The Company does not have any restricted cash as of December 31, 2024 or 2023.
Accounts Receivable and Allowance for Expected Credit Loss
Accounts receivable consist of amounts due from customers and are recorded at the invoiced amount. The Company assesses the collectability of its outstanding receivables and estimates the need for an allowance by considering historical losses, the age of the receivable balance, credit quality of our customers, current economic conditions, and other factors that may affect the customers’ ability to pay. In the years ended December 31, 2024 and 2023, the Company recorded an allowance for expected credit losses of $0.7 million and $0.5 million, respectively. During the years ended December 31, 2024 and 2023, less than $0.4 million and $0.3 million of receivables were written off, respectively.
Prepaid Expenses
Prepaid expenses consist of compensation to vendors in advance of products received or services rendered, which are expected to be received or rendered on a later date. Prepaid expenses also consist of compensation in the form of equity holdings for services to be rendered by vendors. As of the years ended December 31, 2024 and 2023, the Company had prepaid expenses of $10.8 million and $2.3 million, respectively. Prepaid expenses for the Company consist of timing differences between payments rendered and products and services received primarily for insurance, rent, software, and vendor related services. As of the year ended December 31, 2024, the Company held $8.5 million in prepaid expenses for services still to be rendered by a vendor in exchange for compensation in the form of equity holdings.
Property and Equipment, Net
Property and equipment are recorded at original cost, less accumulated depreciation. Tangible assets acquired through a business combination are recorded at fair value at the time of acquisition. Costs of additions and improvements are capitalized; maintenance and repairs are charged to expense as incurred. Upon the sale or disposal of property and equipment, the related cost and accumulated depreciation or amortization are written-off and any gain or loss is reported in selling, general, and administrative expenses on the consolidated statements of operations.
Depreciation is based on the estimated useful lives of the assets using the straight-line method and is included in selling, general and administrative expenses or cost of sales based upon the type and use of the asset.
Expected useful lives for property, plant and equipment are reviewed at least annually. Estimated useful lives are as follows:

Asset Class	Estimated useful life
Equipment in orbit	5-10 years
Machinery and equipment	5-8 years
Leasehold improvements	Lesser of lease term or useful life
IT related equipment	2-5 years
Inventories
Inventories consist primarily of raw materials used to satisfy long-term contracts. Inventories are recorded at actual acquisition costs and adjusted to the lower of cost or estimated net realizable value. Inventories are charged to cost of sales as materials are placed into production on a long-term contract. The Company will assess the inventory carrying value and reduce it, if necessary, to its net realizable value based on forecasted usage. During the years ended December 31, 2024 and 2023, the Company recorded a reduction to the cost basis of inventory (“inventory reserve”) of $0.1 million and $0.2 million, respectively.
Leases
At the inception of a contract, the Company determines whether the contract is, or contains, a lease. A lease is a contract that provides the right to control and obtain substantially all of the economic benefit from an identified asset for a period of time in exchange for consideration. The accounting classification of each lease is based on whether the arrangement is effectively a financed purchase of the underlying asset (finance lease) or not (operating lease). Leases with a term of 12 months or less are considered short-term leases and are not recognized on the balance sheet. For leases other than short-term leases, the Company recognizes right-of-use assets and lease liabilities at the commencement date of the lease, measured based on the present value of minimum lease payments over the lease term. Right-of-use assets represent the Company’s right to use the underlying asset during the lease term and are adjusted for any prepaid or accrued lease payments and unamortized lease incentives or initial direct costs. Lease liabilities represent the Company’s obligation to make future lease payments. The lease term is the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. The Company’s lease arrangements typically do not have a readily determinable implicit interest rate. In such situations, the Company uses its incremental borrowing rate (“IBR”) in determining the present value of minimum lease payments. The IBR is the estimated rate of interest that the Company would have to pay to borrow the aggregate lease payments on a collateralized basis over the lease term and requires judgment by the Company. Lease agreements with lease and non-lease components are accounted for as a single lease component.
The lease expense for operating leases is recognized on a straight-line basis over the lease term. The associated assets are recorded on the consolidated balance sheets in operating lease right-of-use assets. The associated liabilities are recorded in operating lease liabilities (current portion) and operating lease liabilities (non-current portion).
Business Combinations
Business combinations are accounted for using the acquisition method. The Company allocates the purchase price of acquired entities to the underlying tangible and identifiable intangible assets acquired, liabilities assumed, and any noncontrolling interests assumed based on their respective estimated fair values. The excess purchase price over the fair value of identifiable net assets and intangibles acquired is recorded as goodwill. Buyer acquisition-related expenses incurred in connection with business combinations, other than expenses associated with the issuance of debt or equity securities, are excluded from the purchase consideration in accordance with ASC 805, Business Combinations. These costs are expensed as incurred and recognized in selling, general, and administrative expense on the consolidated statements of operations.
For contingent consideration arrangements, a liability is recognized at fair value as of the acquisition date, with subsequent fair value adjustments recognized in selling, general, and administrative expense on the consolidated statements of operations.
Asset acquisitions are accounted for using a cost accumulation model, with the cost of the acquisition allocated to the acquired assets based on their relative fair values. Assets acquired and liabilities assumed are recognized at cost, which is the consideration the acquirer transfers to the seller, including direct transaction costs, on the acquisition date. Goodwill is not recognized in an asset acquisition.
Redeemable Noncontrolling Interests
Redeemable noncontrolling interests represent minority interests in consolidated entities that may be redeemed by the Company for cash or equity interests in the Company at the option of the minority interest holder.
The redeemable noncontrolling interest is recorded initially at fair value at the time of acquisition through the purchase price allocation (Note 4, “Acquisitions”) and is estimated using the income and market approaches. Subsequently, the value of the redeemable noncontrolling interests is adjusted each reporting period for any income or loss attributable to the noncontrolling interest. After the attribution of the subsidiary’s net income or loss, the Company will adjust by accreting the noncontrolling interests to its redemption value (the “Mezzanine Adjustment”), as applicable, assuming the redeemable noncontrolling interest was redeemable at the reporting date. The carrying amount of noncontrolling interests will equal the higher of the amount resulting from the attribution of net income or loss or the redemption value resulting from the Mezzanine Adjustment. Mezzanine Adjustments are recorded in additional paid-in capital on the consolidated balance sheets and are not reflected in the net losses attributable to Voyager. If the redemption value exceeds the fair value of the noncontrolling interest on a cumulative basis, a Mezzanine Adjustment is recorded in accumulated deficit on the consolidated balance sheets.

Intangible Assets, Net
Intangible assets consist of acquired trade names, customer contracts, and developed technology. Intangible assets with finite lives are amortized based on their pattern of economic benefit over their estimated useful lives and reviewed periodically for impairment.

Asset Class	Estimated useful life
Trade name	2-11 years
Customer relationships	1-11 years
Developed technology	5-11 years
Impairment of Long-Lived Assets Including Intangible Assets
The Company evaluates the recoverability of its long-lived assets, including intangible assets, whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the undiscounted expected future cash flows of the asset or asset group, the Company records an impairment loss, if any, equal to the excess of carrying amount over the estimated fair value of the asset or asset group. There was no impairment recorded for the years ended December 31, 2024 and December 31, 2023.
Goodwill
Goodwill is the amount by which the purchase price exceeded the fair value of the net identifiable assets acquired and liabilities assumed in a business combination on the date of acquisition. The Company tests goodwill for impairment annually as of October 1 or when events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. The Company has four reporting units that were determined based on similar economic characteristics, financial metrics and product and servicing offerings. In circumstances where a qualitative analysis indicates that the fair value of a reporting unit does not exceed its carrying value, a quantitative analysis is performed using an income approach. The Company performed the qualitative assessment at the reporting unit level as of October 1, 2024 and found that there were no indicators that the fair value is more likely than not below the carrying value for its reporting units.
Investments
Investments in entities in which the Company does not have a controlling interest but does have the ability to exercise significant influence over the investee’s operating and financial matters are accounted for using the equity method. These investments are initially recorded at cost and subsequently adjusted each reporting period to reflect the Company’s proportionate share of the investee’s net earnings or losses, dividends paid, contributions made, and certain other adjustments, as appropriate.
The Company may also invest in entities in which the Company has neither control of nor significant influence over the investee. For such investments without readily available fair values, the Company has elected the measurement alternative to initially recognize them at cost with subsequent adjustments for any impairments and/or observable price changes with a same or similar security from the same issuer recognized within net earnings. These investments are included in other assets on the consolidated balance sheets. The Company’s investments in these equity securities are not classified in the fair value hierarchy due to the use of these measurement methods.
The Company periodically evaluates its investments for impairment due to declines considered to be other than temporary. If the Company determines that a decline in fair value is other than temporary, an impairment is recognized and a new basis in the investment is established. During the year ended December 31, 2024, the Company recorded an impairment loss of $3.6 million. There was no impairment recorded for the year ended December 31, 2023.

Revenue Recognition
The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The Company recognizes revenue upon satisfying the performance obligations identified in the contract, which is achieved as services are rendered, upon completion of a service, or through the transfer of control of the promised good or service to the customer either at a point-in-time or over time.
Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, Revenue from Contracts with Customers, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation.
Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria. On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.
Control is transferred over time for: (a) certain contracts under which the Company produces products with no alternative use, and for which it has an enforceable right to recover costs incurred plus a reasonable profit margin for work completed to date; and (b) certain other contracts under which the Company creates or enhances a customer-owned asset while performing design and development services. Under the cost-to-cost method, revenue is recognized for these contracts based on the Company’s efforts toward satisfying a performance obligation relative to the total expected efforts, which is measured using the proportion of costs incurred to date to the total cost estimate-at-completion (EAC) of the performance obligation. Revenue for the current period is recorded at an amount equal to (i) the ratio of costs incurred to date, (ii) divided by total estimated costs, multiplied by (iii) the transaction price, less (iv) cumulative revenue recognized in prior periods. Contract costs include all direct material and labor costs and any indirect costs related to contract performance.
These projections require the Company to make numerous assumptions and estimates when determining the total estimated costs of completion, including items such as development costs, performance of subcontractors, availability and cost of materials, labor productivity and cost, overhead, and capital costs. The Company reviews its cost estimates on a periodic basis, or when circumstances change and warrant a modification to a previous estimate. Cost estimates are largely based on negotiated or estimated purchase contract terms, historical performance trends, and other economic projections. For the year ended December 31, 2024, the Company recorded an aggregate unfavorable EAC adjustment across programs of $5.2 million, which resulted in a $2.2 million reduction of revenue included within the results of operations for the year ended December 31, 2024, which was the result of an aggregation of individually immaterial EAC adjustments on contracts. The reduction of revenue had a negative impact of $(0.58) per share within the 2024 diluted loss per share results. For the year ended December 31, 2023, the Company recorded an aggregate unfavorable EAC adjustment across programs of $3.9 million, which resulted in a $1.7 million reduction of revenue included within the results of operations for the year ended December 31, 2023, which was the result of an aggregation of individually immaterial EAC adjustments on contracts. The reduction of revenue had a negative impact of $(0.47) per share within the 2023 diluted loss per share results. For the years ended December 31, 2024 and 2023 there were no material favorable EAC adjustments, neither individually nor in the aggregate.

When estimates of total costs to be incurred on a contract exceed total estimates of the transaction price, a provision for the entire loss is determined at the contract level and is recorded in the period in which the loss is evident, which the Company refers to as a loss provision. For the years ended December 31, 2024 and 2023 there were no material loss provisions recorded, neither individually nor in the aggregate.
For certain contracts, the Company recognizes revenue in the amount for which the Company has a right to invoice the customer if that amount corresponds directly with the value of our performance completed to date. These contracts are primarily related to agreements that are done with customers on a cost plus or time and materials basis.
For performance obligations in which control does not continuously transfer to the customer, the Company recognizes revenue at the point in time in which each performance obligation is fully satisfied. This coincides with the point in time the customer obtains control of the product or service, which typically occurs upon customer acceptance or receipt of the product or service, given that the Company maintains control of the product or service until that point.
For certain other contracts revenue is recognized over time based on the satisfaction of performance obligations consisting of a series of distinct goods and services, which is evidenced by the shipment or delivery of the product to the customer.
Net sales in the income statement consists entirely of revenue from contracts with customers, net of sales discounts.
Contract Balances
Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of contract assets and liabilities.
Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Receivables represent rights to consideration that are unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due. Contract assets reflect revenue recognized and performance obligations satisfied or partially satisfied in advance of customer billing.
Contract liabilities primarily consist of advance payments from customers and deferred revenue. Changes in contract liabilities are primarily due to the timing difference between the Company’s performance of services and payments from customers. To determine revenue recognized from contract liabilities during the reporting periods, the Company allocates revenue to individual contract liability balances and applies revenue recognized during the reporting periods first to the beginning balances of contract liabilities until the revenue exceeds the balances.
Debt Issuance Costs and Debt Discounts
Debt discounts and premiums are included as an addition or offset to the carrying value of the related debt and amortized to finance and interest expense, net over the remaining term of the underlying debt.
Debt issuance costs are recognized as a deduction from the carrying amount of the related debt liability, except for debt issuance costs related to line of credit arrangements which are presented as an asset regardless of any outstanding borrowings on the line of credit arrangement. All debt issuance costs are amortized to finance and interest expense, net over the remaining term of the underlying debt using the straight-line method.
Stock-Based Compensation
The Company’s board of directors authorizes and issues stock-based awards consisting of restricted stock awards and stock options to employees and non-employees. Stock-based awards granted to non-employees are accounted for in the same manner as awards granted to employees.
Restricted stock awards are measured at the estimated grant-date fair value of the award and amortized to stock-based compensation expense on a straight-line basis over the requisite service period.

Stock option grants are valued using the Black-Scholes option pricing model. The Company is a private company and lacks company specific historical and implied volatility information; therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise data, the expected term of the Company’s stock options for employees has been determined utilizing a weighted average period the Company expects the stock options to remain outstanding, based on the Company’s best estimate of an initial public offering versus staying private. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve. The expected dividend yield is zero as the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.
Generally, stock-based awards vest either 25% one year after the grant date and the remaining shares thereafter in 36 equal monthly installments, or one-third on each anniversary of the grant date for three years, subject to continuous service with the Company.
The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. These inputs are subjective and may require significant analysis and judgment to develop, including the underlying fair value of the Company’s Common Stock. The Company accounts for forfeitures as they occur. Stock-based compensation costs are presented in selling, general, and administrative expense on the consolidated statements of operations.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include employee compensation, contractor fees, materials and supplies, and facility costs. For the years ended December 31, 2024 and 2023, gross research and development costs were $13.0 million and $18.5 million, respectively.
Government Grants
The Company recognizes government assistance when there is reasonable assurance that the Company will comply with the conditions of the assistance and that the assistance will be received.
The National Aeronautics and Space Administration (NASA) established the Commercial Low Earth Orbit (LEO) Development program, or the Space Act Agreement (“SAA”) to help facilitate two objectives:
(1)Develop a robust commercial space economy in LEO, including supporting the development of commercially owned and operated LEO destinations from which various customers, including private entities, public institutions, NASA and foreign governments, can purchase services.
(2)Stimulate the growth of commercial activities in LEO.
On December 1, 2021, Nanoracks, LLC, a subsidiary of Voyager Technologies, Inc., entered an agreement under the SAA with NASA (“Agreement”), pertaining to the LEO Development program, to design, build and maintain a commercial space station, known as “Starlab”. The Agreement and its subsequent amendments signed through 2023 provides $217.5 million in funding for the design and manufacture of Starlab, which is earned upon completion of defined milestones. Once a milestone is earned, the Company is under no further obligation to continue work on Starlab. Milestone payments are expected to be earned through December 2025.
When the government grant assistance is related to an asset, the assistance will be deducted from the carrying value of the asset. When the assistance is related to costs incurred, the assistance is deducted from the related expense. For the years ended December 31, 2024 and 2023, $5.4 million and $37.0 million, respectively, were offset against research and development costs. For the year ended December 31, 2024, $54.9 million of assistance was offset against construction in progress. For the year ended December 31, 2023, $26.9 million of assistance was offset against construction in progress assets, along with grant funding for capital expenditures not yet incurred of $6.0 million in accrued expenses and other current liabilities on the consolidated balance sheets.

Marketing Costs
Marketing costs are expensed as incurred. During the years ended December 31, 2024 and 2023, the Company recognized marketing costs of approximately $1.0 million and $0.7 million, which are included in selling, general, and administrative expense on the consolidated statements of operations.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amount and the tax basis of assets and liabilities, along with net operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
3.    RECENT ACCOUNTING PRONOUNCEMENTS
Reporting Comprehensive Income - Expense Disaggregation Disclosures
In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03 Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. The ASU requires a tabular disclosure of the amounts of specified natural expense categories included in each relevant expense caption. Additionally, the amendments require the disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The ASU will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027 and will be applied on a prospective basis with the option to apply the standard retrospectively. The Company is currently evaluating the impact on our disclosures of adopting this new pronouncement.
Segment Reporting – Improvements to Reportable Segment Disclosures
In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. Among other new disclosure requirements, the ASU requires companies to disclose significant segment expenses that are regularly provided to the chief operating decision maker. The Company adopted this standard for the year ended December 31, 2024 on a retrospective basis. The Company updated our segment disclosures to comply with the requirements. See “Note 17, “Segment Reporting”. The adoption of the standard did not have an impact on the Company’s financial position, results of operations, or liquidity.
Income Taxes – Disclosure Improvements
In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires companies to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, the ASU requires companies to disclose additional information about income taxes paid. The ASU will be effective for annual periods beginning January 1, 2025 and will be applied on a prospective basis with the option to apply the standard retrospectively. The Company is evaluating the disclosure impact of ASU 2023-09; however, the standard is not expected to have an impact on the Company’s consolidated financial position, results of operations and/or cash flows.

4.    ACQUISITIONS
Business Combinations
ZIN Technologies, Inc.
On March 10, 2023, the Company acquired 100% of the equity securities of ZIN Technologies, Inc. (“ZIN”) for approximately $1.5 million in cash, $3.5 million in equity, $6.9 million in liabilities assumed, and $9.1 million in contingent consideration. ZIN provides systems and highly engineered solutions to multiple launch vehicles, low-Earth orbit infrastructure projects, and spacecraft, develops microgravity research equipment, and brings expertise in the integration of complex space-related hardware and the development of rendezvous, docking, and related capabilities. These solutions have direct applications to Starlab and complement Voyager’s portfolio of space infrastructure and technology capabilities.
The following table presents the total consideration paid by the Company for its acquisitions during the year ended December 31, 2023:

ZIN
Cash paid	$1,527
Equity consideration	3,485
Contingent consideration	9,100
Total consideration paid	$14,112
During the year ended December 31, 2023, the Company expensed as incurred acquisition-related costs of approximately $0.6 million. These costs were not included in the total purchase consideration paid by the Company in connection with the business combination.
The following table presents the net revenue and net income (loss) from the companies acquired during the year ended December 31, 2023 included in the consolidated statements of operations.

ZIN
Net sales	$53,533
Consolidated net income (loss)	$(53)
The following unaudited pro forma summary presents consolidated information of Voyager as if the business combination had occurred on January 1, 2023:

	VSH	Elim	PF Adj (a)	Total
Net sales	$146,396	(334)	—	$146,062
Consolidated net income (loss)	$(23,510)	(135)	(550)	$(24,195)
The following unaudited pro forma summary presents information of ZIN as if the business combination had occurred on January 1, 2023:

	ZIN	Elim	PF Adj (a)	Total
Net sales	$63,867	(334)	—	$63,533
Consolidated net income (loss)	$1,875	(135)	(550)	$1,190
__________________
(a)Pro-forma adjustments consist of additional amortization of acquired intangible assets

The following table presents the allocation of the aggregate total consideration for the Company’s acquisition during the year ended December 31, 2023 to the fair values of the tangible and identifiable intangible assets acquired and liabilities and noncontrolling interests assumed, inclusive of all final working capital adjustments:

ZIN
ASSETS
Cash and cash equivalents	$3,578
Accounts receivable	3,036
Contract assets	4,279
Prepaid expenses and other current assets	213
Property and equipment	969
Operating lease right-of-use assets	2,182
Trade names	1,220
Customer relationships	5,350
Developed technology	4,800
Goodwill	6,966
Other assets	118
TOTAL ASSETS	$32,711

LIABILITIES
Accounts payable	$1,256
Contract liabilities	4,556
Operating lease liabilities	823
Accrued expenses and other current liabilities	10,273
Operating lease liabilities, non-current	1,412
Other long-term liabilities	279
TOTAL LIABILITIES	$18,599

Net assets acquired	$14,112
The following table presents intangible assets acquired during the year ended December 31, 2023 by class and useful life:

ZIN
Trade name	2 years
Customer relationships	5 years
Developed technology	5 years
The goodwill recognized for each acquisition is attributable to the workforce of the acquired businesses and expected future synergies. The goodwill is not deductible for tax purposes.
The fair value of trade names and developed technology was determined by using the relief-from-royalty method, a form of an income and market approach. Significant assumptions included estimated future revenues, royalty rates, tax rates, discount rates, and economic useful lives. The fair value of customer relationships was estimated using the multi-period excess earnings method, an income approach, which converts projected revenues and costs into cash flows. Significant assumptions used in the discounted cash flow analysis for direct customer relationships were the revenue growth rate, customer attrition rate, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) margins, contributory asset charge, and the discount rate. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.
Consolidated Variable Interest Entity
Starlab Joint Venture
On December 23, 2023, the Company and Airbus Space and Defence Gmbh (“Airbus”) entered into the Joint Venture Agreement forming Starlab Space LLC (“Starlab JV”). Starlab JV, which among other things, is focused on developing Starlab, which the Company believes will replace the ISS. Following the formation of Starlab JV, pursuant to subscription agreements, each of Mitsubishi, MDA Space and Palantir Technologies acquired minority interests in Starlab JV. As of December 31, 2024, the Company has an ownership interest of 66.9% of Starlab JV, Airbus had an ownership interest of 30.6%, Mitsubishi has an ownership interest of 0.8%, MDA Space has an ownership interest of 0.8%, and Palantir has an ownership interest of 0.9%.
The Starlab program, which is a legacy Voyager program, historically operated under the Company’s ownership for 100% of its activities. Under the joint venture arrangement between Voyager and Airbus, the Company contributed the ongoing Starlab program and operations into the Starlab JV on April 12, 2024, when the NASA SAA was novated from Voyager to the Starlab JV. Through the SAA, the Company receives financial assistance through government grants for certain eligible expenses to design, build and maintain a commercial space station.
During the year ended December 31, 2024, in connection with the minority subscriptions of Mitsubishi, MDA Space and Palantir, Starlab JV received capital contributions in the amount of $6.7 million, from each of Mitsubishi and MDA Space and $8.5 million of current and future contributed services from Palantir.
In accordance with ASC 810, Consolidation, the Company evaluated its equity interest in the Starlab JV as of December 31, 2024 and determined that it has a variable interest in the entity. Due to the Company’s obligation to absorb losses and the right to receive benefits from the variable interest entity along with the ability to direct the activities that most significantly impact Starlab JV’s economic performance (including control over three of the five seats on the Board of Directors at Starlab JV), the Company was determined to be the primary beneficiary and is therefore consolidating the Starlab JV.
The Company’s consolidated financial statements reflect the performance of the Starlab JV VIE with the Company being the primary beneficiary of the VIE and having incremental power over the Starlab JV. The Company meets the power and economic criteria for consolidation of the VIE. The Starlab JV is considered a business and therefore no gain or loss was recognized by the Company upon the initial consolidation of the VIE.
The following table presents the assets and liabilities of the Starlab JV included in the Company’s balance sheet, separated by major asset and liability class. These assets can only be used to settle obligations of Starlab JV, and the Company does not have recourse to the liabilities. Creditors of Starlab JV do not have recourse to the Company.

ASSETS	December 31, 2024
Cash and cash equivalents	$17,808
Prepaid expenses and other current assets	2,716
Property and equipment, net	36,188
Operating lease right-of-use assets	140
Other assets	14
TOTAL ASSETS	$56,866

LIABILITIES
Accounts payable	$18,781
Operating lease liabilities	84
Accrued expenses and other current liabilities	5,414
Operating lease liabilities, non-current	56
Convertible notes, net	7,435
Embedded derivatives	2,723
TOTAL LIABILITIES	$34,493
5.    ACCOUNTS RECEIVABLE, NET

	December 31, 2024	December 31, 2023
Accounts receivable, billed	$16,015	$17,604
Allowance for expected credit losses	(655)	(526)
Accounts receivable, net	$15,360	$17,078
6.    PROPERTY AND EQUIPMENT, NET

	December 31, 2024	December 31, 2023
Equipment in orbit	$19,533	$19,533
Machinery and equipment	4,860	4,371
Leasehold improvements	2,276	1,505
Construction in progress	37,251	357
IT related equipment	2,441	1,246
Property and equipment, gross	66,361	27,012
Less: Accumulated depreciation	(16,922)	(13,006)
Property and equipment, net	$49,439	$14,006
Depreciation expense on property and equipment was $4.0 million and $3.8 million for the years ended December 31, 2024 and 2023, respectively.
A substantial portion of construction in progress relates to our Starlab JV and the development of the Space Station. The JV is currently funded primarily through grants under the SAA with NASA. Considering the immateriality of the net cash outflows during the year that were not funded via grants no interest has been capitalized as of December 31, 2024.

7.    GOODWILL AND INTANGIBLE ASSETS, NET
The following table presents changes in the carrying amount of goodwill:

	Defense & National Security	Space Solutions	Starlab Space Stations	Total
Goodwill	$94,728	$46,129	$—	$140,857
Accumulated impairment loss	(72,859)	(28,449)	—	(101,308)
Balance as of January 1, 2023	21,869	17,680	—	39,549
Reallocation of goodwill in segment reorganization	—	(4,747)	4,747	—
Zin Acquisition	—	6,966	—	6,966
Balance as of December 31, 2023	$21,869	$19,899	$4,747	$46,515
Balance as of December 31, 2024	$21,869	$19,899	$4,747	$46,515

Gross goodwill	$94,728	$48,348	$4,747	$147,823
Accumulated Impairment	(72,859)	(28,449)	—	(101,308)
Net goodwill	$21,869	$19,899	$4,747	$46,515
Intangible assets, net consists of the following:

	Weighted-Average Remaining Life	December 31, 2024			December 31, 2023
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name	7 years	$6,288	$(3,120)	$3,168	$6,288	$(1,654)	$4,634
Customer contracts	7 years	35,176	(14,385)	20,791	35,176	(8,992)	26,184
Developed technology	6 years	16,750	(6,025)	10,725	16,750	(3,301)	13,449
Total intangible assets, net	7 years	$58,214	$(23,530)	$34,684	$58,214	$(13,947)	$44,267
For the years ended December 31, 2024 and 2023, amortization expense on intangible assets was approximately $9.6 million and $6.5 million, respectively. Amortization expense is presented within amortization of acquired intangibles in the consolidated statements of operations.
The following table presents the future estimated amortization of intangible assets:

Year	Estimated Future Amortization Expense
2025	$5,812
2026	5,685
2027	5,647
2028	4,311
2029	3,966
Thereafter	9,263
Total	$34,684

8.    INVESTMENTS
Investment in Atomos Nuclear and Space Corporation
The Company accounts for its investment in Atomos under the cost method as the Company does not have the ability to exercise significant influence over Atomos. As of December 31, 2024, the Company has a 17.5% fully diluted investment in Atomos. The investment in Atomos was included in other assets in the consolidated balance sheets.
During 2024, the Company noted an observable price change related to its investment in Atomos and, as a result, fully impaired the investment for a total of $3.6 million, which was recorded in Impairment losses.
9.    LEASES
The Company’s operating leases consist of office lease rentals with remaining terms of 1 to 39 years, subject to certain renewal options for a further 1 to 5 years. Renewal options, which the Company is reasonably certain to exercise are included in the lease term. The Company has $0.1 million of finance leases as of the years ended December 31, 2024 and 2023.
For the year ended December 31, 2024, the Company’s total lease cost was $4.1 million, consisting of operating lease expense of $3.6 million and short-term lease expense of $0.5 million. For the year ended December 31, 2023, the Company’s total lease cost was $3.6 million, consisting of operating lease expense of $3.4 million and short-term lease expense of $0.2 million. The lease cost is presented within selling, general, and administrative and cost of sales in the consolidated statements of operations.
The following table presents the future maturities of the operating lease liabilities as of December 31, 2024:

2025	$3,125
2026	3,326
2027	2,902
2028	1,165
2029	165
Thereafter	3,691
Total future minimum lease payments	14,374
Less: interest	(5,169)
Present value of future minimum lease payments	$9,205
The weighted average remaining lease term related to operating leases was 3.5 and 3.8 years as of December 31, 2024 and 2023, respectively. The weighted average discount rate related to operating leases was 9.0% and 7.0% as of December 31, 2024 and 2023, respectively.
10.    ACCRUED EXPENSES

	December 31, 2024	December 31, 2023
Accrued compensation	$11,539	$10,006
Accrued expenses	10,641	9,477
Accrued taxes	914	216
Accrued earnout	413	5,824
Deferred government grant	—	5,956
Other current liabilities	16,087	7,514
Total accrued expenses	$39,594	$38,993

11.    DEBT
2023 Term Note
During December 2021, the Company entered a $35.0 million credit agreement (“Credit Agreement”) maturing December 2025. The Company may borrow under: (i) a Commercial Bank Floating Rate (“CBFR”) borrowing at 8.00% per annum plus a variable rate per annum based on the greater of the Prime Rate or 2.50% or (ii) a Secured Overnight Financing Rate (“SOFR”) borrowing at 9.10% per annum plus a variable rate per annum based on the greater of the Federal Funds Effective Rate or the Overnight Bank Funding Rate. The obligations under the Credit Agreement are secured by substantially all the assets of the Company and certain of its subsidiaries, including pledges of equity in certain of the Company’s subsidiaries.
During March 2023, the Company entered into a $50.0 million senior secured note (“Term Note”) maturing March 2026. The Term Note bears interest at a rate equal to the greater of 4% plus 4.5% or the prime rate plus 4.5% per annum. The obligations under the Term Loan are secured by substantially all the assets of the Company and certain of its subsidiaries, including pledges of equity in certain of the Company’s subsidiaries. As part of the Term Note, the Company must pay a collateral monitoring charge of 0.35% of the outstanding principal balance semi-annually to the lender. The Company used the proceeds from the Term Note to retire the Credit Agreement resulting in a loss on debt extinguishment of $1.3 million.
Monthly interest payments commenced April 2023; a monthly principal payment of $3.0 million is due April 2024 and subsequent monthly principal payments are $1.5 million. In connection with the term note, the Company must maintain a compensating cash balance of $12.5 million. As of December 31, 2024 and 2023, the Company was in compliance with its financial debt covenants.
The Company incurred approximately $3.4 million of debt issuance costs and recorded a debt discount of approximately $3.0 million.
Separately, but concurrently with the issuance of the 2023 Term Note, the Company issued 699,743 shares of warrants convertible into the Company’s common stock at an initial strike price $26.09 per share (the “Warrants”) to the same bank counterparty as the Term Note (the “Holder”). The $1.4 million initial fair value of the warrants was recognized as an additional debt discount and is amortized to interest expense over the term of the Term Note.
On March 29, 2024, the Company amended the terms of its 2023 Term Note agreement (“Amendment 1”). As part of Amendment 1, the Company agreed to pay the lender a $3.0 million dollar fee which is incorporated in the 2023 Term Note’s outstanding principal balance. Amendment 1 extended the maturity of the 2023 Term Note to March 2027 and delayed the first monthly principal payment of $3.0 million to July 2024 and subsequent monthly payments are $1.5 million. In June 2024, the Company raised $30.0 million in Series C proceeds and as such, the first monthly principal payment was extended to April 30, 2025.
In connection with Amendment 1, the Company issued 175,850 shares of warrants convertible into the Company’s common stock at an initial strike price $26.88 per share to the same bank counterparty as the 2023 Term Note. The $1.1 million fair value of the warrants was recognized as an additional debt discount and is amortized to interest expense over the new term of the 2023 Term Note.
Term Loan
During June 2024, the Company entered into a $58.0 million term loan (“Term Loan”) maturing July 1, 2028. The Term Loan bears interest at a variable annual rate equal to the sum of (a) the greater of (i) the Wall Street Journal Prime Rate or (ii) 8.50%, and (b) 1.25% per annum. In addition, the Company will pay additional interest at 2.50% per annum of the total outstanding principle of the Term Loan. The additional interest is included within the total principal to be paid back to the lender. Commencing on July 1, 2026, the Company is required to make payments of $2.6 million the first business day of each month, which includes both principal repayment and scheduled interest payments. As part of the Term Loan, the Company must pay an end of term fee of 5.50% of the $58.0 million initial principle, or $3.2 million. The end of term fee is included within the total principal to be paid back to the lender. The Company used the proceeds from the Term Loan to retire the 2023 Term Note resulting in a loss on debt extinguishment of $10.7 million.
In connection with the Term Loan, the Company is required to maintain a compensating cash balance of $12.5 million.
The Company incurred approximately $1.7 million of debt issuance costs and recorded a debt discount of approximately $8.5 million.
The Company’s long-term debt associated with the term loan consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Principal	$65,972	$50,000
Collateral Obligation	—	1,613
Less: debt issuance cost & discounts, net of amortization	(8,981)	(5,717)
Net carrying amount	56,991	45,896
Less: current portion	—	15,334
Total long-term debt, net	$56,991	$30,562
Lines of Credit
On June 27, 2022, a subsidiary of the Company entered into new revolving line of credit agreements. The new agreements increased the limit of the line of credit from $3.0 million to $6.0 million and extended the maturity to June 27, 2024. Interest is due monthly at the SOFR reference rate plus 2.25%.
In conjunction with the March 2023 Term Note agreement, the outstanding $4.3 million balance on the line of credit agreements was retired and the line of credit was extinguished.
2024 Convertible Notes
At various times during 2024, Starlab JV issued convertible promissory notes (“2024 Convertible Notes”) for a total principal amount of approximately $10.1 million. The notes bear interest at a rate of 5.0% per annum, payable at maturity, which is on the third anniversary of the issue date if no triggering events occur prior to that date. Starlab JV has the option to prepay all or any of the principal and any accrued and unpaid interest at any time.
The 2024 Convertible Notes are convertible into equity units upon the following: (i) a qualified financing event, defined as a transaction or series of transactions pursuant to which Starlab JV issues shares of any class or series of equity securities to one or more investors, including any of the lenders with the principal purpose of raising capital that raises gross proceeds of at least $10.0 million, excluding the amount represented by the conversion of any outstanding indebtedness in accordance with their respective terms; (ii) at the option of the lender upon a nonqualified financing event; (iii) a liquidity event, defined as a consolidation or merger with another corporation, entity, or person or other event through which the unit holders, immediately prior to such consolidation or merger, own less than 50% of the voting power of the surviving entity, immediately after such consolidation or merger, a sale or other disposition of substantially all Starlab JV’s assets, or the closing of Starlab JV’s first underwritten public offering; and (iv) the maturity date. Upon a conversion event described in (i) or (ii), the notes will convert into the same class and series of units as those sold as part of the financing event. Upon a conversion event described in (iii) or (iv), the notes will convert into Class A-1 Units of Starlab JV. The number of Class A-1 Units issued will be equal to (1) the outstanding principal balance of the note and all accrued and unpaid interest due, divided by (2) 85% of the price per unit paid by the investors to purchase the new securities in the subsequent financing.
The Company evaluated the features of the 2024 Convertible Notes and determined that items (i) and (ii) met the definition of embedded derivatives as they are not clearly and closely related to the debt host instrument and were bifurcated and measured at fair value. The fair value was measured using the scenario based method inside the “with and without” method and resulted in a value of approximately $3.1 million at inception which was recorded as a discount on the convertible notes. The key assumptions utilized in the valuation were the scenario timing, mandatory conversion discount, discount rate, and scenario probabilities.
Interest expense on the 2024 Convertible Notes totaled $0.2 million for the year ended December 31, 2024 and amortization of the debt discount was $0.3 million for the year ended December 31, 2024.
SMI Promissory Note
In May and June 2023, the Company acquired additional shares of SMI from certain minority stockholders in exchange for Promissory Notes in aggregate amount of approximately $28.4 million. In October 2024, the Promissory Notes were modified for certain shareholders to be payable in our equity securities at the earlier of October 2, 2025 or the completion of our initial public offering, and for other shareholders at the earlier of October 2, 2026 or the completion of our initial public offering. The Promissory Notes bear interest at the Wall Street Journal Prime Rate, which is accrued in arrears. The Company had an outstanding balance of approximately $24.6 million and $29.8 million for the years ended December 31, 2024 and 2023.
Debt Repayment Schedule
The Company will be required to repay the following principal amounts in connection with its debt obligations (in thousands):

Term loan
2025	$—
2026	12,663
2027	27,202
2028	26,107
Thereafter	—
Total future principal payments	65,972
Less unamortized debt issuance costs and debt discounts (non-cash)	(8,981)
Total debt, net	$56,991
12.    REDEEMABLE PREFERRED STOCK
Class A-1 Redeemable Preferred Stock
The Company’s Certificate of Incorporation of the Corporation was amended to create and designate 7.5 million authorized shares of Class A-1 redeemable preferred stock (the “Class A-1 Preferred Stock”) with a par value of $0.0001 per share that were issued in February 2021.
The Class A-1 Preferred Stock (i) rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to Company common stock, on parity with the Class B convertible preferred stock (“Class B Preferred Stock”), and junior to Class A preferred stock (“Class A Preferred Stock”) and Class C convertible preferred stock (“Class C Preferred Stock”); the liquidation preference is $6.67 per share, subject to an additional amount for any accrued and unpaid dividends (ii) accrue dividends at an initial rate of 8% per annum, increasing annually by 2%, up to maximum rate of 16% per annum, payable when, as and if declared by the Board, and shall be cumulative; (iii) may be redeemed, at the option of the holder, for cash on or after the fifth anniversary of the issuance of the shares at a redemption price equal to the then applicable accrued value per share; (iv) may be converted by the holder at any time into Company common stock or by the Company upon a qualifying public offering by the Company or prior to a fundamental change, as defined; and (v) have voting rights with respect to certain Company matters, as defined.
The initial carrying amount of the Class A-1 Preferred Stock was recorded at its fair value at the date of issuance, net of issuance costs. The carrying amount is periodically increased by amounts representing dividends not currently declared or paid but which ultimate payment is not solely within the control of the Company. Therefore, the Class A-1 Preferred Stock is held at carrying value. During the year ended December 31, 2024, the Class A-1

Preferred Stock accrued dividends of approximately $13.3 million, equal to $1.92 per share. During the year ended December 31, 2023, the Class A-1 Preferred Stock accrued dividends of approximately $10.1 million, equal to $1.45 per share.
The table below is a summary of the shares of Class A-1 Preferred Stock at December 31, 2024 (in thousands, except for shares and per share):

	Shares Issued	Carrying Value	Average Issue Price	Liquidation preference
Balance at December 31, 2022	6,967,720	$70,076	$8.83	$82,161
Dividends accrued on Class A-1 redeemable preferred stock	—	10,072	—	10,072
Balance at December 31, 2023	6,967,720	$80,148	$8.83	$92,233
Dividends accrued on Class A-1 redeemable preferred stock	—	13,348	—	13,348
Balance at December 31, 2024	6,967,720	$93,496	$8.83	$105,581
13.    REDEEMABLE NONCONTROLLING INTERESTS
The Company acquired controlling interest in certain entities whose minority interest holders have the right, at certain times, to require the Company to acquire their ownership interest. As a result of these redemption features, the Company recorded the respective redeemable noncontrolling interests within temporary, or mezzanine, equity on the consolidated balance sheets. The following presents the rights of the redemption minority interest of the respective acquired entities.
Altius Space Machines, Inc.
In each calendar year beginning on or after December 31, 2020, each minority interest holder in Altius shall have the right to require the Company to acquire up to one-third of the shares held by minority interest holders following the acquisition. The purchase price of share held by the Altius minority interest holders is equal to four times Altius’s EBITDA for the fiscal year immediately prior to the applicable year of the redemption, divided by the number of issued and outstanding shares of Altius as of the acquisition.
During the year ended December 31, 2024, the Company redeemed the remaining interest in Altius with insignificant cash impact and increased its ownership interest to 100%.
The Launch Company, LLC
At any time on or following April 1, 2022, the TLC minority interest holders will have the right to sell to Voyager all or any portion of the outstanding minority interests. The purchase price per share held by TLC minority interest holders is equal to five times TLC’s EBITDA for its preceding fiscal year, minus TLC’s indebtedness as of the date of the redemption, divided by the aggregate number of equity interests issued and outstanding at the conclusion of the preceding fiscal year.
On June 9, 2023, the Company entered into a Membership Interest Transfer Agreement, via its acquisition call notice, with the sole remaining minority shareholder of The Launch Company, LLC to acquire the remaining 49% of the total outstanding ownership of The Launch Company, LLC for $0.1 million.
XO Markets Holdings, Inc.
At any time following May 6, 2022, each XO minority interest holder who is an employee may elect to put to Voyager up to one-third of shares held in each 12-month period between anniversaries of the acquisition if the put is exercised between the first and fourth anniversaries of the acquisition, or up to 100% of the shares if exercised after May 6, 2025 at a price per share equal to the Fair Market Value (as defined in the purchase agreement). For minority interest holders that are not employees of XO, including former employees of XO, up to 100% may be exercised following May 6, 2022 at a price per share equal to the Fair Market Value (as defined in the purchase agreement).

During the year ended December 31, 2023, the Company exchanged Voyager’s common shares and rights for additional interest in XO’s ownership. As a result of transactions that occurred in 2023, the Company’s ownership interest in XO increased from 70.2% to 91.5%.
During the year ended December 31, 2024, the Company purchased additional interest in XO’s ownership for $0.4 million. As a result of the transactions that occurred in 2024, the Company’s ownership interest in XO increased from 91.5% to 92.2%.
Valley Tech Systems, Inc.
At any time on or after January 1, 2023, each VTS minority interest holder may elect to require Voyager to purchase all or any portion of the NCI shares that have vested for purposes of redemption at a price per share equal to the Fair Market Value (as defined in the purchase agreement). The minority interest shares vest and become exercisable over a period of 39 months, with the first one-third vesting on January 1, 2023, and an additional one-third vesting on each January 1, 2024, and January 1, 2025.
During the year ended December 31, 2023, the Company purchased additional interest in VTS’s ownership for $5.7 million. As a result of the transactions that occurred in 2023, the Company’s ownership interest in VTS increased from 58.9% to 69.7%.
During the year ended December 31, 2024, the Company purchased additional interest in VTS’s ownership for $9.5 million. As a result of the transactions that occurred in 2024, the Company’s ownership interest in VTS increased from 69.7% to 84.0%.
Space Micro Inc.
All remaining minority interest shares will be mandatorily redeemed at the earlier of a qualified Initial Public Offering (IPO) or October 1, 2024, in accordance with the first amendment to the stockholder’s agreement entered into on September 26, 2022. All shares will be purchased at the price outlined in the amendment.
In May and June 2023, the Company entered into Membership Interest Transfer Agreements via promissory notes with a significant portion of the remaining minority shareholders of Space Micro Inc. to increase its ownership over Space Micro Inc to 98% of the total outstanding ownership. These promissory notes carry a principal balance of $28.4 million and were based on the pricing on the predefined agreement.
On October 1, 2024, the Company acquired the remaining SMI interest for $0.9 million in cash and $0.6 million in shares.
The following table presents the changes in redeemable noncontrolling interest:

	Altius	TLC	XO	VTS	SMI	Total
Balance at December 31, 2022	$(770)	$1,043	$23,258	$21,509	$29,951	$74,991
Net income (loss) attributable to redeemable noncontrolling interests	(115)	(44)	150	776	(467)	300
Redemptions of redeemable noncontrolling interests	—	(999)	(1,399)	(5,698)	(28,369)	(36,465)
Options Exercised	—	—	5	—	—	5
Adjustment to reflect redemption value of redeemable noncontrolling interests	—	—	—	3,459	467	3,926
Balance at December 31, 2023	$(885)	$—	$22,014	$20,046	$1,582	$42,757
Net income (loss) attributable to redeemable noncontrolling interests	2	—	(37)	335	(34)	266
Redemptions of redeemable noncontrolling interests	883	—	(435)	(9,492)	(1,548)	(10,592)
Balance at December 31, 2024	$—	$—	$21,542	$10,889	$—	$32,431

14.    STOCKHOLDERS’ EQUITY
The total number of shares of all classes of stock for which the Company shall have authority to issue is 375.0 million shares of common stock, par value of $0.0001 per share (“Common Stock”) and 22.0 million shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”).
Common Stock
During the year ended December 31, 2024, the Company issued 0.9 million shares of the Company’s common stock related to the SMI Promissory Note settlement, non-cash services acquired and redemption of noncontrolling interest in SMI. During the year ended December 31, 2023, the Company issued 0.5 million shares of the Company’s common stock related to the ZIN acquisition and redemption of noncontrolling interest in XO.
Class A Preferred Stock
At inception, the Company sold one share of Class A Preferred Stock to the Company’s CEO and represents the sole outstanding share as of December 31, 2024.
The Class A Preferred Stock entitles the holder to a number of votes at any time equal to (i) the number of votes then held or entitled to be made by all other equity securities of the Company, including, without limitation, the common stock of the Company, debt securities of the Company or pursuant to any other agreement, contract or understanding of the Company, plus (ii) one. Other than the super- majority voting right, there are no other rights that the holder of the Class A Preferred Stock is entitled to, including dividends, conversion rights or preferences upon liquidation.
Class B Convertible Preferred Stock
During the year ended December 31, 2024, the Company did not issue shares of the Company’s Class B Convertible Preferred stock. During the year ended December 31, 2023, the Company issued approximately 0.2 million shares of Class B Preferred Stock for gross proceeds of approximately $6.1 million, for which it incurred approximately $0.2 million of transaction costs recorded as an offset to the gross proceeds.
The Class B Preferred Stock (i) rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, on a parity with the Class A-1 Preferred Stock, senior to Company common stock, but junior to Class A Preferred Stock and Class C Preferred Stock; (ii) receive cash dividends only when, as and if declared by the Board of Directors, at an annual rate equal to 6.0% per annum (iii) may be converted by the holder at any time into Company common stock or by the Company upon a qualifying public offering by the Company or prior to a fundamental change, as defined; (iv) convert at a rate equal to the then accrued value per share, divided by the original issue price per share; and (v) have voting rights with respect to certain Company matters, as defined.
The preferred stock and dividends will be payable, in cash or in kind, at the Corporation’s option, only when, as and if declared by the Board of Directors, at an annual rate equal to 6.0% per annum of the Accrued Value of such share of Class B Preferred Stock. The dividends are featured to accrete upwards to the redemption value and initiate starting at the time of equity infusion by the individual shareholder.

The table below is a summary of the shares of Class B Preferred Stock at December 31, 2024 (in thousands, except for shares and per share amounts):

	Shares Issued	Carrying Value	Average Issue Price	Liquidation preference
Balance at December 31, 2022	3,128,801	$110,682	$37.29	$124,080
Issuance of Class B convertible preferred stock, net	157,194	5,917	39.05	6,138
Dividends accrued on Class B convertible preferred stock	—	7,768	—	7,768
Balance at December 31, 2023	3,285,995	$124,367	$37.29	$137,986
Dividends accrued on Class B convertible preferred stock	—	8,468	—	8,468
Balance at December 31, 2024	3,285,995	$132,835	$37.29	$146,454
Class C Preferred Stock
During the year ended December 31, 2024, the Company issued approximately 1.5 million shares of the Class C Preferred Stock for gross proceeds of approximately $67.4 million, for which it incurred approximately $3.9 million of transaction costs recorded as an offset to the gross proceeds.
The Class C preferred stock (i) rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to Class A-1 redeemable preferred stock, Class B convertible preferred stock and Company common stock; (ii) convert by the Company upon a qualifying public offering by the Company or immediately prior to a fundamental change, as defined; (iii) have voting rights with respect to certain Company matters, as defined.
The table below is a summary of the shares of Class C preferred stock at December 31, 2024 (in thousands, except for shares and per share amounts):

	Shares Issued	Carrying Value	Average Issue Price	Liquidation preference
Balance at December 31, 2023	—	—	—	—
Issuance of Class C preferred stock, net	1,537,818	$63,464	$43.82	$67,387
Balance at December 31, 2024	1,537,818	$63,464	$43.82	$67,387
Warrants
In conjunction with the 2021 Credit Agreement, the Company issued 72,467 of warrants convertible into the Company’s common stock at an exercise price of less than $0.01 per share to the same bank counterparty as the Credit Agreement (the “Holder”).
On March 10, 2023, separately, but concurrently with the issuance of the Term Note (See Note 11, “Debt”), the Company issued 699,743 of warrants convertible into the Company’s common stock at an exercise price of $26.09 per share to the same bank counterparty as the Term Note (the “Term Note Holder”).
On July 28, 2023, the Company issued an additional 98,564 warrants convertible into the Company’s common stock at an exercise price of $25.37 per share with a preferred equity holder.
On March 29, 2024, in connection with Amendment 1 to the 2023 Term Note (See Note 11, “Debt”), the Company issued 175,850 warrants convertible into the Company’s common stock at an exercise price of $26.88 per share to the same bank counterparty as the 2023 Term Note.
At any time, if the current fair value of a Warrant is greater than its exercise price, the Holder may elect to receive a number of shares equal to the fair value of the Warrant less the exercise price. The current fair value of a Warrant is determined by the Company and Term Note Holder or, if the Company’s Common Stock is traded on a securities exchange, the average of the closing or last reported sale prices over the ten consecutive trading days immediately preceding the date of determination of the fair market value.

At its election, the holder may exercise the Warrants upon, and effective immediately prior to, consummation of an initial public offering of securities of the Company or a change of control.
Upon issuance, each of the warrants was valued using a Black-Scholes pricing model and included within additional paid-in capital on the consolidated balance sheets and as a debt discount on the 2023 Term Note (See Note 11, “Debt”). The Warrants related to Amendment 1 to the 2023 Term Note were valued using a Black-Scholes pricing model at $6.45 per warrant, for a total fair value of approximately $1.1 million. The Warrants related to the 2021 Term Note were valued at $2.02 per warrant, for a total fair value of approximately $1.4 million. The Warrants related to the July 2023 raise were valued at $2.45 per warrant, for a total fair value of approximately $0.2 million. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement. Because the amount related to the Warrants is classified as equity, subsequent changes to the fair value are not recognized.
The following table presents the Black-Scholes option pricing model assumptions used to estimate the warrant grant date fair values:

	2024	2023
Common stock price	$20.80	$8.02 - $9.48
Exercise price	$26.88	$25.37 - $26.09
Expected term (years)	2.2	2.0 - 2.3
Expected volatility	63.7%	90.4% - 91.6%
Expected dividend yield	—	—
Risk-free interest rate	4.6%	4.5% - 4.9%
Separately, but concurrently with the borrowing of the Term Loan, the Company retired the 2023 Term Note. The retirement of the 2023 Term Note triggered a potential put provision on the warrants issued to the lender of the 2023 Term Note. The holders of the warrants now have the right to exercise the warrants for a price equal to $4.60 per share beginning on July 1, 2025 or upon a change in control for up to six months. The warrants went from equity-classified to liability-classified. The Company reclassified the equity to liability warrants from additional paid-in capital to accrued expenses and other current liabilities for $2.5 million and recorded an additional expense of $1.5 million into gain (loss) on debt extinguishment based on the fair value of the warrants.
15.    STOCK-BASED COMPENSATION
2020 Incentive Plan
In 2020, the Company adopted the 2020 Incentive Plan (as amended, the “2020 Plan”), under which the Board of Directors of the Company, as the Plan Administrator, may authorize and grant permitted awards which include, but are not limited to, stock options, stock appreciation rights, restricted stock awards, performance awards, and other cash and stock-based awards to employees, directors, consultants and independent contractors, and advisors who provide services to the Company. In general, if shares awarded are forfeited or repurchased without cancellation, those options or shares will again be available for grant.
On November 27, 2024, the board of directors of the Company authorized and adopted an amendment to the Plan to increase the aggregate number of shares that may be issued under the Plan from approximately 4.95 million shares of the Company’s common stock to approximately 6.6 million shares of common stock. As of December 31, 2024 and 2023, approximately 2.0 million and 1.1 million shares, respectively, were available for grant under the 2020 Plan.

The following table presents the Company’s employee and non-employee stock option activity (in thousands, except for shares and per share amounts):

	Number of Shares	Weighted-Average Exercise Price	Weighted Average Grant Date Fair value	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	1,512,058.5	$10.39	$4.09	8.4	$3,939
Granted	1,369,500	12.99	3.29	9.6
Forfeited	(76,498.5)	9.65	3.85	7.3
Outstanding as of December 31, 2023	2,805,060	$11.69	$3.71	8.5	$4,324
Granted	1,024,230	13.64	9.73	9.4
Forfeited	(234,892.5)	16.01	8.43	7.9
Exercised	(1,935)	11.01	5.13	8.3
Outstanding as of December 31, 2024	3,592,462.5	$11.97	$5.12	8.0	$36,002
Options vested and exercisable as of December 31, 2024	1,628,239.5	$9.65	$3.35	6.9
Nonvested as of December 31, 2024	1,964,223	$13.88	$6.59	8.9
As of December 31, 2024 and 2023, total unrecognized compensation expense was approximately $11.5 million and $6.6 million, respectively, which is expected to be recognized over a weighted-average period of approximately 2.0 years and 2.4 years, respectively.
Stock-based compensation expense for the 2020 Plan options was approximately $3.8 million and $2.1 million for the years ended December 31, 2024 and 2023, respectively.
The following table presents the Black-Scholes option pricing model assumptions used to estimate grant date fair values:

Years Ended December 31,
	2024	2023
Common stock price	$8.71 - $21.37	$8.02 - $9.48
Exercise price	$9.48 - $26.88	$9.48 - $23.12
Expected term (years)	1.7 - 2.2	1.9 - 2.3
Expected volatility	64.0% - 75.0%	75.0% - 92.0%
Expected dividend yield	—	—
Risk-free interest rate	4.1% - 4.8%	3.9% - 4.9%
2020 Plan Restricted Stock Awards
The following table presents the Company’s restricted stock award (“RSA”) activity under the 2020 Plan

	RSA Awards	Weighted-Average Grant Date Fair value
Outstanding as of December 31, 2022	179,685	$3.17
Vested	(179,685)	3.17
Outstanding as of December 31, 2023	—	$—

The fair value of RSAs granted was determined to be $3.17 per share. All RSAs granted to employees are considered legally issued and outstanding. However, for accounting purposes, only vested awards are considered issued and outstanding.
Stock-based compensation expense related to restricted stock awards for the year ended December 31, 2023 was $0.6 million. There was no stock-based compensation expense in the year ended December 31, 2024.
XO Markets Holdings 2013 Equity Incentive Plan
Options to purchase XO common stock shares may be granted pursuant the XO Markets’ 2013 Equity Incentive Plan (“2013 XO Plan”) and are exercisable for not more than 10 years. In general, if options or shares awarded are forfeited or repurchased without cancellation, those options or shares will again be available for grant. The 2013 XO Plan also provides for the issuance of restricted stock, which may be issued alone or in conjunction with other awards.
No shares were available for grant under the 2013 XO Plan. No awards were issued in 2024 or 2023.
The following table presents stock option activity (in thousands, except for years, shares and per share amounts):

	Number of Shares	Weighted Average Exercise Price	Average Grant Date Fair value	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	329,450	$7.56	$1.27	5.4	$3,582
Forfeited	(62,273)	9.12	2.77	7.0
Exercised	(107,150)	4.50	0.67	1.1
Outstanding as of December 31, 2023	160,028	$9.15	$1.64	6.8	$901
Exercised	(750)	9.78	1.40	6.1
Outstanding as of December 31, 2024	159,278	9.15	1.64	5.8	$1,175
Options vested and exercisable as of December 31, 2024	159,278	$9.15	$1.64	5.8	$1,175
As of December 31, 2024 and 2023, there was no unrecognized compensation expense.
Stock-based compensation expense related to stock options for the year ended December 31, 2023 was $0.1 million. There was no expense in 2024.
16.    NET SALES
Disaggregation of Net Sales
The following tables present the disaggregation of net sales from contracts with our customers:

Year Ended December 31, 2024	Defense & National Security	Space Solutions	Starlab Space Stations	Elims	Total
US Government	$58,839	$62,186	$—	$—	$121,025
International Government	—	2,347	—	—	2,347
Commercial	18,631	10,060	—	(7,883)	20,808
Total net sales	$77,470	$74,593	$—	$(7,883)	$144,180

Year Ended December 31, 2023	Defense & National Security	Space Solutions	Starlab Space Stations	Elims	Total
US Government	$52,476	$40,997	$—	$—	$93,473
International Government	—	1,044	—	—	1,044
Commercial	10,678	34,730	—	(3,863)	41,545
Total net sales	$63,154	$76,771	$—	$(3,863)	$136,062
The approximate revenue based on geographic location of customers is as follows:

	Years Ended December 31,
	2024	2023
US	$128,869	$133,328
Europe	14,468	614
Middle East	41	1,017
Other	802	1,103
Total Net Sales	$144,180	$136,062
The Company recognizes the material portion of our sales based on an over time revenue recognition criteria. For the year ended December 31, 2024, the Company recognized approximately 2.6% of our sales using the point in time methodology, with the majority of our sales using the over time revenue recognition criteria. For the comparative period ended December 31, 2023 the Company recognized approximately 1.3% of sales under the point in time recognition criteria.
Contract Balances
Contract assets arise when revenue has been recognized for amounts which cannot or have not yet been billed under terms of the contract with the customer. Contract liabilities arise when consideration is received from a customer prior to being earned and are recognized as revenue when the Company satisfies the related performance obligation under the terms of the contract. The following table presents the Company’s contract assets and liabilities:

	December 31, 2024	December 31, 2023
Contract assets (current and non-current)	$24,128	$17,261
Contract liabilities (current and non-current)	$24,127	$16,719
Contract assets increased primarily due to a difference in timing of billing on cost plus programs and revenue recognition. The increase in contract liabilities was driven primarily by the timing difference of milestone billing and revenue recognition.
The amount of revenue recognized for the years ended December 31, 2024 and 2023 that was included in the contract liability balance at the beginning of the year was $8.2 million and $9.2 million, respectively.
Performance Obligations
As of December 31, 2024 and 2023, the Company had approximately $101.7 million and $86.5 million, respectively, of remaining performance obligations associated with contracts with an original duration of one year or greater. The Company will recognize net sales as these obligations are satisfied. The Company expects to recognize net sales relating to existing performance obligations of approximately $89.9 million and $11.8 million for the fiscal years 2025 and 2026 respectively.

17.     SEGMENT REPORTING
The Company’s business is organized into market sectors based on its products and services and has three reportable segments: (i) Defense & National Security; (ii) Space Solutions; and (iii) Starlab Space Stations. The Company organizes its reportable segments based on the nature of the products and services offered and the economic characteristics of its operating businesses.
On September 30, 2024, the Company re-organized itself and its operations as a result of strategic movements within the business. This included the alignment of segment reporting presidents into a consolidating structure of operations under Defense & National Security, Space Solutions, and Starlab Space Stations. As a result of the strategic re-alignment within the Company and the development of the new structure for decision making by the Company’s Chief Operating Decision Maker (“CODM”), the Company’s segments changed during the year ended December 31, 2024. The resulting segment change was made retroactive to the beginning of our fiscal year starting January 1, 2023.
Transactions between segments are generally negotiated and accounted for under terms and conditions similar to other government and commercial contracts. The reconciling item “corporate expense” includes the portion of corporate costs not considered allocable to the segments, such as legal, management and administration, and other corporate unallocable costs.
The Company’s CODM is our CEO and Chairman. The CODM uses revenue and Segment Adjusted EBITDA to assess segment performance and make decisions regarding the allocation of capital and other investments. Segment Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, and amortization) adjusted for certain items affecting comparability as specified in the calculation. Segment Adjusted EBITDA is used to monitor budget versus actual results. The CODM also uses Segment Adjusted EBITDA in analysis of the operational performance of each reporting segment. The CODM considers budget-to-actual variances on a quarterly basis for both profit measures when making decisions about allocating capital and personnel to the segments. The monitoring of budgeted versus actual results is used in assessing performance of the segments and in establishing management’s compensation. The CODM does not review segment expense items pursuant to ASC 280-10-50-26A. Therefore, the Company does not disclose these expense items by segment. The CODM does not use assets by segment to evaluate performance or allocate resources. Therefore, the Company does not disclose assets by segment.

The following table summarizes the operating performance of the Company’s segments:

	Years Ended December 31,
	2024	2023
Net sales:
Defense & National Security	$77,470	$63,154
Space Solutions	74,593	76,771
Starlab Space Stations	—	—
Total net sales, reportable segments	152,063	139,925
Intersegment eliminations	(7,883)	(3,863)
Total net sales	$144,180	$136,062

Other Segment Expenses(1)
Defense & National Security	$75,290	$63,544
Space Solutions	71,873	71,994
Starlab Space Stations	8,315	(12,569)
Total other segment expenses, reportable segments	155,478	122,969
Intersegment eliminations	(7,883)	(3,863)
Corporate and other expenses	13,899	15,535
Total other segment expenses	$161,494	$134,641

Segment Adjusted EBITDA:
Defense & National Security	$2,180	$(390)
Space Solutions	2,720	4,777
Starlab Space Stations	(8,315)	12,569
Total Segment Adjusted EBITDA, reportable segments	(3,415)	16,956
Corporate and other expenses	(13,899)	(15,535)
Depreciation and amortization	(13,595)	(10,294)
Stock-based compensation	(3,761)	(2,707)
Impairment	(3,594)	—
Finance and interest expense	(12,016)	(10,590)
Net loss (income) attributable to noncontrolling interests	(3,556)	240
Non-cash services(2)	(12,669)	—
Other	(831)	(2,927)
Loss before income taxes	$(67,336)	$(24,857)
________________
(1)Other Segment Expenses consist of cost of sales, research and development, selling, general, and administrative and other income or expense items which are not deducted when calculating Segment Adjusted EBITDA. The CODM does not separately review expenses by nature at the segment reporting level, but reviews the operational performance and health of the segments as revenue less total expenses before interest, taxes, depreciation, amortization, as adjusted for certain items affecting comparability (i.e., Segment Adjusted EBITDA) to manage operations.
(2)Non-cash services were incurred as corporate-level operating expenses and in the Starlab Space Stations segment for $6.9 million and $5.8 million respectively as a result of services performed by a vendor in exchange for equity ownership in Voyager Technologies, Inc. and Starlab LLC respectively.

The Company’s capital expenditures and depreciation or amortization expenses are as follows:

For the year ended December 31, 2024	Defense & National Security	Space Solutions	Starlab Space Stations	Corporate and eliminations	Total
Capital expenditures:
Property and equipment	$1,547	$1,775	$79,381	$—	$82,703
Total capital expenditures	$1,547	$1,775	$79,381	$—	$82,703

Depreciation and amortization expense	$6,207	$7,307	$—	$81	$13,595

For the year ended December 31, 2023	Defense & National Security	Space Solutions	Starlab Space Stations	Corporate and eliminations	Total
Capital expenditures:
Property and equipment	$881	$578	$15,691	$60	$17,210
Total capital expenditures	$881	$578	$15,691	$60	$17,210

Depreciation and amortization expense	$4,773	$5,445	$—	$76	$10,294
Substantially all of the Company’s long-lived tangible assets were in the United States as of December 31, 2024 and 2023.
18.    INCOME TAXES
(Benefit) Provision for Income Taxes
The components of the (benefit) provision for income taxes are as follows:

	Years Ended December 31,
	2024	2023
Current:
Federal	$773	$933
State	133	408
Total current income tax expense	$906	$1,341
Deferred:
Federal	$(2,213)	$(648)
State	(401)	(352)
Total deferred tax benefit	$(2,614)	$(1,000)

Total income tax (benefit) expense	$(1,708)	$341

The income tax benefit related to continuing operations differs from the amounts computed by applying the statutory income tax rate of 21% to pre-tax loss as follows (in thousands):

	Years Ended December 31,
	2024		2023
	Amount	Percentage	Amount	Percentage
Income tax (benefit) expense
At statutory rate	$(14,140)	21.0%	$(5,220)	21.0%
State tax net of federal benefit	(813)	1.2%	(438)	1.8%
Foreign rate differential	(4)	—%	142	(0.6)%
Change in valuation allowance (“VA”)	12,865	(19.1)%	5,832	(23.5)%
Nontaxable or Nondeductible items
Stock based compensation	469	(0.7)%	293	(1.2)%
FMV adjustment	(1,188)	1.8%	—	—%
Transaction costs/perm adjustments	140	(0.2)%	(456)	1.8%
Non-controlling interest	803	(1.2)%		—%
Other	160	(0.2)%	188	(0.8)%
Total income tax (benefit) expense	$(1,708)	2.5%	$341	(1.4)%
During the years ended December 31, 2024 and 2023, there was no impact to the income tax rate as a result of effects of changes in tax laws or rates enacted in the current period, effects of cross-border tax laws, or tax credits.
The effective tax rate for the Company differs from the U.S. federal income tax rate of 21% primarily due to the offset of the tax benefits associated with losses of the consolidated group by the valuation allowance. Additionally, there were reconciling items related to a permanent fair market value adjustment and non-controlling interest in the Company's ownership in the pass-through investment, Starlab Space, LLC. Lastly, the Company reported a portion of its net tax benefit generated from Valley Tech Systems, a subsidiary of the Company, which reported seven months of activity stand-alone from the consolidated group, before meeting the 80% consolidated group ownership rules.
Deferred Tax Assets and Liabilities
The Company applies the asset and liability method to account for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

The components of net deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2024	2023
Deferred Tax Assets:
Net operating losses	$23,278	$25,468
Research and other credit carryforwards	3,104	2,851
Accruals and reserves	1,411	1,523
Deferred revenue	1,219	1,757
Capitalized research and development	13,457	5,769
Lease liabilities	2,148	2,625
Interest	4,554	3,165
Other	1,766	633
Total gross deferred tax assets	50,937	43,791
Less: Valuation allowance	(40,257)	(23,297)
Total deferred tax assets	$10,680	$20,494

Deferred Tax Liabilities:
Property, plant, & equipment	$(1,118)	$(1,321)
Intangible assets	(7,710)	(10,413)
Lease assets	(1,901)	(2,310)
Sec 460 – long term contract manufacturing income	—	(9,013)
Investment in subsidiaries	1,076	—
Method change §481(a) adjustment	(1,062)	—
Unrealized gains and losses	(77)	(109)
Total gross deferred tax liabilities	$(10,792)	$(23,166)

Net deferred tax liabilities	$(112)	$(2,672)
For the years ended December 31, 2024 and 2023, the Company had approximately $98.2 million and $108.6 million of federal net operating loss carryforwards, of which $0.5 million and $0.5 million are subject to expiration beginning in 2035.
For the years ended December 31, 2024 and 2023, the Company had approximately $49.6 million and $48.3 million of post-apportionment state net operating loss carryforwards, of which $39.3 million and $44.3 million are subject to expiration beginning in 2035.
For the years ended December 31, 2024 and 2023, the Company had approximately $2.7 million and $3.0 million of federal research and development credit carryforwards, of which the full balances are subject to expiration beginning in 2033.
For the years ended December 31, 2024 and 2023, the Company had approximately $0.8 million and $1.0 million of state research and development credit carryforwards, of which the full balances are subject to expiration beginning in 2035.
The Company has indefinite life deferred tax assets associated with net operating losses that are subject to Section 382 limitation of usefulness in applicable annual periods. The Company has assessed the realizability associated with the potential limitations around these net operating losses and assessed no significant risk of net operating losses (“NOLs”) going unutilized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers historical operating results and tax planning strategies in making this assessment. As of December 31, 2024 and 2023, it has been determined that it was more likely than not that a portion of the net deferred tax asset would not be realized, and a valuation allowance of $40.2 million and $23.3 million, respectively, was maintained.
The following table summarizes the activity related to our unrecognized tax benefits for the year ended December 31, 2024 and 2023, excluding interest and penalties. The unrecognized tax benefits are recorded in other long-term liabilities. The Company does not anticipate that a material change of unrecognized tax benefits will occur within the next twelve months.

	Years Ended December 31,
	2024	2023
Balance - Beginning of Year	$1,072	$1,589
Gross decreases related to current year tax positions	—	(517)
Gross decreases related to prior year tax positions	(1,072)	—
Balance - End of Year	$—	$1,072
The Company includes interest and penalties related to unrecognized tax benefits in our current provision for income taxes in the accompanying statements of operations. As of December 31, 2024 and 2023, the Company has recognized no liability for interest and penalties related to unrecognized tax benefits.
The Company’s Federal and State income tax returns are subject to examination by the Internal Revenue Service and state jurisdictions, generally for three years after they are filed, however, returns can remain open for a longer period due to net operating loss carryforwards.
19.    NET LOSS PER COMMON SHARE
The following table includes the calculation of basic and diluted net loss income per common share:

	Years Ended December 31,
	2024	2023
Numerator:
Net loss attributable to Voyager Technologies, Inc.	$(62,072)	$(25,438)
Less: accrued preferred stock dividends	21,816	17,840
Net loss attributed to common stockholders, basic	(83,888)	(43,278)
Accretion and fair value adjustment on ZIN earnout	(5,411)	(3,276)
Net loss attributed to common stockholders, diluted	$(89,299)	$(46,554)

Denominator:
Weighted-Average common shares outstanding, basic	12,736	12,362
Shares issuable assuming ZIN earnout	10	392
Weighted-Average common shares outstanding, diluted	12,746	12,754

Net loss per share:
Basic	$(6.59)	$(3.50)
Diluted	$(7.01)	$(3.65)

The Company’s potentially dilutive securities, which include preferred stock and outstanding awards under the equity plans, have been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive in a net loss position. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated:

(in shares of common stock)	December 31, 2024	December 31, 2023
Stock options	3,592,463	2,805,060
Warrants	974,156	798,306
SMI Promissory Note	1,130,195	3,421,960
Preferred stock (as converted to common shares)	23,989,872	19,352,707
Total common stock equivalents	29,686,686	26,378,033
20.    COMMITMENTS AND CONTINGENCIES
Non-Cancelable Service Contract Commitments
The Company has a commitment for launch services for the Starlab program. As of December 31, 2024 and 2023, the Company has a commitment for one launch at a future estimated launch date for $90.0 million. The terms of the arrangement also allow the Company to terminate the agreement for convenience for 25% of the contract value less what has been paid inception to date. If the Company were to cancel the launch services, it would owe $13.5 million to the launch provider.
Non-Cancelable Subscription-Based Services
The Company has a commitment for subscription-based services to assist in payload and launch analyses for the Starlab program and throughout the business units for various contracts. As of December 31, 2024, the Company has a commitment for four annual installments through 2028, totaling $2.0 million.
Litigation
The Company is involved in various legal actions arising in the normal course of business. Based upon the Company’s and its legal counsel’s evaluations of any claims or assessments, management is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s results of operations, financial position, or cash flows.
21.    RELATED PARTIES
The Company had the following balances outstanding from transactions with related parties:

	December 31, 2024	December 31, 2023
Accounts receivable, net- related parties	$—	$—
Accounts payable- related parties	$17	$5
The Company recorded the following amounts from transactions with related parties:

	Years Ended December 31,
	2024	2023
Net sales- related parties	$—	$170
Expenses- related parties	$1,106	$508

22.    SUPPLEMENTAL CASH FLOW
Selected cash payments and non-cash activities are as follows:

	Years Ended December 31,
	2024	2023
Supplemental cash flow information:
Cash paid for interest	$5,890	$6,072
Cash paid for income taxes	$374	$1,356
Supplemental non-cash investing and financing activities:
Warrants issued for common stock	$1,135	$1,633
Operating lease liabilities arising in exchange for obtaining right-of-use assets	$1,419	$572
Non-cash services and prepaid expenses in exchange for common stock	$12,798	$—
Non-cash services and prepaid expenses in exchange for Starlab equity	$8,500	$—
23.    SUBSEQUENT EVENTS
The Company has evaluated subsequent events through March 20, 2025, the date the consolidated financial statements were available to be issued.
Fundraising
From January 1, 2025 until March 20, 2025 the Company issued approximately 2.2 million shares of Class C Preferred Stock for gross proceeds of approximately $96.9 million. The gross proceeds are expected to result in $6.9 million of transaction costs associated with the issuance. Additionally, from January 1, 2025 until March 20, 2025 the Company issued approximately 1.2 million shares of the Company’s common stock for gross proceeds of approximately $34.7 million.
There were no other material subsequent events which required recognition or additional disclosure.

11,000,000 shares
Class A common stock

Preliminary Prospectus

MORGAN STANLEY	J.P. MORGAN

Barclays	Jefferies	BofA Securities	KeyBanc Capital Markets	Wolfe | Nomura Alliance
, 2025

Through and including                , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Payable by the registrant
SEC registration fee	$56,195
FINRA filing fee	54,878
New York Stock Exchange Initial listing fee	325,000
Printing and engraving expenses	400,000
Legal fees and expenses	5,000,000
Accounting fees and expenses	1,900,000
Transfer agent and registrar fees and expenses	75,000
Miscellaneous fees and expenses	1,500,000
Total	$9,311,073
Item 14. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
We have in effect insurance policies for general officers’ and directors’ liability insurance covering all of our officers and directors. In addition, we have entered into indemnification agreements with our directors and officers. These indemnification agreements may require us, among other things, to indemnify each such director or officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers.
Item 15. Recent Sales of Unregistered Securities.
The following sets forth information regarding all unregistered securities we have issued in the last three years. Unless stated otherwise, the sale of the securities listed below were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering.
Common Stock
In September, December 2024 and February 2023 we issued an aggregate of 737,807 shares of our common stock as payment for services to one of our service providers.
In October 2024, we issued to the former stockholders of Space Micro, Inc.an aggregate of 270,038 shares of our common stock as deferred consideration in connection with our acquisition of Space Micro, Inc.
In January 2023, March 2023, July 2023, and February 2025 we issued an aggregate of 173,241 shares of our common stock in exchange for shares held by minority holders of our subsidiary XO Markets Holdings, Inc.
In March 2023, we issued an aggregate of 367,647 shares of our common stock as consideration in connection with our acquisition of ZIN Technologies, Inc.
In August 2022 and February 2025, we issued an aggregate of 200,135 shares of our common stock in exchange for shares held by minority holders of our subsidiary Valley Tech Systems, Inc.
In February through April 2025, we issued an aggregate of 1,572,843 shares of common stock to investors in private placements at a price of $29.21 per share.
In April 2025, we issued an aggregate of 22,821 shares of common stock in connection with our acquisition of Optical Physics Company.

Class B Preferred Stock
Between September 2021 and December 2023, we issued an aggregate of 3,285,995 shares of our Class B Convertible Preferred Stock to investors in private placements, at a price of $39.05 per share.
Class C Preferred Stock
Between February 2024 and May 2025, we issued an aggregate of 4,302,905 shares of our Class C Convertible Preferred Stock to investors in private placements, at a price of $43.82 per share.
Warrants
In March 2023, in connection with our term loan facility, we issued warrants to purchase up to 466,425 shares of our common stock with an exercise price of $39.13 per share to the members of the lending consortium for no additional consideration.
In March 2024, in connection with the amendment of our term loan facility, we issued warrants to purchase up to 117,233 shares of our common stock with an exercise price of $40.32 per share to the members of the lending consortium for no additional consideration.
In July of 2023, we issued a warrant to purchase up to 65,709 shares of our common stock with an exercise price of $38.05 per share to a purchaser of our Class B Preferred Stock.
In May of 2025, we issued a warrant to purchase up to 86,889 shares of our common stock with an exercise price of $43.82 as consideration to a broker-dealer in connection with our Class C Preferred Stock offering.
Convertible Notes
In May 2023, we issued promissory notes, in aggregate principal amount of $28,369,350 payable in either cash or common stock, to certain minority shareholders of Space Micro, Inc. in connection with our acquisition of Space Micro, Inc. In October 2024, we extended the term of certain of such notes with aggregate principal amount of $21,657,675.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.
The following exhibits are filed as part of, or incorporated by reference into, this registration statement:

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1*	Certificate of Incorporation of Voyager Technologies, Inc., as in effect prior to the consummation of this offering.
3.2	Form of Amended and Restated Certificate of Incorporation of Voyager Technologies, Inc., to be in effect upon completion of this offering.
3.3*	Form of Amended and Restated Bylaws of Voyager Technologies, Inc. to be in effect upon completion of this offering.
4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock.
5.1*	Opinion of Latham & Watkins LLP.
10.1*
Loan and Security Agreement, dated as of June 28, 2024, by and among Voyager Technologies, Inc., the guarantors from time to time party thereto and Hercules Capital, Inc., as administrative agent and collateral agent.

10.2*	Credit Agreement, dated as of May 30, 2025, among Voyager Technologies, Inc., the other loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
10.3†*	2020 Incentive Plan.
10.4†*	Form of Stock Option Agreement under the 2020 Plan.

10.5†*	2025 Incentive Award Plan.
10.6†*	Form of Restricted Stock Unit Grant Notice and Agreement under the 2025 Incentive Award Plan.
10.7†*	Form of Stock Option Grant Notice and Agreement under the 2025 Incentive Award Plan.
10.8†*	Form of Restricted Stock Agreement under the 2025 Incentive Award Plan.
10.9†*	2025 Employee Stock Purchase Plan.
10.10†*	Non-Employee Director Compensation Policy, to be in effect upon the completion of this offering.
10.11*	Form of Indemnification Agreement.
10.12#*	Cost Plus Fixed Fee / Cost Plus Incentive Fee Subcontract, dated November 11, 2021, by and between Valley Tech Systems, Inc. and Lockheed Martin Corporation.
10.13#*	Palantir Terms of Service.
10.14#*	Second Amended and Restated Limited Liability Company Agreement of Starlab Space LLC
10.15#*	Funded Space Act Agreement, by and between The National Aeronautics and Space Administration and Nanoracks, LLC, dated December 1, 2021.
10.16†*	Employment agreement by and between Voyager Technologies, Inc. and Dylan Taylor, dated January 1, 2022.
10.17†*	Employment agreement by and between Voyager Technologies, Inc. and Matthew Kuta, dated January 1. 2022.
10.18†*	Employment agreement by and between Voyager Technologies, Inc. and Filipe De Sousa, dated September 14, 2022.
10.19†*	Employment agreement by and between Voyager Technologies, Inc. and Dylan Taylor, effective as of the consummation of this offering.
10.20†*	Employment agreement by and between Voyager Technologies, Inc. and Matthew Kuta, effective as of the consummation of this offering.
10.21†*	Employment agreement by and between Voyager Technologies, Inc. and Filipe De Sousa, effective as of the consummation of this offering.
10.22*	Warrant to Purchase Common Stock, dated as of December 22, 2021, by and between Voyager Space Holdings, Inc. and JPMorgan Chase Bank, N.A.
10.23*	Warrant to Purchase Common Stock, dated as of May 27, 2025 between Voyager Technologies, Inc. and World Equity Group, Inc.
10.24*
Form of Warrant to Purchase Common Stock between Voyager Technologies, Inc. and each of JGB Partners, LP, JGB Capital, LP, JGB (Cayman) Lakenvelder, Ltd., Chicago Atlantic Credit Opportunities, LLC, Chicago Atlantic Credit Company, LLC and Midtown Madison Management LLC.

10.25*
Warrant Amendment Agreement, dated as of July 12, 2024, by and among Voyager Space Holdings, Inc. and each of Chicago Atlantic Credit Opportunities, LLC, Chicago Atlantic Credit Company, LLC, Chicago Atlantic Portfolio, LP, Midtown Madison Management, LLC, JGB Capital, LP, JGB Partners, LP and JGB (Cayman) Lakenvelder Ltd.

10.26*	Warrant to Purchase Common Stock, dated as of July 28, 2023, by and between Voyager Space Holdings, Inc. and Walleye Opportunities Master Fund, LTD.
10.27*	Starlab Space Convertible Promissory Note, dated June 3, 2024.
10.28*	Form of SMI Promissory Note.
21.1*	List of Subsidiaries.
23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1*	Powers of Attorney (included in the signature pages to this registration statement).
107*	Filing Fee Table.
________________
*Previously filed.
†Indicates a management contract or compensatory plan.
#    Portions of this exhibit (indicated by “[***]”) have been omitted as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information is the type that the registrant treats as private or confidential.

(b)Financial Statement Schedules.
None.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on June 5, 2025.

Voyager Technologies, Inc.

/s/ Dylan Taylor
Dylan Taylor
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dylan Taylor	Chief Executive Officer and Chairman (Principal Executive Officer)	June 5, 2025
Dylan Taylor

/s/ Filipe De Sousa	Chief Financial Officer (Principal Financial Officer)	June 5, 2025
Filipe De Sousa

*	Chief Accounting Officer (Principal Accounting Officer)	June 5, 2025
Lance Weber

*	President and Director	June 5, 2025
Matthew Kuta

*	Director	June 5, 2025
Alan Stern

*	Director	June 5, 2025
Cheryl Shavers

*	Director	June 5, 2025
Gabe Finke

*	Director	June 5, 2025
Marian Joh

*	Director	June 5, 2025
William Shelton

*By:	/s/ Filipe De Sousa
Filipe De Sousa
Attorney-in-fact